As filed with the Securities and Exchange Commission on November 10, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

Ufin Tek Limited
(Exact name of registrant as specified in its charter)

______________________

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o East Stone Acquisition Corporation
25 Mall Road, Suite 330
Burlington, MA 01803
(781) 202-9128

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Simon Schilder Michael Killourhy Ogier Ritter House, 6th Floor Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands, VG1110 (284) 852-7300	Lawrence Venick, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†     The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares(3)(7)	17,703,500	$9.8	$173,494,300.00	$18,928.23
Warrants(4)(7)	14,840,000	$0.1159	$1,719,956.00	$187.65
Ordinary Shares issuable on exercise of Warrants(5)(7)	7,765,000	$(8)	$(8)	$0
Ordinary Shares issuable on exchange of Rights(6)(7)	1,415,000	$0.2099	$297,008.50	$32.40
Total	41,723,500		$175,511,264.50	$19,148.28

____________

(1)      All securities being registered will be issued by Ufin Tek Limited, a British Virgin Islands business company (“Pubco”). In connection with the business combination described in the enclosed proxy statement/prospectus (“Business Combination”), (a) Ufin Mergerco Limited (“Merger Sub”), a British Virgin Islands business company and a wholly-owned subsidiary of Pubco, will be merged with East Stone Acquisition Corporation, a publicly traded British Virgin Islands business company (“East Stone”), and all of the outstanding ordinary shares, warrants and rights of East Stone will be converted into securities of Pubco, and (b) the existing shareholders of Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), will exchange 100% of the outstanding ordinary shares of Ufin for ordinary shares of Pubco (the “Ordinary Shares”).

(2)      Based on the market prices on November 6, 2020 of the ordinary, warrants and rights of East Stone (the company to which the Registrant will succeed after the transactions described in this registration statement and the enclosed proxy statement/prospectus).

(3)      Consists of Ordinary Shares issuable in exchange for outstanding ordinary shares, no par value, of East Stone, including (i) 3,450,000 ordinary shares issued to the initial shareholders of East Stone prior to its initial public offering, (ii) 13,800,000 ordinary shares, which includes those shares included in outstanding Units of East Stone (“Units”), each Unit consisting of one ordinary share, one warrant to purchase one-half (1/2) of one ordinary share and one right entitling the holder to receive one-tenth (1/10) of one ordinary share, (iii) 350,000 ordinary shares underlying the private units purchased by the initial shareholders of East Stone in a private placement simultaneously closed with East Stone’s initial public offering and (iv) 103,500 ordinary shares issued to underwriters of East Stone as compensation. Upon the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all Units will be separated into their component securities, and all rights will be exchanged for Ordinary Shares of Pubco.

(4)      Consists of warrants issuable in exchange for outstanding warrants of East Stone, which includes (i) 13,800,000 warrants, which includes those warrants included in outstanding Units, (ii) 350,000 warrants underlying the private units purchased by the initial shareholders of East Stone in a private placement simultaneously closed with East Stone’s initial public offering and (iii) 690,000 warrants issued to the underwriters of East Stone’s initial public offering.

(5)      Consists of Ordinary Shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one-half of one Ordinary Share at a price of $11.50 per share (subject to adjustment).

(6)      Consists of Ordinary Shares issuable pursuant to the mandatory exchange of rights upon the closing of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, which includes those rights included in the outstanding Units of East Stone. The Registrant will not receive any consideration in connection with such exchange.

(7)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)      No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EAST STONE ACQUISITION CORPORATION
25 Mall Road, Suite 330
Burlington, MA 01803

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2020

TO THE SHAREHOLDERS OF EAST STONE ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), will be held at 9:00 a.m. Eastern Time, on [            ], 2020, in a virtual meeting format setting. You can participate in the meeting, vote, and submit questions via live webcast by visiting [http://            ] with the password of [        ] and entering the voter control number included on your proxy card. You will not be able to attend the meeting in person. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to approve the Amended and Restated Business Combination Agreement, dated as of November 9, 2020 (the “Business Combination Agreement”), by and among East Stone, Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Sherman Xiaoma Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Seller”), which, among other things, provides for (a) the merger of Merger Sub with and into East Stone (the “Merger”), with East Stone surviving the Merger and the shareholders of East Stone becoming shareholders of Pubco, which will become a new public company, (b) immediately prior to the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of Ufin held by the Seller for ordinary shares and warrants of Pubco, (c) adoption of Pubco’s amended and restated memorandum and articles of association, (d) appointment of the members of the Pubco board of directors after the closing of the Merger, and to approve the Business Combination contemplated by such agreement — we refer to this proposal as the “Business Combination Proposal” and a copy of the Business Combination Agreement, the Pubco’s amended and restated memorandum and articles of association are attached to the accompanying proxy statement/prospectus as Annexes A, B and C, respectively;

(2)    to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of East Stone’s issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination — we refer to this as the “Share Issuance Proposal”; and

(3)    to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, East Stone is not authorized to consummate the Business Combination — we refer to this proposal as the “Adjournment Proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of East Stone ordinary share at the close of business on [               ], 2020 are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

After careful consideration, East Stone’s board of directors has determined that the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of East Stone and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by East Stone’s shareholders, the Business Combination will not be consummated. The approval of the Business Combination Proposal is a condition to the submission of the other proposals included herein for shareholder approval.

All East Stone shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of East Stone ordinary shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal or the Share Issuance Proposal.

A complete list of East Stone shareholders of record entitled to vote at the special meeting will be available for ten (10) days before the meeting at the principal executive offices of East Stone for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Chunyi (Charlie) Hao
Chairman of the Board and Chief Financial Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT EAST STONE CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON [ ], 2020 (TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO EAST STONE’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO EAST STONE’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF EAST STONE SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF

East Stone Acquisition Corporation

PROSPECTUS FOR UP TO 17,703,500 ORDINARY SHARES, 14,840,000 WARRANTS AND 7,765,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND 1,415,000 ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF UFIN TEK LIMITED

The board of directors of East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), has unanimously approved the Amended and Restated Business Combination Agreement, dated as of November 9, 2020 (the “Business Combination Agreement”), by and among East Stone, Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands business company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Sherman Xiaoma Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands business company and the sole holder of Ufin’s outstanding capital shares (the “Seller”), which, among other things, provides for (i) the merger of Merger Sub with and into East Stone (the “Merger”), with East Stone surviving the Merger and the security holders of East Stone becoming security holders of Pubco, (ii) immediately prior to the effectiveness of the Merger, the exchange of 100% of the outstanding ordinary shares of Ufin held by the Seller for ordinary shares and warrants of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (iii) the adoption of Pubco’s amended and restated memorandum and articles of association. As a result of and upon consummation of the Business Combination, each of East Stone and Ufin will become a wholly-owned subsidiary of Pubco, as described in this proxy statement/prospectus and Pubco will become a new public company owned by the prior shareholders of East Stone and the prior shareholders of Ufin.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding ordinary share of East Stone will be converted into one ordinary share of Pubco, (ii) each outstanding warrant of East Stone (“Warrants”) will be converted into one warrant of Pubco that entitles the holder thereof to purchase one half (1/2) of one ordinary share of Pubco and otherwise upon substantially the same terms and conditions, and (iii) each outstanding right of East Stone (“Rights”) will be exchanged for one-tenth of one ordinary share of Pubco. Pubco ordinary shares to be issued and issuable upon the mandatory exchange of rights under this proxy statement/prospectus will be represented by Pubco American depositary shares (each an “ADS”), with each Pubco ADS representing one ordinary share of Pubco. Pubco ordinary shares issuable upon exercise of Warrants may be exchanged for ADSs, subject to certain conditions. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of 17,703,500 ordinary shares, 14,840,000 warrants, 7,765,000 ordinary shares issuable upon exercise of warrants and 1,415,000 ordinary shares issuable upon conversion of rights into ordinary shares, represented by an aggregate of up to 26,883,500 Pubco ADSs.

As a result of the Business Combination, Pubco will become a new public company and each of East Stone and Ufin will become a wholly-owned subsidiary of Pubco. The former security holders of East Stone and Ufin will become security holders of Pubco. The Seller as the owner of all of the issued and outstanding ordinary shares of Ufin will be entitled to receive approximately 45,000,000 ordinary shares of Pubco, which shares shall be allocated and issued to certain parties designated (each a “Designated Share Recipient”). The issuance of Pubco’s ordinary shares to the Designated Share Recipients at the direction of the Seller will be made pursuant to the exemption from registration codified as Regulations S under the Securities Act. As a result of the Business Combination, assuming that no shareholders of East Stone elect to convert their ordinary shares underlying the units (“Units”) sold in East Stone’s initial public offering (“Public Shares”) into cash in connection therewith as permitted by East Stone’s amended and restated memorandum and articles of association, the Seller and the former East Stone shareholders will own approximately 72% and 28% of the economic value of the issued and outstanding ordinary shares of Pubco, respectively (prior to giving effect to any warrant exercises or the automatic conversion of rights into ordinary shares).

The exchange consideration to be received by the Seller and allocated to the Designated Share Recipient, includes a base number of Pubco ordinary shares, equal in value to $300,000,000, as adjusted for the net working capital and the amount of closing debt of Ufin. The Seller has agreed that 10% of such base number of Pubco ordinary shares will be placed into escrow (the “Escrow Shares”), to be used to satisfy indemnification claims. In addition, the Seller may receive up to an additional 15,000,000 ordinary shares of Pubco upon Ufin satisfying certain revenue milestones to be evidenced by Ufin’s audited financial statements for the year ending June 30, 2022. If 10,784,688 ordinary shares of East Stone (the maximum number of ordinary shares of East Stone that can be redeemed while still maintaining a minimum of $30,000,000 cash at Closing, including $5,000,001 in net tangible assets and approximately $2.4 million to be used to pay expenses in connection with the Business Combination) are converted into cash, Seller is expected to hold 87% of the ordinary shares and voting power of Pubco following the closing.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of shareholders of East Stone scheduled to be held on [            ], 2020.

East Stone’s Units, ordinary shares, Warrants and Rights are currently listed on The Nasdaq Capital Market under the symbols “ESSCU,” “ESSC,” “ESSCW” and “ESSCR,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco ADSs and warrants on Nasdaq under the symbols, “UFIN” and “UFINW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of East Stone and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of shareholders of East Stone. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors.”

We are a “controlled company” under the Nasdaq Stock Market LLC listing rules, and may be exempt from certain corporate governance requirements, though we do not intend to rely on any such exemptions. See “Upon the consummation of the Business Combination, Pubco will be a “controlled company” within the meaning of Nasdaq Stock Market LLC listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [            ], 2020, and is first being mailed to East Stone security holders on or about [            ], 2020.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-[          ]), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares to be issued to East Stone shareholders and holders of Rights, the warrants to acquire ordinary shares to be issued to East Stone Warrant holders and the ordinary shares underlying such warrants, if the Business Combination described herein is consummated. The ordinary shares to be issued and issuable upon exercise of mandatory exchange of rights will be represented by Pubco ADSs, with each Pubco ADS representing one ordinary share. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of shareholders of East Stone at which East Stone shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Ufin relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. Ufin has supplemented this information where necessary with its own internal estimates and information obtained from interviewing with Ufin management, discussions with Ufin customers, taking into account publicly available information about other industry participants as to information that is not publicly available. This information appears in “Business of Ufin” in this proxy statement/prospectus. Ufin has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward- looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Ufin” refers to Ufin Holdings Limited, a Cayman Islands exempted company, and the term “East Stone” refers to East Stone Acquisition Corporation, a British Virgin Islands business company. “Pubco” refers to Ufin Tek Limited, a British Virgin Islands business company.

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“ADRs” refers to the American depositary receipts that evidence Pubco ADSs.

“ADSs” and “Pubco ADSs” refer to Pubco’s American depositary shares, each of which represents one ordinary share of Pubco.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Ufin Tek Limited to be adopted prior to consummation of the Business Combination.

“anchor investors” refers to refer to Hua Mao and Cheng Zhao, who have purchased an aggregate of 108,000 units of East Stone privately simultaneously with the closing of East Stone’s IPO.

“Broker non-vote” means the failure of an East Stone shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 21, 2020, as may be amended, by and among East Stone, Ufin, Pubco, Merger Sub, the Seller and other parties thereto, and attached hereto as Annex A.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“BVI” means the British Virgin Islands.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as may be amended from time to time.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the memorandum and articles of association, as they may be amended.

“Deposit Agreement” means the Deposit Agreement by and among the Depositary, Pubco, and the Holders and Beneficial Owners of ADSs.

“Depositary” means Citibank, N.A., as depositary bank for the ADSs.

“East Stone” or “Purchaser” means East Stone Acquisition Corporation, a British Virgin Islands business company.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means ordinary shares of East Stone, 3,450,000 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of East Stone.

“I-Bankers” refers I-Bankers Securities, Inc.

“Initial Public Offering” or “IPO” means the initial public offering of Units of East Stone, consummated on February 24, 2020.

“Initial Shareholders” means the Sponsor, Navy Sail International Limited, a British Virgin Islands business company, of which East Stone’s Chairman and Chief Financial Officer, Mr. Chunyi (Charlie) Hao, is the sole director, and any of East Stone’s officers or directors that hold Founder Shares.

“IPO PIPE Shareholders” refers to the Sponsor, anchor investors and I-Bankers or its designee to receive Private Placement Units in the private placement closed simultaneously with the closing of the IPO.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Meeting” means the special meeting of shareholders of East Stone, to be held on [          ], 2020 at 9:00 a.m. Eastern Time, in a virtual meeting format setting.

“Merger” means the merger of Merger Sub with and into East Stone, with East Stone surviving such merger, prior security holders of East Stone receiving securities of Pubco and East Stone becoming a wholly-owned subsidiary of Pubco.

“Merger Sub” means Ufin Mergerco Limited, a British Virgin Islands business company.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Ordinary Shares” means the ordinary shares, no par value, of Pubco, unless otherwise specified.

“Private Placement Units” means the units owned by the IPO PIPE Shareholders and issued by East Stone simultaneously with the consummation of the Initial Public Offering.

“Proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 (Registration No. 333-[          ]) filed with the SEC.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this proxy statement/prospectus, Taiwan, Hong Kong and Macau.

“Pubco” means Ufin Tek Limited, a British Virgin Islands business company.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means ordinary shares of East Stone issued as part of the Units sold in the Initial Public Offering.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one half (1/2) of one ordinary share of East Stone, in accordance with its terms.

“Redemption” means the right of the holders of East Stone ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Rights” means the rights included in the Units sold in the Initial Public Offering, each of which is exercisable for one-tenth (1/10) of one ordinary share of East Stone, in accordance with its terms.

“RMB” and “Renminbi” each refers to the legal currency of China.

“SaaS” means software as a service.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” means the sole shareholder of Ufin named as seller to the Business Combination Agreement.

“Senior Management” and “Senior Managers” refer to those persons named as officers of Ufin, and following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“Share Exchange” means the exchange of 100% of the ordinary shares of Ufin for capital shares of Pubco.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of East Stone’s issued and outstanding ordinary shares in financing transactions in connection with the Business Combination.

“Sponsor” means Double Ventures Holdings Limited, a British Virgin Islands business company with limited liability, the sole director of which is Chunyi (Charlie) Hao, East Stone’s Chairman and Chief Financial Officer.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Units.

“Ufin” means Ufin Holdings Limited, a Cayman Islands exempted company, a party to Business Combination Agreement.

“Units” means units issued in the Initial Public Offering, each consisting of one ordinary share of East Stone, one Warrant and one Right.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means United States generally accepted accounting principles.

“Warrant” means a warrant to purchase ordinary shares of East Stone issued in the Initial Public Offering and simultaneous private placement of Private Placement Units. Each Warrant entitles the holder thereof to purchase one-half of one ordinary share of East Stone at a price of $11.50 per share.

v

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A. East Stone’s shareholders, warrant holders, rights holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.

The parties to the Business Combination Agreement are East Stone, Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Mr. Xiaoma (Sherman) Lu, in the capacity as the Purchaser Representative and Mr. Yingkui Liu, in the capacity as the Seller Representative, and Ufin Investment Limited, a British Virgin Islands limited liability company and the sole holder of Ufin’s outstanding capital shares (the “Seller”). Pursuant to the Business Combination Agreement, (1) Merger Sub will merge with and into East Stone, with East Stone surviving the merger, and each of the former security holders of East Stone receiving substantially identical securities of Pubco (the “Merger”) and (2) immediately prior to the Merger, the outstanding ordinary shares of Ufin will be exchanged by the Seller for Ordinary Shares in the form of Pubco ADSs, and Pubco warrants (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). See the section in this summary entitled “The Business Combination Proposal.”

Ufin is a China-based technology company. It operates in the business of technology driven SaaS powered loan facilitation and in the operation of a SaaS powered digital sales platform/APP enhanced by big data and artificial intelligence (AI). Ufin’s SaaS powered loan facilitation serves the vertical market of personal consumer finance in adult education. The system effectively credits adult learning institutes, portraits borrowers with adequate risk profiling, monitors the lending process from start to finish to mitigate risk, provides AI powered anti-fraud monitoring, and post-lending and loan repayment management system. Ufin’s SaaS powered digital sales platform/APP is a sophisticated eco-system bridging, matching and optimizing “what, how, and to whom to sell”. The digital sales platform/APP acts as an interconnect between product/service providers and salespeople, salespeople and consumers. Ufin’s platform is a cloud-based open platform, operating 24/7. Ufin’s technology driven SaaS powered services span the areas of loan facilitation for consumer finance lenders, lending education loans for adult training, and marketing and sales of products/services offered by life and health insurers, auto insurers, bite-size insurance sold on Internet, commercial banks, credit card companies, Internet companies, and others. Ufin’s revenue of loan facilitation comes from commission paid by lenders for amount of loan facilitated, as well as fees paid by learning institutes based on tuition received. Ufin’s revenue of digital sales platform/APP comes from sharing commissions paid by salespeople upon the completion of sales by the salespeople on the platform. Ufin does not employ on-the-ground promotion sales people for its loan facilitation, nor on-line sales people for its digital sales platform/APP. The salespeople working on Ufin’s platform are third-party independent sales force. Ufin’s SaaS powered loan facilitation and SaaS powered digital sales platform/APP share common SaaS modules, including sales module (UCall Platform, named internally by Ufin), CRM (customer relation management), UCC (unified communication and collaboration), DMP (data management platform) and an industrial knowledge base in the credit financing, personal loan facilitation, insurance (both auto and life) enhanced by AI and NLP (natural language processing) and machine learning. See the section entitled “Business of Ufin.”

Under the Business Combination Agreement, upon the consummation of the Merger, each Unit shall be automatically detached and the holder thereof shall be deemed to hold one ordinary share of East Stone, one Warrant of East Stone, and one Right of East Stone. Each ordinary share of East Stone will be exchanged for one Ordinary Share in the form of Pubco ADSs, except that Public Shareholders shall be entitled to elect instead to receive a pro rata portion of East Stone’s Trust Account, as provided in East Stone’s Constitutional Documents. Additionally, each outstanding East Stone Warrant will be exchanged for a warrant of Pubco that will entitle the holder to purchase one-half (1/2) of one Ordinary Share in the form of Pubco ADSs in lieu of one ordinary share of East Stone and otherwise on substantially the same terms and conditions as the East Stone Warrants.

Under the Business Combination Agreement, the aggregate value paid by Pubco to Seller (the “Exchange Consideration”) shall equal up to $450,000,000, consisting (i) an aggregate number of Ordinary Shares equal in value to (A) a base consideration of $300,000,000, plus (or minus if negative) (B) the net working capital of Ufin, minus (C) Ufin’s closing debt, with each Ordinary Share valued at a per share price of $10.00 per share or 30,000,000 Ordinary Shares (prior to adjustments for net working capital and closing debt), to be issued and delivered to the Seller and the Designated Share Recipients at the Closing (the “Base Exchange Shares”), subject to 10% of such Base

Exchange Shares being placed in escrow to satisfy indemnification claims in accordance with Section 2.4 of Business Combination Agreement, (ii) 6,000,000 Pubco warrants, and (iii) if earned, up to an additional 15,000,000 Ordinary Shares, if one of two specified earnout revenue targets is met by the fiscal year ending June 30, 2022, in accordance with Section 2.4 and Section 2.5 of the Business Combination Agreement. At the Closing, 15,000,000 Ordinary Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Earnout Exchange Shares”) will be delivered to the escrow agent and placed in escrow until some or all of such shares are released to the Seller if one of the two specified earnout revenue targets is met by the fiscal year ending June 30, 2022, and if neither earnout revenue target is met the Earnout Shares shall not vest and shall be forfeited. For a more detailed discussion regarding the calculation of the number of Pubco shares to be received by holders of Ufin securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Issuance of Pubco securities in connection with the Share Exchange with the Seller is exempt from registration under the Securities Act in reliance upon Regulation S of the Securities Act because the Seller is not a U.S. person and the issuance of the securities of Pubco to such persons would be extraterritorial and within the scope of the exemption from registration codified as Regulation S promulgated under the Securities Act. The Ordinary Shares issued to or for the benefit of Seller may be exchanged for ADSs, subject to certain conditions.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco differ from East Stone’s amended and restated memorandum and articles of association in multiple aspects, including: (i) the name of the new public entity will be “Ufin Tek Limited” as opposed to “East Stone Acquisition Corporation”; (ii) Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a business combination is not consummated by East Stone within a specified period of time; and (iii) Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

In addition to voting on the Business Combination, the shareholders of East Stone will consider and vote upon the proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of East Stone’s issued and outstanding ordinary shares in potential financing transactions in connection with the Business Combination — we refer to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and Ufin; (ii) by either East Stone or Ufin if the Closing has not occurred on or prior to May 24, 2021 (subject to the right to extend such date by up to six months); (iii) by either East Stone or Ufin if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by Ufin for East Stone’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (v) by East Stone for the uncured breach of the Business Combination Agreement by Ufin, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (vi) by East Stone if there has been a “Material Adverse Effect” with respect to Ufin since the date of the Business Combination Agreement which is uncured and continuing; or (vii) by either East Stone or Ufin if East Stone holds its special meeting of shareholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained. See the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination.”

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into two classes, namely Class I and Class II. Class I will consist initially of three directors, namely, Qiang Wang, Michael Cashel and Jianhua Zeng. Class II will consist initially of four directors, namely Yingkui Liu, Hua Mao, Jasmine Geffner and Xiaoma (Sherman) Lu. After the Merger, Michael Cashel, Jasmine Geffner, Jianhua Zeng and Xiaoma (Sherman) Lu will be considered independent directors under the rules of Nasdaq. See the section entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of Ufin will remain officers of Ufin and will become officers of Pubco, holding the equivalent positions as those held with Ufin. See the section entitled “Management of Pubco Following the Business Combination.”

Recent Developments as to Ufin’s Business

COVID-19 emerged in December 2019 and has since spread across the globe. In March 2020, the World Health Organization declared COVID-19 a pandemic. Like most companies, Ufin’s various business lines have been adversely impacted by COVID-19. Below are financial information extracted from Ufin’s audited selected financial data for the fiscal years ended June 20, 2020 and 2019, which have been prepared by, and are the responsibility of, Ufin’s management, audited by Ufin’s independent registered public auditor, Friedman LLP, in accordance to the auditing standard of Public Company Accounting Oversight Board (“PCAOB”).

Pursuant to a shareholders’ resolution dated July 31, 2020, Ufin divested its insurance agency operation. As a result, as of July 31, 2020, Ufin has terminated and exited from its licensed insurance agency business. Since July 31, 2020, Ufin’s sole business is the operation of its technology driven SaaS powered services in loan facilitation and in the operation of digital sales platform/APP.

The following unaudited pro forma results of operation and balance sheet presents Ufin’s financial results as if the disposal of Ufin’s legacy insurance agency business had been completed on July 1, 2018. The unaudited pro forma financial information is not necessarily indicative of the results of operations and the balance sheet that the Company would have recognized had the Company completed the transaction on July 1, 2018. This information should be read in conjunction with “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Ufin’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the Years Ended June 30,
	2020	2019
Income Statement Data:
Revenues, net	$4,489,417	$1,229,784
Cost of revenues	$317,102	$79,034
Gross Profit	$4,172,315	$1,150,750
Operating expenses	$3,967,886	$1,163,865
Income (Loss) before income tax	$205,618	$(13,449)
	As of June 30, 2020	As of June 30, 2019
Balance Sheet Data:
Current assets	$3,554,685	$1,796,205
Other assets	$1,237,879	$36,249
Total assets	$4,792,564	$1,832,454
Total liabilities	$5,079,607	$2,034,972
Total shareholders’ deficit	$(287,043)	$(202,518)

Ufin cannot assure you that Ufin’s results of operation for the fiscal years ended June 30, 2020 and 2019 will be indicative of its financial results for future periods. While Ufin is closely monitoring the developments relating COVID-19, it has not seen any significant disruption of its services to date. However, it is difficult to estimate the concrete long-term financial impacts caused by the COVID-19 outbreak, given the significant uncertainty surrounding the situation. See “Risk Factors — Risks Related to Ufin’s Business and Industry — Ufin faces risks related to health epidemics, severe weather conditions and other outbreaks.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A. East Stone and Ufin have agreed to conduct a business combination under the terms of the Business Combination Agreement, dated as of September 21, 2020, that is described in this proxy statement/prospectus and to approve the Business Combination contemplated by the Business Combination Agreement. The Business Combination Agreement provides for, among other things, (a) the Merger of Merger Sub with East Stone, with East Stone surviving the Merger, and each of the current shareholders of East Stone receiving securities of Pubco, which we call the “Merger,” (b) the exchange of 100% of the ordinary shares of Ufin by the Seller for capital shares of Pubco, which we call the “Share Exchange,” and (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, (d) appointment of the members of the Pubco board of directors after the closing of the Merger. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. When and where is the Meeting?	A. The Meeting will be held on [ ], 2020, at 9:00 a.m., Eastern Time via live webcast by [https:// ] with the password of [ ].
Q. Can I attend the Meeting in person?

A. No. You will not be able to attend the Meeting in person. East Stone will be hosting the Meeting via live webcast on the Internet. The webcast will start at 9:00 a.m. Eastern Time, on [          ], 2020. Any shareholder can listen to and participate in the Meeting live via the Internet at [https://                ] with the password of [          ]. Shareholders may vote and submit questions while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q. What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting [https://                ] with the password of [          ]. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the Meeting.

Q. What is being voted on at the Meeting?

A. East Stone’s shareholders are being asked to vote to approve the Business Combination Agreement and transactions contemplated thereby, including the Merger. See the section entitled “The Business Combination Proposal.”

In addition to the foregoing proposals, the shareholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of East Stone’s issued and outstanding ordinary shares in potential financing transactions in connection with the proposed Business Combination. See the section entitled “The Share Issuance Proposal.”

The shareholders may also be asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

East Stone will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is East Stone proposing the Business Combination?

A. East Stone was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

East Stone completed its Initial Public Offering of Units on February 24, 2020, with each Unit consisting of one ordinary share, one Warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Right, each entitling the holder thereof to receive one-tenth (1/10) of one ordinary share of East Stone upon East Stone’s completion of its initial business combination, a sale of the Units, raising $138,000,000, as well as a private placement of Private Placement Units on February 24, 2020, raising total gross proceeds of $3,500,000, totaling $141,500,000. Since the Initial Public Offering, East Stone’s activity has been limited to the evaluation of business combination candidates.

East Stone intended on conducting the initial business combination in the fintech sector, though East Stone was not limited to any particular sector. East Stone management evaluated potential acquisition targets primarily in fintech because it believed the sector provides its shareholders with an opportunity to participate in a company with significant growth potential. East Stone management analyzed investment opportunities in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

Ufin is a China-based company operating a technology driven SaaS powered loan facilitation and marketing and sales platform servicing an ecosystem of consumer finance companies, banks, insurers, Internet companies and others. East Stone believes that Ufin has an appealing growth profile. As a result, East Stone believes that a business combination with Ufin will provide East Stone shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — East Stone’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is East Stone providing shareholders with the opportunity to vote on the Business Combination?

A. Under its amended and restated memorandum and articles of association, East Stone must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of East Stone’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, East Stone has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, East Stone is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q. Are the proposals conditioned on one another?

A. Unless the Business Combination Proposal is approved, the Share Issuance Proposal will not be presented to the shareholders of East Stone at the Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then East Stone will not consummate the Business Combination. If East Stone does not consummate the Business Combination and fails to complete an initial business combination by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Shareholders.

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Q. What will happen in the Business Combination?

A. At the Closing, Merger Sub will merge with East Stone, with East Stone surviving such Merger. Upon consummation of the Merger, East Stone will become a wholly-owned subsidiary of Pubco and security holders of East Stone securities will exchange their East Stone securities for securities of Pubco. In particular, (i) each outstanding share of East Stone ordinary share will be converted into one Ordinary Share, (ii) each outstanding Warrant of East Stone will be converted into one warrant of Pubco that entitles the holder thereof to purchase one and half Ordinary Share in lieu of one ordinary share of East Stone, and (iii) each outstanding Right of East Stone will be exchanged for one-tenth of an Ordinary Share. Ordinary Shares to be issued and issuable upon exercise of automatic conversion of rights in connection with this Merger will be represented by Pubco ADSs, with each ADS representing one Ordinary Share. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vi) the effectiveness of the Registration Statement and the Form F-6 registering the issuance of the ADSs; (vii) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (viii) receipt by Ufin and East Stone of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (ix) the election or appointment of members to Pubco’s post-closing board of directors designated by Ufin and East Stone.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the East Stone board obtain a third- party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A. The officers and directors of East Stone have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, East Stone management has provided its board of directors legal due diligence reports by JunHe LLP, a PRC law firm, and an evaluation of Ufin’s financial projections by PKF, an independent third-party audit and consultant. Upon delivery of the valuation report, East Stone paid approximately $26,600 to PKF. Aside from the services described above, there has been no material relationship between East Stone or its affiliates and PKF or its affiliates during the past two years, nor is any such relationship contemplated.

Q. How many votes do I have at the Meeting?

A. East Stone shareholders are entitled to one vote at the Meeting for each ordinary share of East Stone held of record as of [          ], 2020, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 17,703,500 ordinary shares of East Stone outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the then outstanding ordinary shares of East Stone that are present and voted at the Meeting. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. As of [          ], 2020, the Record Date for the Meeting, East Stone’s Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 3,450,000 Founder Shares that were issued prior to East Stone’s Initial Public Offering. The Founder Shares currently constitute approximately 20% of the outstanding ordinary shares of East Stone. Additionally, an aggregate of 350,000 ordinary shares underlying Private Placement Units were issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering (the “IPO PIPE Shares”). The IPO PIPE Shares currently constitute approximately 2% of the outstanding ordinary shares of East Stone.

Q. What constitutes a quorum at the Meeting?

A. Holders of no less than 50% in voting power of East Stone’s issued and outstanding ordinary shares and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, [          ] ordinary shares of East Stone would be required to achieve a quorum.

Q. How do the insiders of East Stone intend to vote on the proposals?

A. East Stone’s Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding ordinary shares of East Stone. The IPO PIPE Shareholders currently beneficially own and are entitled to vote an aggregate of approximately 2% of the outstanding ordinary shares of East Stone. The Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their securities in favor of the Business Combination Proposal. East Stone’s Initial Shareholders and the IPO PIPE Shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q. Do I have Redemption rights?

A. Pursuant to East Stone’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with East Stone’s amended and restated memorandum and articles of association. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $[          ] million, this would have amounted to approximately $[          ] per share. If a holder exercises its Redemption rights, then such holder will be exchanging its ordinary shares of East Stone for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to East Stone’s transfer agent prior to the Meeting. See the section titled “Special Meeting of Shareholders of East Stone — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise Redemption rights?

A. No. You may exercise your Redemption rights whether or not you are a holder of East Stone ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your ordinary share of East Stone on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my Redemption rights?

A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that East Stone convert your shares into cash no later than 5:00 p.m. Eastern Time on [          ], 2020 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company, at the address listed at the end of this section and (B) delivering your stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be converted for a full pro rata portion of the amount then in the Trust Account (which was approximately $[          ] million, or approximately $[          ] per share, as of [          ], 2020, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to East Stone’s transfer agent and later decide prior to the Meeting not to elect conversion, you may request that East Stone’s transfer agent return the shares (physically or electronically). You may make such request by contacting East Stone’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of Redemption rights must be received by East Stone’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to East Stone’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your ordinary shares of East Stone for cash and will not be entitled to Pubco ADSs with respect to your ordinary shares of East Stone upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, East Stone will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any East Stone Warrants and Rights that you may hold. Your Warrants will become exercisable to purchase one-half of one Ordinary Share in the form of ADSs in lieu of one share of East Stone ordinary share for a purchase price of $11.50 per share or $11.50 per ADS upon consummation of the Business Combination and your Rights will automatically be converted into one-tenth of an Ordinary Share in the form of ADSs upon the consummation of the Business Combination.

Q. If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?	A. No. The holders of Warrants and Rights have no Redemption rights with respect to such securities.
Q. If I am a Unit holder, can I exercise Redemption rights with respect to my Units?	A. No. Holders of outstanding Units must separate the underlying ordinary share, Warrants and Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, East Stone’s transfer agent, with written instructions to separate such Units into Public Shares, Rights and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, East Stone’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares, Rights and Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A. While the Companies Act does provide certain rights to shareholders who dissent from a merger, these rights do not apply where that shareholder holds shares in the company that is the surviving company of the merger and the shareholder continues to hold the same or similar shares. Accordingly, as East Stone is to be the surviving company of the merger under the Business Combination Agreement and each shareholder will hold substantially similar securities following the merger, we are of the view that these rights will not be applicable. These rights would also not apply to any Warrants or Rights held by any securityholder.

Q. I am an East Stone Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of East Stone Warrants, you will be entitled to purchase one-half of one Ordinary Share (which may at the election of the holder be delivered in the form of ADSs, if certain conditions are satisfied) in lieu of one share of East Stone ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of East Stone Warrants will become holders of warrants of Pubco and may become holders of Pubco ADSs upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A. Of the net proceeds of East Stone’s Initial Public Offering and simultaneous private placements, a total of $138,000,000 was placed in the Trust Account immediately following the Initial Public Offering. After consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Ufin (including fees to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by East Stone. Any remaining funds will be paid to Ufin (or as otherwise designated in writing by Ufin to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or Ufin.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their Redemption rights, East Stone’s Public Shareholders may vote in favour of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, East Stone does not have at least

$5,000,001 net tangible assets after giving effect to payment of amounts that East Stone will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment. As a result, based on the current expected East Stone cash and expenses and liabilities at Closing, holders of no more than approximately 13,377,359 Public Shares of East Stone (or approximately 97 % of the total outstanding Public Shares of East Stone) could seek Redemption of their shares without triggering Ufin’s right to terminate the Business Combination Agreement. Also, with fewer public shares and Public Shareholders, the trading market for Pubco’s ADSs may be less liquid than the market for East Stone’s ordinary share were prior to the Merger and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into Ufin’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A. If East Stone does not complete the Business Combination with Ufin or another business combination by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately $138,830,473, as of September 30, 2020).

Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting which is set for [          ], 2020; however, such Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q. What do I need to do now?

A. East Stone urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of East Stone. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of ordinary shares of East Stone on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting [www.voteproxy.com] with the voter control number included on your proxy card or over the phone by dialing toll-free number at [          ] in the United States or [          ] from foreign countries. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Your broker, bank or nominee can vote your shares on the Share Issuance Proposal without instructions. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later-dated, signed proxy card to East Stone’s secretary at the address set forth below so that it is received by East Stone’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting and vote virtually via Internet. Shareholders also may revoke their proxy by sending a notice of revocation to East Stone’s Chief Executive Officer, which must be received by East Stone’s Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of East Stone.

Q. What should I do with my shares and/or warrant certificates?

A. East Stone Warrant holders should not submit their Warrant certificates now and those shareholders who do not elect to have their East Stone shares converted into the pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to East Stone security holders regarding the exchange of their East Stone securities for Pubco securities. East Stone shareholders who exercise their Redemption rights must deliver their stock certificates to East Stone’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Meeting.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your East Stone shares.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

East Stone Acquisition Corporation

25 Mall Road, Suite 330

Burlington, MA 01803

Attn: Xiaoma (Sherman) Lu

Email: sherman@estonecapital.com

or

Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Individuals call toll-free (800) 662-5200 Banks and brokers call (203) 658-9400 Email: ESSC.info@investor.morrowsodali.com

You may also obtain additional information about East Stone from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to East Stone’s transfer agent at the address below at least two (2) business days prior to the vote at the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement.”

The Parties

East Stone

East Stone Acquisition Corporation is a blank check company incorporated in the British Virgin Islands on August 9, 2018. East Stone is formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On February 24, 2020, the East Stone consummated its IPO of 13,800,000 Units, which included the underwriters’ full exercise of over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $138,000,000. Simultaneously with the closing of the IPO, East Stone consummated the private placement of an aggregate of 350,000 Private Placement Units at $10.00 per Unit, generating gross proceeds of $3,500,000. The total offering generated an aggregate amount of gross proceeds of $141,500,000 to East Stone.

Following the Initial Public Offering and the simultaneous private placement, a total of $138,000,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to registration statements on Form S-1 (File Nos. 333-235949 and 333-236527) that became effective on February 19, 2020. As of the date of this proxy statement/prospectus, there was approximately $[          ] held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be used by East Stone to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Ufin (including deferred underwriting commissions and advisory fees of up to $4.2 million to East Stone’s IPO underwriters in connection with the Business Combination) and to repay any loans owed by East Stone. Any remaining funds will be paid to Ufin (or as otherwise designated in writing by Ufin to East Stone prior to the Closing) and used for working capital and general corporate purposes of Pubco. East Stone units, ordinary share, warrants and rights are listed on Nasdaq under the symbols “ESSCU,” “ESSC,” “ESSCW,” and “ESSCR,” respectively.

The mailing address of East Stone’s principal executive office is 25 Mall Road, Suite 330, Burlington, MA 01803. After the consummation of the Business Combination, East Stone will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on October 28, 2020 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the British Virgin Islands as a limited liability company. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director and shareholder of Pubco is Yingkui Liu.

The mailing address of Pubco’s registered office is Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. After the consummation of the Business Combination, its principal executive office will be that of Ufin, located at Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and its telephone number is +862586522590.

Merger Sub

Merger Sub was incorporated on October 28, 2020 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated in British Virgin Islands. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Merger Sub is Yingkui Liu, and the sole shareholder of Merger Sub is Pubco.

Ufin

Ufin is a China-based technology company. It operates in the business of technology driven SaaS powered loan facilitation and in the operation of a SaaS powered marketing and sales platform enhanced by big data and artificial intelligence (AI). Ufin’s SaaS powered loan facilitation serves the vertical market of personal consumer finance in adult education. The system effectively credits adult learning institutes, portraits borrowers with adequate risk profiling, monitors the lending process from start to finish to mitigate risk, provides AI powered anti-fraud monitoring, and post-lending and loan repayment management system. Ufin’s SaaS-powered marketing and sales platform is a sophisticated eco-system bridging, matching and optimizing “what, how, and to whom to sell”. The digital sales platform/APP acts as an interconnect between product/service providers and salespeople, salespeople and consumers. Ufin’s platform is a cloud-based open platform, operating 24/7. Ufin’s technology driven SaaS powered services span the areas of loan facilitation for consumer finance lenders, lending education loans for adult training, and marketing and sales of products/services offered by life and health insurers, auto insurers, bite-size insurance sold on Internet, commercial banks, credit card companies, Internet companies, and others. Ufin’s revenue of loan facilitation comes from commission paid by lenders for amount of loan facilitated, as well as fees paid by learning institutes based on tuition received. Ufin’s revenue of digital sales platform/APP comes from sharing commissions paid by salespeople upon the completion of sales by the salespeople on the platform. Ufin does not employ on-the-ground promotion sales people for its loan facilitation, nor on-line sales people for its digital sales platform/APP. The salespeople working on Ufin’s platform are third-party independent sales force. Ufin’s SaaS powered loan facilitation and SaaS powered digital sales platform/APP share common SaaS modules, including sales module (UCall Platform, named internally by Ufin), CRM (customer relation management), UCC (unified communication and collaboration), DMP (data management platform) and an industrial knowledge base in the credit financing, personal loan facilitation, insurance (both auto and life) enhanced by AI and NLP (natural language processing) and machine learning. See the section entitled “Business of Ufin.”

The mailing address of Ufin’s principal executive office is Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and its telephone number is +862586522590. After the consummation of the Business Combination, its principal executive office will be that of Ufin, located at the address of Ufin’s principal executive office is Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and its telephone number is +862586522590.

Seller

Seller is the sole shareholder of Ufin’s outstanding capital shares. Seller, a British Virgin Islands company, incorporated on October 30, 2019, is engaged in the holding company. Yingkui Liu is Seller’s sole shareholder and sole director.

The Business Combination Proposal

On November 9, 2020, East Stone entered into the Amended and Restated Business Combination Agreement with Pubco, Merger Sub, Ufin, the Seller and the other parties thereto (which agreement amended and restated the original Business Combination Agreement among such parties, dated September 21, 2020). The Business Combination Agreement provides for a business combination transaction by means of (i) the Merger of Merger Sub with and into East Stone, with East Stone surviving and each of the former security holders of East Stone receiving securities of Pubco, with Pubco becoming a new public company and (ii) the exchange of 100% of issued and outstanding ordinary shares of Ufin to the Seller for capital shares of Pubco. The Seller will receive Pubco ordinary shares in the same class as those receiving by East Stone shareholders.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing of the Transactions contemplated by the Business Combination Agreement, Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity and with holders of East Stone securities receiving substantially identical securities of Pubco, and immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of Ufin from the Seller in exchange for capital shares of Pubco, with Ufin becoming a wholly-owned subsidiary of Pubco.

The total Exchange Consideration to be paid by Pubco to Seller shall equal up to $450,000,000, consisting (i) an aggregate number of shares of Ordinary Shares equal in value to (A) base consideration of $300,000,000, plus (or minus if negative) (B) the net working capital of Ufin, minus (C) Ufin’s closing debt, with each Ordinary Share valued at a per share price of $10.00 per share or 30,000,000 Ordinary Shares (prior to adjustments for net working capital and closing debt), to be issued and delivered to the Seller and the Designated Share Recipients at the Closing (the “Base Exchange Shares”), subject to 10% of such Base Exchange Shares being placed in escrow to satisfy indemnification claims in accordance with Section 2.4 of Business Combination Agreement, (ii) 6,000,000 Pubco warrants, and (iii) if earned, up to an additional 15,000,000 Ordinary Shares (which may be delivered in the form of ADSs subject to certain conditions), if a specified earnout revenue target is met by the fiscal year ending June 30, 2022, in accordance with Section 2.4 and Section 2.5 of the Business Combination Agreement. At the Closing, 15,000,000 Earnout Escrow Shares will be delivered to the escrow agent and placed in escrow until some or all of such shares are released to the Seller if one of the two specified earnout revenue targets is met by the fiscal year ending June 30, 2022, and if neither earnout revenue target is met the Earnout Shares shall not vest and shall be forfeited. For a detailed discussion on calculation of the number of ordinary shares to be issued and delivered to the Seller in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite shareholders’ approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association will differ from East Stone’s amended and restated memorandum and articles of association in multiple aspects, including: (i) the name of the new public entity will be “Ufin Tek Limited” as opposed to “East Stone Acquisition Corporation”; (ii) Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a business combination is not consummated by East Stone within a specified period of time; and (iii) Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section entitled “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association.”

The Share Issuance Proposal

In connection with the Business Combination, East Stone may conduct a private placement financing (the “PIPE Investment”) which would close concurrently with the closing of the Business Combination. Nasdaq listing rules require that its listed companies obtain shareholders’ approval for issuances of securities in excess of 20% of its issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, East Stone’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of East Stone’s issued and outstanding ordinary shares. Please see the section entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Meeting to authorize East Stone to consummate the Business Combination (because the Business Combination Proposal is not approved or East Stone would have less than $5,000,001 of net tangible assets upon the Closing after taking into account the holders of the Public Shares that have properly elected to redeem their Public Shares), East Stone’s board of directors may submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

East Stone Initial Shareholders and IPO PIPE Shareholders

As of [          ], 2020, the Record Date for the Meeting, East Stone’s Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 3,450,000 Founder Shares that were issued prior to East Stone’s Initial Public Offering. The Founder Shares currently constitute approximately 20% of the outstanding ordinary shares of East Stone.

Additionally, an aggregate of 350,000 IPO PIPE Shares underlying Private Placement Units were issued to the IPO PIPE Shareholders in connection with a private placement that closed simultaneously with the Initial Public Offering. The IPO PIPE Shares currently constitute approximately 2% of the outstanding ordinary shares of East Stone.

In connection with the Initial Public Offering, each of East Stone’s Initial Shareholders and IPO PIPE Shareholders agreed to vote the Founder Shares, IPO PIPE Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. East Stone’s Initial Shareholders and IPO PIPE Shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by East Stone. Additionally, the IPO PIPE Shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

In connection with the Initial Public Offering, the Initial Shareholders entered into an escrow agreement pursuant to which their Founder Shares are held in escrow and may not be transferred (subject to limited exceptions) until (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all Initial Shareholders agreed to escrow (and not transfer any ownership interest in) their Private Placement Units (or any securities comprising the Private Placement Units), excluding any Units acquired by initial shareholders in the Proposed Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

Date, Time and Place of the Special Meeting of Shareholders of East Stone

The Meeting will be held at 9:00 a.m., Eastern Time, on [          ], 2020, via live webcast at [https://              ] with the password of [          ], to consider and vote upon the Business Combination Proposal, the Share Issuance Proposal and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, East Stone is not authorized to consummate the Business Combination.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of East Stone at the close of business on [          ], 2020, which is the Record Date for the Meeting. Shareholders will have one vote for each share of East Stone ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. East Stone Warrants and Rights do not have voting rights. On the Record Date, there were 17,703,500 ordinary shares outstanding, of which 13,800,000 were Public Shares, with the rest being held by the East Stone Initial Shareholders and IPO PIPE Shareholders.

Quorum and Vote of East Stone Shareholders

A quorum of East Stone shareholders is necessary to hold a valid meeting. A quorum will be present at the East Stone meeting if the holders of no less than 50% of the outstanding shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The East Stone Initial Shareholders hold approximately 20% of the outstanding ordinary shares of East Stone. The IPO PIPE

Shareholders hold approximately 2% of the outstanding ordinary shares of East Stone. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders and the IPO PIPE Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to East Stone’s amended and restated memorandum and articles of association, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding ordinary shares of East Stone that are present and voted at the Meeting. There are currently 17,703,500 ordinary shares of East Stone outstanding, of which 13,800,000 are Public Shares.

•        The approval of the Share Issuance Proposal will require the affirmative vote of the holders of a majority of the then outstanding ordinary shares of East Stone that are present and voted at the Meeting.

•        The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding ordinary shares of East Stone that are present and voted at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented).

In addition, if the Business Combination Proposal is not approved, the other proposals (other than the Adjournment Proposal) will not be presented to the shareholders for a vote.

Redemption Rights

Pursuant to East Stone’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that East Stone convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that East Stone convert their shares into cash no later than 5:00 p.m. Eastern Time on [          ], 2020 (two (2) business days prior to the vote at the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to East Stone’s transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not completed, these shares will not be converted into cash at this time in connection with the Business Combination. In such case, East Stone will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands Redemption, East Stone will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [          ], 2020, the Record Date, this would amount to approximately $[          ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own the shares. See the section entitled “Special Meeting of Shareholders of East Stone — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

The Business Combination will not be consummated if East Stone will have net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of East Stone Warrants and Rights will not have Redemption rights with respect to such securities.

Appraisal Rights

East Stone ordinary shares (including the Initial Shareholders) and holders of other East Stone securities do not have appraisal rights in connection with the Business Combination under the Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. East Stone has engaged Morrow Sodali LLC (“Proxy Solicitor”) to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares oneself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the Internet, during the Meeting as described in the section entitled “Special Meeting of Shareholders of East Stone — Revoking Your Proxy.”

Interests of East Stone’s Directors and Officers in the Business Combination

When you consider the recommendation of East Stone’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a shareholder, Warrant holder or Rights holder. These interests include, among other things:

•        If the Business Combination with Ufin or another business combination is not consummated by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 3,450,000 Founder Shares held by East Stone’s Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to East Stone’s Initial Public Offering, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $33,982,500 based upon the closing price of $9.85 per share on Nasdaq on September 30, 2020

•        An aggregate of 350,000 Private Placement Units were issued simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such units had an aggregate market value of $3,570,000 based upon the closing price of $10.20 per unit on Nasdaq on September 30, 2020.

•        If East Stone is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with Ufin or another business combination is not completed by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus).

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of September 30, 2020, no Working Capital Loans have been issued.

There are no finder’s fees payable in connection with the Business Combination.

At any time prior to the Meeting, during a period when they are not then aware of any material non-public information regarding East Stone or its securities, the East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of East Stone or vote their shares in favor of the Business Combination Proposal. The East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates anticipate that they may identify the shareholders with whom the East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting East Stone directly or by East Stone’s receipt of redemption requests submitted by shareholders following the mailing of this proxy statement/prospectus. To the extent that the East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to vote against the business combination. The East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Any purchases by the East Stone Initial Shareholders, or Ufin’s shareholder and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The East Stone Initial Shareholders or Ufin’s shareholder and/or their respective affiliates will not make purchases of any shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of East Stone approve the Business Combination Proposal, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of the shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the East Stone Initial Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on East Stone’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that East Stone will have in excess of the required amount of net assets available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. East Stone will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

East Stone’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of East Stone’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal, and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vi) the effectiveness of the Registration Statement and the Form F-6; (vii) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (viii) receipt by Ufin and East Stone of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (ix) the election or appointment of members to Pubco’s post-closing board of directors designated by Ufin and East Stone.

In addition, unless waived by Ufin, the obligations of Ufin, Pubco, Merger Sub and the Seller to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Ufin and Pubco of a Registration Rights Agreement, in form and substance reasonably acceptable to Ufin and East Stone, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Earnout Escrow Shares that are released from escrow to the Seller (the “Seller Registration Rights Agreement”); and (v) East Stone, Pubco and the other parties thereto will have amended East Stone’s Registration Rights Agreement (such amendment, the “Founder Registration Rights Agreement Amendment”) that was entered into by East Stone at the time of its initial public offering, in form and substance reasonably acceptable to East Stone and Ufin, to among other matters, have such agreement apply to Pubco and the Pubco securities to be received in connection with the Merger by East Stone’s shareholders that are parties to such agreement.

Unless waived by East Stone, the obligations of East Stone, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Ufin, Pubco and the Seller being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) Ufin, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Ufin or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by East Stone of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to East Stone and Ufin between such individuals as they mutually agree acting reasonably and either Pubco or Ufin, as they mutually agree acting reasonably, duly executed by the parties thereto; (v) receipt by East Stone of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (vi) receipt by East Stone of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vii) receipt by East Stone of the evidence of the termination of any outstanding options, warrants or other convertible securities of Ufin, without any consideration or liability therefor.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) Ufin’s existing operations will comprise the ongoing operations of the combined company, (ii) Ufin’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of Ufin will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company.

In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Ufin issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Ufin.

Regulatory Matters

The Business Combination Agreement and the Transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the British Virgin Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

East Stone

East Stone is providing the following selected historical financial information of East Stone to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from East Stone’s audited financial statements for the year ended June 30, 2020 and for the period from August 9, 2018 (inception) through June 30, 2019, each of which is included elsewhere in this proxy statement. In the opinion of East Stone’s management, such audited financial statements have been prepared on the same basis as the East Stone audited financial statements presented herein and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of East Stone’s results of operations and financial position for such periods and dates.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “East Stone Management’s Discussion and Analysis of Financial Condition and Results of Operations” and East Stone’s financial statements and the related notes appearing elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of East Stone.

	June 30, 2020	For the Period from August 9, 2018 (Inception) through June 30, 2019
Income Statement Data:
Loss from operations	$(275,927)	$(14,828)
Interest and other income	826,973	—
Net income (loss)	$551,046	$(14,828)
Weighted average shares outstanding of redeemable ordinary	13,800,000	—
Basic and diluted net income per ordinary share	$0.04	$—
Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	3,000,000
Basic and diluted net income per ordinary share	$(0.07)	$(0.00)

Cash Flow Data:
Net cash used in operating activities	$(465,106)	$(14,778)
Net cash used in investing activities	$(138,000,000)	$—
Net cash provided by financing activities	$138,806,745	$62,500

Balance Sheet Data:
Cash	$389,361	$47,722
Total assets	$139,418,819	$145,222
Total liabilities	$440,856	$—
Ordinary shares subject to possible redemption	$133,977,960	$—
Total shareholder’s equity	$5,000,003	$10,172

Balance Sheets

	June 30, 2020	June 30, 2019
ASSETS
Current Assets
Cash	$389,361	$47,722
Deferred offering costs associated with initial public offering	—	97,500
Prepaid expenses and other current assets	202,485	—
Total current assets	591,846	145,222
Cash and investments held in Trust Account	138,826,973	—
Total assets	$139,418,819	$145,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advances from related party	$—	$25,050
Accrued offering cost	—	10,000
Accrued expenses	38,356	—
Promissory note payable – related party	—	100,000
Total current liabilities	38,356	135,050
Deferred underwriting commission	402,500	—
Total liabilities	440,856	135,050
Commitments and Contingencies
Ordinary shares subject to possible redemption, 13,397,796 shares at redemption value $10.00 per share	133,977,960	—
Shareholders’ Equity
Preferred shares in class A, B, C, D, and E, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 4,305,704 and 3,450,000 shares issued and outstanding (excluding 13,397,796 and -0- shares subject to redemption) at June 30, 2020 and June 30, 2019, respectively	4,463,785	25,000
Retained earnings (accumulated deficit)	536,218	(14,828)
Total Shareholders’ Equity	5,000,003	10,172
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	139,418,819	$145,222

Statements of Operations

	For the Year Ended June 30, 2020		For the Period from August 9, 2018 (inception) through June 30, 2019
Operating costs	$275,927		$14,828
Loss from operations	(275,927)		(14,828)
Interest earned on investment held in Trust Account	826,973		—
Net income (loss)	$551,046		$(14,828)
Weighted average shares outstanding of redeemable ordinary shares	13,800,000	(1)	—
Basic and diluted net income per ordinary share	$0.04		$(0.00)
Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	(3)	3,000,000 (2)
Basic and diluted net loss per ordinary share	$(0.07)		$(0.00)

____________

(1)      Includes an aggregate of up to 13,397,796 shares subject to possible redemption on June 30, 2020

(2)      Excludes an aggregate of up to 450,000 shares held by the Initial Shareholders that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in part or in full (see Note 5).

(3)      Non-redeemable ordinary share includes 3,450,000 ordinary shares issued to initial shareholders, 350,000 Private Placement Units and 103,500 ordinary shares (Representative Shares) issued to underwriters as part of underwriting compensation in the Initial Public Offering.

Statements of Shareholders’ Equity

	Ordinary Shares		Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – August 9, 2018 (inception)	—	$—	$—	$—
Ordinary shares issued to initial shareholders	3,450,000	25,000	—	25,000
Net income (loss)		—	(14,828)	(14,828)
Balance – June 30, 2019	3,450,000	25,000	(14,828)	10,172
Sales of 13,800,000 Units, net of underwriting discount and offering expenses	13,800,000	134,916,745	—	134,916,745
Sales of 350,000 Private Placement Units	350,000	3,500,000	—	3,500,000
Issuance of Representative Shares and Warrants in connection with the sale of units	103,500	—	—	—
Ordinary shares subject to possible redemption	(13,397,796)	(133,977,960)	—	(133,977,960)
Net income (loss)	—	—	551,046	551,046
Balance – June 30, 2020	4,305,704	$4,463,785	$536,218	$5,000,003

Statements of Cash Flows

	For the Year Ended June 30, 2020	For the Period from August 9, 2018 (inception) through June 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$551,046	$(14,828)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(826,973)	—
Changes in operating assets and liabilities
Advance from related party	(25,050)	50
Accrued expenses	38,356	—
Prepaid expense	(202,485)	—
Net cash (used in) provided by operating activities	(465,106)	(14,778)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(138,000,000)	—
Net cash (used in) provided by investing activities	(138,000,000)	—
Cash Flows from Financing Activities:
Proceeds from promissory note payable – related party	—	100,000
Repayment of promissory note payable – related party	(100,000)	—
Proceeds from sale of ordinary shares to initial shareholders	—	25,000
Proceeds from sale of 350,000 private placement units	3,500,000	—
Proceeds from sale of 13,800,000 units, net of underwriting discount paid	135,987,500	—
Offering costs	(580,755)	(62,500)
Net cash (used in) provided by financing activities	138,806,745	62,500
Net Change in Cash	341,639	47,722
Cash and cash equivalents – Beginning of period	47,722	—
Cash and cash equivalents – End of period	$389,361	$47,722

Non-cash investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$133,416,830	$—
Change in value of ordinary shares subject to possible redemption	$561,130	$—
Payment and advances of offering costs by related party	$—	$25,000
Deferred offering costs included in accrued offering costs	$—	$10,000
Deferred underwriting commissions charged to equity	$402,500	$—

Ufin

We are providing the following selected historical consolidated financial information of Ufin to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of June 30, 2020 and 2019 and the selected historical consolidated statements of operations and cash flow data for the years ended June 30, 2020 and 2019 have been derived from Ufin’s consolidated financial statements that are included elsewhere in this proxy statement. Ufin’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Such financial information has been prepared on a basis consistent with Ufin’s consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ufin’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial information in this section is not intended to replace Ufin’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement. Ufin’s historical results are not necessarily indicative of future results.

	For the Years Ended June 30,
	2020	2019
Income Statement Data:
Revenues, net	$29,263,190	$20,472,662
Cost of revenues	$24,886,399	$17,478,899
Gross Profit	$4,376,791	$2,993,763
Operating expenses	$4,735,886	$2,987,765
Income (loss) from operations	$(359,095)	$5,998
Other income, net	$30,830	$143,299
Provision for income taxes	$(459,980)	$(210,485)
Net loss	$(788,245)	$(61,188)
	For the Years Ended June 30,
	2020	2019
Cash Flow Data:
Net cash used in operating activities	$(1,615,964)	$(1,319,664)
Net cash provided by investing activities	$1,130,058	$316,407
Net cash provided by financing activities	$3,556	$970,680
	As of June 30, 2020	As of June 30, 2019
Balance Sheet Data:
Current assets	$9,071,232	$8,067,572
Other assets	$1,541,361	$283,366
Total assets	$10,612,593	$8,350,938
Total liabilities	$9,770,021	$6,676,502
Total shareholders’ equity	$842,572	$1,674,436

Pursuant to a shareholders resolution dated July 31, 2020, Ufin divested its insurance agency business by terminating the Company’s VIE, Beijing Jiayibao, and its subsidiary Beijing Sinowel. As a result, as of July 31, 2020, Ufin exited from its licensed insurance agency business. Since July 31, 2020, Ufin’s sole business is the operation of our technology driven SaaS powered services in the operation of loan facilitation and digital sales platform/APP.

The following unaudited pro forma results of operation and balance sheet presents the Company’s financial results as if the disposal and divestment of licensed insurance agency had been completed on July 1, 2018. The unaudited pro forma financial information presented here is the results of operation and balance sheet of the Company’s technology powered SaaS services in loan facilitation and in the operation of digital sales platform/APP. The unaudited pro forma financial information is not necessarily indicative of the results of operations and the balance sheet that the Company would have recognized had the Company completed the transaction on July 1, 2018. This information should be read in conjunction with “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Ufin’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the Years Ended June 30,
	2020	2019
Income Statement Data:
Revenues, net	$4,489,417	$1,229,784
Cost of revenues	$317,102	$79,034
Gross Profit	$4,172,315	$1,150,750
Operating expenses	$3,967,886	$1,163,865
Income (Loss) before income tax	$205,618	$(13,449)
	As of June 30, 2020	As of June 30, 2019
Balance Sheet Data:
Current assets	$3,554,685	$1,796,205
Other assets	$1,237,879	$36,249
Total assets	$4,792,564	$1,832,454
Total liabilities	$5,079,607	$2,034,972
Total shareholders’ deficit	$(287,043)	$(202,518)

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

East Stone is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the audited historical balance sheet of East Stone as of June 30, 2020, and the audited consolidated historical balance sheet of Ufin as of June 30, 2020, giving effect to the transactions as if they had been consummated as of June 30, 2020.

The following selected unaudited pro forma condensed combined statement of operations ended June 30, 2020 combines the audited consolidated statement of operations of Ufin for the year ended June 30, 2020, and the audited statement of operations of East Stone for the year ended June 30, 2020, giving effect to the transactions as if they had occurred as of July 1, 2019.

The unaudited pro forma combined financial information has been prepared based upon the following two scenarios.

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 10,784,688 ordinary shares of East Stone for cash:    This presentation assumes that East Stone shareholders exercise their redemption rights with respect to a maximum of 10,784,688 ordinary shares upon consummation of the Transactions at a redemption price of approximately $10.05 per share. The maximum redemption amount is derived from a minimum of $30,000,000 cash required, including $5,000,001 in net tangible assets of the Closing and approximately $2.4 million to be used to pay expenses in connection with the Transaction, after giving effect to the payments to redeeming shareholders.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial information of East Stone was derived from the historical audited financial statements of East Stone for the fiscal year ended June 30, 2020 which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Ufin was derived from the historical audited consolidated financial statements of Ufin for the year ended June 30, 2020, included elsewhere in this proxy statement/prospectus.

This information should be read together with East Stone’s and Ufin’s financial statements and related notes, “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

	Pro Forma Combined (Assuming 10,784,688 Shares Redemptions & Divesture)	Pro Forma Combined (Assuming No Redemptions & Divesture)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended June 30, 2020
Net sales	$4,489,417	$4,489,417
Net loss	$(366,622)	$(366,622)
Earnings per share from continuing operations available to shareholders
Weighted average shares outstanding – basic and diluted	51,918,812	62,703,500
Loss per share – basic and diluted	$(0.01)	$(0.01)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At June 30, 2020
Total assets	$32,984,413	$138,575,527
Total shareholders’ equity	$27,904,806	$133,495,920
Total liabilities and shareholders’ equity	$32,984,413	$138,575,527

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to the Business Combination

The fact that Ufin is a private company and substantially all of its operations is conducted outside of the United States limits East Stone’s access to all information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as East Stone expects.

By definition, limited public information exists about private companies and companies that operate outside of the United States, and East Stone has been required to make decisions on whether to pursue the Business Combination on the basis of information that may be more limited than a similar company operating within the United States, which may result in a business combination with a company that is not as profitable as East Stone expected, if at all.

East Stone has a limited ability to assess the management of Ufin’s business and, as a result, cannot assure you that Ufin’s management has all the skills, experience, qualifications or abilities to manage a public company.

East Stone’s ability to assess Ufin’s business and management may be limited due to a lack of time, resources or information. East Stone’s assessment of the capabilities of Ufin’s management with respect to a public company, therefore, may prove to be incomplete or incorrect and Ufin management may lack the skills, qualifications or abilities that East Stone believed Ufin’s management had, and the operations and profitability of Pubco or Ufin post-Business Combination could be negatively impacted. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by East Stone’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

Ufin operates in an industry sector which is outside of East Stone’s management’s area of expertise.

Although East Stone’s management has endeavored to evaluate the risks inherent in the Business Combination, there is no assurance that East Stone has adequately ascertained or assessed all of the significant risks of Ufin’s business or industry. There is no assurance that an investment in securities in East Stone will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in Ufin. East Stone management’s expertise may not be directly applicable to the evaluation or operation of Ufin’s business, and the information contained in this proxy statement/prospectus regarding the areas of East Stone management’s expertise would not be relevant to an understanding of Ufin.

East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their shares in favor of the Business Combination, regardless of how East Stone’s Public Shareholders vote.

In connection with the Business Combination, East Stone’s Initial Shareholders and the IPO PIPE Shareholders have agreed to vote their Founder Shares, IPO PIPE Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares currently constitute approximately 20% of the outstanding ordinary shares of East Stone. The IPO PIPE Shares currently constitute approximately 2% of the outstanding ordinary shares of East Stone. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if East Stone’s Initial Shareholders and the IPO PIPE Shareholders agreed to vote their shares in accordance with the majority of the votes cast by East Stone’s Public Shareholders.

East Stone may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case East Stone would cease all operations except for the purpose of winding up and East Stone would redeem East Stone’s Public Shares and liquidate.

East Stone must complete an initial business combination by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus). East Stone may not be able to consummate the Business Combination or any other business combination by such date. If East Stone has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of East Stone remaining shareholders and board of directors, dissolve and liquidate, subject in each case to East Stone’s obligations under British Virgin law to provide for claims of creditors and the requirements of other applicable law.

East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

As a result of the Business Combination, assuming that no shareholders of East Stone elect to convert their Public Shares into cash in connection therewith as permitted by East Stone’s amended and restated memorandum and articles of association, the Seller and the former East Stone shareholders will own approximately 87% and 13% of the economic value of the issued and outstanding shares of Pubco, respectively. If 10,784,688 ordinary shares of East Stone (the maximum number of ordinary shares of East Stone that can be redeemed while still maintaining a minimum of $30,000,000 cash at Closing, including $5,000,001 in net tangible assets and approximately $2.4 million to be used to pay expenses in connection with the Business Combination) are converted into cash, respectively, Seller is expected to hold 87% of the ordinary shares and 87% of voting power of Pubco following the closing. As such, East Stone shareholders who do not redeem their ordinary shares of East Stone will experience immediate and material dilution upon closing of the Business Combination.

Subsequent to East Stone’s completion of the Business Combination, East Stone may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though East Stone has conducted due diligence on Ufin, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of East Stone’s, Pubco’s or Ufin’s control will not later arise. As a result of these factors, East Stone may be forced to later write-down or write-off assets, restructure East Stone’s operations, or incur impairment or other charges that could result in reporting losses. Even if East Stone’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with East Stone’s preliminary risk analysis. The fact that East Stone reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by East Stone officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The grant and future exercise of registration rights may adversely affect the market price of East Stone ordinary shares and Pubco’s securities upon consummation of the Business Combination.

Pursuant to the existing registration rights agreement with East Stone’s Initial Shareholders, as well as the holders of the Private Placement Units and any Private Placement Units, the Sponsor, Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to East Stone (and all underlying securities) (collectively, the “Initial Registration Rights Holders”), and the registration rights agreement to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement/prospectus, the Initial Registration Rights Holders and the Seller can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco’s ADSs post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Pubco ADSs.

3,450,000 Founder Shares, 103,500 Underwriter Representative Shares, and Underwriter Warrants to purchase 690,000 ordinary shares that East Stone’s Initial Shareholders and I-Bankers currently hold will be exchangeable for Ordinary Shares and warrants of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

350,000 Private Placement Units that East Stone’s Initial Shareholders and I-Bankers currently hold will be exchangeable for Ordinary Shares, Warrants and Rights of Pubco and continue to be held by East Stone’s Initial Shareholders and I-Bankers following the Business Combination.

The Pubco securities representing the Founder Shares will be subject to a six-month lock up restriction following the Closing, subject to the possible early release of 50% of such shares in the event the closing price of Pubco ADSs exceeds $12.50 for 20 trading days during any 30 trading day period. Assuming the Initial Shareholders own the same number of shares at closing as they do on the date hereof, 3,450,000 Founder Shares will be placed in escrow and subject to forfeiture on certain terms and conditions, if any. Additionally, the Pubco securities representing the Private Placement Units will be subject to a 30-day lock-up period after the consummation of the Business Combination. After the applicable lock-up period expires, these Ordinary Shares will become eligible for deposit with the depository against issuance of Pubco ADSs which will be eligible for future sale in the public market.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, East Stone’s board of directors will not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

East Stone’s board of directors is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, East Stone’s board will not have the ability to adjourn the Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Risks Relating to Redemptions and Certain Outstanding Securities of East Stone

The ability of East Stone’s Public Shareholders to redeem their shares for cash may make East Stone’s financial condition unattractive to Ufin, which may affect Ufin’s ability to close the Business Combination.

Pursuant to the Business Combination Agreement, East Stone would need to have net tangible assets of at least $5,000,001 after giving effect to the Redemption and any private placement investment as a closing condition to the Business Combination. Therefore, East Stone will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all Redemptions, arrange for third party debt or equity financing. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many Public Shareholders exercise their Redemption rights, East Stone would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination. In no event will East Stone redeem its Public Shares in an amount that would cause East Stone’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination, or any greater net tangible asset or cash requirement which may be contained in the agreement. Consequently, if accepting all properly submitted Redemption requests would cause East Stone’s net tangible assets to be less than $5,000,001, East Stone would not proceed with the Business Combination and may instead search for an alternate business combination.

The ability of East Stone’s Public Shareholders to exercise Redemption rights with respect to a large number of East Stone’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

The Business Combination Agreement requires East Stone to have net tangible assets of at least $5,000,001 upon the Closing after taking into account any Redemptions and private placement investments, if any. Therefore the probability that the Business Combination will be unsuccessful is increased by the amount of shareholder Redemptions. If the Business Combination is unsuccessful and East Stone is not able to consummate another business combination before May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone’s Public Shareholders will not receive their pro rata portion of the Trust Account until East Stone liquidates the Trust Account. If East Stone Public Shareholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time East Stone’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, East Stone Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with East Stone’s Redemption until East Stone liquidates or they are able to sell their stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

East Stone’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) East Stone’s completion of the Business Combination, and then only in connection with those ordinary shares of East Stone that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of East Stone’s Public Shares if East Stone is unable to complete its business combination by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), subject to applicable law and as further described herein. In addition, if East Stone plans to redeem its Public Shares if East Stone is unable to complete a business combination by May 24, 2021 (or up until November 24, 2021, if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), for any reason, compliance with the Companies Act may require that East Stone submits a plan of dissolution to East Stone’s then-existing shareholders for approval prior to the distribution of the proceeds held in East Stone’s Trust Account. In that case, Public Shareholders may be forced to wait beyond May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If East Stone shareholders fail to properly demand Redemption rights, they will not be entitled to convert their ordinary shares of East Stone into a pro rata portion of the Trust Account.

East Stone shareholders holding Public Shares may demand that East Stone convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. East Stone shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting. Any East Stone shareholder who fails to properly demand Redemption rights will not be entitled to convert his or her shares into a pro rata portion of the Trust Account for Redemption of his shares. See the section entitled “Special Meeting of East Stone Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

Nasdaq may not list Pubco’s ADSs on its exchange, which could limit investors’ ability to make transactions in Pubco’s ADSs and subject Pubco to additional trading restrictions.

Pubco intends to apply to have its ADSs listed on Nasdaq upon consummation of the Business Combination. Pubco will be required to meet the initial listing requirements to be listed. Pubco may not be able to meet those initial listing requirements. Even if Pubco’s ADSs are so listed, Pubco may be unable to maintain the listing of its ADSs in the future.

If Pubco fails to meet the initial listing requirements and Nasdaq does not list its ADSs on its exchange, or if Pubco is unable to maintain the listing of its ADSs on Nasdaq, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its ADSs;

•        a less liquid market for its ADSs;

•        a limited amount of news and analyst coverage for Pubco; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

East Stone’s current directors, executive officers and initial shareholders beneficially own ordinary shares and Private Placement Units of East Stone that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with Ufin.

East Stone’s officers, directors and Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Units that they purchased prior to, or simultaneously with, the Initial Public Offering. East Stone’s Initial Shareholders, officers and directors and their affiliates have no Redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Ufin or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $37,552,500 based upon the closing prices of East Stone’s ordinary shares and units on September 30, 2020. Furthermore, East Stone’s officers and directors and their affiliates are entitled to reimbursement of out-of- pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Ufin. However, if East Stone fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, East Stone may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of East Stone’s directors to approve the Business Combination with Ufin and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests.

East Stone’s Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced their decision to approve the Business Combination with Ufin.

If the Business Combination with Ufin or another business combination is not consummated by East Stone within the required time period, East Stone’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver agreement. If East Stone consummates a Business Combination, on the other hand, East Stone will be liable for all such claims. Neither East Stone nor the Sponsor have any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to East Stone. See the section entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.”

These personal obligations of the executive officers may have influenced East Stone’s board of director’s decision to approve the Business Combination with Ufin and to continue to pursue such Business Combination. In considering the recommendations of East Stone’s board of directors to vote for the Business Combination Proposal and other proposals, East Stone’s shareholders should consider these interests.

The exercise of East Stone’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in East Stone’s shareholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require East Stone to agree to amend the Business Combination Agreement, to consent to certain actions taken by Ufin or to waive rights that East Stone is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Ufin’s business, a request by Ufin to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Ufin’s business and would entitle East Stone to terminate the Business Combination Agreement. In any of such circumstances, it would be at East Stone’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for East Stone and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, East Stone does not believe there will be any changes or waivers that East Stone’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, East Stone will circulate a new or amended proxy statement/prospectus and resolicit East Stone’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

If East Stone is unable to complete the Business Combination with Ufin or another business combination by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against East Stone and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of East Stone’s amended and restated memorandum and articles of association, East Stone must complete the Business Combination with Ufin or another business combination by May 24, 2021 (or up until November 24, 2021, if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), or East Stone must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against East Stone. Although East Stone has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of East Stone’s Public Shareholders. If East Stone is unable to complete a business combination within the required time period, the Sponsor has agreed they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or prospective target business does not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if East Stone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if East Stone otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, East Stone may not be able to return to its Public Shareholders at least $10.00 per share.

East Stone’s shareholders may be held liable for claims by third parties against East Stone to the extent of distributions received by them.

If East Stone is unable to complete the Business Combination with Ufin or another business combination within the required time period, East Stone will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under BVI laws to provide for claims of creditors and the requirements of other applicable law. East Stone cannot assure you that it will properly assess all claims that may be potentially brought against East Stone. As such, East Stone’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, East Stone cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by East Stone.

If East Stone is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by East Stone’s shareholders. Furthermore, because East Stone intends to distribute the proceeds held in the Trust Account to its Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, East Stone’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. East Stone cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing East Stone shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the ordinary shares of East Stone.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, East Stone’s Initial Shareholders, officers, directors, Ufin or Ufin’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of East Stone or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on the ordinary shares of East Stone. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with Ufin

The value of your investment in Pubco following consummation of the Business Combination will be subject to the significant risks affecting Pubco and Ufin and inherent in the industry in which Ufin operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-Business Combination business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco’s ADSs to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of Ufin and affiliates and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in Ufin. Pubco will depend on Ufin for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends. The earnings from, or other available assets of, Ufin may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Fluctuations in operating results, earnings announcements and other factors, including incidents involving Ufin’s customers and negative media coverage, may result in significant decreases in the price of Pubco securities post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Pubco securities post-Business Combination and, as a result, there may be significant volatility in the market price of Pubco securities post-Business Combination. If Ufin is unable to operate as profitably as investors expect, the market price of Pubco securities will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of Pubco’s or Ufin’s control could have an adverse effect on the price of Pubco securities and increase fluctuations in its earnings. These factors include certain of the risks discussed herein, the impact of the Chinese New Year holiday, the operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, the possible effects of war, terrorist and other hostilities, adverse weather conditions, pandemics such as COVID-19, changes in general conditions in the economy or the financial markets or other developments affecting the financial services industry.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including director and officer liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on Pubco’s board of directors, board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its ADSs and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

The escrow provisions of the Business Combination Agreement and the Escrow Agreement may affect management decisions and incentives.

Under the Business Combination Agreement and the Escrow Agreement, 46% of the Exchange Shares that will be placed in escrow at Closing will be released to the Seller in the event that Pubco meets certain revenue targets for the calendar years 2021 and 2022 (the “Earnout Period”). As a result, Pubco management may focus on increasing the revenue of Pubco and its subsidiaries, including Ufin, for quarters within the Earnout Period. See “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Ufin’s respective results of operations, financial condition, cash requirements, contractual restrictions, Pubco’s and Ufin’s future projects and plans and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Ufin and there can be no assurance that Ufin will pay dividends. As a result, capital appreciation, if any, of Pubco’s ADSs will be an investor’s sole source of gain for the foreseeable future.

The exercise price of Pubco warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material dilution of Pubco’s then existing shareholders.

Immediately following the Business Combination, there will be outstanding a total of 14,840,000 warrants to purchase one half (1/2) of Ordinary Shares at an exercise price of $11.50 per share. The price at which such Ordinary Shares may be purchased upon exercise of the warrants may be adjusted in certain circumstances, including, but not limited to, when (i) Pubco undertakes certain share capitalizations, share splits, rights offerings or other similar events, or (ii) Pubco pays certain dividends or makes certain distributions in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares. These adjustments are intended to provide the investors in Pubco’s warrants with partial protection from the effects of actions that dilute their interests in Pubco on a fully exercised basis. These provisions could result in substantial dilution to investors in Pubco’s Ordinary Shares or Pubco ADSs.

Pubco is a British Virgin Islands company and, because judicial precedent regarding the rights of shareholders is different under British Virgin Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Pubco’s corporate affairs will be governed by its Amended and Restated Memorandum and Articles of Association, the Companies Act, and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. Your rights as a shareholder and the fiduciary responsibilities of Pubco’s directors under British Virgin Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware and New York, have different bodies of corporate law than the British Virgin Islands.

Pubco has been advised by its British Virgin Islands legal counsel, Ogier, that the courts of the British Virgin Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the British Virgin Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. Subject to the foregoing, although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, the courts of the British Virgin Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the British Virgin Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (The courts of the British Virgin Islands will apply the rules of British Virgin Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a British Virgin Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the British Virgin Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A British Virgin Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

You will have limited ability to bring an action against Pubco or against its directors and officers, or to enforce a judgment against Pubco or them, because Pubco is incorporated in the British Virgin Islands, because Pubco conducts all of its operations in PRC and because most of Pubco’s directors and officers will reside outside the United States.

Pubco is incorporated in the British Virgin Islands and following the Business Combination, would initially conduct all of its operations through its subsidiary, Ufin, in PRC. All of Pubco’s assets are located outside the United States. Most of Pubco’s officers and directors are expected to reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals in the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and of PRC could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

Shareholders of British Virgin Islands companies such as Pubco have no general rights under British Virgin Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Pubco’s directors have discretion under British Virgin Islands law to determine whether or not, and under what conditions, Pubco’s corporate records could be inspected by Pubco’s shareholders, but are not obliged to make them available to Pubco’s shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Pubco shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

Pubco’s Amended and Restated Memorandum and Articles of Association will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, the ability of Pubco’s board of directors to issue preferred shares with preferences and voting rights determined by the board without shareholder approval may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Moreover, Pubco’s Amended and Restated Memorandum and Articles of Association provides that Pubco’s board of directors will be divided into two classes, namely Class I and Class II. Class I shall consist of three directors, and Class II shall consist of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our articles upon completion of this offering, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date.

British Virgin Islands Economic Substance Legislation

The British Virgin Islands, together with several other non-European Union jurisdictions, introduced legislation in 2018 aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ESA”) came into force in the British Virgin Islands introducing certain economic substance requirements for British Virgin Islands tax resident companies which are engaged in certain “relevant activities”, which in the case of companies incorporated before January 1, 2019 will apply in respect of financial years commencing June 30, 2019 onwards. It is anticipated that East Stone will fall outside of the scope of this legislation and that Pubco will be classed as a “pure equity holding entity” and subject to a less onerous regime under the ESA. Although it is presently anticipated that, therefore, the ESA will have little material impact on us or our operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on us.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about East Stone and Ufin.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required to, under the corporate governance practice and requirements in the British Virgin Islands, have its board consisting of a majority of independent directors, nor is Pubco required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, or have regularly executive sessions with only independent directors each year. Such British Virgin Islands home country practices may afford less protection to holders of Pubco ADSs. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices”.

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Pubco is an “emerging growth company,” and any decision on Pubco’s part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make its ADSs less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act and, for as long as it continues to be an emerging growth company, it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies including, but not limited to: not being required to have its internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act for a specified time period; reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain shareholder approval of any golden parachute payments not previously approved. It may take advantage of these provisions for up to five years or such earlier time that it is no longer an “emerging growth company.” Pubco will remain an “emerging growth company” for up to five years, although, it would cease to be an “emerging growth company” upon the earliest of: the first fiscal year following the fifth anniversary of the consummation of this offering; the first fiscal year after its annual gross revenue is $1.07 billion or more; the date on which it has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or the date on which it is deemed to be a “large accelerated filer” as defined in the Exchange Act. To the extent Pubco takes advantage of any of these reduced reporting burdens in this proxy statement/prospectus or in future filings, the information that it provides to its security holders may be different than you might get from other public companies in which you hold equity interests. Pubco cannot predict if investors will find its ADSs less attractive because it may rely on these exemptions. If some investors find Pubco’s ADSs less attractive as a result, there may be a less active trading market for its ADSs and its stock price may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Pubco is choosing to delay adoption of new or revised accounting standards accordingly.

Risks Related to Pubco ADSs

An active trading market for Pubco ADSs may not develop, which would adversely affect the liquidity and price of Pubco ADSs.

Prior to the Business Combination, there has been no public market for Pubco’s ADSs. The price of Pubco ADSs may vary significantly due to general market or economic conditions. Furthermore, an active trading market for the post-Business Combination Pubco securities may never develop or, if developed, it may not be sustained. If an active public market for Pubco ADS does not develop, the market price and liquidity of Pubco ADSs may be adversely affected. You may be unable to sell your securities unless a market can be established and sustained. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class actions against that company. If Pubco were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on Pubco’s business, results of operations and financial condition.

The price of Pubco ADSs may be volatile.

The price of Pubco ADSs may fluctuate due to a variety of factors, including but not limited to:

•        actual or anticipated fluctuations in our quarter, semi-annual and annual results and those of other public companies in the industry;

•        new players into the market where Pubco leads;

•        geo-political uncertainties affecting media coverage negatively;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about Pubco, or shortfalls in Pubco’s operating results compared to levels forecast by securities analysts;

•        announcements concerning us or Ufin’s competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pubco ADSs, regardless of Pubco’s operating performance. Volatility in the price of Pubco ADSs may increase volatility in the price of Pubco warrants.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco ADSs.

It is currently expected that securities research analysts will establish and publish their own periodic projections for Pubco’s business. These projections may vary widely and may not accurately predict the results Pubco actually achieve. Market price of ADSs may decline if Pubco’s actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades Pubco’s ADSs or publishes inaccurate or unfavorable research about Pubco’s business, the price of Pubco’s ADSs could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on Pubco regularly, Pubco’s share price or trading volume could decline. While it is expected that research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco’s ADSs could be adversely affected.

Pubco may issue additional ADSs or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Pubco’s ADSs.

Pubco may issue additional ADSs or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or Pubco’s equity incentive plan, without shareholder approval, in a number of circumstances.

Pubco’s issuance of additional ADSs or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing shareholders’ proportionate ownership interest and your holdings of ADSs in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding ordinary share may be diminished; and

•        the market price of Pubco’s ADSs may decline.

Holders of the ADSs may not have the same voting rights as Pubco’s registered shareholders and might not receive voting materials in time to be able to exercise their right to vote.

Except as described in this proxy statement/prospectus and in the Deposit Agreement, holders of the ADSs will not be able to exercise voting rights attaching to the underlying Ordinary Shares evidenced by the ADSs on an individual basis. Under the Deposit Agreement, holders of ADSs must vote by giving voting instructions to the Depositary. Upon receipt of such holder’s voting instructions, the depositary will vote the underlying Ordinary Shares in accordance with these instructions. Holders of ADSs will not be able to directly exercise their right to vote with respect to the underlying Ordinary Shares unless they present their ADSs for cancellation and withdraw the underlying Ordinary Shares. Holders of ADSs may not have sufficient time to present their ADSs for cancellation and become holders of Ordinary Shares prior to the applicable record date. Holders of ADSs may not receive voting materials in time to instruct the Depositary to vote, and it is possible that holders of ADSs, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.

Pubco and the Depository are entitled to amend the Deposit Agreement and to change the rights of ADS holders under the terms of such agreement, and Pubco may terminate the Deposit Agreement, without the prior consent of the ADS holders.

Pubco and the Depository are entitled to amend the Deposit Agreement and to change the rights of the ADS holders under the terms of such Deposit Agreement, without the prior consent of the ADS holders. Pubco and the Depositary may agree to amend the Deposit Agreement in any way it decides is necessary or advantageous to it. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of Pubco’s business relationship with the Depositary. In the event that the terms of an amendment materially prejudice any existing substantial rights of ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the Deposit Agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when Pubco decides to list its ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when Pubco becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that Pubco decides to make an amendment to the Deposit Agreement that is disadvantageous to ADS holders or terminate the Deposit Agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Ordinary Shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The Deposit Agreement governing the ADSs representing Pubco’s Ordinary Shares provides that ADS holders irrevocably waive the right to a jury trial of any claim that they may have against us or the Depositary arising out of or relating to our ordinary shares, our ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws.

If Pubco or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To Pubco’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, Pubco believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and Pubco ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Deposit Agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against Pubco or the Depositary in connection with matters arising under the Deposit Agreement or Pubco ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the Depositary. If a lawsuit is brought against Pubco or the Depositary under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by Pubco or the Depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

A holder of ADSs right to participate in any future rights offerings may be limited, which may cause dilution to such holder’s holdings.

Pubco may, from time to time, distribute rights to its shareholders, including rights to acquire Pubco securities. However, Pubco cannot make rights available to holders of ADSs in the United States unless Pubco registers the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the Deposit Agreement provides that the Depositary will not make rights available to holders of ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Pubco is under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, Pubco may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in Pubco’s rights offerings and may experience dilution in their holdings. In addition, if the Depositary is unable to sell rights that are not exercised or not distributed, or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of ADSs will receive no value for these rights.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the Depositary. However, the Depositary may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The Depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the Depositary needs to maintain an exact number of ADS holders on its books for a specified period. The Depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the Depositary may refuse to deliver, transfer or register transfers of ADSs generally when Pubco’s books or the books of the Depositary are closed, or at any time if Pubco or the Depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement.

Holders of ADSs might not receive distributions on Pubco’s equity shares, or any value for them at all, if it is unlawful or impracticable for Pubco to make them available to such holders.

The Depositary of the ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on Pubco’s Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the Deposit Agreement. Holders of ADSs will receive these distributions in proportion to the number of the underlying Ordinary Shares that their ADSs represent. However, the Depositary is not responsible if it is unlawful or impracticable to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The Depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. Pubco has no obligation to take any other action to permit the distribution of the ADSs, equity shares, rights or anything else to holders of the ADSs. This means that holders of ADSs might not receive the distributions that Pubco makes on its Ordinary Shares or any value for them at all if it is unlawful or impracticable for Pubco to make them available to you.

Risks Related to Ufin’s Business and Industry

Ufin operates in an industry that is currently not regulated in PRC or other jurisdictions it intends to operate.

Ufin operates in an industry that is not regulated presently either in PRC or other jurisdictions it intends to operate. However, there are no guarantees that the industry will not become heavily regulated. If Ufin operates, presently or in the future, in a jurisdiction where government imposes new regulations, the impact of such regulations on Ufin’s operation results cannot be foreseen. Any regulation creates compliance expenses and the outcome from newly installed regulations cannot be determined in advance.

Ufin has experienced rapid growth in recent periods, and its recent growth rates may not be indicative of its future growth.

Ufin started operation in 2014. As a result of Ufin’s relatively limited operating history, its ability to forecast its future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. Its revenue has increased substantially since its inception, but Ufin may not be able to sustain revenue growth consistent with its recent history, or at all. Ufin’s revenue growth in recent periods may not be indicative of its future performance. In future periods, Ufin’s revenue could decline or grow more slowly than it expects. Ufin believes that the growth of its revenue depends on a number of factors, including its ability to:

•        attract new customers and retain and expand its relationships with existing customers on a cost-effective basis;

•        innovate and adapt its services and solutions to meet evolving needs of current and potential customers, including to address market trends;

•        adapt to a changing regulatory landscape governing privacy matters;

•        keep pace with the new technological development in the industry;

•        invest sufficiently in its technology and infrastructure, at the pace required to support its growth;

•        introduce its services and solutions to new geographic markets;

•        increase awareness of its brand among more businesses; and

•        attract and retain employees.

Ufin cannot assure you that it will be able to successfully accomplish any of these objectives.

Ufin has incurred net losses in the past, which it may continue to experience in the future.

Ufin generated revenue of approximately US$29.3 million and approximately US$20.5 million for the fiscal years ended June 30, 2020 and 2019 and net loss of approximately US$0.8 million and approximately US$61,000 for the fiscal years ended June 30, 2020 and 2019, respectively, of Ufin consolidated financial reporting of its licensed insurance agency and technology driven SaaS powered services. The losses primarily reflect the substantial investments Ufin made to grow its business, including commercialization of its digital sales platform/APP, improvement of its technology infrastructure, and its sales and marketing efforts. Ufin cannot assure you that it will be able to generate net profits in the future.

Ufin expects to continue to make significant future expenditures related to the continuous development and expansion of its business, including:

•        investments in its research and development team and in the development of new solutions and enhancement of its solutions;

•        investments in sales and marketing, including expanding its sales force, increasing its customer base and increasing market awareness of its platform;

•        expanding its operations and infrastructure, including internationally; and

•        incurring costs associated with general administration, including legal, accounting and other expenses related to being a public company upon completion of this offering.

As a result of these increased expenses, Ufin will have to generate and sustain increased revenue to be profitable in the future. Furthermore, its revenue growth rate could decline, and it may not be able to generate sufficient revenue to offset higher costs and achieve or sustain profitability. If Ufin fails to achieve, sustain or increase profitability, its business and operating results could be adversely affected.

Actual or alleged failure to comply with data privacy and protection laws and regulations could damage Ufin’s reputation and discourage current and potential customers from doing business with Ufin.

Concerns about Ufin’s practice of accessing, storing, processing and using data from mobile devices and desktop computers, even if unfounded, could damage its reputation, business and results of operations. Ufin is subject to various data privacy and protection laws and regulations in China, including, without limitation, the PRC Cyber Security Law. To protect personal information, these laws and regulations regulate data collection, storage, use, processing, disclosure and transfer of personal information. Pursuant to these laws and regulations, an internet information service provider is required to obtain a user’s consent to collect the user’s personal information, and is prohibited from gathering personal information that is unrelated to the services it provides, and the internet information service provider must also inform the user of the purposes, the means and the scope of the information collection and uses.

The PRC Cyber Security Law is relatively new and subject to interpretation by the regulator. Ufin gains access to data that is necessary for, and relevant to, the services provided, the data Ufin obtains and uses may include information that is deemed as “personal information” under the PRC Cyber Security Law and related data privacy and protection laws and regulations. As such, Ufin has adopted a series of measures in order to comply with the laws and regulations relating to the protection of personal information. Its service agreement and the privacy policies require to obtain consent from the end users of its services in connection with data collection and use pursuant to the PRC Cyber Security Law and related laws and regulations. In addition, Ufin has adopted rigorous data security measures to prevent its data from unauthorized access or use or being retrieved to establish any connection with the device owners’ identities.

While Ufin takes all these measures to comply with all applicable data privacy and protection laws and regulations, Ufin cannot guarantee the effectiveness of the measures undertaken by it and business partners. The activities of third parties such as business partners are beyond its control. If its business partners violate the PRC Cyber Security Law and related laws and regulations relating to the protection of personal information, or fail to fully comply with the service agreements with Ufin, or if any of its employees fail to comply with its internal control measures and misuse the information, Ufin may be subject to penalties. Any failure or perceived failure to comply with all applicable data privacy and protection laws and regulations, or any failure or perceived failure of its business partners to do so, or any failure or perceived failure of its employees to comply with its internal control measures, may result in negative publicity and legal proceedings or regulatory actions against Ufin, and could damage its reputation, discourage current and potential customers from using its services and/or data solutions and subject Ufin to fines and damages, which could have a material adverse effect on its business and results of operations.

Furthermore, the interpretation and application of personal information protection laws and regulations and standards are still uncertain and evolving. Ufin cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect Ufin. In addition, it is possible that Ufin may become subject to additional or new laws and regulations regarding the protection of personal information or privacy-related matters in connection with the data Ufin has access to. Complying with additional or new regulatory requirements could force Ufin to incur substantial costs or require Ufin to change its business practices. In addition to the regulatory requirements, user attitudes towards data privacy are also evolving, and user concerns about the extent to which personal information is accessible to, used by or shared with its customers or others may adversely affect its ability to gain access to data and provide certain data solutions to its customers. Any occurrence of the abovementioned circumstances may negatively affect its business and results of operations.

If Ufin fails to keep up with rapid changes in technologies, its future success may be adversely affected.

The success of Ufin’s business will depend, in part, on its ability to adapt and respond effectively to the technology development on a timely basis. If Ufin is unable to develop new products that satisfy its customers and provide enhancements and new features for its existing products that keep pace with rapid technological and industry change, its business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact its ability to compete effectively.

Its platform integrates with a variety of network, hardware, mobile and software platforms and technologies, and Ufin needs to continuously modify and enhance its products and platform to adapt to changes and innovation in these technologies. Any failure of its products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for its products. Ufin must continue to invest substantial resources in research and development to enhance its technology. If Ufin is unable to respond to these changes in a cost-effective manner, its products may become less marketable and less competitive or obsolete, and its business, results of operations and financial condition could be adversely affected.

Ufin may not be able to compete successfully with its current or future competitors.

The market for data solutions is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. Ufin faces competition in all lines of business. In the future, as Ufin further grows, Ufin anticipates continued challenges from current competitors, as well as by new entrants into the industry including major online and digital players in the industry. If Ufin is unable to anticipate or effectively react to these competitive challenges, its competitive position could be weakened, and Ufin could experience a decline in its growth rate or revenue that could adversely affect its business and results of operations.

Ufin may not compete successfully against its current or potential competitors. If Ufin is unable to compete successfully, or if competing successfully requires Ufin to take costly actions in response to the actions of its competitors, its business, financial condition and results of operations could be adversely affected. Further, Ufin may be required to make substantial additional investments in research, development, marketing and sales in order to respond to such competitive threats, and Ufin cannot assure you that Ufin will be able to compete successfully in the future.

If any system failure, interruption or downtime occurs, Ufin’s business, financial condition and results of operations may be materially and adversely affected.

Although Ufin seeks to reduce the possibility of disruptions and other outages, its platform may be disrupted by problems with its own cloud-based technology and system, such as malfunctions in its software or other facilities or network overload. Its systems may be vulnerable to damage or interruption caused by telecommunication failures, power loss, human error, computer attacks or viruses, earthquakes, floods, fires, terrorist attacks and similar events. While Ufin locates its servers in multiple data centers across China, its system may not be fully redundant or backed up, and its disaster recovery planning may not be sufficient for all eventualities. Despite any precautions Ufin may take, the occurrence of natural disasters or other unanticipated problems at its hosting facilities could result in interruptions in the availability of its products and services. Any interruption in the ability of customers to use its services and solutions could damage its reputation, reduce its future revenues, harm its future profits, subject Ufin to regulatory scrutiny and lead users to seek alternative products.

Its servers may experience downtime from time to time, which may adversely affect its operations, brands and user perception of the reliability of its systems. Any scheduled or unscheduled interruption in the ability of users to use its servers could result in an immediate, and possibly substantial, loss of revenues.

Any interruption by third parties’ service to Ufin may Ufin’s operations may materially and adversely affect Ufin healthy financial results.

Ufin is a SaaS company. Ufin relies on third parties to provide platform to serve Ufin’s cloud service. Ufin currently host its cloud service from third-party data center facilities operated by cloud hosting service providers located in China. Any damage to, or failure of, its cloud service that is hosted by these third parties, whether as a result of its actions, actions by the third-party data centers, actions by other third parties could result in interruptions in its cloud service and/or the loss of data. While the third-party hosting centers host the server infrastructure, Ufin manages the cloud services through its technological operations team and need to support version control, changes in cloud software parameters and the evolution of its solutions. As Ufin continues to add data centers and capacity in its existing data centers, Ufin may move or transfer its data and its customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of its service. Impairment of, or interruptions in, its cloud services may reduce its revenues, subject Ufin to claims and litigation, cause its customers to terminate their subscriptions and adversely affect its subscription renewal rates and its ability to attract new customers. Its business will also be harmed if app developers, customers and potential customers believe its services are unreliable.

Ufin does not control, or in some cases have limited control over, the operation of the data center facilities Ufin uses, and they are vulnerable to damage or interruption from earthquakes, floods, fires, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, and to adverse events caused by operator error. Ufin cannot rapidly switch to new data centers or move customers from one data center to another in the event of any adverse event. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in its service and the loss of accumulated data and its business.

Interruption or failure of China’s internet infrastructure or information technology and communications systems of customers could impair Ufin’s ability to effectively deliver its products.

Ufin’s business depends on the performance and reliability of the internet infrastructure in China and the stability of information technology and communications systems of customers. The availability of its data solutions, in part, depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. Almost all access to the internet in China is maintained through state-owned telecommunication carriers under administrative control, and Ufin obtains access to developers’ networks operated by such telecommunications carriers and internet service providers to deliver its developer services. Ufin has experienced internet interruptions in the past, which were typically caused by service interruption of the value-added telecommunications service providers.

Ufin may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position.

Ufin regards its trademarks, service marks, patents, domain names, trade secrets, proprietary technologies, know-how and similar intellectual property as critical to its success, and Ufin relies on trademark and patent law, trade secret protection and confidentiality and invention assignment agreements with its employees and third parties to protect its proprietary rights. Ufin may apply for patent, computer software copyrights, trademarks and domain names registrations in China from time to time. There can be no assurance that any of its pending patent, trademark, software copyrights or other intellectual property applications will issue or be registered. Any intellectual property rights Ufin has obtained or may obtain in the future may not be sufficient to provide Ufin with a competitive advantage, and could be challenged, invalidated, circumvented, infringed or misappropriated. Given the potential cost, effort, risks and disadvantages of obtaining patent protection, Ufin has not and do not plan to apply for patents or other forms of intellectual property protection for certain of its key technologies. If some of these technologies are later proven to be important to its business and are used by third parties without its authorization, especially for commercial purposes, its business and competitive position may be harmed.

Monitoring for infringement or other unauthorized use of its intellectual property rights is difficult and costly, and Ufin cannot be certain that Ufin can effectively prevent such infringement or unauthorized use of its intellectual property.

From time to time, Ufin may need to resort to litigation or other proceedings to enforce its intellectual property rights. Its efforts to enforce or protect its intellectual property rights may be ineffective and could result in the invalidation or narrowing of the scope of its intellectual property or expose us to counterclaims from third parties, any of which may adversely affect its business and operating results.

In addition, it is often difficult to create and enforce intellectual property rights in China and other countries outside of the United States. Even where adequate, relevant laws exist in China and other countries outside of the United States, it may not be possible to obtain swift and equitable enforcement of such laws, or to enforce judgments or arbitration awards delivered in another jurisdiction. Accordingly, Ufin may not be able to effectively protect its intellectual property rights in such countries. Additional uncertainty may result from changes to intellectual property laws enacted in the jurisdictions in which Ufin operates, and from interpretations of intellectual property laws by applicable government bodies.

Its confidentiality and invention assignment agreements with its employees and third parties, such as consultants and contractors, may not effectively prevent unauthorized use or disclosure of its confidential information, intellectual property or technology and may not provide an adequate remedy in the event of such unauthorized use or disclosure. Trade secrets and know-how are difficult to protect, and its trade secrets may be disclosed, become known or be independently discovered by others. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its service and solution features, software and functionality or obtain and use information that Ufin considers confidential and proprietary. If Ufin is not able to adequately protect its trade secrets, know-how and other confidential information, intellectual property or technology, its business and operating results may be adversely affected.

Ufin may be subject to intellectual property infringement claims or other allegations, which could result in its payment of substantial damages, penalties and fines, removal of data or technology from its system.

Third parties may own technology patents, copyrights, trademarks, trade secrets and internet content, which they may use to assert claims against Ufin. Its internal procedures and licensing practices may not be effective in completely preventing the unauthorized use of copyrighted materials or the infringement of other rights of third parties by Ufin or its users. The validity, enforceability and scope of protection of intellectual property rights in internet-related industries, particularly in China, is uncertain and still evolving. For example, as Ufin faces increasing competition and as litigation becomes a more common way to resolve disputes in China, Ufin faces a higher risk of being the subject of intellectual property infringement claims.

Although Ufin has not been subject to claims or lawsuits outside China, Ufin cannot assure you that Ufin will not become subject to intellectual property laws in other jurisdictions, such as the United States. If a claim of infringement brought against Ufin in the United States or another jurisdiction is successful, Ufin may be required to pay substantial penalties or other damages and fines, enter into license agreements which may not be available on commercially reasonable terms or at all or be subject to injunction or orders. Even if allegations or claims lack merit, defending against them could be both costly and time consuming and could significantly divert the efforts of its management and other personnel.

Competitors and other third parties may claim that Ufin’s officers or employees have infringed, misappropriated or otherwise violated their software, confidential information, trade secrets or other proprietary technology in the course of their employment with Ufin. Although Ufin takes steps to prevent the unauthorized use or disclosure of such third-party information, intellectual property or technology by its officers and employees, Ufin cannot guarantee that any policies or contractual provisions that Ufin has implemented or may implement will be effective. If a claim of infringement, misappropriation or violation is brought against Ufin or one of its officers or employees, Ufin may suffer reputational harm and may be required to pay substantial damages, subject to injunction or court orders or required to remove the data and redesign its products or technology, any of which could adversely affect its business, financial condition and results of operations.

Ufin’s technologies may include design or performance defects and may not achieve their intended results, any of which may impair its future revenue.

Ufin’s technologies for data processing and solutions are relatively new, and they may contain design or performance defects that are not detectable even after extensive internal testing and may become apparent only after widespread and long term of commercial use. Any defect in those technologies as well as their subsequent alterations and improvements could hinder the effectiveness of its platform, which would have a material and adverse effect on its competitiveness, reputation and future prospects. It is not clear whether China’s existing product liability laws apply to software systems like Ufin’s. Ufin cannot assure you that if its technologies are found to have design or performance defects, Ufin will not be liable for product liability claims in China. Although Ufin has not experienced any product liability claims to date, Ufin cannot assure you that Ufin will not do so in the future.

If Ufin fails to obtain and maintain the requisite licenses and approvals required under complex regulatory environment applicable to its business in China, or if Ufin is required to take actions that are time-consuming or costly, its business, financial condition and results of operations may be materially and adversely affected.

The internet and mobile industries in China are highly regulated. Ufin is required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services. Under the current PRC regulatory scheme, a number of regulatory agencies, including but not limited to the Ministry of Industry and Information Technology, or MIIT, and the State Internet Information Office, or the SIIO, jointly regulate all major aspects of the internet industry, including the mobile internet business. Operators must obtain various government approvals and licenses for relevant internet or mobile business.

Ufin has obtained all necessary business licenses covering different scope of operations. These licenses are essential to the operation of its business and are generally subject to regular government review or renewal. However, Ufin cannot assure you that Ufin can successfully renew these licenses in a timely manner or that these licenses are sufficient to conduct all of its present or future business.

Considerable uncertainties exist regarding the interpretation and implementation of existing and future laws and regulations governing its business activities. Ufin cannot assure you that Ufin will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. If Ufin fails to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, Ufin may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet or mobile activities, the imposition of fines and the discontinuation or restriction of its operations. Any such penalties may disrupt its business operations and materially and adversely affect its business, financial condition and results of operations.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to integrate, and could require significant management attention, disrupt Ufin’s business, dilute shareholder value, involve anti-monopoly concerns and adversely affect its results of operations.

Ufin may seek to acquire, or make investment in additional businesses, products or technologies in both domestic and overseas markets. However, Ufin has limited experience in acquiring, investing in and integrating businesses, products and technologies. If Ufin identifies an appropriate candidate for acquisition or investment, Ufin may not be successful in negotiating the terms and/or financing of the transaction, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or customer issues.

Any acquisition or investment may require Ufin to use significant amounts of cash, issue potentially dilutive equity securities or incur debt. In addition, acquisitions involve numerous risks, any of which could harm its business, including:

•        difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of its core competency;

•        cultural challenges associated with integrating employees from the acquired company into its organization;

•        reputation and perception risks associated with the acquired product or technology by the general public;

•        ineffectiveness or incompatibility of acquired technologies or services;

•        potential loss of key employees of acquired businesses;

•        inability to maintain the key business relationships and the reputations of acquired businesses;

•        diversion of management’s attention from other business concerns;

•        litigation for activities of the acquired company, including claims from terminated employees, clients, former shareholders or other third parties;

•        failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution, including issues related to intellectual property, solution quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues;

•        in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•        costs necessary to establish and maintain effective internal controls for acquired businesses;

•        failure to successfully further develop the acquired technology in order to recoup its investment; and

•        increased fixed costs.

If Ufin is unable to successfully integrate any future business, product or technology Ufin acquires, its business and results of operations may suffer.

Any loss of key personnel or inability to attract, retain and motivate qualified personnel may impair Ufin’s ability to expand its business or compete against its competitors.

Ufin’s success is substantially dependent upon the continued service and performance of its senior management team and key technical, marketing and sales personnel, including its senior management. The replacement of any members of its senior management team likely would involve significant time and costs and may significantly delay or prevent the achievement of its business objectives. In addition, such key personnel may leave Ufin to join its competitors, which may cause a material adverse effect to Ufin when competing with such competitors given that those key personnel may take advantage of Ufin’s confidential business information, including without limitation Ufin’s client information.

Its future success also depends, in part, on its ability to continue to attract, integrate and retain highly skilled personnel. Competition for highly skilled personnel, including, in particular, engineers, is frequently intense. Ufin must offer competitive compensation and opportunities for career growth in order to attract and retain these highly skilled employees. Any failure to successfully attract, integrate, or retain qualified personnel to fulfill its current or future needs may negatively impact its growth.

Allegations or lawsuits against Ufin or its management may harm its reputation.

Ufin has not been, but may become, subject to allegations or lawsuits brought by its competitors, customers or other individuals or entities, including claims of breach of contract or unfair competition. Any such allegation or lawsuits, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by Ufin or perceived malfeasance by its management could harm its reputation and user base and distract its management from its daily operations. Ufin cannot assure you that neither Ufin nor its management will be subject to allegations or lawsuits in the future. Allegations or lawsuits against Ufin may also generate negative publicity that significantly harms its reputation, which may materially and adversely affect its user base and its ability to attract app developers and customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention. Ufin may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on its business, results of operation and cash flows.

Ufin’s results of operations may be subject to seasonal fluctuation due to a number of factors, any of which could adversely affect its business and operation results.

The historical seasonality of Ufin’s business has been relatively mild due to its rapid growth but it may increase further in the future. Due to its limited operating history, the seasonal trends that Ufin has experienced in the past may not apply to, or be indicative of, its future operating results. As Ufin grows, its quarterly revenues and operating results may be subject to seasonal fluctuations, depending upon a number of factors which may be out of its control. Ufin may experience weaker demands for targeted marketing business in the first quarter of each year due to the Chinese New Year holidays. Its quarterly revenues and its costs and expenses as a percentage of its revenues may be significantly different from its historical or projected rates. Its operating results in future quarters may fall below expectations. Any of these events could cause the price of the ADSs to fall. If its revenues for a particular quarter are lower than expected, Ufin may be unable to reduce its operating expenses and cost of revenues for that quarter by a corresponding amount, which would harm its operating results for that quarter relative to its operating results from prior quarters.

Ufin may be the subject of anti-competitive, harassing or other detrimental conduct that could harm its reputation and cause Ufin to lose users and customers.

In the future Ufin may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Allegations, directly or indirectly against Ufin or any of its executive officers, may be posted in internet chat-rooms or on blogs by anyone, whether or not related to Ufin, on an anonymous basis. The availability of information on social media platforms and devices is virtually immediate, as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted may be inaccurate and adverse to Ufin, and it may harm Ufin’s business, prospectus or financial performance. The harm may be immediate without affording Ufin an opportunity for redress or correction. In addition, such conduct may include complaints, anonymous or otherwise, to regulatory agencies. Ufin may be subject to regulatory or internal investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that Ufin will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, its reputation could be harmed as a result of the public dissemination of anonymous allegations or malicious statements about its business, which in turn may cause Ufin to lose users and customers and adversely affect the price of the ADSs.

Ufin may need additional capital, and financing may not be available on terms acceptable to Ufin, or at all.

Ufin believes its cash and cash equivalents on hand will be sufficient to meet its current and anticipated needs for general corporate purposes for at least the next 12 months. Ufin may, however, need additional cash in the future if Ufin experiences changes in business conditions or other developments. Ufin may also need additional cash in the future if Ufin finds and wishes to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If Ufin determines in the future that its cash requirements exceed the amount of cash and cash equivalents Ufin has on hand, Ufin may seek to issue equity or equity linked securities or obtain debt financing. The issuance and sale of additional equity would result in further dilution to its shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations. Ufin cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Ufin’s business, financial condition and results of operations, as well as its ability to obtain financing, may be adversely affected by a downturn in the global or Chinese economy.

The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa. There have also been concerns on the relationship between China and other countries, including surrounding Asian countries as well as the United States, which may potentially lead to foreign investors closing down their business or withdrawing their investment in China and thus exiting the China market, and other economic effects. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Any prolonged slowdown in the global or Chinese economy may have a negative impact on Ufin’s business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect its ability to access the capital markets to meet liquidity needs. Its customers may reduce or delay spending with us, while Ufin may have difficulty expanding its customer base fast enough, or at all, to offset the impact of decreased spending by its existing customers. Moreover, a slowdown or disruption in the global or Chinese economy may have a material and adverse impact on the financing available to Ufin. The weakness in the economy could erode investor confidence, which constitutes the basis of the credit market.

Ufin faces risks related to health epidemics, severe weather conditions and other outbreaks.

Its business could be adversely affected by the effects of COVID-19, avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, severe weather conditions or other epidemics or outbreaks. Health or other government regulations adopted in response to an epidemic, severe weather conditions such as snow storms, floods or hazardous air pollution, or other outbreaks may require temporary closure of its offices. Such closures may disrupt its business operations and adversely affect its results of operations.

Certain of Ufin’s leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential fines.

Ufin has not registered certain of its lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, Ufin may be required to register and file with the relevant government authority executed leases. The failure to register the lease agreements for its leased properties will not affect the validity of these lease agreements, but the competent housing authorities may order Ufin to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each non-registered lease if Ufin fails to complete the registration within the prescribed timeframe.

Ufin leases premises and may not be able to fully control the rental costs, quality, maintenance and its leasehold interest in these premises, nor can Ufin guarantee that Ufin will be able to successfully renew or find suitable premises to replace its existing premises upon expiration of the existing leases.

Ufin lease all the premises used in its operations from third parties. Ufin requires the landlords’ cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, buildings and facilities deteriorates, or if any or all of its landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of its offices could be materially and adversely affected.

As of the date of this prospectus, Ufin is not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to its leasehold interests in or use of such properties. However, Ufin cannot assure you that its use of such leased properties will not be challenged.

If the PRC government finds that the agreements that establish the structure for operating some of Ufin’s business operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, Ufin could be subject to severe penalties, or be forced to relinquish its interest in those operations.

Foreign ownership of certain businesses including value-added telecommunications services is subject to restrictions under current PRC laws and regulations. The PRC government regulates internet access, distribution of online information and online advertising through strict business licensing requirements and other government regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (excluding e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

Ufin is a Cayman Islands company and its PRC subsidiary, namely its wholly foreign owned enterprise (“WFOE”), is a foreign-invested enterprise. Accordingly, its WFOE is not eligible to provide value-added telecommunications services in China. In the future, if Ufin decides to use its variable interest entity (“VIE”, i.e., a domestic company in PRC) to hold value-added telecommunications business operation licenses as a value-added telecommunications service provider, Ufin will need to enter into a series of contractual arrangements with such entity, or its VIE, and its shareholders, which enable Ufin to (i) exercise effective control over its VIE, (ii) receive substantially all of the economic benefits of its VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests and assets in its VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, Ufin will have control over and will be the primary beneficiary of its VIE and hence consolidate their financial results into its consolidated financial statements under U.S. GAAP.

It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If Ufin or its VIE were found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•        levying fines or confiscating its income or the income of its PRC subsidiary or its VIE;

•        revoking or suspending the business licenses or operating licenses of its PRC subsidiary or its VIE;

•        discontinuing or placing restrictions or onerous conditions on its operations through any transactions between its WFOE and its VIE;

•        requiring Ufin to restructure its ownership structure or operations, including terminating the contractual arrangements with its VIE and deregistering the equity pledges of its VIE, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over its VIE;

•        restricting or prohibiting its use of the proceeds of this offering to finance its business and operations in China; and

•        taking other regulatory or enforcement actions that could be harmful to its business.

If the chops of Ufin’s PRC subsidiary are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of Ufin’s PRC subsidiary are generally held securely by personnel designated or approved by Ufin in accordance with its internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, Ufin could experience disruption to its normal business operations. Ufin may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from its operations.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect Ufin.

Ufin conducts its business primarily through its PRC subsidiaries in China. Its operations in China are governed by PRC laws and regulations. Its PRC subsidiary is subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and its ability to operate its business in China.

From time to time, Ufin may have to resort to administrative and court proceedings to enforce its legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Ufin enjoys than in more developed legal systems. These uncertainties may impede its ability to enforce the contracts Ufin has entered into and could materially and adversely affect its business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, Ufin may not be aware of its violation of any of these policies and rules until sometime after the violation. Such unpredictability towards its contractual, property and procedural rights could adversely affect its business and impede its ability to continue its operations.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on Ufin’s business and operations.

Substantially all of Ufin’s assets and operations are located in China. Accordingly, its business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect its business and operating results, lead to reduction in demand for its services and adversely affect its competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, its financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect its business and operating results.

Ufin may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to its business may have a material adverse effect on its business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including its business. Ufin cannot assure you that Ufin has obtained all the permits or licenses required for conducting its business in China or will be able to maintain its existing licenses or obtain new ones. If the PRC government considers that Ufin was operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of its business, it has the power, among other things, to levy fines, confiscate its income, revoke its business licenses, and require Ufin to discontinue its relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on its business and results of operations.

If Ufin is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to Ufin and its non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body”

as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC; (ii) decisions relating to the enterprise’s financial and human resitsce matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Ufin believes that Ufin is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Ufin is a PRC resident enterprise for enterprise income tax purposes, Ufin may be required to withhold a 10% withholding tax, unless a reduced rate is available under an applicable tax treaty, from dividends Ufin pays to its shareholders that are non-resident enterprises, including the holders of the ADSs.

If Ufin’s preferential tax treatments are revoked, become unavailable or if the calculation of its tax liability is successfully challenged by the PRC tax authorities, Ufin may be required to pay tax, interest and penalties in excess of its tax provisions, and its results of operations could be materially and adversely affected.

The Chinese government has provided various tax incentives to Ufin in China. These incentives include reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, enterprises which obtained a new software enterprise certification were entitled to an exemption of enterprise income tax for the first two years and a 50% reduction of enterprise income tax for the subsequent three years, commencing from the first profit-making year. In addition, the income tax of an enterprise that has been determined to be a high and new technology enterprise can be reduced to a preferential rate of 15%. Ufin has obtained a high and new technology enterprise status, or HNTE status, and is thus eligible to enjoy a preferential tax rate of 15% for 2020, to the extent it has taxable income under the PRC Enterprise Income Tax Law. Ufin plans to reapply for the HNTE status in 2021. Any increase in the enterprise income tax rate applicable to its PRC subsidiaries in China, or any discontinuation or retroactive or future reduction of any of the preferential tax treatments currently enjoyed by Ufin’s PRC subsidiaries in China, could adversely affect its business, financial condition and results of operations. In addition, in the ordinary course of its business, Ufin is subject to complex income tax and other tax regulations and significant judgment is required in the determination of a provision for income taxes. Although Ufin believes its tax provisions are reasonable, if the PRC tax authorities successfully challenge its position and Ufin is required to pay tax, interest and penalties in excess of its tax provisions, its financial condition and results of operations would be materially and adversely affected.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject Ufin’s PRC resident beneficial owners or its PRC subsidiary to liability or penalties, limit its ability to inject capital into its PRC subsidiary, limit its PRC subsidiary’s ability to increase their registered capital or distribute profits to Ufin, or may otherwise adversely affect Ufin.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to Ufin’s shareholders who are PRC residents and may be applicable to any offshore acquisitions that Ufin make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Ufin has requested PRC residents who Ufin knows hold direct or indirect interest in its company to make the necessary applications, filings and registrations as required under SAFE Circular 37 and those PRC resident shareholders that hold direct interest in its company have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, Ufin may not be informed of the identities of all the PRC residents holding direct or indirect interest in its company, and Ufin cannot provide any assurance that these PRC residents will comply with its request to make or obtain any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules. The failure or inability of its PRC resident shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, restrict its cross-border investment activities, limit the ability of its wholly foreign-owned subsidiary in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us, and Ufin may also be prohibited from injecting additional capital into the subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, Ufin’s business operations and its ability to distribute profits to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, Ufin may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect its financial condition and results of operations. In addition, if Ufin decides to acquire a PRC domestic company, Ufin cannot assure you that Ufin or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict its ability to implement its acquisition strategy and could adversely affect its business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent Ufin from using the proceeds of this offering to make loans or additional capital contributions to its PRC subsidiary, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

Ufin is an offshore holding company conducting its operations in China through its PRC subsidiaries. Ufin may make loans to its PRC subsidiaries subject to the approval or registration from governmental authorities and limitation of amount, or Ufin may make additional capital contributions to its wholly foreign-owned subsidiary in China. Any loans to its wholly foreign-owned subsidiary in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations. In addition, a foreign-invested enterprise, or FIE, shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, Ufin cannot assure you that Ufin will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by Ufin to its PRC subsidiaries or with respect to future capital contributions by Ufin to its PRC subsidiary. If Ufin fails to complete such registrations or obtain such approvals, its ability to use the proceeds from this offering and to capitalize or otherwise fund its PRC operations may be negatively affected, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

Ufin may rely on dividends and other distributions on equity paid by its PRC subsidiary to fund any cash and financing requirements Ufin may have, and any limitation on the ability of its PRC subsidiary to make payments to Ufin could have a material and adverse effect on its ability to conduct its business.

Ufin is a Cayman Islands holding company and Ufin relies principally on dividends and other distributions on equity from its PRC subsidiary for its cash requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders for services of any debt Ufin may incur. If its PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to Ufin. Under PRC laws and regulations, its PRC subsidiary, which is a wholly foreign-owned enterprise, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to Ufin as dividends. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or a staff welfare and bonus fund.

Ufin’s PRC subsidiary generates primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of its PRC subsidiary to use their Renminbi revenues to pay dividends to Ufin.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of Ufin’s PRC subsidiary to pay dividends or make other kinds of payments to Ufin could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, or otherwise fund and conduct its business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC regulations relating to dividends withholding tax may prevent Ufin from adopting a favorable tax rate when paying dividends by a PRC subsidiary to its Hong Kong enterprise, which could materially and adversely affect the amount of dividends to be paid to Ufin’s non-PRC shareholders and ADS holders.

Pursuant to the EIT Law and its implementation rules, dividends from income generated from the business of a PRC subsidiary after January 1, 2008 and distributed to its foreign investor are subject to withholding tax at a rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the SAT on February 20, 2009, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. However, according to SAT Circular 81, if the relevant tax authorities consider the transactions or arrangements Ufin has are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

As uncertainties remain regarding the interpretation and implementation of the EIT Law and its implementation rules, Ufin cannot assure you that, if Ufin is deemed as a PRC resident enterprise, any dividends to be distributed to Ufin’s non-PRC shareholders and ADS holders would not be subject to any PRC withholding tax. See “Risk Factors — Risks Relating to Doing Business in China — If Ufin is classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to Ufin and its non-PRC shareholders or ADS holders.”

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT in 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 supersedes the rules with respect to the Indirect Transfer under SAT Circular 698. SAT Bulletin 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698. SAT Bulletin 7 extends the PRC’s tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises at Source, or SAT Bulletin 37, which, among others, repealed the SAT Circular 698 on December 1, 2017. SAT Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises under SAT Circular 698. And certain rules stipulated in SAT Bulletin 7 are replaced by SAT Bulletin 37. Where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the PRC Enterprise Income Tax Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority; however, if the non-resident enterprise voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Pursuant to SAT Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have discretion under SAT Bulletin 7 and SAT Bulletin 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and cost of investment. In addition, SAT Bulletin 37 or SAT Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of SAT Bulletin 37 and SAT Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger Consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax.

Fluctuations in exchange rates could have a material adverse effect on Ufin’s results of operations and the value of its investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund’s basket of currencies that make up the Special Drawing Right (SDR) along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and Ufin cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on Ufin’s investment. For example, to the extent that Ufin needs to convert U.S. dollars Ufin receives from this offering into Renminbi for its operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount Ufin would receive from the conversion. Conversely, if Ufin decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on the ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to Ufin.

Very limited hedging options are available in China to reduce its exposure to exchange rate fluctuations. To date, Ufin has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While Ufin may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and Ufin may not be able to adequately hedge its exposure or at all. In addition, its currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit Ufin’s ability to utilize its cash balance effectively and affect the value of its investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Ufin receives substantially all of its revenues in Renminbi. Under its current corporate structure, its BVI holding company primarily relies on dividend payments from its PRC subsidiary to fund any cash and financing requirements Ufin may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of its PRC subsidiary in China may be used to pay dividends to its company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, Ufin needs to obtain SAFE approval to use cash generated from the operations of its PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents Ufin from obtaining sufficient foreign currencies to satisfy its foreign currency demands, Ufin may not be able to pay dividends in foreign currencies to its shareholders, including holders of the ADSs.

FORWARD-LOOKING STATEMENTS

East Stone believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

East Stone believes it is important to communicate its expectations to its security holders. However, there may be events in the future that East Stone is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by East Stone or Ufin in such forward-looking statements, including among other things:

•        the number and percentage of its Public Shareholders voting against the Business Combination Proposal and/or seeking Redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Pubco’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;

•        changes adversely affecting the business in which Ufin is engaged;

•        management of growth;

•        general economic conditions;

•        Ufin’s business strategy and plans; and

•        the result of future financing efforts.

Pubco and Ufin believe that some of the information in this proxy statement/prospectus contains “forward-looking statements”. Forward-looking statements can be identified by words such as: “forecast,” “anticipate,” “intend,” “plan,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “future,” “likely,” “outlook,” “will” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements we make regarding:

•        Ufin’s mission, goals and strategies;

•        Ufin’s future business development, financial conditions and results of operations;

•        the trends in, expected growth and the market size of the online trading and other financial services industry, both in Hong Kong and globally;

•        expected changes in Ufin’s revenues, costs or expenditures;

•        Ufin’s expectations regarding demand for and market acceptance of its products and services;

•        Ufin’s expectations regarding its relationships with clients and third-party business partners;

•        competition in Ufin’s industry;

•        relevant regulations in jurisdictions which Ufin operates;

•        general economic and business conditions in the markets Ufin has businesses;

Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Ufin and Pubco after completion of the proposed Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on Ufin’s and/or Pubco’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by East Stone, Ufin, or Pubco in such forward-looking statements, including among other things:

•        Ufin had incurred net losses in the past, and Ufin may incur losses again in the future.

•        Ufin may be unable to retain existing clients or attract new clients, or it may fail to offer services to address the needs of its clients as they evolve.

•        Ufin’s level of commission and fee rates may decline in the future. Any material reduction in its commission or fee rates could reduce its profitability.

•        Ufin may face data loss either negligently or intentionally. Ufin cannot guarantee the ultra safety of its system from employee negligence or from intended cyberattack.

Before a shareholder grants its proxy or instructs how its vote should be cast on the Business Combination Proposal, the Share Issuance Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect East Stone, Pubco and/or Ufin.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of East Stone, Ufin, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, East Stone, Ufin, and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF SHAREHOLDERS OF EAST STONE

General

East Stone is furnishing this proxy statement/prospectus to East Stone’s shareholders as part of the solicitation of proxies by East Stone’s board of directors for use at the Meeting to be held on [            ], 2020, and at any adjournment thereof. This proxy statement/prospectus provides East Stone’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [            ], 2020 at 9:00 a.m., Eastern Time, via live webcast at [https:                     ] with the password of [            ].

Purpose of the Special Meeting of Shareholders of East Stone

At the Meeting, East Stone is asking holders of ordinary shares of East Stone to:

•        consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement (The Business Combination Proposal);

•        consider and vote upon a proposal to approve issuances of 20% or more of East Stone’s ordinary shares in connection with any potential financing related to the proposed Business Combination (The Share Issuance Proposal); and

•        consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, East Stone would not have been authorized to consummate the Business Combination (The Adjournment Proposal).

Recommendation of East Stone Board of Directors

East Stone’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of East Stone and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal and “FOR” an Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

East Stone has fixed the close of business on [            ], 2020, as the “Record Date” for determining East Stone shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 17,703,500 ordinary shares of East Stone outstanding and entitled to vote. Each ordinary share of East Stone is entitled to one vote per share at the Meeting.

Pursuant to agreements with East Stone, the 3,450,000 Founder Shares held by the Initial Shareholders, the 350,000 IPO PIPE Shares held by the IPO PIPE Shareholders and any ordinary shares of East Stone acquired in the aftermarket by such shareholders, will be voted in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Meeting.

Quorum

The presence, oneself or by proxy, of the holders of no less than 50% of all the outstanding ordinary shares of East Stone entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to East Stone but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented) will require the affirmative vote by the holders of a majority of the ordinary shares of East Stone that are present and voted at the Meeting.

Voting Your Shares

Each ordinary share of East Stone that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of East Stone that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of East Stone at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by East Stone’s board “FOR” the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting [www.voteproxy.com] and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Vote by Telephone.    You may dial toll-free number at [            ] in the United States or [            ] from foreign countries and follow the instructions. You may vote by telephone until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from East Stone. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to [                 @continentalstock.com] or to facsimile number [            ]. Written requests can be mailed to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2020.

You will receive a confirmation of your registration by email after East Stone receives your registration materials. You may attend the Meeting by visiting [https://                   ] with the password of [            ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. East Stone encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Stock Ownership of and Voting by East Stone Directors, Officers, Initial Shareholders and IPO PIPE Shareholders

The Initial Shareholders of East Stone beneficially own an aggregate of [            ] ordinary shares of East Stone. The IPO PIPE Shareholders beneficially own an aggregate of [            ] ordinary shares of East Stone. Each of East Stone’s Initial Shareholders and IPO PIPE Shareholders have agreed to vote their ordinary shares of East Stone in favor of the Business Combination Proposal.

Attending the Meeting

The Meeting will be held virtually on [            ], 2020 at 9:00 a.m. Eastern Time via live webcast on the Internet. You will be able to attend the Meeting by visiting [https://                   ] with the password of [            ]. In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803, Attn: Chief Executive Officer, so that it is received by East Stone’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of East Stone, you may call Morrow Sodali LLC, East Stone’s Proxy Solicitor, at (800) 662-5200 or banks and brokers can call at (203) 658-9400.

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [            ], 2020 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that East Stone convert such shares into a full pro rata portion of the Trust Account (which was approximately $[            ] per share as of [            ], 2020, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, East Stone will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

East Stone’s Sponsor, officers and directors will not have Redemption rights with respect to any ordinary shares of East Stone owned by them, directly or indirectly.

East Stone shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, East Stone’s transfer agent and (B) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to East Stone’s transfer agent no later than 5:00 p.m. Eastern Time on [            ], 2020 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then East Stone’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. East Stone will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of East Stone. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If East Stone would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, East Stone will not be able to consummate the Business Combination.

The closing price of the ordinary shares of East Stone on the Record Date was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] million (approximately $[            ] per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the ordinary shares of East Stone as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. East Stone cannot assure its shareholders that they will be able to sell their ordinary shares of East Stone in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of East Stone for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your stock certificate (either physically or electronically) to East Stone’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any East Stone Warrants and Rights that it may hold and, upon consummation of the Business Combination, each Warrant will become exercisable to purchase one-half (1/2) of one Ordinary Share of Pubco, which may be exchanged for Pubco ADSs, subject to certain conditions, in lieu of one ordinary share of East Stone for a purchase price of $11.50 per Ordinary Share and each Right will automatically be converted into one-tenth of one Ordinary Share in the form of Pubco ADSs.

Appraisal Rights

East Stone shareholders (including the Initial Shareholder) and holders of other East Stone securities do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation Costs

East Stone is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. East Stone and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. East Stone will bear the cost of the solicitation.

East Stone has hired Proxy Solicitor to assist in the proxy solicitation process.

East Stone will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. East Stone will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of East Stone are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. East Stone shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because East Stone is holding a shareholder vote on the Business Combination, East Stone may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On September 21, 2020, East Stone entered into the Business Combination Agreement with Ufin, Pubco, Merger Sub, the Seller and other parties thereto. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) immediately following the consummation of the Share Exchange (described below), Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity, and with holders of East Stone securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of Ufin (the “Purchased Shares”) from the Seller in exchange for Ordinary Shares (which may be exchanged for ADSs, subject to certain conditions) and warrants of Pubco, with Ufin becoming a wholly-owned subsidiary of Pubco, (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Exchange Consideration

The total Exchange Consideration to be paid by Pubco to Seller for the Purchased Shares shall be an amount equal to up to $450,000,000, consisting (i) an aggregate number of Ordinary Shares equal in value to (A) a base consideration of $300,000,000, plus (or minus if negative) (B) the net working capital of Ufin, minus (C) Ufin’s closing debt, with each Ordinary Share valued at a per share price of $10.00 per share or 30,000,000 Base Exchange Shares (prior to adjustments for net working capital and closing debt), to be issued and delivered to the Seller and the Designated Share Recipients at the Closing, subject to 10% of such Base Exchange Shares being placed in escrow to satisfy indemnification claims in accordance with Section 2.4 of the Business Combination Agreement, (ii) 6,000,000 Pubco warrants, and (iii) if earned, up to an additional 15,000,000 Ordinary Shares (“Earnout Escrow Shares”) (which may be exchanged for ADSs, subject to certain conditions), if one of the two specified earnout revenue targets is met by the fiscal year ending June 30, 2022, in accordance with Section 2.4 and Section 2.5 of the Business Combination Agreement. At the Closing, 15,000,000 Earnout Escrow Shares will be delivered to the escrow agent and placed in escrow until some or all of such shares are released to the Seller if one of the two specified earnout revenue targets is met by the fiscal year ending June 30, 2022, and if neither earnout revenue target is met, the Earnout Shares shall not vest and shall be forfeited. The number of Base Exchange Shares is subject to adjustment prior to Closing based on the confirmation of Ufin’s net working capital and outstanding indebtedness as reflected on Ufin’s financial statements for each fiscal quarter after the date of the Business Combination Agreement and prior to the effectiveness of Pubco’s Registration Statement for the Transaction.

Prior to the effective time of the Merger, Pubco will designate a U.S. bank or trust company reasonably acceptable to East Stone to act as the exchange agent of Pubco for the purposes of distributing the ADSs in exchange for East Stone Warrants and East Stone Rights. At or substantially concurrently with the effective time of the Merger, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the depositary bank a number of Pubco Ordinary Shares equal to the aggregate number of ADSs to be issued to the holders of East Stone Ordinary Shares and East Stone Rights, and (ii) deposit or cause to be deposited with the depositary bank, for the benefit of the intended recipients of the ADSs, such aggregate number of ADSs, and the depositary bank shall be authorized to issue the ADSs representing such Ordinary Shares at the instruction of the exchange agent.

Immediately after the effective time of the Merger, the exchange agent shall distribute the ADSs to the former holders of East Stone Ordinary Share and East Stone Rights. After the effective time, upon any exercise of Pubco Warrants by the holders thereof, Pubco will promptly allot and issue, or cause to be allotted and issued, to the depositary bank a number of Ordinary Shares underlying such exercised Pubco Warrant, at which time the depositary bank shall be authorized and directed to issue and deliver the corresponding ADSs at the instructions of the warrant agent. The agent shall not be entitled to vote or exercise any rights of ownership with respect to ADSs held by it, however it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of ADS holders entitled to such dividends or distributions.

Escrow Accounts

Indemnity Escrow

The parties agreed that at or prior to the Closing, Pubco, the Seller Representatives and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) will enter into an escrow agreement, effective as of the Closing, in form and substance reasonably satisfactory to East Stone and Ufin (the “Escrow Agreement”), pursuant to which Pubco will deliver to the Escrow Agent a number of Exchange Shares (each valued at the Redemption Price) equal to 10% of the Base Exchange Shares otherwise issuable to the Seller at the Closing (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Indemnity Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Indemnity Escrow Shares, the “Indemnity Escrow Property”) in a segregated account and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. The Indemnity Escrow Property will be held in the Indemnity Escrow Account until July 1, 2022 and shall be a source of payment for any post-closing indemnification claims. Within three business days of upon July 1, 2020, all Indemnity Escrow Property will be released to the Seller in accordance with the Business Combination Agreement and Lock-up Agreement. However, an amount of Indemnity Escrow Property equal to the value of any pending and unresolved claims will remain in the Indemnity Escrow Account until finally resolved.

Earnout Escrow

Pubco will deliver to the Escrow Agent the Earnout Escrow Shares to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement.

In the event that the Pubco revenue for the fiscal year ending June 30, 2022 (the “Earnout Period”) as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000 or approximately US$200,000,000), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000 or

approximately $250,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of the Business Combination Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited.

In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares (the “Second Tier Earnout Payment”) of the Earnout Escrow Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the Seller, East Stone, Ufin and Pubco as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement, subject to certain customary exceptions.

In the Business Combination Agreement, Ufin made certain customary representations and warranties to East Stone, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) customers and suppliers; (24) business practices; (25) Investment Company Act of 1940; (26) finders and brokers; (27) information supplied; and (28) independent investigation. Additionally, Pubco made certain customary representations and warranties to East Stone with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) title and ownership of the Pubco shares to be issued to the Seller; (6) Pubco and Merger Sub activities; (7) finders and brokers; (8) Investment Company Act of 1940; (9) information supplied; and (10) independent investigation.

In the Business Combination Agreement, East Stone made certain customary representations and warranties to Ufin and the Seller, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act of 1940 and the JOBS Act; (16) finders and brokers; (17) business practices; (18) insurance; (19) information supplied; (20) independent investigation; and (21) the trust account.

In the Business Combination Agreement, the Seller made customary representations and warranties to East Stone, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) ownership of the Purchased Shares; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and brokers; (9) information supplied and (10) independent investigation.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) East Stone’s public filing obligations and Ufin’s obligation to deliver interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurance; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Closing; (12) use of trust proceeds after the Closing; and (13) efforts to conduct a private placement, backstop or redemption waiver arrangements, if sought.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a classified board of seven directors, four of the seven directors will be independent. Pubco’s board will be classified into two classes of directors, with (I) one class of directors, consisting of two Ufin directors designated by Ufin and one East Stone director designated by the East Stone (collectively, the “Class I Directors”), initially serving a one (1) year term, such term effective from the Closing (and any subsequent Class I Directors serving a two (2) year term), and (II) a second class of directors, consisting of three Ufin directors designated by Ufin and one (1) East Stone director (collectively, the “Class II Directors”), initially serving a two (2) year term, such term effective from the Closing (and any subsequent Class II Directors serving a two (2) year term). In accordance with the Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, East Stone director will provide directors and independent directors with a customary director indemnification agreement, in form and substance reasonably acceptable to Pubco and directors.

East Stone and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of the Ordinary Shares and the Pubco Warrants to be issued to the holders of the East Stone securities and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of East Stone for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of East Stone and providing such shareholders with an opportunity to participate in the Redemption. In addition, Pubco agreed to use its reasonable best efforts to cause its depositary bank to file with the SEC a registration statement on Form F-6 (the “Form F-6”) for the registration under the Securities Act of the issuance of the ADSs.

Pubco also agreed that it would cause one or more sponsored ADR facilities to be established with its depositary bank for the purpose of issuing Ordinary Shares in the form of ADSs, establishing each ADR facility and filing the Form F-6.

Survival and Indemnification

All of representations and warranties of the parties survive the Closing until July 1, 2022.

All covenants, obligations and agreements of the parties contained in the Business Combination Agreement that are required to the performed after the Closing shall survive the Closing and continue until fully performed in accordance with their terms.

The Seller and its sole director will provide indemnification for any breach of any representations and warranties or covenants of Ufin or the Seller.

Indemnification claims by East Stone, on the one hand, and Seller, on the other hand, are subject to a basket of $500,000 in aggregate losses before any indemnification claim is paid, but upon meeting the threshold, all indemnification claims are paid back to the first dollar of losses.

The maximum aggregate amount of indemnification payments to which East Stone or the Seller and its sole director will be obligated to pay (other than with respect to fraud claims relating to the transactions under the Business Combination Agreement or breaches of certain fundamental representations) is capped at an amount equal to the 15% of the Exchange Consideration. Fraud claims relating to the Transactions or breaches of fundamental representations are payable in a maximum aggregate amount equal to the Exchange Consideration.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of East Stone’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) East Stone having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vi) the effectiveness of the Registration Statement and the effectiveness of the Form F-6; (vii) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (viii) receipt by Ufin and East Stone of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (ix) the election or appointment of members to Pubco’s post-closing board of directors designated by Ufin and East Stone.

In addition, unless waived by Ufin, the obligations of Ufin, Pubco, Merger Sub and the Seller to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of East Stone being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) East Stone having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to East Stone since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Ufin and Pubco of a Registration Rights Agreement, in form and substance reasonably acceptable to Ufin and East Stone, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Earnout Escrow Shares that are released from escrow to the Seller (the “Seller Registration Rights Agreement”); and (v) East Stone, Pubco and the other parties thereto will have amended East Stone’s Registration Rights Agreement (such amendment, the “Founder Registration Rights Agreement Amendment”) that was entered into by East Stone at the time of its initial public offering, in form and substance reasonably acceptable to East Stone and Ufin, to among other matters, have such agreement apply to Pubco and the Pubco securities to be received in connection with the Merger by East Stone’s shareholders that are parties to such agreement.

Unless waived by East Stone, the obligations of East Stone, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Ufin, Pubco and the Seller being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) Ufin, Pubco, Merger Sub and Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Ufin or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by East Stone of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to East Stone and Ufin between such individuals as they mutually agree acting reasonably and either Pubco or Ufin, as they mutually agree acting reasonably, duly executed by the parties thereto; (v) receipt by East Stone of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (vi) receipt by East Stone of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; and (vii) receipt by East Stone of the evidence of the termination of any outstanding options, warrants or other convertible securities of Ufin, without any consideration or liability therefor.

Termination

The Business Combination Agreement may be terminated at any time prior the Closing by either East Stone or Ufin if the Closing has not occurred on or prior to February 15, 2021 (the “Outside Date”); provided that if East Stone, at its election, either makes a three month automatic extension (the “Automatic Extension”) or receives shareholder approval for a charter amendment to extend the term it has to consummate a business combination (“Charter Extension”), East Stone can extend the Outside Date by three months in the case of the Automatic Extension or in the case of a Charter Extension the shorter of three months and the period ending on the last day for East Stone to consummate a business combination.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and Ufin; (ii) by either East Stone or Ufin if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Ufin for East Stone’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured breach of the Business Combination Agreement by Ufin, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (v) by East Stone if there has been a Material Adverse Effect with respect to Ufin since the date of the Business Combination Agreement which is uncured and continuing; (vi) by either East Stone or Ufin if East Stone holds its shareholder meeting to approve the Business Combination Agreement and the Transactions and such approval is not obtained; and (vii) by Ufin, in the event that, after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of a private placement, the amount of cash available to East Stone is less than Thirty Million Dollars ($30,000,000).

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

In the event the Business Combination Agreement is terminated by East Stone as a result of a material breach by Ufin, Pubco, Merger Sub or the Seller, Ufin will pay East Stone a termination fee of $2,500,000 plus expenses, provided that the aggregate amount of the termination fee shall not exceed $3,000,000.

Trust Account Waiver, Non-Recourse and Releases

Ufin, Pubco, Merger Sub and the Seller have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in East Stone’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

The parties agreed that all claims or actions that may be based upon, arise out of or relate to the Business Combination Agreement or any of the ancillary documents may only be made against the parties to the Business Combination Agreement and not against any of their past present or future directors, officers, employees, members, managers, partners affiliates, agents, attorneys or representatives.

Seller, on behalf of itself and its affiliates that own shares of Seller, provided a release of Ufin and its subsidiaries, effective as of the Closing, for any rights with respect litigation proceedings, obligations, agreements, debts and liabilities, which such person now has and has ever had against Ufin, other than its rights under the Business Combination Agreement and ancillary documents and other customary exceptions.

Governing Law

The Business Combination Agreement is governed by New York laws. All actions arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York.

Related Agreements

Lock-Up Agreements

Simultaneously with the Closing, Seller and the executive officers of Ufin will enter in a lock-up agreement providing for a lock-up period commencing on the date of the Closing and ending on the earlier of (x) fifteen months from the Closing, (y) the date Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party (a “Subsequent Transaction”) and (z) the date on which the closing sale price of the Pubco ordinary shares equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period.

In addition, certain Designated Share Recipients will enter into an identical lock-up agreement except that the lock-up period will end on the earlier of six months and a Subsequent Transaction.

Non-Competition Agreements

Simultaneously with the Closing, Seller and certain Designated Share Recipients (each a “Restricted Person”) will enter into non-competition and non-solicitation agreements in favor of Pubco, East Stone and Ufin, and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”), on mutually agreeable terms (each, a “Non-Competition Agreement”), pursuant to which each Restricted Person will agree not to compete with the Covered Parties for a specified restricted period. Under the Non-Competition Agreement, the Restricted Person and his, her or its affiliates will also be subject to certain non-solicitation and non-interference obligations during the specified restricted period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers or clients, and (iii) vendors, suppliers, distributors, agents or other service providers. Each such Restricted Person will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Seller Registration Rights Agreement

At the Closing, Pubco and the Seller and Designated Share Recipients shall enter into the Seller Registration Rights Agreement. Under the Seller Registration Rights Agreement, the Seller and Designated Share Recipients shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Exchange Shares (including, any shares held, either held in Indemnity Escrow Account or Earnout Escrow Account, as Escrow Shares pursuant to the Escrow Agreement) (together with any warrants, capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities ”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period and the Escrow Shares may not be requested to be registered or registered while they are held in the Escrow Account in accordance with the Escrow Agreement. Seller as the holder of a majority-in-interest of the Registrable Securities (based on the number of shares and not voting rights and excluding Escrow Shares held under the Escrow Agreement) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the Registrable Securities, and other ones holding Registrable Securities will be entitled to join in such demand registration.

Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to those holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the Seller holding Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Founders Registration Rights Agreement Amendment

At the Closing, East Stone, Pubco, the Founders and the other parties thereto shall enter into the Founder Registration Rights Agreement Amendment. Under the Founder Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco’s ordinary shares and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Seller Registration Rights Agreement, including making the registration rights of the Seller and the Founders pari passu with respect to any underwriting cut-backs.

Amended Pubco Charter

Pubco will amend and restate its charter as of the Closing to provide for a more customary public company charter and set forth the rights of the holders of Pubco’s ordinary shares.

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into two classes, namely Class I and Class II. Class I will consist initially of three directors, namely, Michael Cashel, Jianhua Zeng and Qiang Wang. Class II will consist initially of four directors, namely Yingkui Liu, Hua Mao, Jasmine Geffner and Xiaoma Lu. After the Merger, Michael Cashel, Jianhua Zeng, Jasmine Geffner and Xiaoma Lu will be considered independent directors under the rules of Nasdaq. See the section entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of Ufin will become officers of Pubco, holding the equivalent positions as those held with Ufin. These officers are Hua Mao, Qiang Wang, Shaoyong Fu, and Dachuan Zhao. Each of these persons is currently an executive officer of Ufin. See the section entitled “Management of Pubco Following the Business Combination.”

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto prior to the consummation of the Business Combination and as of the date of this prospectus/proxy statement.

Ufin and its Subsidiaries

•        Ufin Investment Limited, incorporated under the laws of British Virgin Islands on October 30, 2019

•        Ufin Holdings Limited, incorporated under the laws of Cayman Islands on November 5, 2014

•        Ufin (Hong Kong) Limited (in Chinese 香港优飞有限公司), incorporated under the laws of Hong Kong on June 20, 2019

•        Nanjing Ufin Shuke Technology Group Limited (in Chinese 南京优飞数科科技集团有限公司), incorporated under the laws of China on July 31, 2019, is considered a wholly foreign owned enterprise.

•        Beijing Ufin Credit Technology Limited (in Chinese 北京优飞金信数字科技有限公司), incorporated under the laws of China on May 17, 2017

•        Nanjing Ufin Insurance Technology Limited (in Chinese 南京优飞保科信息技术有限公司), incorporated under the laws of China on October 28, 2019

•        Nanjing Ufin Data Technology Limited (in Chinese 南京优数信息技术有限公司), incorporated under the laws of China on October 22, 2019

•        Hainan Ufin Digital Technology Co., Ltd. (in Chinese 海南优飞信科数字科技有限公司), incorporated under the laws of China on July 16, 2020

The following diagram illustrates Pubco’s organizational structure following the consummation of the Business Combination.

Post-Business Combination Structure
East Stone Sponsor and Insiders & IPO Underwriters
Holders of Pubco Public Warrants Issued replacing East Stone Warrants
Public Shareholders including Holders of East Stone Rights
Seller Ufin Investment Limited
PIPE Investors New Subscription to Share Offering
Ufin Tek Limited (Pubco) A British Virgin Islands Company
East Stone Acquisition Corporation A British Virgin Islands Company
Ufin Holdings Limited A Cayman Islands Company
100%
Ufin (Hong Kong) Limited A Hong Kong Company
Offshore
100%
Onshore
Nanjing Ufin Shuke Technology Group Limited
100%
100%
100%
100%
Beijing Ufin Credit Technology Limited
Nanjing Ufin Insurance Technology Limited
Nanjing Ufin Data Technology Limited
Hainan Ufin Digital Technology Co., Ltd

Charter Documents of Pubco Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•        make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and

•        if Pubco’s applications for listing are approved, Pubco’s ADSs and warrants will be traded on Nasdaq under the symbols “UFIN” and “UFINW”, respectively.

Background of the Business Combination

On February 24, 2020, East Stone closed its Initial Public Offering of 13,800,000 Units, with each Unit consisting of one ordinary share, one warrant to purchase one-half (1/2) of one ordinary share at a price of $11.50 and one Right entitling the holder thereof to received one-tenth (1/10) of one ordinary share. Each Unit was sold at an offering price of $10.00, generating total gross proceeds of $138,000,000. Simultaneously with a consummation of the Initial Public Offering and the exercise of the underwriters’ over-allotment option, East Stone consummated the private sale of an aggregate of 350,000 Private Placement Units to its Sponsor at $10.00 per unit for an aggregate purchase price of $3,500,000.

Promptly following its Initial Public Offering, East Stone commenced its search for potential target businesses with the objective of consummating a Business Combination. East Stone sought out potential target businesses based on management’s internal research and through the professional relationship networks of East Stone’s management, board of directors, board advisors and with professional service providers (including but not limited to consultants and investment bankers).

From the closing of its Initial Public Offering through the signing of the Business Combination Agreement with Ufin on September 21, 2020, East Stone contacted and was contacted by over 21 individuals and entities with respect to Business Combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions, including inquiries received in the East Stone’s publicly available email from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. Inquiries came from Europe, North America and Asia-Pacific.

In all, East Stone signed 15 confidentiality agreements with potential transaction targets and/or with third parties making referrals to potential transaction targets. East Stone evaluated 9 potential transactions in the fintech sector, including in the areas of mobile digital payment, digitalized cross-board payment in e-commerce, licensed digital commercial banking, digital lending service, credit lending risk analysis, e-commerce, and insurtech. East Stone offered indicative term sheets to two Business Combination targets, and on September 21, 2020, East Stone signed the Business Combination Agreement with Ufin.

The following chronicle is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by East Stone but sets forth the significant discussions and steps that East Stone took to reaching a Business Combination Agreement with Ufin.

•        Immediately upon the closing of the Initial Public Offering, East Stone management informed its board of directors and its Board advisors of the closing and sent to them a copy of the final prospectus for the initial public offering dated February 19, 2020.

•        On March 10, 2020, East Stone management was contacted by Mr. Hua Mao. At the time, Mr. Mao was one of the two advisors to the Board of East Stone. Mr. Mao introduced East Stone to Ufin, a digital sales platform/APP powered by SaaS. Mr. Mao met the founder of Ufin, Mr. Yingkui Liu, when they both enrolled EMBA courses at Tsinghua University.

•        On March 11, 2020, East Stone drafted a nondisclosure agreement and forwarded it to Ufin for review; Ufin returned a signed agreement to East Stone on March 14, 2020.

•        On March 16, 2020, East Stone held its first meeting, via video conference, with Mr. Yingkui Liu, founder of Ufin. Mr. Lu, East Stone’s Chief Executive Officer, from the United States, and Mr. Hao, East Stone’s Chief Financial Officer, from Beijing, China, attended the conference. The purpose of the meeting was to understand Ufin’s business and its interest in going public in the United States.

•        On March 23, 2020, Mr. Hao, travelled to Ufin’s Beijing Office to meet the Mr. Liu, founder of Ufin and Ufin’s management team including its legal counsel and finance director in person. East Stone’s board advisor, Mr. Hua Mao, accompanied this visit. The purpose of the meeting was to further understand Ufin’s desire of going public in the United States and the meeting was also an introduction of how to go public by way of a SPAC. Mr. Hao spent time separately with Ufin’s finance director to review the East Stone IPO prospectus in detail.

•        In the morning of March 25, 2020, Mr. Mao, advisor to East Stone at that time, notified East Stone that he had been offered to join Ufin as Chief Executive Officer of Ufin. Mr. Mao indicated to both Mr. Lu and Mr. Hao that he would cease any involvement in the discussion between East Stone and Ufin relating to the potential business combination from that point on.

•        In the afternoon of March 25, 2020, Mr. Hao visited Ufin again at Ufin Beijing office. The purpose of the meeting is to further explain SPAC structure. Attendees of the meeting included Mr. Liu, Ufin’s in-house legal counsel, finance director. At the closing of the meeting, both parties agreed to form a working group to outline issues concerning and relating to a potential transaction.

•        On May 26, 2020, Messrs. Hao and Lu held a video conference with director of finance, team leader appointed by Ufin to work with East Stone. The meeting was to discuss the SaaS industry and SaaS industry valuation and to discuss how Ufin would be evaluated in a potential transaction with East Stone. Due to local COVID-19 policy, Mr. Lu participated in the conference remotely from a quarantined location in a hotel in the city of Xiamen, China.

•        Before Ufin, East Stone exchanged/delivered its first indicative term sheet to a Business Combination target in the mobile payment business (“Company A”) on June 1, 2020. Company A and East Stone knew each other back to Fall 2018. East Stone management was first introduced to Company A in Fall 2018 when running East Stone Capital, a US private equity fund. Company A was introduced to East Stone Capital by a third party (“Consultant to Company A”) during that period. Company A was looking for fund raise to speed up its product development. In the Fall 2018, Mr. Hao visited Company A and met its operations team at its head office. Subsequently to the visit, two meetings were held with Company A management together with Consultant to Company A. The meeting topic was to discuss the possibility having East Stone Capital to invest in Company A. East Stone Capital did not proceed to invest in Company A later. After the Initial Public Offering, East Stone management approached Consultant to Company A to request if Company A was interested in a potential business combination. The first contact with Company A thereafter was March 6, 2020 by the arrangement of Consultant to Company A.

•        On June 1, 2020, East Stone received from Ufin an audit report ended June 30, 2019 and 2018 and a preliminary unaudited financial information for the periods ended June 30, 2018 and 2019 prepared by separating its insurance agency and technology driven SaaS powered services in loan facilitation and digital sales platform/APP. On the same day, Mr. Hao had a conference with Ufin about general audit and auditing considerations relating to a potential transaction.

•        On June 9, 2020, Ufin’s director of finance provided to Messrs. Hao and Lu a timeline for the delivery of its audited financial statements for the fiscal years ended June 30, 2019 and 2020. Ufin confirmed it would deliver the audited financial statements in U.S. GAAP.

•        On June 16, 2020, Mr. Hao of East Stone was invited for a phone meeting about engaging Friedman LLP, an independent registered public accounting firm, to perform an audit of Ufin’s financial statements.

•        On June 17, 2020 Mr. Hao visited Ufin’s Beijing office for a scheduled interview of senior management team and heads of various departments of sales/marketing, technology development, product design, customer services and so on. Mr. Lu attended the interviews remotely via video conferencing due to local COVID-19 travel limitation. The interview was arranged by director of finance of Ufin and the purpose of the interview is a part of the due diligence.

•        On June 19, 2020, East Stone and Ufin outlined a projected timeline for a potential transaction, in which the delivery of the Ufin audit report was specified.

•        On June 21, 2020, East Stone started the preparation of the indicative term sheet. On June 16, 2020, East Stone confirmed with Ellenoff Grossman & Schole LLP, counsel to East Stone (“EGS”), a letter of intent (“LOI”) is not a must between term sheet and definitive agreement. On June 24, 2020, East Stone drafted the indicative term sheet, purposely eliminating the signing of LOI. On June 25, 2020, East Stone submitted to Ufin an initial term sheet for review. On June 27, 2020, Ufin provided its feedback concerning the term sheet with revision of its own. On July 27, 2020, both East Stone and Ufin are close to firm up all items in the indicative term sheet. On July 29, 2020, an indicative term sheet was further negotiated between East Stone and Ufin.

•        On July 9, 2020, East Stone proposed to exclude Ufin’s licensed insurance agency from transaction terms. After careful reviewing of Ufin’s financial information for two distinctive lines of business. The extensive discussion with Ufin to exclude insurance agency lasted two weeks. During the discussion, Ufin was fully aware of East Stone’s intention to have Ufin focus resources on the development and marketing of its technology. By then Ufin’s shareholders reached a decision to divest insurance agency and the final decision was made by shareholder resolution passed on July 31, 2020.

•        On July 13, 2020, East Stone received from Ufin a draft of results of operation ended June 30, 2019 and a draft projection of operation for fiscal years ending June 30, 2020, 2021 and 2022. Ufin’s draft projections were grouped by segments: (1) insurance agency and (2) technology driven SaaS powered services in loan facilitation and digital sales platform/APP.

•        On July 15, 2020, East Stone and Company A signed a non-binding indicative term sheet. Company A is headquartered outside China and performs business operations outside of China (operation locations include China, Hong Kong, Taiwan, South Korea, Singapore, Australia). In the process of evaluating Company A, East Stone issued a due diligence questionnaire and East Stone reviewed Company A’s 2017 and 2018 audited financial statements, its commercial and technology service contracts, its shareholder structure and organization structure, as well as industrial reports provided by Company A. After signing a non-binding indicative term sheet, East Stone approached a law firm based outside China to evaluate the due diligence process and Company A approached a PCAOB auditor to evaluate the performance of an US GAAP audit.

•        On July 24, 2020, East Stone was briefed by Ufin on its progress of hiring Friedman LLP.

•        On August 2, 2020, East Stone and Ufin signed a non-binding indicative term sheet outlining major terms for a potential transaction including a preliminary valuation and earn-out terms.

•        On August 4, 2020, East Stone held a board meeting, where all board members attended by video telephone. The East Stone management team briefed the Board on two lead target candidates, Company A and Ufin, including but not limited to the nature of business of the two lead target candidates, due diligence status, preliminary valuation of each candidate, and initial pro and con analysis of the two targets. In the meeting, East Stone management also briefed the Board on the impact of Covid-19 and local policy on restricted travel and mandated quarantines, both domestically and internationally. The Board agreed to concentrate resources on Ufin, since Ufin operated in a region that was accessible by East Stone management and third parties for due diligence. East Stone kept Company A as an alternative pending the ease of COVID-19 restrictions.

•        On August 6, 2020, East Stone engaged JunHe LLP to commence legal due diligence on Ufin. On the same day, JunHe LLP delivered a legal due diligence request list to Ufin.

•        On August 6, 2020, East Stone informed its legal counsel, EGS, on the signing of the indicative term sheet with Ufin.

•        On August 15, 2020, East Stone forwarded to Ufin’s in-house counsel a draft Business Combination Agreement. On August 18, 2020, the same version of Business Combination Agreement was forwarded to EGS.

•        From August 15, 2020 to September 15, 2020, Ufin’s in-house legal counsel and Ufin’s outside counsel, Jingtian & Gongcheng, and East Stone exchanged comments and revisions to the Business Combination Agreement.

•        On August 20, 2020, East Stone and EGS held a conference call to discuss the terms and status of negotiations for the Business Combination Agreement.

•        On September 2, 2020, East Stone and I-Bankers exchanged emails relating to the potential transaction with Ufin and a possible PIPE financing in connection therewith.

•        On September 3, 2020, East Stone engaged PKF China, an international audit and consulting firm, to perform an assessment of Ufin’s financial projections.

•        On September 4, 2020, East Stone and EGS held a telephone conference to discuss the terms of the Business Combination Agreement and Lock-up Agreement.

•        On September 10, 2020, Junhe Law delivered its draft due diligence report with a few open items to get confirmed and cleared. On September 16, 2020, the signed due diligence report was delivered. The due diligence was performed by video conference and there were four rounds of document requests. The report was further expanded twice to include additional annexes and exhibits.

•        On September 15, 2020, ET, East Stone held a Board meeting. The purpose of the meeting was for East Stone management to brief to the Board on the status of the two primary business combination target candidates, Company A and Ufin, the status of financial due diligence, legal due diligence, and the progress of the audit report of each. By the end of the meeting, the Board agreed Ufin is a more ready candidate of the two.

•        On September 20, 2020, the Board convened a meeting to discuss and approve the Business Combination Agreement and transactions contemplated thereby.

•        On September 21, 2020, East Stone and Ufin executed the Business Combination Agreement.

•        On November 3, 2020, East Stone held a Board meeting. The Board was briefed by East Stone management on the status of the proposed Business Combination with Ufin.

East Stone’s Board of Directors’ Reasons for Approval of the Business Combination

East Stone’s board of directors listened to and reviewed the materials provided by the East Stone management team. The members of East Stone’s board of directors had in-depth discussions during meetings of the board of directors in order to determine if the Business Combination was in the best interests of East Stone’s shareholders.

The materials provided to the board of directors was obtained from due diligence that independent third parties and East Stone’s management team conducted of Ufin that included, but was not limited to:

•        Ufin’s audited financial statements ended June 30, 2019 and 2018;

•        Ufin’s unaudited financial statements ended June 30, 2020;

•        Business summary of Ufin prepared and commissioned by East Stone management team;

•        Oral summary of PKF findings from its initial evaluation (formal report was delivered after this meeting);

•        Review of risk factors prepared by Ufin;

•        Legal due diligence report prepared by Junhe LLP;

•        Business Combination Agreement (draft version);

•        A summary of the transaction structure; and

•        Ufin’s company background, shareholder structure and organization chart.

In the prospectus for its initial public offering, East Stone identified the following general criteria and guidelines that East Stone believed would be important in evaluating prospective target businesses, although East Stone indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Strong and noticeable presence in its market. We intend to focus on investment in an industry segment that has a noticeable presence in its market;

•        First mover in its niche market. When pursuing our business combination, we will look for targets that are early leaders in their niche market and which set trends in their products and/or services;

•        Differentiated products or services. A company with differentiated products or services offers investors a long-term investment opportunity and we will certainly spend time and resources to assess our business combination in this regard;

•        Seasoned management team. We will spend significant time assessing a company’s leadership and personnel and evaluating what we can do to augment and/or upgrade the team over time if needed;

•        Widely-applicable technology & scalable model offering appealing growth potential. Our management believes that technology-driven solutions that are widely applicable and scalable have a unique window of opportunity to create advantages that will grow with the industry;

•        Stable and reputable customer base. We will seek target businesses that have a stable and reputable customer base, with systematic advantages which are generally able to employ risk management measures to endure economic downturns, industry consolidation, changing business preferences and other unfavorable business environments that may negatively impact their customers, suppliers and competitors.

These illustrative criteria were not intended to be exhaustive. Evaluations relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that East Stone’s management may deem relevant.

The discussion carried out by East Stone’s board of directors included the following qualitative and quantitative evaluations made by the East Stone management team regarding Ufin in order to enable its board of directors to ascertain the reasonableness of the consideration being paid:

Evaluation Criteria	Evaluation of Ufin by East Stone Management
A high-quality senior management team

Ufin’s management team has extensive industry experience in technology and solid understanding of the business operations in the selected vertical market, such as consumer finance, auto insurance and life insurance.

Entrepreneurship

Both founder of Ufin and Chief Executive Officer and co-founder of Ufin are venture entrepreneurs for the second time. Both of them have accumulated venture entrepreneurship experiences and have exited their first ventures successfully, though severally and not jointly.

Successful business model with high growth rate

Ufin’s business model is built upon SaaS, independent third party sales force, high penetration of mobile users in China, ever ending evolving digital economy including digital wallet and mobile payment.

Downside risk	Ufin has spent significant capital on the development of SaaS and the deployment of its digital sales platform/APP. The risk in technology has been migrated and the downside risk is minimum.
Competitive advantage	There are no direct competitors. Ufin is replacing the old-fashioned business practices such as call centers, telemarketing, email pushing/delivery and test message.
Use of proceeds	Branding, marketing, business development and R&D. For details, see “Use of Proceeds”

The tables below summarize the key financial data and quantitative analysis East Stone management presented to the Board.

Ufin Historical Financials & Projections

In connection with East Stone’s review of the Business Combination, Ufin provided East Stone management with historical financials and certain projections regarding future financial performance. The reporting currency of Ufin audited financial statements is RMB, Chinese currency. The RMB to US dollar currency rate was set at 7.0 to 1.0. Ufin’s fiscal year end is June 30. The historical financials are extracted from Ufin audited financial statements. This information should be read in conjunction with “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Ufin’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

The projections were based on internal Ufin estimates, which have not been examined by Ufin’s auditor, and may not be consistent with actual performance. No assurance can be given that any of the projections set forth below will prove to be accurate, or that the growth described, or any growth, will be able to be achieved. The following information is provided solely for the convenience of the reader.

Such information is provided below.

	Unaudited Pro Forma Statement of Operation	Unaudited Pro Forma Statement of Operation	Projection	Projection
(Translated into US dollars in millions)	June 30, 2019 Actual	June 30, 2020 Actual	June 30, 2021 Estimate	June 30, 2022 Estimate
Revenue	$1.2	4.5	32.9	250.0
Gross profit	$1.2	4.2	29.5	214.5
Gross profit Margin	$93.6%	92.9%	89.7%	85.8%
EBIT	$(0.02)	0.2	(7.7)	(32.4)

Ufin’s Due Diligence and Valuation

East Stone conducted a due diligence review along with the industry specialists of its financial advisors, which encompassed, among other things, an assessment of the SaaS industry’s development and performance, analysis of the current landscape and current prospects, meetings with Ufin management and employees, document reviews, legal diligence review, a review of financial models and forecasts and other information made available to East Stone in an electronic data room and otherwise, and an analysis of issues and risks discovered in this process.

East Stone’s board of directors determined that the consideration being paid in the Business Combination, the amount of which was negotiated at arms-length, was fair to and in the best interests of East Stone and its shareholders and appropriately reflected Ufin’s value. The board of directors based this conclusion on (i) a review of the draft Ufin’s audited financial statements and review of legal due diligence report by Junhe LLP, (ii) a review of PKF analysis of Ufin financial projection and a review of revenue projections provided by Ufin management, and (iii) other information that the board of directors deemed appropriate (including a conference call with I-Bankers Securities). The board of directors determined that as a growth stage company, the forecasts of Ufin’s future projections were supported by the rapid growth in a market where the economy is evolving quickly into digital economy with mobile payment, online shopping (not only goods but services too). In addition, the board of directors believed the strong management team of Ufin would be capable of meeting the forecasts based on the management team’s experience and qualifications.

In its evaluation, East Stone’s board of directors also took into consideration the fact that Ufin had been facing, and would likely continue to face, challenging macroeconomic and market conditions, since the world’s economy and financial markets are strongly affected by the trade war between the U.S and PRC and the COVID-19 outbreak in the first quarter of 2020 and forward. However, due to the nature of Ufin’s business, consumers and commerce are moving on-line, the board of directors believe Ufin should be able to sustain its growth into 2021 and 2022.

Ufin’s Risk Factors Consideration

The East Stone’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic risks.    Ufin’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations. Ufin’s business, financial condition and results of operations, as well as its ability to obtain financing, may be adversely affected by a downturn in the global or Chinese economy.

•        Heavily regulated industry.    Ufin does not operate in a heavily regulated industry. However, if and when required, Ufin may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for its business activities in multiple jurisdictions. Local regulations may change from time to time. If Ufin fails to obtain and maintain the requisite licenses, if needed, and approvals required under complex regulatory environment applicable to its business in China, or if Ufin is required to take actions that are time-consuming or costly, its business, financial condition and results of operations may be materially and adversely affected.

•        Interest rate risk.    Fluctuations in interest rates may negatively affect Ufin’s operation, since Ufin is involved in personal loan facilitation.

•        Liquidity risk.    Ufin depends on the services rendered to insurance agents and insurance brokers, Ufin depends upon insurance agents and brokers to clear insurance policies sold by the agents and brokers with their respective insurers. Delayed clearance of the policy underwritten may materially and adversely affect Ufin healthy financial results.

•        Operation risk.    A failure in Ufin’s information technology, or IT, systems could cause interruptions in its services, undermine the responsiveness of its services, disrupt its business, damage its reputation and cause losses. Ufin may be subject to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions on it or its external service providers.

•        Sustainable profitable results.    Ufin had incurred net losses in the past. Although Ufin’s technology driven SaaS powered services have produced revenue with high margin, it only has a short operation history and may not be sustainable. Ufin may incur losses again in the future.

•        Revenue concentration.    Ufin derives a substantial portion of revenue from a small number of key clients.

•        Intellectual property risk.    Ufin’s business and operating results may be adversely affected if it is not able to adequately protect its intellectual properties such as software copyrights, domain names, trademarks, trade secrets, know-how and other intellectual properties or confidential information or technology.

•        Other Risks.    Various other risks associated with the business of Ufin, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

East Stone’s board of directors concluded that the potential benefits that it and its shareholders expected to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Transactions. The board of directors also noted that the East Stone shareholders would have a substantial economic interest in the combined company (depending on the level of Redemption). Accordingly, the board of directors unanimously determined that the Business Combination Agreement and the Transactions contemplated therein, were advisable, fair to, and in the best interests of East Stone and its shareholders.

Satisfaction of 80% Test

It is a requirement under East Stone’s amended and restated memorandum and articles of association that any business acquired by East Stone have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of September 21, 2020, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $138.8 million and 80% thereof represented approximately $111 million.

The East Stone board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Ufin met the 80% requirement. Based on the fact that the $450 million (including an earnout valuation at $150 million) fair market value of Ufin as described above, is in excess of the threshold of approximately $111 million, representing 80% of the balance of the funds in the Trust Account, the East Stone board determined that the fair market value of Ufin was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Interests of East Stone’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of East Stone to vote in favor of approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, shareholders should keep in mind that East Stone’s Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of East Stone shareholders generally. In particular:

•        If the Business Combination with Ufin or another business combination is not consummated by May 24, 2021 (or up until November 24, 2021 if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), East Stone will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 3,450,000 Founder Shares held by East Stone’s Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to East Stone’s Initial Public Offering, would be worthless because East Stone’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares had an aggregate market value of $33.98 million based upon the closing price of $9.85 per share on Nasdaq on September 30, 2020.

•        If East Stone is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by East Stone for services rendered or contracted for or products sold to East Stone, but only if such a vendor or target business has not executed a waiver.

•        East Stone’s Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on East Stone’s behalf, such as identifying and investigating possible business targets and business combinations. However, if East Stone fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, East Stone may not be able to reimburse these expenses if the Business Combination with Ufin or another business combination is not completed by May 24, 2021 (or up until November 24, 2021, if East Stone extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus).

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If the East Stone completes a Business Combination, the East Stone would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of this proxy statement/prospectus, no Working Capital Loans have been issued.

There are no finder’s fees payable in connection with the Business Combination.

Recommendation of East Stone’s Board of Directors

After careful consideration of the matters described above, particularly Ufin’s historical performance, potential for growth, the experience of Ufin’s management, Ufin’s competitive positioning, its customer relationships, and technical skills, East Stone’s board determined unanimously that each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented, East Stone’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the East Stone board of directors is not meant to be exhaustive but includes the material information and factors considered by the East Stone board of directors.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from East Stone’s current amended and restated memorandum and articles of association:

•        the name of the new public entity will be “Ufin Tek Limited” as opposed to “East Stone Acquisition Corporation”;

•        the directors of East Stone may be removed by resolutions of directors or members with or without cause; the directors of Pubco, however, may be removed by resolutions of directors or members only with cause;

•        Pubco’s corporate existence is perpetual as opposed to East Stone’s corporate existence terminating if a Business Combination is not consummated by East Stone within a specified period of time; and

•        Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that East Stone’s amended and restated memorandum and articles of association contains.

As noted above, the provisions of Regulation 23 of East Stone’s amended and restated memorandum and articles of association will not be included in Pubco’s Amended and Restated Memorandum and Articles of Association. The provisions of Regulation 23 that are not to be included apply only during the period that will terminate upon the consummation of the Business Combination.

The provisions of Regulation 23 of East Stone’s amended and restated memorandum and articles of association relate to the operation of East Stone as a blank check company prior to the consummation of its initial business combination and would not be applicable to Pubco after consummation of the Merger. Accordingly, they would serve no further purpose.

Certain provisions in the Amended and Restated Memorandum and Articles of Association of Pubco may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

These provisions include:

•        Preferred Shares.    Pubco’s board of directors will have the ability to designate and issue preferred shares with voting or other rights or preferences that could deter hostile takeovers or delay changes in its control or management.

•        Directors Removed Only for Cause.    Pubco’s Amended and Restated Memorandum and Articles of Association will provide that shareholders may remove directors only for cause.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Comparison of Corporate Governance and Shareholder Rights

Pubco is BVI business company. BVI law and Pubco’s Amended and Restated Memorandum and Articles of Association (the “Amended Articles”) will govern the rights of its shareholders. The Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the amended and restated memorandum and articles of association will differ in certain material respects from the amended and restated memorandum and articles of association of East Stone. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of East Stone.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of East Stone and Pubco according to applicable law and/or the organizational documents of East Stone and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	East Stone	Pubco
Removal of directors	The directors of East Stone may be removed by resolution of directors or resolution of members, in each case with or without cause.	The directors of Pubco may be removed by resolution of directors or resolution of members, in each case only with cause.
SPAC Provisions

East Stone’s amended and restated memorandum and articles of association contain provisions relating to the operation of East Stone as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the trust account of the company and time limits within which it must consummate an initial business combination.

The Amended and Restated Memorandum and Articles of Association of Pubco do not contain such provisions.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of East Stone ordinary shares, Warrants or Rights of (i) the Business Combination, (ii) the ownership of Pubco Ordinary Shares following the Business Combination and (iii) the election to have East Stone ordinary shares redeemed for cash. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of East Stone ordinary shares, Warrants or Rights that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold East Stone ordinary shares, Warrants or Rights as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired East Stone ordinary shares, Warrants or Rights pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold East Stone ordinary shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to East Stone ordinary shares as a result of such income being recognized on an applicable financial statement; and

•        persons who actually or constructively own 5 percent or more of East Stone ordinary shares (except as specifically provided below); or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of East Stone ordinary shares, Warrants or Rights. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold East Stone ordinary shares, Warrants or Rights through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of East Stone ordinary shares, Warrants or Rights, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Additionally, this discussion does not address the conversion of Warrants (including the Private Placement Warrants) into East Stone ordinary shares. Holders of Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Warrants.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF EAST STONE ORDINARY SHARES, WARRANTS OR RIGHTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF EAST STONE ORDINARY SHARES WHO CHOOSE TO HAVE THEIR ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO’S ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination

In General

This section is subject in its entirety to the discussion in the section below entitled “— Passive Foreign Investment Company”. This section is addressed to U.S. Holders of ordinary shares of East Stone that elect to participate in the Business Combination. It is intended that the Merger of East Stone and Merger Sub together with the Share Exchange qualify as an exchange described in Section 351 of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of ordinary shares of East Stone for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code.

A U.S. Holder who owns ordinary shares of East Stone and who exchanges such ordinary shares for Pubco’s Ordinary Shares will generally not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of Pubco received by such a U.S. Holder in the Merger will be the same as the aggregate adjusted tax basis of the East Stone shares surrendered in exchange therefor. The holding period of the shares of Pubco received in the Merger by such U.S. Holder will include the period during which the East Stone shares exchanged therefor were held by such U.S. Holder.

A U.S. Holder whose East Stone Warrant automatically converts into a warrant to purchase Pubco’s Ordinary Shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco warrant received and such U.S. Holder’s adjusted basis in its East Stone Warrant. A U.S. Holder’s basis in its Pubco warrant deemed received in the Merger will equal the fair market value of such Warrant. A U.S. Holder’s holding period in its Pubco warrant will begin on the day after the Merger.

A U.S. Holder who receives Pubco Ordinary Shares in exchange for such U.S. Holder’s ordinary shares of East Stone and whose East Stone Warrants automatically convert into warrants to purchase Pubco’s Ordinary Shares will recognize gain (if any) with respect to each ordinary share of East Stone and Warrant held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the Pubco Ordinary Shares and warrants to acquire Pubco Ordinary Shares deemed received in exchange for such share or Warrant, as described below, over such U.S. Holder’s tax basis in the East Stone share or Warrant exchanged therefor or (ii) the fair market value of the warrants to acquire Pubco Ordinary Shares deemed received in exchange for such East Stone share or Warrant. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares received by such U.S. Holder and (ii) the warrants to purchase Pubco Ordinary Shares owned by such U.S. Holder as a result of the Merger among the ordinary shares and Warrants of East Stone owned by such U.S. Holder immediately prior to the Merger in proportion to their fair market values. Any loss recognized by a U.S. Holder is disallowed.

A U.S. Holder of Rights generally should not recognize gain or loss upon the acquisition of East Stone ordinary shares on the conversion of the Rights, such ordinary shares should have a tax basis equal to such holder’s tax basis in the Rights, and the holding period of such shares should begin on the day after such conversion. Thereafter, the redemption or exchange of East Stone ordinary shares received upon the acquisition of such shares on the conversion of the Rights should have the tax consequences described in this discussion, depending on whether the holder of such ordinary shares elects to have such shares redeemed for cash or whether such holder participates in the Business Combination (in which case the East Stone ordinary shares are exchanged for Pubco Ordinary Shares), as applicable.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a “passive foreign investment company” (a “PFIC”) for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because East Stone is a blank check company, with no current active business, we believe that it is likely that East Stone will meet the PFIC asset or income test for its current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to East Stone is uncertain. After the acquisition of a company or assets in a business combination, East Stone may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of its passive income and assets as well as the passive income and assets of the acquired business. If the company that East Stone acquires in a business combination is a PFIC, then we will likely not qualify for the start-up exception and will be a PFIC for our current taxable year. The actual PFIC status of East Stone for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of East Stone as a PFIC for its current taxable year or any future taxable year.

If East Stone is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our securities and, in the case of our ordinary shares, the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such ordinary shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of our securities; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

In general, if East Stone is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of the net capital gains of East Stone (as long-term capital gain) and our other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its Warrants or Rights to acquire East Stone ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants or Rights (other than upon exchange of Warrants or conversion of such Rights), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if East Stone were a PFIC at any time during the period the U.S. Holder held the Warrants or Rights. If a U.S. Holder that exercises such Warrants or Rights properly makes a QEF election with respect to the newly acquired East Stone ordinary shares (or has previously made a QEF election will continue to apply with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants or Rights), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the Warrants or the conversion of the Rights by the gain recognized and will also have a new holding period in such ordinary shares for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from East Stone. If East Stone determines it is a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that East Stone will have timely knowledge of its status as a PFIC or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to East Stone ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to the PFIC status of East Stone will be made annually, an initial determination we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our securities while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for the first taxable year East Stone is a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of East Stone that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years in which East Stone is a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold our shares for their fair market value on the “qualification date.” The qualification date is the first day of the tax year in which East Stone qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held East Stone ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in the East Stone ordinary shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that East Stone is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its East Stone ordinary shares over the fair market value of such ordinary shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its East Stone ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) East Stone ordinary shares and for which we are treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants or Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the East Stone ordinary shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of East Stone securities should consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares

This section is addressed to U.S. Holders of ordinary shares of East Stone that receive Pubco Ordinary Shares in the Merger.

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Pubco to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or Pubco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Pubco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco’s Ordinary Shares.

To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate Pubco’s earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Pubco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the Ordinary Share and your tax basis (in U.S. dollars) in the Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Pubco owns at any time will generally be considered to be held for the production of passive income and (2) the value of Pubco’s assets must be determined based on the market value of its Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test.

A determination as to whether Pubco is a PFIC with respect to any particular tax year will be made following the end of such tax year. If Pubco is a PFIC for any year during which you hold Pubco Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if Pubco ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco securities and, in the case of the Ordinary Shares, the U.S. Holder did not make a timely “mark-to-market” election, as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Pubco securities; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which it is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

If a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a “mark-to-market” election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares and for which Pubco is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Pubco is treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Pubco Ordinary Shares under their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Pubco does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which Pubco is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if Pubco were a PFIC at any time during the period you hold its Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if Pubco ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which Pubco is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which Pubco is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Pubco’s Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is addressed to U.S. Holders of ordinary shares of East Stone that elect to have their ordinary shares of East Stone redeemed for cash (we refer to these U.S. Holders as “Redeeming U.S. Holders”). A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the Redemption and such shareholder’s adjusted basis in the ordinary shares of East Stone exchanged therefor if the Redeeming U.S. Holder’s ownership of shares in East Stone is completely terminated or if the Redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in East Stone is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of ordinary shares of East Stone (generally, ordinary shares of East Stone purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon Redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the Redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the Redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as the East Stone Warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the Redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of East Stone is reduced immediately after the Redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the Redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership immediately before the Redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of East Stone entitled to vote. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the Redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of East Stone. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the Redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the Redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the Redemption in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the ordinary shares of East Stone (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares of East Stone.

As these rules are complex, U.S. Holders of ordinary shares of East Stone considering exercising their Redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger to holders of East Stone securities. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ufin comprising the ongoing operations of the combined company, Ufin senior management comprising the senior management of the combined company, and the former owners and management of Ufin having control of the board of directors after the Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Merger will be treated as the equivalent of Ufin issuing shares for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Ufin.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with Registrar of Companies of the British Virgin Islands necessary to effectuate the Merger.

Restrictions on Sales of Pubco ADSs Received in the Business Combination

The Pubco ADSs to be issued in connection with the Business Combination will be freely transferable under the Securities Act and the Exchange Act, except for Pubco ADSs issued to any holder who may be deemed to be an “affiliate” of Pubco for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Pubco and may include the senior management, directors and significant shareholders of Pubco. Securities held by an affiliate of Pubco may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover resales of Pubco ADSs, or the underlying Ordinary Shares, received upon completion of the Business Combination by any person, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Required Vote and Recommendation of the Board

The approval of the Business Combination Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, East Stone has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that East Stone convert their Public Shares into their pro rata share of the Trust Account.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

East Stone is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2020 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. This information should be read together with Ufin’s and East Stone’s audited financial statements and related notes, “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

•        Ufin’s audited historical consolidated historical balance sheet as of June 30, 2020, as included elsewhere in this proxy statement/prospectus, and

•        East Stone’s audited historical condensed balance sheet as of June 30, 2020, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended June 30, 2020 has been prepared using the following:

•        Ufin’s audited historical consolidated historical statement of operations for the year ended June 30, 2020, as included elsewhere in this proxy statement/prospectus, and

•        East Stone’s audited historical condensed statement of operations for the year ended June 30, 2020, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On September 21, 2020, East Stone entered into the Business Combination Agreement (the “Business Combination Agreement”) with Ufin, Pubco, Merger Sub, the Seller and other parties thereto. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity (the “Merger”), and with holders of East Stone securities receiving substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of Ufin (the “Purchased Shares”) from the Seller in exchange for ordinary shares of Pubco, with Ufin becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Seller (which consideration shall be allocated to certain designated recipients (the “Designated Share Recipients”)) for its shares of Ufin shall be a combination of Pubco ordinary shares and Pubco warrants equal to up to Four Hundred Fifty Million Dollars ($450,000,000) (the “Exchange Consideration”) consisting of (a) a number of Pubco ordinary shares (the “Base Exchange Shares”) equal in value to: (i) $300,000,000, plus (or minus, if negative) Ufin’s net working capital, and minus (ii) the aggregate amount of any outstanding indebtedness of Ufin (in excess of RMB10,000,000 (the “Closing Debt”), (b) 6,000,000 Pubco warrants, and (c) up to 15,000,000 Pubco ordinary shares if certain conditions are met (the “Earnout Shares”), and together with the Base Exchange Shares (the “Exchange Shares”). At the Closing, Seller will allocate its shares among certain designated recipients of the shares (the “Designated Share Recipients”).

Earnout Escrow Account

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to East Stone and Ufin (the

“Escrow Agreement” ), pursuant to which Pubco will deliver to the Escrow Agent 15,000,000 Exchange Shares (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Earnout Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account (the “Earnout Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. In the event that the Pubco revenue for the fiscal year ending June 30, 2022 (the “Earnout Period”) as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000 or approximately US$200,000,000), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000 or approximately US$250,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of the Business Combination Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million (5,000,000) Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited.

In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares (the “Second Tier Earnout Payment”) of the Earnout Escrow Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ufin shareholders expecting to have a majority of the voting power of the combined company, Ufin comprising the ongoing operations of the combined entity, Ufin comprising a majority of the governing body of the combined company, and Ufin’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Ufin issuing share for the net assets of East Stone, accompanied by a recapitalization. The net assets of East Stone will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Ufin.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Ufin and East Stone have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, Merger Sub and Purchaser and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of East Stone’s ordinary shares:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon consummation of the Transactions; and

•        Scenario 2 — Assuming redemptions of 10,784,688 of East Stone ordinary shares for cash:    This presentation assumes that East Stone shareholders exercise their redemption rights with respect to a maximum of 10,784,688 ordinary shares upon consummation of the Transactions at a redemption price of approximately $10.05 per share. The maximum redemption amount is derived from a minimum of $30,000,000 cash at Closing, including $5,000,001 in net tangible assets and approximately $2.4 million to be used to pay expenses in connection with the Transaction after giving effect to the payments to redeeming shareholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 45,000,000 ordinary shares to be issued to Ufin shareholders.

As a result of the Transactions, assuming no East Stone shareholders elect to redeem their shares for cash, Ufin will own approximately 72% of Pubco Ordinary Shares to be outstanding immediately after the Transactions, and 72% of voting rights, and East Stone shareholders will own approximately 28% of Pubco Ordinary Shares and 28% of voting rights, based on the number of Pubco Ordinary Shares outstanding as of June 30, 2020 (in each case, not giving effect to any shares issuable to them upon exercise of warrants or the unit purchase option). If 10,784,688 ordinary shares are redeemed for cash, which assumes the maximum redemption of East Stone’s shares and providing for a minimum of $30,000,000 cash at Closing, including $5,000,001 in net tangible assets and approximately $2.4 million to be used to pay expenses to consummate the Transaction after giving effect to the payments to redeeming shareholders, Ufin will own approximately 87% of ordinary shares of Pubco and 87% of voting rights, and East Stone will own approximately 13% of Pubco Ordinary Shares to be outstanding immediately after the Merger, or 13% of voting rights, respectively (in each case, not giving effect to any shares issuable to them upon exercise of warrants or the unit purchase option). The above numbers (i) include the Escrow Shares and Earnout Escrow Shares, which in the case of the Earnout Escrow Shares shall be subject to vesting, and (ii) assume that there are no purchase price adjustments or indemnification payments.

EAST STONE ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2020

	East Stone	Ufin	Adjustment for Merger Assuming 10,784,688 Shares Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming 10,784,688 Shares Redemption & Divesture	Adjustment for Merger Assuming No Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming No Redemptions & Divesture
							(Unaudited)					(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$389,361	$604,450	$30,000,003	3c	$(340,825)	3g	$28,252,989	$138,386,117	3c	$(340,825)	3g	$133,844,103
			(2,400,000)	3b				(5,195,000)	3b
Restricted cash	—	719,429	—		(719,429)	3g	—	—		(719,429)	3g	—
Accounts receivable, net	—	4,198,283	—		(1,736,526)	3g	2,461,757	—		(1,736,526)	3g	2,461,757
Other receivables, net	—	968,156	—		(273,192)	3g	694,964	—		(273,192)	3g	694,964
Other receivable – related parties	—	245,580	—		241,030	3h	—	—		241,030	3h	—
					(486,610)	3g				(486,610)	3g
Prepayments, net	—	2,090,249	—		(1,987,812)	3g	102,437	—		(1,987,812)	3g	102,437
Prepaid expenses and other current assets	202,485	—	—		—		202,485	—		—		202,485
Loan receivables, net	—	245,085	—		(213,183)	3g	31,902	—		(213,183)	3g	31,902
Total current assets	591,846	9,071,232	27,600,003		(5,516,547)		31,746,534	133,191,117		(5,516,547)		137,337,648

OTHER ASSETS
Cash and investments held in Trust Account	138,826,973	—	(108,386,114)	3a	—		—	(38,356)	3b	—		—
			(38,356)	3b				(138,386,117)	3c
			(402,500)	3b				(402,500)	3b
			(30,000,003)	3c			—
Property and equipment, net	—	89,779	—		(80,524)	3g	9,255	—		(80,524)	3g	9,255
Intangible assets, net	—	1,397,296	—		(168,672)	3g	1,228,624	—		(168,672)	3g	1,228,624
Other non-current assets	—	54,286	—		(54,286)	3g	—	—		(54,286)	3g	—
Intercompay balances	—	—	—		1,342,057	3h	—	—		1,342,057	3h	—
					(1,342,057)	3h				(1,342,057)	3h
Total other assets	138,826,973	1,541,361	(138,826,973)		(303,482)		1,237,879	(138,826,973)		(303,482)		1,237,879
Total assets	$139,418,819	$10,612,593	$(111,226,970)		$(5,820,029)		$32,984,413	$(5,635,856)		$(5,820,029)		$138,575,527

CURRENT LIABILITIES
Accounts payable	$—	$3,827,128	$—		(1,813,258)	3g	$2,013,870	$—		$(1,813,258)	3g	$2,013,870
Short term loans	—	3,099,178	—		(3,099,178)	3g	—	—		(3,099,178)	3g	—
Other payables and accrued liabilities	38,356	1,748,860	(38,356)	3b	(631,638)	3g	1,117,222	(38,356)	3b	(631,638)	3g	1,117,222
Other payables – related parties	—	247	—		241,030	3g	241,277	—		241,030	3g	241,277
Deferred underwriting commission	402,500	—	(402,500)	3b	—	3g	—	(402,500)	3b	—	3g	—
Deferred revenue	—	178,690	—		(178,690)	3g	—	—		(178,690)	3g	—
Taxes payable	—	675,299	—		(310,118)	3g	365,181	—		(310,118)	3g	365,181
Total current liabilities	440,856	9,529,402	(440,856)		(5,791,852)		3,737,550	(440,856)		(5,791,852)		3,737,550

Long term loan	—	240,619	—		(240,619)	3g	—	—		(240,619)	3g	—
Intercompany balances	—	—			1,342,057	3h	1,342,057	—		1,342,057	3g	1,342,057
Total liabilities	440,856	9,770,021	(440,856)		(4,690,414)		5,079,607	(440,856)		(4,690,414)		5,079,607

EAST STONE ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (continued)
As of June 30, 2020

	East Stone	Ufin	Adjustment for Merger Assuming 10,784,688 Shares Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming 10,784,688 Shares Redemption & Divesture	Adjustment for Merger Assuming No Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming No Redemptions & Divesture
							(Unaudited)					(Unaudited)
COMMITMENTS AND CONTINGENCIES
Ordinary shares subject to possible redemption, 13,397,796 shares at redemption value $10.00 per share	133,977,960	—	(108,386,114)	3a	—		—	(133,977,960)	3d	—		—
			(25,591,846)	3d								—
SHAREHOLDERS’ EQUITY
Preferred shares in class A, B, C, D, and E, no par value; unlimited shares authorized, none issued and outstanding	—	—	—		—		—	—		—		—
Ordinary shares, no par value; unlimited shares authorized; 4,305,704 shares issued and outstanding	4,463,785	—	25,591,846	3d	—		28,191,850	133,977,960	3d	—		133,782,964
			536,218	3e				536,218	3e
			1	3f				1	3f
			(2,400,000)	3b				(5,195,000)
Ordinary shares,$1.0 par value, 50,000 shares authorized, 1 issued and outstanding	—	1	(1)	3f			—	(1)	3f			—
Additional paid-in capital	—	1,491,310	—		(1,491,310)	3i	—	—		(1,491,310)	3i	—
Statutory reserves	—	133,302	—		(45,537)	3i	87,765	—		(45,537)	3i	87,765
Retained earnings (deficit)	536,218	(727,077)	(536,218)	3e	335,460	3i	(391,617)	(536,218)	3e	335,460	3i	(391,617)
								—
Accumulated other comprehensive loss	—	(54,964)	—		71,772	3i	16,808	—		71,772	3i	16,808
Total shareholders’ equity	5,000,003	842,572	23,191,846		(1,129,615)		27,904,806	128,782,960		(1,129,615)		133,495,920
Total liabilities and shareholders’ equity	$139,418,819	$10,612,593	$(111,226,970)		$(5,820,029)		$32,984,413	$(5,635,856)		$(5,820,029)		$138,575,527

EAST STONE ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2020

	East Stone	Ufin	Adjustment for Merger Assuming 10,784,688 Shares Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming 10,784,688 Shares Redemptions & Divesture	Adjustment for Merger Assuming No Redemptions	Note	Adjustment for divesture of Ufin’s VIE	Note	Pro Forma Combined Assuming No Redemptions & Divesture
							(Unaudited)					(Unaudited)
REVENUES, NET	$—	$29,263,190	$—		$(27,003,858)	4f	$4,489,417	$—		$(27,003,858)	4f	$4,489,417
					2,230,085	4g				2,230,085	4g
COST OF REVENUES	—	24,886,399	—		(24,569,297)	4f	317,102	—		(24,569,297)	4f	317,102
GROSS PROFIT	—	4,376,791	—		(204,476)		4,172,315	—		(204,476)		4,172,315

OPERATING EXPENSES:
Selling	—	2,508,732	—		(2,998,085)	4f	(489,353)	—		(2,998,085)	4f	(489,353)
General and administrative	275,927	1,600,631	—		2,230,085	4g	4,106,643	—		2,230,085	4g	4,106,643
Research and development	—	626,523	—				626,523	—				626,523
Total operating expenses	275,927	4,735,886	—		(768,000)		4,243,813	—		(768,000)		4,243,813
LOSS FROM OPERATIONS	(275,927)	(359,095)	—		563,524		(71,498)	—		563,524		(71,498)

OTHER INCOME (EXPENSE)
Interest earned on investments held in Trust Account	826,973	—	(826,973)	4a			—	(826,973)	4a			—
Financial expense, net	—	(52,991)	—				(52,991)	—				(52,991)
Other income, net	—	83,821	—		(29,641)	4g	54,180	—		(29,641)	4g	54,180
Total other income, net	826,973	30,830	(826,973)		(29,641)		1,189	(826,973)		(29,641)		1,189

INCOME (LOSS) BEFORE INCOME TAXES	551,046	(328,265)	(826,973)		533,883		(70,309)	(826,973)		533,883		(70,309)

PROVISION FOR INCOME TAXES	—	(459,980)	—		163,667	4f	(296,313)	—		163,667	4f	(296,313)
NET INCOME (LOSS)	$551,046	$(788,245)	$(826,973)		$697,550		$(366,622)	$(826,973)		$697,550		$(366,622)

WEIGHTED AVERAGE SHARES OUTSTANDING OF REDEEMABLE ORDINARY SHARES	13,800,000		(10,784,688)	4b			—	(13,800,000)	4c			—
			(3,015,312)	4c
BASIC AND DILUTED NET INCOME PER ORDINARY SHARE	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING OF NON-REDEEMABLE ORDINARY SHARES	3,903,500		3,015,312	4c			51,918,812	13,800,000	4c			62,703,500
			30,000,000	4d				30,000,000	4d
			15,000,000	4e				15,000,000	4e
BASIC AND DILUTED NET LOSS PER ORDINARY SHARE	$(0.07)						$(0.01)					$(0.01)

Note 1 — Description of Transactions

On September 21, 2020, East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Ufin Tek Limited, a British Virgin Islands company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Sherman Xiaoma Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands limited liability company and the sole holder of Ufin’s outstanding capital shares (the “Seller”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity (the “Merger”), and with holders of East Stone securities receiving substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of Ufin (the “Purchased Shares”) from the Seller in exchange for ordinary shares of Pubco, with Ufin becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Seller (which consideration shall be allocated to certain designated recipients (the “Designated Share Recipients”)) for its shares of Ufin shall be a combination of Pubco ordinary shares and Pubco warrants equal to up to Four Hundred Fifty Million Dollars ($450,000,000) (the “Exchange Consideration”) consisting of (a) a number of Pubco ordinary shares (the “Base Exchange Shares”) equal in value to: (i) $300,000,000, plus (or minus, if negative) Ufin’s net working capital, and minus (ii) the aggregate amount of any outstanding indebtedness of Ufin (in excess of RMB10, 000,000 (the “Closing Debt”), (b) 6,000,000 Pubco warrants, and (c) up to 15,000,000 Pubco ordinary shares if certain conditions are met (the “Earnout Shares”), and together with the Base Exchange Shares (the “Exchange Shares”). At the Closing, Seller will allocate its shares among certain designated recipients of the shares (the “Designated Share Recipients”).

Earnout Escrow Account

The parties agreed that at or prior to the Closing, Pubco, the Seller and Continental Stock Transfer & Trust Company (or another mutually acceptable escrow agent), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to East Stone and Ufin (the “Escrow Agreement” ), pursuant to which Pubco will deliver to the Escrow Agent 15,000,000 Exchange Shares (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Earnout Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account (the “Earnout Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. In the event that the Pubco revenue for the fiscal year ending June 30, 2022 (the “Earnout Period”) as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000 or approximately $200,000,000), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000 or approximately $250,000,000), while maintaining a gross margin at or greater than Eighty- Five percent (85%), then, subject to the terms and conditions of the Business Combination Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited.

In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares (the “Second Tier Earnout Payment”) of the Earnout Escrow Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited.

On July 16, 2020, an Ufin’s subsidiary, Nanjing Ufin Shuke Technology Group Limited (“Nanjing Shuke”) established a subsidiary Hainan Ufin Digital Technology Co., Ltd (“Hainan Ufin”) in Hainan Province. The registered capital of Hainan Ufin is RMB 1million (approximately USD0.14 million) and the Company will primarily engage in software and information technology area.

Pursuant to board resolution dated July 31, 2020, the Board approved to divest the insurance agency by terminating the Company’s VIE with Beijing Jiayibao and its subsidiary Beijing Sinowel. On July 31, 2020, Nanjing Shuke, Beijing Jiayibao and its original shareholders entered into a VIE Termination Agreement. Nanjing Shuke approved to sign the VIE Termination Agreement by a written resolution. As a result, the ownership structure of Nanjing Shuke and Beijing Jiayibao have been legally terminated.

The following unaudited pro forma results of operations and balance sheet presents the Company’s financial results as if the disposal of Beijing Jiayibao had been completed on July 1, 2018. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations and the balance sheet that the Company would have recognized had we completed the transaction on July 1, 2018. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

Note 2 — Basis of presentation

The Business Combination Agreement signed on September 21, 2020 will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, East Stone will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ufin comprising the ongoing operations of the combined company, Ufin’s senior management comprising the senior management of the combined company and Ufin shareholders having a majority of the voting power of the combined company. For accounting purposes, Ufin will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Ufin (i.e., a capital transaction involving the issuance of share by East Stone for the share of Ufin. Accordingly, the consolidated assets, liabilities and results of operations of Ufin will become the historical financial statements of the combined company, and East Stone’s assets, liabilities and results of operations will be consolidated with Ufin beginning on the acquisition date.

The unaudited pro forma of combined balance sheet and combined statement of operations reflected the disposal of Ufin’s insurance agency on July 31, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 was derived from Ufin’s audited consolidated balance sheet and East Stone’s audited balance sheet as of June 30, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination were completed on June 30, 2020.

The unaudited pro forma condensed combined statement of operations information for the year ended June 30, 2020 was derived from Ufin’s audited consolidated statement of operations and East Sone’s audited statements of operations for the year ended June 30, 2020 and gives pro forma effect to the Business Combination as if they had occurred on July 1, 2019.

Note 3 — Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

a)      Reflects the transaction effect in redemption of 10,784,688 ordinary shares of East Stone at a redemption price of approximately $10.05 per share.

b)      Reflects the payment of outstanding accrued expense, deferred underwriting commission by East Stone and payment for East Stone’s transaction expenses.

c)      Release of fund from trust accounts into cash.

d)      Reflects the transfer of non-redeemed ordinary shares into non-redeemable ordinary shares.

e)      Reflects the elimination of East Stone’s retained earnings upon consummation of the Business Combination.

f)      Converts Ufin’s ordinary shares into East Stone’s ordinary shares and reflects recapitalization through the payment of the total merger consideration pursuant to the Share Exchange Agreement of the 45,000,000 ordinary shares with no par value under assumption of Ufin meet the conditions per Earnout Escrow Agreement.

g)      Reflects the elimination of assets and liabilities from the July 31, 2020 divesture of Ufin’s VIE.

h)      Reflects the adjustments for intercompany elimination of other receivable, other receivable — related parties, other payable and other payables — related parties between Ufin’s VIE and Ufin.

i)       Reflect the elimination of equity attributable to Ufin’s VIE.

Note 4 — Notes and adjustment to Unaudited Pro Forma Condensed combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)     Elimination of interest income on the East Stone trust assets upon redemption.

(b)    Reflects the transaction effect in redemption of 10,784,688 ordinary shares of East Stone at a redemption price of approximately $10.05 per share.

(c)     Reflects the transfer of non-redeemed ordinary shares into non-redeemable ordinary shares.

(d)    Reflects the payment of the total merger consideration pursuant to the Share Exchange Agreement in the amount of approximately $300 million in fair value of 30,000,000 ordinary shares valued at $10.00 per share, based on the current estimates of the components of the Adjusted Equity Value as of June 30, 2020 (including adjustment of divestiture of Ufin’s insurance agency) as follows:

June 30, 2020
Aggregate consideration for Business Combination	$300,000,000
Adjustment:
Total value of estimated merger consideration	$300,000,000
Per share value	$10
Total number of Merger Consideration shares	30,000,000

(e)     Reflects the payment of the total merger consideration pursuant to the Share Exchange Agreement of the 15,000,000 ordinary shares with no par value under assumption that Ufin meets the conditions per Earnout Escrow Agreement.

(f)     Reflects the reversal of elimination of intercompany revenues and other income from the divesture of Ufin’s insurance agency business.

(g)    Reflects the elimination of operations results from the divesture of insurance agency business.

Note 5 — Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the historical East Stone weighted average number of redeemable shares outstanding of 13,800,000 and non-redeemable shares outstanding of 3,903,500 for the year ended June 30, 2020 adjusted by a) 30,000,000 consideration shares estimated to be issued in connection with the Business Combination, b) 15,000,000 Earnout shares estimated to be issued in connection with the Business Combination, and c) redemption of 10,784,688 shares or no redemptions as follows:

	Adjustment for Merger Assuming 10,784,688 Shares Redemptions	Adjustment for Merger Assuming No Redemptions
Weighted average shares of redeemable ordinary share	13,800,000	13,800,000
Weighted average outstanding shares of non-redeemable shares	3,903,500	3,903,500
Add: Closing merger consideration payable in shares	30,000,000	30,000,000
Add: Closing merger consideration payable in Earnout shares	15,000,000	15,000,000
Less: shares assumed to be redeemed	(10,784,688)	—
Weight average shares	51,918,812	62,703,500

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Ufin and East Stone on a stand-alone basis and the unaudited pro forma combined share information for the year ended June 30, 2020 after giving effect to the Transactions,

(1)      assuming no East Stone shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions; and

(2)      assuming that East Stone shareholders exercise their redemption rights with respect to a maximum of 10,784,688 ordinary shares upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of East Stone and Ufin and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of East Stone and Ufin would have been had the companies been combined during the periods presented.

	East Stone (Historical)	Ufin (Historical)	Pro Forma Combined (Assuming 10,784,688 Shares Redemptions & Divesture)	Pro Forma Combined (Assuming No Redemptions & Divesture)
As of the year ended June 30, 2020
Shares outstanding
Ordinary shares	17,703,500	1	51,918,812	62,703,500
Preferred shares	—	—	—	—
Net loss per ordinary share
Basic and diluted	$(0.03)	$(788,245)	$(0.01)	$(0.01)
Cash dividends declared per share	$—	$—	$—	$—

THE SHARE ISSUANCE PROPOSAL

At the Meeting, East Stone may ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of securities that exceed 20% of the issued and outstanding ordinary shares of East Stone.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of East Stone or the voting power outstanding before the transaction. East Stone currently has 17,703,500 ordinary shares issued and outstanding.

If the issuance of securities in potential financing transactions in connection with the Business Combination exceed 20% of the currently outstanding ordinary shares of East Stone, East Stone will be required to obtain approval of its shareholders under Nasdaq Listing Rule 5635(a).

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows East Stone’s board of directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will East Stone solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and British Virgin law. The purpose of the Adjournment Proposal is to provide more time for the East Stone Initial Shareholders, Ufin and the Seller to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of East Stone’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, East Stone’s board of directors may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of East Stone as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE EAST STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EAST STONE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

USE OF PROCEEDS

Ufin estimates that between approximately US$5 million and US$138 million will be made available to it as a result of the Business Combination. The total amount received will depend on, among other things, the total number of East Stone’s Public Shares to be redeemed as discussed under “Special Meeting of East Stone’s Shareholders — Redemption Rights.” Ufin expects to use substantial portion of the funds it will receive from the Business Combination for its ongoing expansion plans in research and development of artificial intelligence technology and big data technology and marketing and promotion initiatives and to use the remainder for general corporate purposes, which may include working capital needs, branding and marketing activities, upgrading technology infrastructure, and other general administrative matters.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the British Virgin Islands on October 28, 2020 solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On October 29, 2020, Pubco issued one ordinary share to one shareholder for a total consideration of $1. This share represents all capital shares of Pubco that are currently issued and outstanding and will be redeemed immediately prior to the adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section titled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Yingkui Liu, and the sole shareholder of Pubco is Yingkui Liu. The mailing address of Pubco’s registered office is Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. After the consummation of the Business Combination, its principal executive office will be that of Ufin, located at Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China.

OTHER INFORMATION RELATED TO EAST STONE

References in this section to “East Stone”, “Company”, “we”, “our” or “us” refer to East Stone Acquisition Corporation, a British Virgin Islands company.

Introduction

East Stone is a blank check company formed as a British Virgin business company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement with Ufin, East Stone’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering

On February 24, 2020, East Stone consummated its Initial Public Offering of 12,000,000 units. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $120,000,000. I-Bankers acted as sole-book running manager and EarlyBird Capital, Inc. (“EarlyBird”) acted as co-manager. The securities sold in the Initial Public Offering were registered under the Securities Act on registration statements on Form S-1 (File Nos. 333-235949 and 333-236527). The SEC declared the registration statement effective on February 19, 2020. Pursuant to the underwriting agreement, dated February 19, 2020, East Stone granted the underwriters in the Initial Public Offering a 30-day option to purchase up to 1,800,000 additional units solely to cover over-allotments. Simultaneously with the consummation of the Initial Public Offering, the underwriters exercised the over-allotment option in full.

Simultaneously with the closing of the Initial Public Offering, pursuant to those certain unit subscription agreements, dated as of February 20, 2020 (the “Private Placement Agreements”), by and between each of our sponsor, I-Bankers, Hua Mao and Cheng Zhao (collectively, the “IPO PIPE Shareholders’), on the one hand, and East Stone, on the other hand, completed the private sale of an aggregate of 350,000, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to us of $3,500,000. Pursuant to the Private Placement Agreement, 167,000 Private Placement Units were purchased by the Sponsor, an aggregate of 108,000 Private Placement Units were purchased by Hua Mao and Cheng Zhao separately and not together, and 75,000 Private Placement units were purchased by I-Bankers.

The Private Placement Units are identical to the units sold in the Initial Public Offering, except that warrants that are part of the Private Placement Units are not redeemable by East Stone so long as they are held by the original holders or their permitted transferees. In addition, for as long as the warrants that are part of the Private Placement Units are held by I-Bankers or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement of the Initial Public Offering. No underwriting discounts or commissions were paid with respect to such sales. The issuance of the Private Placement Units was made pursuant to the exemption from registration contained in Section 4 (a)(2), Regulation D and/or Regulation S of the Securities Act.

On February 19, 2020, East Stone issued an aggregate of 103,500 ordinary shares (the “representative’s shares”) to I-Bankers, and its designee, EarlyBird, in connection with their services as underwriters for the initial public offering and as a result of the full exercise of the over-allotment option. Such ordinary shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 24, 2020, East Stone issued an aggregate of 690,000 warrants, exercisable at $12.00 per full share (the “representative’s warrants”), to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the Initial Public Offering and as a result of the full exercise of the over-allotment option.

A total of $141,500,000 of gross proceeds was raised from the Initial Public Offering and the sale of Private Placement Units.

Offering Proceeds Held in Trust

Following the Initial Public Offering and the exercise of the over-allotment option in full, and the offering of Private Placement Units, a total of $138,000,000 of the net proceeds from the Initial Public Offering and the Private Placement Units was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for East Stone’s Initial Public Offering and in the section entitled “Other Information Related to East Stone — East Stone’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial Business Combination and East Stone’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a Business Combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that East Stone acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although East Stone may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. East Stone’s board of directors determined that this test was met in connection with the proposed Business Combination with Ufin.

Shareholder Approval of Business Combination

Under East Stone’s amended and restated memorandum and articles of association, in connection with any proposed Business Combination, East Stone must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for East Stone’s Initial Public Offering. Accordingly, in connection with the Business Combination with Ufin, the East Stone Public Shareholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed Business Combination, including the vote with respect to the Business Combination Proposal, all of East Stone’s Initial Shareholders, as well as the IPO PIPE Shareholders, have agreed to vote the Founder Shares, shares included in the Private Placement Warrants as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of East Stone have purchased any securities of East Stone in any open market transactions. However, at any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, the East Stone Initial Shareholders, Ufin or Ufin’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of East Stone or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by East Stone’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Sponsor Loan and Related Party Loan

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan East Stone funds as may be required (the “Working Capital Loans”). If East Stone completes a Business Combination, East Stone would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of the date of this prospectus/proxy statement, no Working Capital Loans were issued.

Related Party Extension Loans

As stated in its Prospectus, East Stone may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for East Stone to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If East Stone completes a Business Combination, East Stone would repay such loaned amounts out of the proceeds of the Trust Account released to East Stone. If East Stone does not complete a Business Combination, East Stone will not repay such loans.

Liquidation if No Business Combination

The Sponsor, officers and directors have agreed that we must complete our initial business combination by May 24, 2021 (or up to November 24, 2021 if we extend such date to consummate a business combination, as described in more detail in this report). We may not be able to find a suitable target business and consummate our initial business combination by such dates. If we are unable to consummate our initial business combination by May 24, 2021 (or up to November 24, 2021 from the closing of our initial public offering if we extend such date to consummate a business combination, as described in more detail in this report), we will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs. This redemption of public shareholders from the trust account shall be effected as required by function of our memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of public shares, we intend to enter “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that we intend to enter voluntary liquidation following the redemption of public shareholders from the trust account, we do not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from our trust account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate to identify the company’s creditors, after which our remaining assets would be distributed. As soon as the affairs of the company are fully wound-up, the liquidator must complete his statement of account and file notice with the Registrar that the liquidation is complete. We would be dissolved once the Registrar issues a Certificate of Dissolution.

The Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Private Placement Units if we fail to consummate a Business Combination within the applicable period from the closing of the Initial Public Offering.

However, if our Initial Shareholders, or any of our officers, directors or affiliates acquire public shares in or after our Initial Public Offering, they will be entitled to redemption rights with respect to such public shares if we fail to consummate a Business Combination within the required time period. There will be no redemption rights or liquidating distributions with respect to our rights and warrants, which will expire worthless in the event we do not consummate a Business Combination by May 24, 2021 (or up to November 24, 2021 if we extend such date to consummate a Business Combination, as described in more detail herein). We will pay the costs of our liquidation from our remaining assets outside of the trust account or interest earned on the funds held in the trust account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

Additionally, in any liquidation proceedings of the company under British Virgin Islands law, the funds held in our trust account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the trust account we may not be able to return to our public shareholders the liquidation amounts payable to them.

If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00 (based on the trust account balance as of June 30, 2020). The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our public shareholders. The actual per- share redemption amount received by shareholders may be less than $10.00, plus interest (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses).

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, our Sponsor may not be able to satisfy those obligations. Other than as described above, none of our other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. We have not independently verified whether our Sponsor has sufficient funds to satisfy the indemnity obligations and believe that our Sponsor’s only assets are securities of our company. We believe the likelihood of our Sponsor having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Business Combination Marketing Agreement

We has engaged I-Bankers as an advisor in connection with East Stone’s Business Combination to assist us in holding meetings with East Stone’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with the Business Combination, assist East Stone in obtaining shareholder approval for the Business Combination and assist East Stone with its press releases and public filings in connection with the Business Combination. Pursuant to East Stone’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Facilities

East Stone currently maintains its principal executive offices at 25 Mall Road, Suite 330, Burlington, MA 01803 for which East Stone pays $10,000 per month for a maximum of twelve (12) months or, if earlier, until the consummation of the Company’s Business Combination, for office space, utilities and secretarial and administrative services.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary and intend to continue doing so to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Directors and Executive Officers

East Stone’s directors and officers are as follows as of the date of this Proxy:

Name	Age	Position
Xiaoma (Sherman) Lu	54	Chief Executive Officer and Director
Chunyi (Charlie) Hao	60	Chairman and Chief Financial Officer
Sanjay Prasad	57	Director
Michael S. Cashel	58	Director
William Zielke	75	Director

Mr. Xiaoma (Sherman) Lu has served as our Chief Executive Officer since our inception and one of our directors since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a China multinational conglomerate in the real estate, hospitality, retailing, entertainment and health care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of China Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance and securities offering from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in the development and sale of real estate, Forgame Holdings Limited (HK: 0484), a fintech and gaming company, from October 2020, Sailing Henan Investment, a private investment company, and BOC International (China) Co, Ltd., a private company providing securities brokerage and investment services in China. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Mr. Chunyi (Charlie) Hao has served as our Chairman of the Board and Chief Financial Officer since our inception. Mr. Hao is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. He served as chief executive officer and president of Shandong Haizhishe Energy Engineering Co., Ltd., a solar and wind engineering company in China, and was in charge of the daily operations and business development of the company from December 2015 to March 2019. Prior to that, Mr. Hao was an investment officer of Shanghai Guxin Investment Limited, a firm engaging in the investment of solar farms across China, from 2014 to June 2015.He served as chief financial officer at Delphi Automotive Corp (Saginaw Steering System) (“Delphi”) of General Motors Inc., overseeing joint venture operation across China and Asia Pacific from 1995 to 1998. Mr. Hao is an independent director of Cogobuy Group PLC (HKSE: 0400.HK), an e-commerce platform and distributor for electronic goods in China. He served as chief executive officer and director at China Fundamental Acquisition Corporation and a board director and president of China operations at Asia Automotive Acquisition Corporation, two SPACs in 2008 and 2005, respectively. Mr. Hao received his Bachelor’s degree in French from Beijing Language and Culture University, a Master of Arts degree from the University of Notre Dame and an MBA degree from Pace University. Mr. Hao is well qualified to serve as our Chairman due to his extensive experience with SPACs, as well as his expertise in management, finance and capital investments.

Mr. Sanjay Prasad has been serving as one of our directors since February 2020. He has been the founder, chief executive officer and president of Global Business Dimensions Inc., a manufacturer, seller and distributor of PC components, semiconductor and consumer electronic products, since June 1994. Mr. Prasad also founded Cinemagic Entertainment, a home cinema and audio video installation company, in June 2006 and Buyonlineled.com, a seller of LED lighting products, in April 2017. Mr. Prasad is a member of the New Jersey District Export Council. Mr. Prasad has helped numerous companies export their products overseas providing guidance on financing, export license controls and help in marketing to Asia, Europe and Middle East. Mr. Prasad received his Bachelor’s degree in industrial engineering from BIT India, Master’s degree in industrial engineering from Kansas State University and an MBA degree from Adelphi University. Mr. Prasad is well qualified to serve as a director due to his extensive experience in entrepreneurship and management across various countries.

Mr. Michael S. Cashel has been serving as one of our directors since February 2020. He currently runs a management consulting practice called CapMarketsIQ LLC. Prior to it, he has served the Chief Operating Officer and Chief Compliance Officer of Open Door Securities LLC from September 2019 to July 31, 2020. Prior to that, he was a business consultant for State Street from September 2018 to September 2019, and Senior Vice President of Fidelity Trading Ventures from 2012 to 2017, where he led the development of various trading technologies and analytics. Prior to that, he served as Senior Vice President and Head of Equities with Fidelity’s Capital Market Services from 2008 to 2012. Mr. Cashel has previously served in managerial positions at Bear Steans, Harborside Securities, ABN AMRO and Morgan Stanley. Mr. Cashel earned his bachelor’s degree from Saint Lawrence University and is actively licensed in Series 7, 9, 10, 24, 55, 63 and 99. Mr. Cashel is well qualified to serve as a director due to his extensive experience in finance and investment.

Mr. William Zielke has been serving as one of our directors since February 2020. He has been the Managing Partner of Automotive Advisory Partners LLC (“AAP”) since 2006, providing consulting services to companies in North American, Europe, China and Southeast Asia. Since November 2015, Zielke has been a member of the Board of Directors of DEEC Inc., a company focused on development of innovative high technology automotive products such as hydrogen injection into the combustion chamber of internal combustion engines and advanced Thermal Management Systems. From May 2010 to April 2013, Mr Zielke served initially as Board of Directors and Co-Chair of the Audit Committee, and later on served as Chief Executive Officer of Tongxin International Ltd. (“Tongxin”). Prior to formation of AAP, Zielke was employed by General Motors (Delphi after the spinoff from GM). Zielke was assigned to included Diesel Equipment, Rochester Products, AC Rochester, GM Europe (GM Luxembourg), AC Delco Systems, Delphi Energy and Engine Management Systems, Delphi Energy and Chassis Systems, and ACG Holdings. Functions performed by Zielke included Sales (OEM and Aftermarket), Marketing (OEM and Aftermarket), Business Development (Mergers and Acquisitions), Intellectual Property Management, and Manufacturing. Zielke received a BBA degree from the University Of Wisconsin — Whitewater and a MBA from Loyola University of Chicago. Additional Executive education was completed at Northwestern University (Vevey, Switzerland), INSEAD (Fontainebleau France), Duke, Thunderbird, and University of Michigan. Mr. Zielke is well qualified to serve as a director due to his extensive experience in operations and management.

Number and Terms of Office of Officers and Directors

We currently have five directors. Our directors are appointed by our shareholders and are subject to rotational retirement every two years. Our board of directors is divided into two classes with only one class of directors being elected in each year. The term of office of the first class of directors, consisting of Messrs. Lu, Prasad and Zielke, will expire at the first annual meeting. The term of office of the second class of directors, consisting of Messrs. Cashel and Hao will expire at the second annual meeting. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. Under our memorandum and articles of association, a director may not be removed from office by a resolution of our shareholders prior to the consummation of our Business Combination.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association will provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. Subject to phase-in rules and limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Prasad, Cashel and Zielke serve as members of our audit committee. Mr. Prasad serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Messrs. Prasad, Cashel and Zielke are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Prasad qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Prasad, Cashel and Zielke. Mr. Cashel serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Prasad, Cashel and Zielke. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the board should follow the procedures set forth in our amended and restated memorandum and articles of association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Executive Compensation

In February 2020, Chunyi (Charlie) Hao, our Chief Financial Officer, director and an affiliate of the Sponsor, transferred 120,000 Founder Shares to Xiaoma (Sherman) Lu, our Chief Executive Officer and director, as well as 18,000 Founder Shares to each of Messrs. Prasad, Cashel and Zielke, our independent directors. Commencing on February 20, 2020 through the earlier of consummation of our initial business combination and our liquidation, we pay East Stone Capital Limited, an affiliate of our executive officers, up to a maximum of $120,000 in the aggregate, for office space, utilities and secretarial and administrative services. Such administrative fees shall be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of our initial business combination or our liquidation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Except as set forth above, no compensation will be paid to our sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that are made to our sponsor, officers, directors, or our or their affiliates.

After the completion of our initial business combination, members of our management team who remain with us, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to our officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Periodic Reporting and Audited Financial Statements

We have registered our units, ordinary shares, rights and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, GAAP, or IFRS and the historical financial statements must be audited in accordance with the standards of PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and consummate our initial business combination within our 15-month (or up to 21-month, as applicable) time frame.

EAST STONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATINS

References to the “East Stone”, “Company,” “our,” “us” or “we” refer to East Stone Acquisition Corporation. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

East Stone Acquisition Corporation is a blank check company incorporated in the British Virgin Islands on August 9, 2018 (“inception”). The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar Business Combination. Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the region of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

Results of Operations

As of June 30, 2020, the Company had not yet commenced any operations. All activity through June 30, 2020 relates to the Company’s formation and the Initial Public Offering, which is described below, and since the closing of IPO, the search for a target for its Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company anticipates it will generate income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account as described below.

Liquidity and Capital Resources

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and such amount of proceeds from the sale of the Placement Units and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2020, the Company had $389,361 in its operating bank account, $138,826,973 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith and working capital of approximately $553,000.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”).

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through May 24, 2021, the scheduled liquidation date of the Company. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Through June 30, 2020, our efforts have been limited to organizational activities, activities relating to our initial public offering and since the initial public, the search for a target business with which to consummate an initial business combination. We have engaged in limited operations and have not generated any revenues. We have not engaged in any hedging activities since our inception on August 9, 2018. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than agreements to pay affiliate of our directors a monthly fee of total $10,000 for administrative support provided to the Company, which was discussed below in details for a maximum of 12 months.

Business Combination Marketing Agreement

We have engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following critical accounting policy:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary share subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary share (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary share features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2020, the shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

BUSINESS OF UFIN

In this section, references to “we,” “us” and “our”, if any, are intended to refer to Ufin Holdings Limited and its subsidiaries (the “Company”), unless the context clearly indicates otherwise.

Overview

We are a China-based technology company. We operate in the business of technology driven SaaS powered loan facilitation and in the operation of a SaaS powered digital sales platform/APP enhanced by big data and artificial intelligence (AI).

Our SaaS powered loan facilitation serves the vertical market of personal consumer finance in adult education. The system effectively credits adult learning institutes, portraits borrowers with adequate risk profiling, and monitors the lending process from start to finish to mitigate risk. The system has a built-in AI powered anti-fraud monitoring and post-lending and loan repayment management mechanism. Our SaaS powered loan facilitation and SaaS powered marketing and sales platform share common Ufin’s proprietary SaaS modules, such as sales module (UCall Platform, named internally by Ufin), CRM (customer relation management), UCC (unified communication and collaboration), DMP (data management platform) and an industrial knowledge base in the credit financing, personal loan facilitation, insurance (both auto and life) enhanced by AI and NLP (natural language processing) and machine learning. As of October 31, 2020, we signed up 591 learning institutes to participate in our loan facilitation program.

Our SaaS powered digital sales platform/APP is a sophisticated eco-system bridging, matching and optimizing “what, how, and to whom to sell”. The digital sales platform/APP acts as an interconnect between product/service providers and salespeople, salespeople and consumers. Ufin’s platform is a cloud-based open platform, operating 24/7. Our technology driven SaaS powered services span the areas of loan facilitation for consumer finance lenders, lending education loans for adult training, and marketing and sales of products/services offered by life and health insurers, auto insurers, bite-size insurance sold on Internet, commercial banks, credit card companies, Internet companies, and others. Unlike conventional subscription fee-based SaaS companies, we employ a benefit sharing business model with clients benefiting from our SaaS. The benefit-sharing business model effectively positions us as a strategic partner to our clients. As of the date, we have cultivated and showcased our SaaS powered marketing and sales platform to banks, credit card companies, insurers, Internet companies.

We are neither a lender nor a borrower in the loans we facilitate. We take no loan principal from lender to borrower. Similarly, we are not an owner of the sellable products/services sold by the assistance of our digital sales platform/APP. We do not take inventory of the sellable products/services.

Our revenue from our loan facilitation operations comes from commission paid by lenders based on the amount of the loan facilitated, as well as commission paid by learning institutes based on tuition received. Our revenue from our digital sales platform/APP operations comes from sharing commissions paid by salespeople upon the completion of sales by the salespeople on the platform. Commissions are paid by providers of sellable products/services to salespeople once salespeople complete the sale of sellable products/services. We then charge a percentage to the commission earned by salespeople (“take-rate”). The take-rate is a percentage to the commission earned by salespeople. Our take-rate varies from 2% to 30% depending upon the products/services being sold. The take-rate of 2% is charged to the sale commission of auto insurance policy and 30% is charged to the sales commission of life insurance policy. We do not employ ground promotion sales people for its loan facilitation, nor on-line sales people for our digital sales platform/APP. We do not have our own salespeople as employees. The salespeople working on our platform are third-party independent sales force. We promote and engage third-party sales force to use our platform to perform their sales.

We are a SaaS technology company. We have deployed big data and AI in loan facilitation and in the operation of our marketing and sales platform. We have a very efficient risk control and monitoring built into our loan facilitation. We credit the learning institutes with score card by x-raying every detail of each learning institute. Score card covers numbers of enrolment, graduation rate, student daily attendance, employability of student graduates. We feed score card to lenders and lenders use the score card in their loan pricing to the borrowers enrolling the learning institute. We portraits the borrower’s risk and provide quantifiable risk profile to lenders.

We have built our marketing and sales platform into an eco-system by bridging, matching and optimizing “what, how, and to whom to sell”. Enhanced by big data technology and AI, we feed salespeople sales leads of sellable products/services and we offer salespeople consumer profiling for pinpoint sales. Our revolutionary eco-system reduces the time from sellable products/services to consumers with increase financial return to providers of sellable products/services and increase income to salespeople. Our eco-system is accessible from office, private passenger vehicle, train, airport, dinner table and holiday hotel by mobile devise, laptop computer, 24/7. Our eco-system provides the salespeople an advantage of more sellable product/service to sell, more consumers to sell the products/service to and in a better way to complete the sales quicker and faster.

We started our business in 2013 as a licensed insurance agency. We operated an insurance agency sales network across multiple sites in China with sales employees, including but not limited to the cities of Beijing, Shanghai, Tianjing, Shenzhen and provinces of Jiangsu, Zhejiang, Guangdong. Prior to July 31, 2020, we were engaged in two distinct lines of business: (1) we were a licensed insurance agency in China providing life insurance, health, auto and P&C insurance services through our variable interest entity (“VIE”), Beijing Jiayibao Networking Technology Co., Ltd. (“Beijing Jiayibao”), and (2) we provided technology driven SaaS powered services to our clients in various industries.

Pursuant to a shareholders’ resolution dated July 31, 2020, our shareholders approved to divest our insurance agency by terminating our VIE agreement with Beijing Jiayibao and consequently with its subsidiary Beijing Sinowel. Since then, we are engaged in technology driven SaaS powered loan facilitation and in the operation of a SaaS powered digital sales platform/APP enhanced by big data and artificial intelligence (AI).

The following organization structure illustrates before and after the divestment of our insurance agency.

Business After Divestment of Insurance Agency

Since the spinoff of our insurance agency, we have focused exclusively on technology driven SaaS powered services in loan facilitation and in the operation of a SaaS powered digital sales platform/APP. We have developed our proprietary SaaS modules, such as sales module (UCall Platform, named internally by Ufin), CRM (customer relation management), UCC (unified communication and collaboration), DMP (data management platform) and industrial knowledge base in the credit financing, personal loan facilitation, insurance (both auto and life) enhanced by big data, AI, NLP (natural language processing) and machine learning. We have focused on building a revolutionary eco-system to reduce the distance from sellable products/services to consumers by leveraging big data technology and AI.

We focus on building, developing, operating our SaaS powered loan facilitation services for lenders, including risk profiling learning institutes for their operational soundness and risk profiling lenders to reduce their default ratio. We focus on building a loan facilitation mechanism to trace and manage loan repayment once the borrowers enter the workforce. We leverage our UCall Platform to call upon borrowers once loan repayment is not on schedule.

We focus on building, developing, operating our SaaS powered digital sales platform/APP to achieve the following in today’s ever evolving digital economy:

•        what to sell

•        whom to sell to

•        how to sell

•        who does the sale best

Our digital sales platform/APP is an interface among providers of sellable products/services and salespeople, salespeople and consumers. Enhanced by big data and AI, the digital sales platform/APP feeds salespeople sales leads of sellable products/services and feeds salespeople consumer profiling for pinpoint sales. The digital sales platform/APP matches consumers to sellable products/services and it reduces the time from sellable products/services to consumers with increase financial return to providers of sellable products/services and increase income to salespeople. Our system is accessible from office, private passenger vehicle, train, airport, dinner table and holiday hotel by mobile devise, laptop computer, 24/7.

Unlike conventional subscription fee-based SaaS company, we employ a benefit sharing business model with clients benefiting from our SaaS. The benefit sharing business model effectively positions us as a strategic partner to our clients. To date, we have marketed to around 591 learning institutes our loan facilitation and we have cultivated and showcased marketing and sales platform with solid revenue generated.

Corporate History and Structure

Corporate History and Structure before Spinoff of Licensed Insurance Agency

Our history goes back to October 16, 2013, when Beijing Sinowel Insurance Agency Co., Ltd was incorporated in PRC by the laws of a China (“Beijing Sinowel”). Beijing Sinowel is a licensed insurance agency with a nationwide operational coverage including some well-known cities of Beijing, Tianjing, Shenzhen and provinces of Jiangsu, Zhejiang, Guangdong, not exclusively. Since its formation, Beijing Sinowel has engaged in the sales of life and health insurance and auto and P&C insurance.

The following is chronicle of dates of our corporate history and the history of each subsidiary incorporation:

•        Beijing Sinowel Insurance Agency Co., Ltd (“Beijing Sinowel”), a licensed insurance agent nationwide, incorporated on October 16, 2013;

•        Beijing Jiayibao Networking Technology Co., Ltd (“Beijing Jiayibao”), incorporated on March 17, 2017 in Beijing;

•        Ufin (Hong Kong) Limited (“Ufin HK”) is a subsidiary of Ufin, incorporated in Hong Kong on June 20, 2019 by the laws of Hong Kong;

•        Nanjing Ufin Shuke Technology Group Limited (“Nanjing Shuke”), a wholly foreign owned enterprise of Ufin HK, incorporated in the City of Nanjing, China, on the date of July 31, 2019;

•        Beijing Ufin Credit Technology Limited, incorporated under the laws of China, on May 17, 2017;

•        Nanjing Ufin Insurance Technology Limited, incorporated under the laws of China, on October 28, 2019;

•        Nanjing Ufin Data Technology Limited, incorporated under the laws of China, on October 22, 2019; and

•        Hainan Ufin Digital Technology Co., Ltd., incorporated under the laws of China, on July 16, 2020.

On July 31, 2020, our shareholders passed a resolution to divest our insurance agency by spin off our VIE, a contractual ownership in Beijing Jiayibao by Nanjing Shuke. The purpose of this spinoff was to turn Ufin into a pure SaaS player and since then we are a SaaS company.

Corporate History and Structure as a Pure SaaS Player

We started the development of technology driven SaaS powered services in the fourth quarter of 2016. We started to deploy SaaS powered service in the third quarter of 2018. The initial technology development of technology driven SaaS powered services was directed toward increasing sales efficiency and productivity in our divested insurance agency.

For the purpose of operating technology driven SaaS powered services as an independent business unit, on May 17, 2017, Ufin shareholders decided to incorporate Beijing Ufin Credit Technology Limited (“Beijing Ufin”) to mobilize the development of SaaS. By the third quarter of 2018, Beijing Ufin had commercially launched its SaaS powered loan facilitation and generated revenue in the same quarter. By first quarter of 2020, we expanded into sales of credit instalment and other credit purchase instalments.

Our Lines of Business

Our revenue as of the fiscal years ended June 30, 2019 and 2020 were derived from the following lines of business, the a period where insurance agency has not being divested:

Insurance agency services (legacy):

As a licensed insurance agency, we facilitated placement of an effective insurance policy provided by insurers to customers, and we were compensated in the form of commissions by the respective insurer. We primarily facilitated placement of effective insurance policies for auto, property, life and health insurance. The commission fee rate, which is paid by insurers, was based on the terms specified in the service contract. Our performance obligations were considered met and revenue was recognized at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound. For certain insurance policies with free look periods, typically 10 days, our obligation was considered complete only after the free look period expired per contract terms.

For certain insurance policies such as life insurance, we might receive a performance bonus as agreed per contract provisions, typically a certain sales volume or renewal bonus.

Technology Driven SaaS powered services:

(i)     Revenue from loan facilitation services:

In the technology driven SaaS powered services, we are engaged in operating an online consumer finance platform/app which matches borrowers with institutional funding partners (lenders). We cooperate with many adult educational and learning institutes where the students from these institutions can apply for loans to pay for their tuition. We receive a commission from lenders for loans facilitated by us based on terms and fixed fees specified by contract. The loans we facilitate are tuition payments to learning institutes where the students are attending or will be attending. Our loan facilitation is originated primarily by borrowers wishing to attend adult educational and learning institutes, but our loan facilitation can also be originated from adult educational and learning institutes on behalf of borrowers already attending the institutes. The legal contract for the lending and borrowing is made directly between the lenders and the borrowers who are attending learning institutes. Ufin is neither a lender nor a borrower in the loan being facilitated. Ufin is not party to either the lending or the borrowing.

We are paid for our services by learning institutes. We have entered into contracts with learning institutes where we are paid a fee based on terms specified in the contract, usually a fixed fee based on the amount of tuition the learning institutes received from loan facilitated by us. Borrowers are obliged to repay their loans directly to their lenders.

(ii)    Revenue from SaaS powered digital sales platform/APP

UCall platform is our SaaS powered digital sales platform/APP (“UCall Platform”), one of the SaaS module Ufin developed in house. In the technology driven SaaS powered services, we are engaged in providing our UCall Platform to our clients who operate call centers to make sales calls and manage client data for their clients in the insurance, banking, Internet and educational industries. We charge a fee based on the predetermined rates specified in the contract for each product/service sold by the client over our UCall Platform.

We recognize revenue at a point when the client completes a transaction utilizing our digital sales platform/APP. Related fees are generally billed monthly, based on a per transaction basis.

Key Operating Metrics

We regularly review a number of operating metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The principal operating metrics we consider are set forth in the table below as of June 30, 2020 and 2019, respectively:

Insurance agency services:

	June 30, 2020	June 30, 2019
Number of insurance carriers	61	47
Number of insureds	481,888	313,154
Gross written premium facilitated	$137,701,012	$91,918,725

Technology driven SaaS powered services:

Loan facilitation

	June 30, 2020	June 30, 2019
Number of loans facilitated	19,037	12,525
Number of borrowers	19,030	12,517
Loan amount facilitated	$26,675,714	$20,284,514

Digital sales platform/APP:

	June 30, 2020	June 30, 2019
Number of clients	20	—
Number of salespeople (“users”)	6,109	—

Pro Forma Results of Operation of Technology Driven SaaS Powered Services

Pursuant to a shareholders’ resolution dated July 31, 2020, the Company divested the Company’s insurance agency. As of July 31, 2020, Ufin terminated and exited from its licensed insurance agency business. Since July 31, 2020, our sole business is the operation of our technology driven SaaS powered services.

The following unaudited pro forma results of operation and balance sheet presents the Company’s financial results as if the disposal of licensed insurance agency had been completed on July 1, 2018. The unaudited pro forma financial information is not necessarily indicative of the results of operations and the balance sheet that the Company would have recognized had the Company completed the transaction on July 1, 2018. This information should be read in conjunction with “Ufin’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Ufin’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the Years Ended June 30,
	2020	2019
Income Statement Data:
Revenues, net	$4,489,417	$1,229,784
Cost of revenues	$317,102	$79,034
Gross Profit	$4,172,315	$1,150,750
Operating expenses	$3,967,886	$1,163,865
Income (Loss) before income tax	$205,618	$(13,449)
	As of June 30, 2020	As of June 30, 2019
Balance Sheet Data:
Current assets	$3,554,685	$1,796,205
Other assets	$1,237,879	$36,249
Total assets	$4,792,564	$1,832,454
Total liabilities	$5,079,607	$2,034,972
Total shareholders’ deficit	$(287,043)	$(202,518)

Consumer loan financing

We attract qualified students to adult learning institutes for adult training by facilitating loans for their tuition. We leverage our technology to provide high quality risk control and loan repayment management. The process is performed online by our SaaS powered consumer finance platform/app which matches borrowers with institutional funding partners (lenders). We cooperate with many adult educational and learning institutes in facilitating loan to those in need with availability of lending from lenders. We receive a commission from lenders and learning institutes for loans facilitated by us based on terms and fixed fees specified in the contracts. The loans we facilitate are used to pay tuition to learning institutes where the students are attending or will be attending. We are not a party to the actual loan transaction. The students (borrowers) are obligated to pay lenders on schedule pursuant to a loan agreement signed between the lenders and borrowers.

Vehicle insurance policy sales: we serve auto insurance sales agents & brokers

We attract off-line sales agents and brokers to move online to use UCall Platform to increase their sales efficiency and productivity in the P&C insurance. Our SaaS modules in CRM and UCC provide salespeople an efficient sales tools to close deals. It is free to salespeople to use our platform to service their existing customers. The salespeople pays us a fee as a percentage to their commission earned from selling auto insurance policy. In addition, we source sellable insurance products and we portrait consumers for the products we sourced. We feed sales leads to salespeople and the salespeople completes the sales.

Our divested insurance agency, Beijing Sinowel, is currently one of our clients.

Life insurance policy sales: we serve life insurance sales agents

We attract off-line sales agents and brokers to use our UCall Platform to increase their sales efficiency and productivity in the life insurance market. Our integrated SaaS modules in CRM and UCC provide salespeople an efficient sales tools to close deals. We also source sellable products from partnership Ufin has built up with China life insurers, adding more sellable life insurance products.

Our divested insurance agency, Beijing Sinowel, is currently one of our clients.

Consumer credit card instalment payment and home items purchasing financing

We have lined up with commercial banks and credit card company to monetize their customers in credit purchase instalment payment. The trust we have gained from our partnered banks is the ability we can deliver by our efficient UCall Platform to increase banks financial return.

Our Technology

UCall Platform

Our business is to operate our cloud-based digital sales platform/APP, which we have internally named our UCall Platform, in which we originate sales leads from big data mining, offer consumer profiling for pinpoint sales. We feed sales leads and consumer profiling to salespeople. The salespeople who registered to be a user to UCall Platform is not Ufin employee. The salespeople is third-party independent sales force. Our revenue is a percentage of the commission paid to salespeople by the owners of products/services sold over UCall Platform (the “take rate”). The take rate varies from 2% to 30% depending up the products/services sold. As the operator to UCall Platform, we source sellable products/services, we originate sales leads, we profile customers, we offer salespeople productive SaaS tools to increase sales conversion rate and to enhance sales productivity. We use big data technology to streamline consumer profiling to offer pinpoint sales.

UCall Platform is empowered by big data and artificial intelligence (AI) and integrated into our proprietary CRM (customer relation management), UCC (unified communication and collaboration), DMP (data management platform) and knowledge base. The platform acts as an interface among providers of sellable products/services and salespeople, salespeople and consumers. The platform is a cloud based open platform, operating 24/7.

Sellable Products & Serviced
Provided by
Insurance, Banks, Credit Card, Finance Co., Personal Lending, Education, Healthcare ....
Marketing and Sales Platform/Ucall Platform
Powered by UCC + CRM + Big Data + AI Knowledge Base
Small business, SOHO, Gig economy salespeople
Online Sales Transactions
Offline Sales Transactions
(regulated industries)

User Interface

We strive to provide our UCall Platform users with a user-friendly interface, a smooth transaction experience and reliable functionalities. We provide our services to our users through this integrated SaaS powered UCall Platform, which is accessible by mobile apps and desktop apps in a system named UCC (Unified Communication and Collaboration). Our UCall Platform provides easy access, whether from a train, bus, private vehicle, office, dinner table, anywhere and anytime. UCC offers communication in test messaging, email, live chat, telephony as long as it is on-line.

UCall Management

UCall Management is a sub-system that is tailor-made for team manager or SOHO to manage daily operation, with instant access to performance of each salespeople on UCall Platform, daily sales data statistics, instant service quality inspection over sales channeled and performed on UCall Platform.

UCall Operation

UCall Operation is a sub system configuring inter-connectivity of SaaS modules, including modules in sales leads feeding, alignment of available sellable products/services to portrayed consumers, commission computing, service quality inspection.

UCall TSR System

UCall TSR (telephone sales representative) sub-system manages UCC (unified communication and collaboration), computer telephoning, SMS, customized WeChat, sales calls recording and tracking and sales commission calculation and commission withdrawing into person bank account. UCall TSR is built upon intelligent knowledge base, intelligent robot training, intelligent quality inspection and other advanced AI technologies to enhance TSR sales efficiency and sales conversion rate.

Real-time **VOICE RECOGNITION AND SCRUTINIZATION** supported by Ufin NLP technology specialized in insurance and personal lending
System **REGULARLY ITERATES** to improve the accuracy of responses to real-time conversation
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一般医疗费用包括住院医疗费用特殊门诊医疗费用手术门诊医疗费用以及住院前30天后30天的门诊
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中国保险万事通是中国保险行业协会集全行业之力，为广大消费者打造国内保险行业产品展示最齐全、销售咨询最权威、理赔投诉最便捷、服务评价最公平、保单查询最完备的公益性移动服务平台。建设中国保险万事通公益服务平台，是落实李克强总理提出“互联网+”在保险服务领域的一项系统创新工程；是优化公共服务，加强行业自律，引导产品创新，打造增长“新引擎”的一项增长支撑工程；是助力破解保险理赔难和销售误导问题，秉持“公众至上、服务为先、便民为重”的一项亲民便民工程。经过一期的全面规划、周密建设，二期的锤炼优化、升级改造，加之十余次的广泛调研和专家论证，中国保险万事通公益服务平台重点打造的功能包括：风险诊断、产品展示、保险咨询、理赔咨询、投诉咨询、保单管理、知识库等。一方面，此平台为各保险公司提供了一个综合性展示平台，重点展示公司简介、热销产品、咨询中心、客服热线等与消费者密切相关的信息和服务。每个保险公司配备10名左右在线客服，目前平台一共集中了近1500名在线客服人员，保障广大消费者24小时的在线咨询。另一方面，此平台为广大消费者提供了综合保单验真服务，既体现了行业自律，更为消费者提供了便捷的保单集中查询和验证入口；目前，保单验真服务已覆盖140家保险公司。
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Technologies Explained

The following is a summary of the technologies we have deployed. The following table is a brief description of SaaS systems with their respective functions.

SaaS System/Module and Functions of Each
SaaS (Software as a Service)

SaaS is generally understood as a specific branch of cloud computing solutions. SaaS is a novel software delivery model through internet without local (offline) installation (stand-alone), compared to the traditional software (such as ERP) selling methods. In addition to SaaS, other typical cloud computing solutions include the infrastructure as a service (“IaaS”) and the platform as a service (“PaaS”).

CRM (Customer Relationship Management)

CRM is short for customer relationship management. CRM configures all sales tools into one productive work place. Popular SaaS features contact, task and customer management, deal leads and deal stage, sales recording and sales prioritization, sales sequence and sales content repository, dashboard and automatic data capture, and AI interfacing human voice telephoning.

DMP (Data Management Platform)

DMP is used for collecting and managing data. DMP may use big data and artificial intelligence algorithms to process and analyze large data sets on users/customers from various data sources. Our DMP originates data from data sources, unifies data sources on a real time basis and pushes the data to our UCall Platform salespeople to initiate customers contacts creating an effective pinpoint sales. Our DMP configures, analyses and activates data sources by passing qualified sales leads over to salespeople, knowing that the data they have received is accurate and relevant to sales.

UCC (Unified Communication & Collaboration)

UCC is a combination of communication tools into assembled into one single interface and integrated into one single management platform. UCC collaborates previously fragmented communication into a connected, efficient and productive working place. Our UCC are built upon test messaging, e-mail and voicemail, Web, audio and video conferencing, IM, VoIP communication, calendar and scheduling. Our UCC enables our UCall Platform salespeople to collaborate their work, on any device, anywhere and anytime, to achieve greater sales.

CTI (Computer Telecommunication Integration)

CTI enhances the capability and flexibility of the switches or the network end equipment by computer technology. We have built our CTI on SIP protocol to coordinate and implement multi-channel associated data and media transmission. We have incorporated CTI components such as switch-to-host interfaces, application programming interfaces, and resource architectures and we have built CTI-based telecom services such as unified messaging and call center integrating the switch and CTI server on a personal computer platform. Our CTI has the capacity to service up to approximately 10 million agents and call centers for real time transmission of data and image, video. It has a plug and play feature and is easy to use to support salespeople.

AI Powered Knowledge Base

AI powered knowledge base (KB) is a self-learning online “library” of knowledge on products, customers, services, etc. using NLP (Natural Language Processing), Knowledge Graph, Big Data, deep learning. Our management is the initial contributor to “library”, to which we have contributed in-depth industrial and management experience. Our KB expands itself from human-machine interaction. The more interaction there is, richer the knowledge base becomes. Presently we have built a dozen knowledge base in the industries of insurance, consumer finance, TMT covering business practice standardization, unstructured data learning using AI machine learning, content management functionality. We have built a multi-service operation architecture to support AI-quality assurance, real-time agent matching, smart telephony.

AI Powered Quality Assurance

AI-QA is quality control solution overseeing quality assurance in voice and video communication. By collection and analysis of voice data, the solution detects defects in expression, wording in salespeople communication to customers. The solution converts verbal conversation into text message and the text message is pushed to salespeople for instant quality check. We have adopted natural language processing to realize instant quality checking time and to offer salespeople real time results feedback to ensure the best sales outcome.

SaaS System/Module and Functions of Each
Customer Profiling

The golden rule for any business to reach the zenith of success is to know the interests, likes, dislikes and trends of the customer. A customer profiling contains all such information including the buying patterns, demographic characteristics, buying behaviours, creditworthiness, and purchase history. With competition for customers increasing every day, it is one of the simple ways to have a competitive advantage. Once a customer profiling is in place, it creates an efficient sales and increases sales success.

AI BOTS

AI bots are self-learning bots programmed with natural language processing and machine learning. AI bots self-learn from data and the ability of their self-learning offers great advantage in personalized communication, customers emotion reading. Well self-learned bots can provide customer queries without human interaction and can be deployed 24/7 customer service. We have developed our AI Bots along with Tencent’s artificial intelligence group. We are deploying our AI Bots into smart telephony (outbound) and smart question and answer interact.

DT (Data Technology)

DT is an emerging industry that uses Artificial Intelligence, Big Data analysis and Machine Learning algorithms to improve business activities in digital marketing, or predictive analytics. We use DT to profile consumer purchase behavior and to predict sales outcome.

Providers of Saleable Products/Services (“Task Provider”)

We work with Task Providers to source sellable products/services. Task Providers include, but are not limited to, consumer finance companies, banks, credit card companies, auto insurers, life and health insurers, and Internet companies who supply sellable products/services to salespeople and who looking to monetize of their consumer data. As of today, we have worked directly and indirectly with Task Providers in adult education, commercial banks to sell credit card and purchase payment instalment, with insurers to sell auto insurance policies and life insurance policies, and with Internet companies to sell consumer finance, bite-size insurance, after sales repair coverage and tele-marketers.

Our digital sales platform/APP does not own data on sales leads, nor data on profiling consumers. Task Providers pushes their data to salespeople, the salespeople initiates the sales of the sellable products/services furnished by Task Providers, the salespeople earn their sales commission paid by Task Providers. Ufin then shares a take-rate of the commission earned by the salespeople.

Salespeople/User

Our salespeople, often called “user”, comprise an independent third party sales force, who may work for our clients. The salespeople may be gig economy sales force working independently. Salespeople income comes from the commission earned from completing sales. These Salespeople are not Ufin employees. The salespeople and the user, from time to time through this proxy statement, refer to the ones using digital sales platform/APP to perform sales.

Partnership with Our Salespeople

We see our salespeople as our partners. We have built into our digital sales platform/APP a sales technical learning module to shorten learning curve. We are constantly improving AI knowledge base from which salespeople can learn the skill of communicating to their customers. We take a long term care to our salespeople.

Our Clients

Our clients are insurance agents and brokers, tele-marketers, call center operators, BPO operators, SOHO, who leverage our UCall Platform for better sales outcomes or gig economy sales force.

Partnership with Our Clients

We do not charge our clients a SaaS subscription fee. Instead, we charge a take-rate from the sales commissions earned when sales completed. The take-rate varies from 2% to 30% depending upon the products/service being sold over our digital sales platform/APP. Currently we charge our take-rate to salespeople who complete sales.

Our Sales Employees

We do not hire our own sales employees. We intend to keep our eco-system, our marketing and sales platform, open. We promote and engage our clients and gig economy sales force to register into our digital sales platform/APP and produce more sales from originated sales leads supported by our data technology and AI. We do not charge sales leads. We only charge a take-rate when the salespeople complete a sales of products/services and receive a commission.

Marketing

Presently we use marketing network built by our Ufin management. Our founder started our legacy insurance agency business in 2013 and has worked with the majority of insurers in China selling their insurance policies. Our Chief Executive Officer was a member of senior management of Tencent (HK0700) and our Chief Financial Officer was the Chief Financial Officer of AliHealth (HK0241). Each of them are bringing sellable products/services and clients onto our digital sales platform/APP. By the second quarter of 2021, we plan to use incentive to attract those outside of our network. We consider social media a good way to expand our reach to more gig economy sales force.

Personal loan facilitation:    We are building our business development team to partner with more adult educational and learning institutes and consumer finance lenders. In particular, we are focusing on attracting more young adults to attend learning institutes for IT training. As of October 31, 2020, we signed 591 learning institutes to service our loan facilitation.

Credit instalment payment:    Presently, banks and credit companies outsource sales of credit instalment payment to call centers. We are aggressively pursuing call center operators to migrate from off-line sales onto our digital sales platform/APP to leverage our CRM, UCC and DMP as a more efficient and productive way to perform sales.

Bite-Size insurance sold on Internet:    We are partnering with e-commerce companies and licensed Internet insurers to sell insurance policies of such: aftersales repair insurance, travel and hotel booking cancellation insurance (domestic and overseas), holiday accident insurance, health insurance.

Other sellable products/service sold on Internet:    We are partnering with Internet companies sell targeted products/services to Internet portal members in extended guarantee for mobile phones, tutoring lessons.

Auto and life insurance:    We believe we are well positioned in insurance due to our legacy insurance agency business. We are extending our reach to more off line insurance agents and brokers and insurance field sales force to assist them from off-line sales practice onto on-line sales using our CRM, UCC and DMP.

Competition

We are building a new business model to replace conventional sales. We are an open digital sales platform/APP, not confined to a physical location and we do not require hardware investment to build up a telecom setting.

As such, we are currently unaware of a direct competitor in our business. We believe that our closest competitors are call centers, tele-marketing companies, insurance companies in-house sales team. Call centers and tele-marketing companies are off-line sales. They are contracted to sell one line of products/service at any particular point of time. We will not rule out one or two well financed telecom companies or strong positioned software companies join the space we are operating.

Employees

As of October 31, 2020, we had a total of 65 employees, of which, 33 were technical staff, which represents 51% of the total employees. We enter into individual employment contracts with selected employees to cover matters including non-competition and confidentiality arrangements. Our employees’ remuneration packages generally include salary, bonus and social security benefits in accordance with all applicable laws and regulations.

Facilities

We perform our operations via two operation site, one in the city of Nanjing, and one in the city of Beijing, where we maintain two principal executive offices. We maintain a non-operation site in Hong Kong. All of our offices are leased from independent third parties. As of October 31, 2020, our leased office space was approximately 643 square meters and 700 square meters in Nanjing and in Beijing, respectively.

Data Use Authorization and Data Privacy Protection

We collect certain personal data from users to our digital sales platform/APP in connection with our business and operations and may be subject to data privacy laws in various jurisdictions where we operate our business. The relevant data privacy laws may require the data owner to consent to the data collection and agree to its usage. When a user registers an account on our online portal, they are required to confirm that they have read and agreed to the terms and conditions of the portal, including the terms set out in our data privacy statement. Our data privacy statement states that the personal data being collected can be used for purposes of data analysis and supporting us to develop and to improve our products.

We take a high priority to protect the privacy of our users to our digital sales platform/APP. We make disclosures of “User Privacy Policy” to all users and we would recommend users to sign “Personal Information Authorization Letter” when the users sign up. In the operation of our digital sales platform/APP, we build a high standard to protect users’ private information from malicious disclosure and abuse. In the process of using the service of loan facilitation and digital sales platform/APP, we may collect and use relevant information of the user, and inform the user through the privacy policy. We believe that we are in compliance with all relevant laws and regulations in all material respects with respect to data privacy.

Intellectual Property

As the date of this prospectus, within China, Ufin owns 14 software copyrights and has filed 8 software copyrights applications relating to various aspects of its SaaS services. In addition, Ufin has registered 5 domain names in China. Ufin has also filed 5 trademarks applications.

Insurance

We carry employees health insurance and vehicle insurance policy presently. We carry no business interruption insurance, no data processing protection insurance and no professional indemnity insurance and no directors’ and officers’ liability insurance.

We plan to carry and maintain business interruption insurance, data procession protection insurance and professional indemnity insurance and directors’ and officers’ liability insurance upon successfully completing the Closing.

Legal Proceedings

As the date of this proxy statement, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations.

However, in May 2019, Beijing Sinowel, our previously VIE controlled entity, was named as a defendant in a breach of service contract lawsuit filed with the Beijing Chaoyang District Peoples’ Court for RMB2.57million (approximately US$0.4 million). In June 2019, a hearing was held and the case is still under review by the court. Our management at Ufin assessed and concluded the pending litigation does not have a material impact on the Company’s operation or financial condition as of June 30, 2020 and 2019. Since Beijing Sinowel was divested on July 31, 2020, the pending litigation will not have any future impact on the Company’s operations or financial condition.

Industry Overview

Chinese SaaS Market — Disruptive Technology

SaaS is generally understood as a specific branch of cloud computing solutions. SaaS, by in the simplest sense, is a novel software delivery model through internet without local (offline) installation (stand-alone), compared to the traditional software (such as ERP) selling methods. In addition to SaaS, other typical cloud computing solutions include the infrastructure as a service (“IaaS”) and the platform as a service (“PaaS”).

SaaS (including cloud computing solution as a whole) penetration rate in China is low, but its development has been impressive. The development of the Chinese SaaS market has picked up pace since 2013. According to market data portal Statista, it will double its value over the period 2018-2020 to more than RMB47 billion (around US$6.7 billion) (Data Source: https://www.china-briefing.com/news/chinas-software-as-a-service-market-is-booming/). To put that in context, Statista predicts the global SaaS market will be worth US$157 billion by 2020.

A growing number of Chinese firms, unhampered by decades of outdated IT infrastructure, are now adopting cloud-based alternatives to on-site enterprise hardware and software. This is especially the case with China’s burgeoning number of SMEs, which typically have smaller budgets and therefore prefer the lean business models supported by SaaS. Customer relationship management software (CRM), office automation software (OA), intelligent manufacturing software (IM) and office collaboration software (OC) top their shopping lists. SaaS has become the leading enterprise software delivery model of choice in China concluded by Asia Market Entry, a Singapore-based company which helps international software and technology companies expand into Asia. (Source Data: EastWestBank, November 11, 2019) (Source Data: https://www.eastwestbank.com/ReachFurther/News/Article/Chinas-SaaS-Market-has-a-Silver-Lining) In this China rapid development market, there are no major players taking dominant market share. The market is fragmented and the top 10 vendors accounting for only about 30% that the market as of 2018 according to research from PR Underground. Local rising star Kingdee (HKG:0263.HK) dominates the market with a market share of just 5% by 2018, followed by Microsoft, SAP, Salesforce (NYSE:CRM), Oracle, Veeva Systems (NYSE:VEEV), Zoho, Beisen, Yonyou, and Newdo which collectively made up the top 10.

Market share of China's SaaS vendors, 1H2018

5.10%
5%
4.30%
4%
3.80%
2.6%
2.6%
2.2%
2%
1.8%
64.50%
Kingdee
Microsoft
SAP
Salesforce
Oracle
Veeva Systems
Zoho
Beisen
Yonyou
Newdo
Others

LD INVESTMENTS

Data: PR Underground

In a separate research performed by iResearch (http://www.iresearchchina.com), a China based consulting firm, shows (1) SaaS penetration in various sectors in the economy (2018 statistics) and (2) capital spending on SaaS deployment reached RMB 15 billion in 2019, a dramatic year over year increase. It is expected to reach RMB 27 billion by 2020.

Digital Platform to Make Sales and Purchase — Distribution is More Digital

Digitalized distribution in the sales and purchase is surging. The technology innovations designed to squeeze out savings and efficiency has being welcomed from vendors and consumers. In the fast evolving insurance industry in China is turning itself into the race of digitalized. A report by Bain & Company has stated that the speed and scale of investment poured in by venture capitalists has made China one of the fastest growing insurance digitalization leaders in the world. Insurance tech, messaging platforms and online are disrupting the landscape at incredible speed in China insurance industry (Data Source: Bain & Company’s Making the Most of Asia-Pacific’s Insurance Boom) (the “Bain Report”).

In its 2019 consumer survey, Bain & Company determined that in Asia-Pacific 90% of the surveyed are open to the idea of ecosystem of services and in many countries, a majority would like insurers to provide those services. In the survey, Chinese insurers have taken the lead in developing ecosystems.

Share of customers who have used digital channels to make a purchase

60%
40
20
0
Japan
Singapore
Australia
Hong Kong
Mainland China
Indonesia
Malaysia
South Korea
2014
2016
2018

Notes: Includes customers who used multiple channels throughout their purchase; data for India not available
Source: Bain/Research Now Insurance NPS Survey, 2014, 2016, 2018

The Bain Report points out digital channels in Asia Pacific are becoming more prominent. The Bain Report states that since 2014, consumers in Asia-Pacific have increasingly used digital channels to buy insurance policies. The Bain Report cited US$3.8 billion capital investment poured into insurance tech in Asia-Pacific region in the past five years (the Report dated 2019). It is interest to point out that of the US$3.8 billion funding, close to 60% directly into insurers and slightly less than 40% into digital aggregator/broker. The message to capital market is clear that capital market loves to see insurers and the insurance industry to turn into digital and to turn traditional distribution of insurance policies into digital.

The preferences to digital are pressuring insurers and distributions to prioritize digital. The digital era consumers are open to buying insurance from new entrants. “Digital First” in the region has become a norm where operators and investors are all turning into. Digital-first competitors are taking on market advantage. According to the Bain Report, in the fast-growing markets such as mainland China, India and Indonesia, insurance techs and other new entrants, including technology firms, retailers and other companies from outside the industry, can leapfrog incumbents and gain market share.

Life Case Studies — Rush to Digitize: Zhong An Corporation

China has the second largest insurance market in the world by direct written premiums, but China insurance industry has lagged behind others in its use of the internet to sell insurance. Zhong An Online P&C Insurance Corp. is recognized as one of the biggest disruptors to China’s insurance market due to its online-only presence and focus on technology. Zhong An takes a technology oriented approach to insurance which, alongside the significant combined investment of its founders, has allowed it to scale at an impressive rate and capture 31% of China’s online non-auto insurance market. Zhong An has attracted largely the millennial market due to its near-instant claims process, with 60% of the insurer’s recorded customers aged between 25 and 30, as well as being mostly city-dwellers (Data Source: https://www.nsinsurance.com/news/what-is-zhong-an-insurance/).

Zhong An’s integration of technology into its business processes has resulted in massive cost savings. The Company states in the 2018 report: “By implementing intelligent underwriting, claim management and automatic processing, the automation rate of our underwriting and claim settlement services reached 99% and 95% respectively. It continues “The application of artificial intelligence helped significantly reduce the labor cost of customer service, with the proportion of AI application for online customer service reaching 70%, resulting in a substantial year-on-year decrease of 63.7% in the number of online service staff.” (Data Source: https://www.nsinsurance.com/news/what-is-zhong-an-insurance/).

And here is what Zhong An has created to deliver its services to the millennial market of customers aged between 25 and 30 in their lifestyle consumption, to travel, health, consumer finance and auto (Data Source: https://www.digitalinsuranceagenda.com/267/thinking-ecosystems-is-the-secret-behind-zhongan/):

Chinese Insurance in General

China’s non-life insurance market premium totaled US$176 billion 2018, reflecting 12.2% growth over 2017 (Data Source: CBIRC; EY-2020 China Insurance Outlook). Meanwhile, China’s life insurance market gross written premium totaled US$393 in 2018, a slight increase from 2017 (Data source CBIRC; EY-2020 China Insurance Outlook).

Based on a survey by Oliver Wyman in 2016, China’s insurance (life and non-life) penetration rate is low compared to mature market, at a rate less than 4%, as compared to the United States, where it is 7.3% and 10% in the UK:

As time goes into 2018, the penetration rate progressed, but still remains low, according to a report by Swiss Re Sigma. China’s life penetration rate increased from 2.0% to 2.3% and the non-life penetration rate increased from 1.6% to 1.9%. The overall penetration rate from 3.6% to 4.2%.

(i) Overview of Chinese Auto Insurance Market and its Transformation into Digital

According to the McKinsey China Auto Consumer Insights 2019 Report (the “McKinsey Report”), China has the world’s largest auto market, though the vehicle ownership remains low compared on a world stage. The McKinsey Report offers some interesting insights into the “Navigating the Road Ahead in the World’s Largest Auto Market”. With such an impressive growth rate from 2001 to 2019, China passenger car sales are levering off, though the market is witnessing a growth in new-energy vehicle sales.

Even with such impressive growth rate in vehicle ownership, the total ownership of vehicle car parc is low. with only about 173 out of every 1,000 people owning a car. This is markedly lower than other developing markets, such as Malaysia (433) and Russia (373), not to mention leading markets like the United States (837), Australia (747), and Italy (695). China also lags far behind other major automotive markets in terms of car ownership per kilometer of expressway, which provides a further indicator of the strong potential of the domestic passenger vehicle market.

The growing vehicle ownership translates into the growing demand of auto insurance. Auto insurance belongs to the non-life insurance market in China. The car insurance market in China has a total revenue of RMB834.5 billion (US$ 118 billion) (Data Source: baogao.chinabaogao.com, 2018 statistics) and a 10% year-on-year growth. In addition, auto insurance dominates the non-life insurance market with over 70% of the total premium.

Auto insurance market in China is dominated by large domestic brands, due to scarce insurance licenses and fierce competition, small and medium-sized companies are difficult to grow through a traditional business model. With the surge in insurtech investment and the emergence of digital aggregators and brokers, small and medium-sized companies are getting market shares. A trend in the sales and distribution of auto insurance and insurance policies is shaping up the industry by moving from “traditional business model” into “new business model” (Data Source: https://daxueconsulting.com, November 2019) illustrated below.

The “traditional business model” is very much a daily life in China when one needs the auto insurance for his/her new or existing car. With the emerge in insurance tech, the market is witnessing a different game in the sales and distribution of auto insurance and insurance policies. Digital transactions are replacing conventional human face-to-face interacted transaction.

(ii) Overview of Chinese Life Insurance Market and its Transformation into Digital

The insurance industry forecasted Chinese life insurance gross written premium in 2019 at US$550 (by McKinsey) and at US$566 billion (by Swiss Re).

McKinsey & Company, published in April 2019, performed thorough analyses (of life insurance gross written premium) of countries across Asia Pacific region and within each market by product, customer, and channel. Asia–Pacific market’s total embedded value is around US$1.1 trillion, and its total value of new business (VNB) stands at $90 billion annually. By this analysis, McKinsey states China alone represents close to 50 percent of the market growth in Asia–Pacific and about 25 percent globally. China is home to some of the largest financial services institutions by assets and market value. (Data Source: https://www.mckinsey.com/industries/financial-services/our-insights/insurance-blog/life-insurers-where-to-play-for-value-in-asia-pacific). If Asia-Pacific is US$1.1 billion, then 50% of it makes China market at US$550 billion in 2019 of total embedded value.

Swiss Re published its “Market Analysis 2018 — China” and it forecasted China may achieve life insurance premium US$566 billion in 2019 and the forecasted life premium reaches US$977 billion in 2028.

China insurance market, including life insurance, is undergoing continued transformation, as highlighted by three emerging shifts:

•        Growth has been fueled by tier-1 cities but is now picking up momentum in tier-2 and -3 urban areas, which are growing faster than their peers. Serving these cities requires broader geographic distribution and footprint across more provinces.

•        For years, visitors from mainland China have flocked to Hong Kong to buy life and health insurance. This segment accounts for more than 35 percent of its annualized premium equivalent and has helped make Hong Kong one of the region’s most attractive life insurance markets. The recently announced development objectives for the Greater Bay Area (specifically Hong Kong, Shenzhen, Guangzhou, and Macau) will link Hong Kong and mainland China more closely, initially in motor and health, requiring coordinated business and operating models across the full territory.

•        Protection and health have been the growth and value engines in recent years, accelerated by the regulatory push to curtail short-term savings-oriented life business. From here, China’s rapidly aging population will soon shift its focus to retirement and longevity solutions, which are currently underrepresented.

Consumer Finance — Credit Purchase and Personal Loan Facilitation

Consumers in China are proving to be remarkably resilient and remain a powerful, transformative force not just in China but also across the globe. Although it’s likely the growth rate for consumer spending will be slightly lower in 2019 than in 2018, consumers continue to increase their spending by a considerable margin and are eager to pay for items with a strong value proposition. This year’s Singles Day (also referred to as Double 11), for instance, was record shattering. Total sales on all platforms were up 31 percent over last year and reached 410 billion renminbi ($58 billion), far more than Cyber Monday’s and Black Friday’s online sales combined (McKinsey: China Consumer Report 2020: The Many Faces of Chinese Consumer, December 18, 2019).

The overall pace at which Chinese consumption has grown is almost hard to imagine: just a decade ago, most urban Chinese had enough money to cover basic needs like food, clothes, and housing (92 percent had annual household disposable incomes of 140,000 renminbi or less). Today, half are living in relatively well-to-do households (annual disposable incomes of 140,000 renminbi to 300,000 renminbi) where they have ample funds for perks like regular meals out, beauty products, flat-screen TVs, and holiday travel (McKinsey: China Consumer Report 2020: The Many Faces of Chinese Consumer, December 18, 2019).

China domestic analysts expect the Chinese consumer credit market to see robust growth in the near future as household expenditures and leverage continue to increase and Beijing drives an increase in domestic consumption. According to Economic Information Daily, multiple analysts expect China’s consumer credit balance to breach the 10 trillion yuan threshold by 2020 (Data Source: China Banking News, January 21, 2019; http://www.chinabankingnews.com/2019/01/21/chinas-consumer-credit-balance-expected-to-exceed-10t-yuan-by-2020/).

10
9
8
7
6
5
4
3
2
1
0
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
2015-01
2015-03
2015-05
2015-07
2015-09
2015-11
2016-01
2016-03
2016-05
2016-07
2016-09
2016-11
2017-01
2017-03
2017-05
2017-07
2017-09
2017-11
2018-01
2018-03
2018-05
2018-07
2018-09
2018-11
2019-01
2019-03
Consumer Loan (Stock; Unit: RMB Trillion)
Growth (YoY; RHL)
% of Total RMB Loans (RHL)

Chinese consumer loans (January 2015–April 2019). Source: Wind; the People's Bank of China

The figure above shows that as of April 2019, the size of Chinese consumer loans was RMB 9.4 trillion (equivalent to USD1.4 trillion). Although the growth slowed down somewhat since then, it is still growing at a rate of 20% on a year-over-year basis. As of April 2019, consumer loans accounted for around 6.6% of all Chinese banking sector RMB loans. However, this consumer loan data does not include peer-to-peer (P2P) or other Internet-based consumer loans which have been estimated to be at least RMB 2 trillion (China International Capital Corporation 2018).

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors.

We have a founders team with proven track record in their respective venture investment and management.

We have a founders’ team in their second venture entrepreneurship and two of the founders have successfully built and exit their previous venture successfully severally and separately. In addition, our chief executive officer, Mr. Hua Mao, was a senior manager at Tencent and has had extensive network in the industry of Internet, data technology, and artificial intelligence.

We developed a revolutionary business model positioned for exponential growth.

Our revolutionary digital sales platform/APP, powered by Ufin’s in-house developed SaaS and big data technology, combines unified communication tool and sales management tool to increase effectively the productivity of sales people in the market place. We consider ourselves as the first mover on the market. We do not see any similar business model anywhere either inside or outside of China.

Our SaaS UCall Platform is seen in the market place as partner to sales people rather than service provider to sales people.

We intend to make our UCall Platform available to millions of sales people (users) and we intend to share a ‘take-rate” of the sales commission generated by the sales people from using UCall Platform. Our SaaS revenue model differs from conventional subscription SaaS revenue model. Conventional subscription SaaS model has not being well perceived and adopted in China due to strict customization required by large SaaS subscription clients and up-front SaaS use fee to small enterprises. Our revenue model solves the dilemma by providing efficient and productive SaaS tools and we charge a fee (“take-rate”) only when sales peoples complete sales.

We have a cutting- edge technology well positioned in a gig economy labor market for a trillion dollars market to penetrate.

We architected and developed our SaaS tools and integrated the tools into our UCall Platform. We make our UCall Platform available to gig economy sales force where aggressive salespeople are free to sign up to be a platform user. Our UCall Platform originates sellable products/services from consumer finance companies, commercial banks, insurers, Internet companies and our UCall Platform feeds the sales leads to salespeople registered into UCall Platform as users. Once log on to UCall Platform, users are fed sales leads delivered by our data management system. We have not seen any similar tool set in the market place and we believe our technology leads the market at least for a couple of years, which gives us a good time window to become a dominant player before anyone to challenge us.

We offer an attractive alternative to millions of sales people seeking flexible working schedule.

UCall Platform is a technology driven SaaS powered digital sales platform/APP. We offer our user a discretion to work from anywhere and anytime. Our UCall Platform enables not well educated and trained sales people an opportunity to have a flexible life style. China has the largest online shopping population and UCall Platform is in the right position to grow in today disruptive sales channel development.

We are in a market where we have millions of gig economy salespeople.

Uber’s success demonstrates gig economy work force seeks different employment opportunity in today’s labor market. China Meituan has successfully taped into millions of China labor market for a business model hardly perceivable a decade ago. We strongly believe we will have millions of gig economy sales force to sell products/services over our UCall Platform. China has the largest online shopping population and UCall Platform is in the right position to capture the fast developing digital economy.

We have an attractive SaaS usage fee structure to avoid upfront cost to users.

Our digital sales platform/APP does not charge salespeople a fee to register. UCall Platform takes a fee only on sales successfully completed and closed. We charge a percentage of revenue derived from sales completion. We charge no upfront fee to salespeople. For us, such a revenue model offers us more in revenue than the subscription fee model more commonly seen in the United States.

We have invested heavily in technology development and we are moving into operation.

We have invested heavily in technology development. We are moving into operations. The risk to our new investors is low, since our new investors do not need to face technology risk. With initial deployment of our Ufin Platform, we have proved that Ufin Platform has being accepted in the market place.

We have a deep industry understanding when we integrate SaaS system into our UCall Platform.

Our company founders and executives have had years experiences in understanding auto insurance and life insurance market and consumer credit finance market. They understand how to make sales in these markets and they know where the sales pain points and sweet spots are. Since the founders and executives have all being in the insurance industry before Ufin started its current business, they understand perfectly well how to recruit, train, and keep the salespeople and to turn the salespeople into an invincible sale force.

We have a deep working relationship with P&C insurers and life insurers and commercial banks, consumer finance companies.

Our previous insurance agency business has built a partnership with life insurers and P&C insurers nationwide. We have been selling their insurance products since 2014 to millions of auto owners and wealthy individuals in the investment scheme life insurance. We are carrying over the working partnership into our UCall Platform. We are selling their products as before, but this time in digitalized way. Our strength in the consumer credit finance comes with our team leader who has had extensive experience in credit card, personal loan facilitation, purchasing instalment payment.

UFIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.” In this section, references to “we,” “us,” “Ufin” and “our” are intended to refer to Ufin Holdings Limited and its subsidiaries, unless the context clearly indicates otherwise.

Overview

We were a company engaged in two distinct lines of business as of June 30, 2020. We were a licensed insurance agent servicing our PRC customers in life insurance, health, auto and P&C insurance through our VIE, Beijing Jiayibao Networking Technology Co., Ltd. Simultaneously, we were a technology driven SaaS powered services provider in personal loan facilitation and in the operation of digital sales platform/APP. Our personal loan facilitation serves students (“borrower”) in need of funding to attend adult learning institutes, financial lenders (“lender”), and learning institutes. Our digital sales platform serves insurance agents and insurance brokers and our clients in tele-marketing sales, call center operation. We are here to connect our platform users to providers of sellable products/service, sales team and platform users through the combination of SaaS services with artificial intelligence and data technology to promote marketing and sales in insurance, finance, education and other industries. The marketing and sales services we provide are realized through an interactive digital sales platform/APP which provide sales tools including enterprise WeChat, phone calls, applets, etc. to integrate with daily business applications with a seamless user experience which can further help technical sales representatives to improve sales efficiency and increase sales revenue. The development of the internet, intelligent, and mobile services will significantly enhance the benefits brought by every business partner in the process of using our technology driven SaaS-powered services.

As of July 31, 2020, we divested our insurance agency business. The results of operations provided herein for the fiscal years ended June 30, 2020 and 2019 do not give effect to the divestiture of our insurance agency business.

We generated revenues primarily from insurance agency commissions and from fees charged in providing technology driven SaaS powered services in loan facilitation and digital sales platform/APP. Revenues were approximately $29.3 million and $20.5 million for the years ended June 30, 2020 and 2019, respectively. Our gross profit and net loss were approximately $4.4 million and $0.8 million, respectively, for the year ended June 30, 2020 as compared to our gross profit and net loss of approximately $3.0 million and $0.1 million, respectively, for the year ended June 30, 2019.

In January 2020, there was an outbreak of a novel strain of coronavirus (COVID-19) in China, which has spread rapidly to many parts of the world. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China for the past few months. In March 2020, the World Health Organization declared the COVID-19 a pandemic.

Substantially most of our revenues and our workforce are concentrated in China. Consequently, our results of operations have been adversely affected for the second half of fiscal year 2020. As the coronavirus outbreak is largely under control in China, our operations have resumed starting the April of 2020.

Factors that affected us are mainly the following:

•        We temporarily closed our operation offices throughout China, beginning from February to March 2020, as mandated by the operational location municipality health authority. Some of our operations resumed starting April 2020 and gradually increased depending on the location of the operations. We did not have any disruption in our operations and any loss to our workforce. During the outbreak, we have implemented a work-from-home policy and our operations have been back to normal since April 2020.

•        We have noticed slower collections from some of our customers in February to March of 2020 due to the fact COVID-19 has impacted the operations of our customers. However, these payments were resumed to normal later in the month of May and June of 2020. We will continue to monitor our collections throughout 2020 and beyond.

•        Our business has been impacted by the pandemic mainly in the area of life insurance and loan facilitation services of our technology driven SaaS powered services. In the loan facilitation, we have witnessed a reduced appetite in borrowing, as borrowers are mainly students from educational or learning institutes. The temporary lockdowns in various parts of China has adversely affected our ability to get new borrowers and our business for life insurance was also impacted due to the inability to conduct meetings with potential clients. The impact on our auto insurance was not too significant as auto insurance is not affected by lockdowns. Our business has resumed starting in April 2020 as many parts of China re-opened.

The economy may worsen if the COVID-19 outbreak resurges. Our operations may be negatively impacted by future outbreaks, however we have not seen any significant disruption of our services to date.

Because of the COVID-19 outbreak and the business disruption and the related financial impacts related to the outbreak, our consolidated results for the second half of fiscal year 2020 have been adversely affected. Our operations have resumed to normal levels starting in April 2020. However, any potential impacts to our results will depend on, to a large extent, future outbreak and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by our government authorities and other entities to contain the COVID-19 or treat its impact, almost all of which are beyond our control.

For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors — Risks Related Ufin’s Business and Industry — Ufin faces risks related to health epidemics, severe weather conditions and other outbreaks.” Because of the significant uncertainties surrounding the COVID-19 outbreak, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time.

Recent Development

Pursuant to our shareholder resolution dated July 31, 2020, our shareholder approved to divest Beijing Jiayibao to focus our business in technology driven SaaS powered services. On July 31, 2020, Nanjing Shuke, Beijing Jiayibao and its original shareholders entered into a VIE Termination Agreement. Nanjing Shuke approved to sign the VIE Termination Agreement by a written resolution. As a result, the ownership structure of Nanjing Shuke and Beijing Jiayibao have been legally terminated. Consequently, we no longer engaged in the insurance agency service after July 31, 2020.

Our pro-forma operating results given effect of the divestiture from July 1, 2018 are as follows: Our revenue from providing technology driven SaaS powered services was approximately $4.5 million and $1.2 million for the years ended June 30, 2020 and 2019, respectively. Gross profit was approximately $4.2 million and $1.2 million for the years ended June 30, 2020 and 2019, respectively. The EBITDA was approximately $237,000 and $16,000 for the years ended June 30, 2020 and 2019, respectively.

Key Factors that Affect Operating Results

PRC economy and regulations

Our results of operations and financial condition are affected by general factors affecting China’s online insurance industry, including, among others, China’s overall economic growth and the increase in per capita disposable income, Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue.

In addition, we operate in a highly regulated industry. Regulatory changes will affect the general growth as well as the competitive landscape of the market. Staying in compliance with the regulatory requirements may result in diversion of our management team’s attention and increased operational costs and expenses. Our ability to execute our strategies and make adjustments when necessary in a cost-efficient manner in the changing regulatory environment is key to our future growth. Unfavorable changes in any of these general factors could materially and adversely affect our results of operations.

Our ability to compete effectively

Our business and results of operations depend on our ability to compete effectively in the industry in which we operate. Our competitive position may be affected by, among other things, the scope of our products, the quality of our solutions and our ability to customize our products to meet customers’ business needs. We believe that our proprietary technologies and research and development capabilities help us to develop products tailored to our customers and we are able to retain and develop business with existing customers and to attract new customers. However, if we are unable to keep up with our product development or innovation, we might not be able to develop new customers or expand our business effectively. In addition, we are subject to competition from within our industry. Increased competition could materially and adversely affect our business and results of operations.

Key Operating Metrics

We regularly review a number of operating metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions. The principal operating metrics we consider are set forth in the table below as of June 30, 2020 and 2019, respectively:

Insurance agency services:

	2020	2019
Number of insurance carriers	61	47
Number of insureds	481,888	313,154
Gross written premium facilitated	$137,701,012	$91,918,725

Technology driven SaaS powered services:

Loan facilitation

	2020	2019
Number of loans facilitated	19,037	12,525
Number of borrowers	19,030	12,517
Loan amount facilitated	$26,675,714	$20,284,514

Digital sales platform/APP:

	2020	2019
Number of customers	20	—
Number of users	6,109	—

Key Components of Our Results of Operations:

Revenue recognition policies for each type of revenue stream are as follow:

Insurance agency services:

As a licensed insurance agency, we facilitated placement of an effective insurance policy provided by insurers to customers, and we were compensated in the form of commissions by the respective insurer. We primarily facilitated placement of effective insurance policies for auto, property, life and health insurance. The commission fee rate, which was paid by insurers, was based on the terms specified in the service contract. Our performance obligations were considered met and revenue was recognized at a point in time upon the effective date of bound insurance coverage as no performance obligation existed after coverage was bound. For certain insurance policies with free look periods, typically 10 days, our obligation was considered complete only after the free look period expired per contract terms.

For certain insurance policies such as life insurance, we may receive a performance bonus as agreed per contract provisions, typically a certain sales volume or renewal bonus. As revenue from life insurances policies only accounted for approximately 3% and 1% of our total revenues for the years ended June 30, 2020 and 2019, respectively, revenue generated from performance bonus was not material.

Technology Driven SaaS powered services:

Revenue from loan facilitation services:

In the technology driven SaaS powered services, we are engaged in operating an online consumer finance platform/app which matches borrowers with institutional funding partners (lenders) in facilitation of personal loans. We cooperate with many adult educational and learning institutes where the students from these institutions could apply personal loans for their tuition. We will receive a commission from lenders for loans facilitated by us based on terms and fixed fees specified in the contracts. The loans we facilitated are tuition payments to learning institutes where the students are attending or will be attending.

We have entered into contracts with some of the learning institutes where we are paid a fee based on terms specified in the contract, usually a fixed fee based on the amount of tuition the learning institutes received from loan facilitated by us.

Revenue from digital sales platform/APP:

In the technology driven SaaS powered services, we are engaged in providing cloud-based digital sales platform/APP to our users who operate call centers to make sales calls and manage client data for their clients in insurance, banking, internet and educational industries. We charge a fee based on the predetermined rates specified in the contract for each product sold by the users over our digital sales platform/APP.

We recognize revenue at a point when the user completed a transaction utilizing our digital platform/APP. Related fees are generally billed monthly, based on a per transaction basis.

Revenue categories are summarized as follows:

	For the Year Ended June 30, 2020%		For the Year Ended June 30, 2019%		Change	Change %
Insurance agency services	$25,988,062	88.8%	$19,249,231	94.0%	$6,738,831	35.0%
Technology driven SaaS powered services
Loan facilitation	1,154,151	3.9%	1,223,431	6.0%	(69,280)	(5.7)%
Digital sales platform/APP	2,120,977	7.3%	—	—	2,120,977	100.0%
Total Technology driven SaaS powered services	3,275,128	11.2%	1,223,431	6.0%	2,051,697	167.7%
Total operating revenue	$29,263,190	100.0%	$20,472,662	100.0%	$8,790,528	42.9%

Cost of Revenues

Cost of revenues consists primarily of personnel costs for employees and commission costs paid to either independent contractors or third party channel costs for our insurance operations and product support. In addition, cost of revenue also includes third party service fees including cloud and data usage, hosting fees and amortization expenses associated with capitalized software, platform system and hardware.

Cost of revenue from revenue categories are summarized as follows:

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019	Change	Change %
Insurance agency services	$24,608,220	$17,399,866	$7,208,354	41.4%
Technology driven SaaS powered services
Loan facilitation	80,519	79,033	1,486	1.9%
Digital sales platform/APP	197,660	—	197,660	100.0%
Total Technology driven SaaS powered services	278,179	79,033	199,146	252.0%
Total cost of revenue	$24,886,399	$17,478,899	$7,407,500	42.4%

Operating Expenses

Our operating expenses consist of selling, general and administrative, and research and development expenses.

Selling expenses consist of personnel costs (including salaries, social insurance and benefits), rent, office and travel expenses for employees associated with our sales and marketing organizations, and costs of marketing activities. Marketing activities include both advertising and promotion expenses mainly for promoting our digital sales platform/APP.

General and administrative expenses consist primarily of rent, office expense and personnel costs (including salaries, social insurance and benefits) for our executives, finance, human resources, and other administrative employees. In addition, general and administrative expenses include depreciation and amortization of equipment and professional fees.

Research and development expenses consist primarily of salaries and other compensation-related expenses to our research and product development personnel, as well as depreciation, amortization and related expenses for our research and product development team.

Results of Operations

Years Ended June 30, 2020 vs. June 30, 2019

	For the Years ended June 30,
	2020	2019	Change	Percentage Change
Revenues	$29,263,190	$20,472,662	$8,790,528	42.9%
Cost of revenues	24,886,399	17,478,899	7,407,500	42.4%
Gross profit	4,376,791	2,993,763	1,383,028	46.2%
Selling expenses	2,508,732	872,810	1,635,922	187.4%
General and administrative expenses	1,600,631	1,983,578	(382,947)	(19.3)%
Research and development expenses	626,523	131,377	495,146	376.9%
Income (loss) from operations	(359,095)	5,998	(365,093)	(6,086.9)%
Other income	30,830	143,299	(112,469)	(78.5)%
Provision for income taxes	(459,980)	(210,485)	(249,495)	118.5%
Net loss	$(788,245)	$(61,188)	$(727,057)	1,188.2%

Revenues

Revenues increased by approximately $8.8 million, or 42.9%, to approximately $29.3 million for the year ended June 30, 2020 from approximately $20.5 million for the year ended June 30, 2019. The increase was mainly due to approximately $6.7 million increase or 35.0% increase of insurance agency services revenue and approximately $2.1 million increase of revenue from technology driven SaaS powered services. The change for each revenue stream was as follows:

(1)    For the years ended June 30, 2020 and 2019, revenue from insurance agency services amounted to approximately $26.0 million and $19.3 million, respectively, representing 88.8% and 94.0% of our total revenues for the years ended June 30, 2020 and 2019, respectively. Our revenue increased by approximately $6.7 million or 35.0% due to we co-operated with more insurance carriers to expand our product selections and our business by opening new branches in Anhui, Liaoning and Heilongjiang provinces which led to an increase in the number of insureds and gross written premiums.

(2)    For the years ended June 30, 2020 and 2019, revenue from technology driven SaaS powered services amounted to approximately $3.3 million and $1.2 million, respectively, representing 11.2% and 6.0% of our total revenues for the years ended June 30, 2020 and 2019, respectively. The increase in revenue from technology driven SaaS powered services was due to us engaging in providing cloud-based digital sales platform/APP to our customers starting from the year of 2020. We expect our revenue to increase in 2021 as we are targeting more students for their enrolment into learning institutes and as we promote more extensively our digital sales platform/APP into the market.

Cost of Revenues

Cost of revenues increased by approximately $7.4 million, or 42.4%, to approximately $24.9 million for the year ended June 30, 2020 from approximately $17.5 million for the year ended June 30, 2019.

Cost of revenues incurred by our insurance agency services increased by approximately $7.2 million or 41.4% for the year ended June 30, 2020 compared to the same period in 2019. The increase in cost of revenues was in line with our increase in revenue as we expanded our locations. In addition, we worked with additional third party channels in the new areas for customer referrals. These third party channel costs are higher compared to independent contractors that we contracted within our existing locations.

Cost of revenue for technology driven SaaS powered services increased by approximately $0.2 million for the year ended June 30, 2020 compared to the same period in 2019. Cost of revenue was mainly salary for our digital sales platform/APP operation team and data usage, amortization of software and system.

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019	Change	Change (%)
Insurance agency services
Gross profit	$1,379,842	$1,849,365	$(469,523)	(25.4)%
Gross margin	5.3%	9.6%	(4.3)%
Technology driven SaaS powered services
Loan facilitation services
Gross profit	$1,073,632	$1,144,398	$(70,766)	(6.2)%
Gross margin	93.0%	93.5%	(0.5)%
Digital sales platform/APP
Gross profit	$1,923,317	$—	$1,923,317	100.0%
Gross margin	90.7%	—	90.7%
Total Technology driven SaaS powered services
Gross profit	$2,996,949	$1,144,398	$1,852,551	161.9%
Gross margin	91.5%	93.5%	(2.0)%

Total
Gross profit	$4,376,791	$2,993,763	$1,383,028	46.2%
Gross margin	15.0%	14.6%	0.4%

Our gross profit increased by approximately $1.4 million, to approximately $4.4 million for the year ended June 30, 2020 from approximately $3.0 million for the year ended June 30, 2019. For the years ended June 30, 2020 and 2019, our overall gross margin was 15.0% and 14.6%, respectively.

Gross margin from our insurance agency services was 5.3% and 9.6% for the years ended June 30, 2020 and 2019, respectively. The decrease was mainly due to higher channel costs in new areas.

Gross margin from our technology driven SaaS powered services was 91.5% and 93.5% for the years ended June 30, 2020 and 2019, respectively. The gross margin for loan facilitation services are 93.0% and 93.5% for the years ended June 30, 2020 and 2019, respectively, which are consistent for both periods. We provided cloud-based digital sales platform/APP, which has a gross profit percentage of 90.7% for the year ended June 30, 2020, to our customers starting from the year of 2020.

Operating Expenses

During the year ended June 30, 2020, we incurred approximately $4.7 million in operating expenses, an increase of approximately $1.7 million, or 58.5%, as compared to approximately $3.0 million for the year ended June 30, 2019.

Selling expenses increased by approximately $1.6 million, or 187.4%, to approximately $2.5 million for the year ended June 30, 2020 from approximately $0.9 million for the year ended June 30, 2019. The increase was mainly due to the increase of $0.4 million of salary and travel related expenses and a $0.2 million increase of rent and office expenses from our new offices as we opened more branches and hired new employees for our selling teams. Also, our advertising and promotion expenses increased by approximately $1.1 million for the promotion of our new digital sales platform/APP. We have contracted third party promotors to promote our digital sales platform/APP which mainly includes on site demonstration and illustration for potential customers.

General and administrative expenses decreased by approximately $0.4 million, or 19.3%, to $1.6 million for the year ended June 30, 2020 from approximately $2.0 million for the year ended June 30, 2019. The decrease was mainly due to the decrease of approximately $0.2 million in salary and benefits for employees in the business development area who were transferred to digital sales platform/APP starting in 2020, the salaries of these employees were included in cost of operations in 2020. In addition, we had about a $0.2 million decrease in travel and office related expenses due to reduced travel and meetings from impact of COVID-19.

Research and development (“R&D”) expenses increase by approximately $0.5 million, or 376.9%, to approximately $0.6 million for the year ended June 30, 2020 from approximately $0.1 million for the year ended June 30, 2019. We had a few new internal use software being developed in the area of big data technology and digital sales platform/APP in 2020, as such we hired more IT engineers which increased our salary expense by approximately $0.5 million. The cost incurred by our R&D department in planning and initial design stages are all expensed as incurred.

Other income, net

Total other income, net decreased by approximately $112,000 to approximately $31,000 for the year ended June 30, 2020 from approximately $143,000 for the year ended June 30, 2019.

Financial income (expenses) which are mainly bank interest income, bank charges and other fees. Other income consists of mainly government grants including corporate development funds, transportation tax credits and input VAT credits. As part of VAT reform, a taxpayer in certain service industries was allowed to reclaim additional 10% of input VAT credits against the amount of VAT payable from April 1, 2019 to December 31, 2021. The amount of government grant received for the year depends on the local government policies.

Provision for income taxes

We recorded income tax provision of approximately $0.5 million for the year ended June 30, 2020, compared to income tax provision of approximately $0.2 million for the year ended June 30, 2019 for our profitable subsidiaries. Our digital sales platform/APP was profitable in 2020 which increased our taxable income. For our subsidiaries with operation losses, we provided 100% valuation allowance on operating losses and no deferred tax was recorded.

Net loss

Our net loss increased by approximately $0.7 million, or 1,188.2%, to $0.8 million for the year ended June 30, 2020, from approximately $61,000 for the year ended June 30, 2019. Such change was the result of the combination of the changes as discussed above.

Liquidity and Capital Resources

Historically, we financed our operations through internally generated cash, loans and payables from related parties. As of June 30, 2020, we had approximately $0.6 million in cash which primarily consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use and are deposited with banks in China. Our working capital deficit was approximately $0.5 million as of June 30, 2020.

Since we divested our VIE on July 31, 2020 due to a strategic change, we analyzed our liquidity without the VIE for the coming twelve months. As of June 30, 2020, our cash on hand without the cash of VIEs was $0.3 million and working capital deficit was $0.2 million.

If we are unable to realize our assets within the normal operating cycle of a twelve (12) month period, we will consider supplementing its available sources of funds through the following sources:

•        other available sources of financing from PRC banks and other financial institutions; and

•        financial support from our related parties and shareholders, our principal shareholder advanced our continuing entities $380,000 in the first fiscal quarter of 2021.

Based on the above considerations, management is of the opinion that we have sufficient funds to meet our working capital requirements and debt obligations as they become due over the twelve months from the date of this report.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in Cayman Islands, and Hong Kong. However, these restrictions have no impact on the ability of these PRC entities to transfer funds to us as we have no present plans to declare dividend which we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations as all of our current cash obligations are due within the PRC.

As of June 30, 2020, we had the following loans outstanding, all of which belongs to loans of our VIEs:

Short term loans:

Lender Name	Maturities	June 30, 2020	June 30, 2019
Chehangdao (Jinlin) Technology Co., Ltd	May 28, 2021	$268,361	$291,042
Employee loan payable	September 2019 to November 2019	—	227,094
Fuding Musen Equity Investment LLP	May 2, 2021	2,830,817	2,913,328
Total		$3,099,178	$3,431,464

Long term loan:

Lender Name	Maturities	June 30, 2020	June 30, 2019
Beijing Feiliu Data Network Technology Co., Ltd	March 16, 2023	$240,619	$—

The following summarizes the key components of our cash flows for the years ended June 30, 2020 and 2019.

	For the Years Ended June 30,
	2020	2019
Net cash used in operating activities	$(1,615,964)	$(1,319,664)
Net cash provided by investing activities	1,130,058	316,407
Net cash provided by financing activities	3,556	970,680
Effect of exchange rate changes	(50,102)	(57,655)
Net change in cash, cash equivalents and restricted cash	$(532,452)	$(90,232)

Operating activities

Net cash used in operating activities was approximately $1.6 million for the year ended June 30, 2020 and was primarily attributable to net loss of approximately $0.8 million, the increase of accounts receivables of approximately $2.1 million which corresponded to our increase in revenue, the increase of prepayment of approximately $0.5 million and the increase of other receivables of approximately $0.4 million and the decrease of other payable of approximately $0.4 million offset by the increase of accounts payable of approximately $2.0 million which was due to our expansion of operation in digital sales platform/APP, the increase of taxes payable of approximately $0.5 million.

Net cash used in operating activities was approximately $1.3 million for the year ended June 30, 2019 and was primarily as a result of cash outflow from the increase of other receivables of approximately $0.3 million, the increase of prepayment of approximately $1.5 million which were mainly prepaid channel cost to obtain new customers, the decrease of accounts payable of approximately $0.2 million and the decrease of other payables and accrued liabilities of approximately $0.2 million, offset by the decrease of accounts receivable of approximately $0.6 million and the increase of deferred revenue of approximately $0.2 million.

Investing activities

Net cash provided by investing activities was approximately $1.1 million for the year ended June 30, 2020 and was primarily attributable to the repayment of approximately $5.6 million from related parties and the repayment of approximately $1.4 million from loan receivables offset by approximately $0.1 million on purchase of equipment and cost to develop software, approximately $4.9 million of advance to our related parties and increase of loan receivables of approximately $0.9 million.

Net cash provided by investing activities was approximately $0.3 million for the year ended June 30, 2019 and was primarily attributable to repayment of approximately $2.3 million from related parties and repayment of approximately $1.2 million from loan receivables offset by approximately $38,000 on purchase of properties and equipment and approximately $0.1 million on purchase of intangible assets, approximately $2.2 million advances to our related parties and increase of loan receivables of approximately $0.9 million.

Financing activities

Net cash provided by financing activities was approximately $4,000 for the year ended June 30, 2020 and was primarily attributable to approximately $0.2 million proceeds from long-term loan offset by approximately $0.2 million in repayments of short term loans.

Net cash provided by financing activities was approximately $1.0 million for the year ended June 30, 2019 and was primarily attributable to approximately $0.6 million from the proceeds from short term loans and approximately $1.5 million in capital injection from shareholders offset by approximately $1.0 million in repayment in short term loans.

Commitments and Contingencies

Lease commitments

We have entered into multiple non-cancellable operating lease agreements for 19 offices and 1 employee dormitory during the years ended June 30, 2020 and 2019. Our commitment for minimum lease payments under these operating leases as of June 30, 2020 for the next three years is as follow:

Year ending June 30,	Minimum lease payment
2021	$276,824
2022	169,180
2023	95,691
Total minimum payments required	$541,695

Contingencies

From time to time, we are party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

In May 2019, Beijing Sinowel was named as a defendant in a breach of service contract lawsuit filed with the Beijing Chaoyang District Peoples’ Court for RMB2.57million (approximately US$0.4 million). In June 2019, a hearing was held and the case was still under review by the court. The pending litigation did not have any material impact on our operation or financial condition as of June 30, 2020 and 2019. Since Beijing Sinowel was divested on July 31, 2020, the pending litigation will not have any future impact on our operations or financial condition.

Contractual Obligations

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of June 30, 2020:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Loans	$3,339,797	$3,099,178	$240,619	$—	$—
Operating lease obligation	541,695	276,824	264,871	—	—
Total	$3,881,492	$3,376,002	$505,490	$—	$—

As of June 30, 2020, our contractual obligations without the obligations of VIEs was $217,132 for operating lease obligation and $nil for loans.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this registration statement, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of plant and equipment and intangible assets, capitalized development costs, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, allowance for deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. We adopted Topic 606 on July 1, 2018 using the modified retrospective transition method, and the adoption did not have a material impact on our consolidated financial statements.

The core principle underlying the revenue recognition ASU is that we will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. Our revenue are recognized at a point in time for all of our service revenues when the we have satisfied all of its performance obligations.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires us (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfied the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way we record our revenue. Upon adoption, we evaluated our revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

Practical Expedient adopted:

We applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price. We also elected practical expedients to expense any incremental costs in obtaining contracts if the amortization period is less than one year and whether a significant financing component exists if the period between payment and the transfer of the promised goods or services is one year or less.

Revenue recognition policies for each type of revenue stream are as follow:

Insurance agency services:

We through our variable interest entities, facilitates the arrangement between insurance carriers and individuals or businesses by providing insurance placement services to insureds, and is compensated in the form of commissions from the respective insurance carriers through our sales offices. We primarily facilitate the placement of auto, property, life and health insurance policies. We determine that insurance carriers are the customers.

The primary source of revenues is commissions and our performance obligation is to facilitate the placement of an effective policy. The commission fee rate, which is paid by the insurance carriers, is based on the terms specified in the service contract which agreed between us and the insurance carriers for each policy facilitated through us. Our performance obligations is considered met and revenue is recognized at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound. For certain insurance policies with free look periods, typically 10 days, our obligation is considered complete only after the free look period expired per contract terms.

In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, we evaluate agreements with our channels and independent contractors in order to determine whether or not we act as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether we control services prior to transferring it. Control is evidenced by we are primarily responsible for fulling the provision of services through our insurance license to provide agency services. The commission from insurance carriers are record on a gross basis and commission paid to independent contractors or channel costs are recorded as cost of revenue.

For certain insurance policies such as life insurance, we may receive a performance bonus from insurance carriers as agreed per contract provisions, typically a certain sales volume or renewal bonus. Once we achieve our performance obligation, the bonus will become due. The bonus amount is computed based on the insurance premium amount multiplied by an agreed-upon percentage. Performance bonus represent a form of variable consideration associated with certain sales volume. We estimate the amount of consideration using either the expected value or the most likely amount depending on which method we expect to better predict the amount of consideration to which it will receive with a constraint applied such that a significant reversal of revenue is not probable. We have applied a constraint to performance bonus that limits revenue recognized to the receipt of periodic cash, when a risk of significant reversals exists based on: (i) insufficient history; and (ii) the influence of external factors outside of our control such as policyholder discretion over plans, insurance carrier relationship and regulatory changes.

Commissions revenue is recorded net of an allowance for estimated policy cancellations, which is determined based on an evaluation of historical and current cancellation data. The historical cancellation was less than 0.1% for both years ended June 30, 2020 and 2019, given a hypothetical 0.1% increase in the policy cancellation rate, the annual allowance for estimated policy cancellations would have increased by $25,000 for the year ended June 30, 2020. As such, no allowance for cancellation has been recognized for agency as we estimate, based on our past experience that the cancellation of policies rarely occurs. Any subsequent commission adjustments in connection with policy cancellations which have been de minimis to date are recognized upon notification from the insurance company.

Revenue from technology driven SaaS powered services:

(1)    Loan facilitation services:

We also engage in operating an online consumer finance platform/app which matches borrowers with institutional funding partners (lenders) in facilitation of loans. We cooperate with many adult educational and learning institutes where the students from these institutions could apply loans for their tuitions. We are not the legal lender and legal borrower in the above process. Therefore, we do not record loan receivable and payable arising from the loans between lenders and borrowers on its consolidated balance sheets.

We typically enter into contracts with lending institutions with performance period of one to two years. We are to receive a commission from lenders for loans facilitated by us based on terms and fixed fees specified in the contracts. The total transaction price is reduced by an estimated fee reduction as a result of early loan repayment from students based on historical experience. The average terms of loans are typically 12-24 months. Our performance obligation is to provide loan facilitation services which include operating a platform/app that enables borrowers and lenders to exchange information, we collect information from borrowers, conduct credit assessment and match borrowers with lenders. The services are considered one performance obligation as the customers do not benefit from each distinct service. The performance obligation is considered complete when borrowers received the funds from lenders upon execution of loan agreements between lenders and borrowers.

We also enter into certain contracts with the learning institutes where we are paid a fee based on terms specified in the contract, usually a fixed fee based on the amount of tuition the learning institutes received from students through loan facilitated by us. Our performance obligation is considered complete when the learning institutes received tuition fees from lenders upon approval of loans from students.

Under contracts with lenders, we are required to put a deposit based on a certain percentage of total outstanding loan we facilitated. The deposit is adjusted on weekly basis based on the loan performance. If the loans we facilitated exceed certain default rate as specified in the contract, the lender will realize a portion of the deposit, and if amount of deposits exceed the stated percentage of outstanding loan balance, the excess amount will be returned to us. We in turn requests the learning institutes to deposit funds with us to compensate any funds we paid to the lenders. All learning institutes provides guarantee to us to ensure the loans are paid on time. Guarantee deposit from learning institutes in the amount of $1.0 million and $0.6 million was recorded in our other liabilities for the years ended June 30, 2020 and 2019, respectively. As such we do not account for the fee paid to lenders as a reduction of transaction price.

(2)    Revenue from digital sales platform/APP

We also provide cloud-based, artificial intelligence enabled, digital sales platform/APP for customers who operates in customer services call centers to enable the customers to make sales calls for their clients and we charge a fee based on the predetermined rates specified in the contract for each sales transaction completed by the customers.

We derive our digital sales platform/APP revenues from providing customers’ with our platform/APP and stand ready technical support. Our performance obligation is a single performance obligation to provide integrated cloud-based services each day throughout the contract period. Therefore, the provision of SaaS and real time technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customer can only obtain benefit when the services are provided together during the service period. In addition, our performance obligation is considered complete when the customers made successful sales transactions. Our revenue is recognized at a point when the customer completed a transaction utilizing our digital sales platform/APP. Related fees are generally billed monthly, based on a per transaction basis.

Contract balances

Our contract asset is mainly accounts receivable. The balances of accounts receivable as of June 30, 2020 and 2019 are all derived from contracts with customers.

Contract liability mainly is deferred revenue which is the timing between the recognition of revenue and the receipt of payment. The balances of deferred revenue were $178,690 and $200,023 as of June 30, 2020 and 2019, respectively.

Cost of revenues

Cost of revenues consists primarily channel costs and commission for our agents for our insurance agency services. In addition, cost of revenue also includes salary and benefits for employees and payments to third party service fee including cloud and data usage, hosting fees and amortization expenses associated with software and system. Cost of revenue also include interest paid for our loan receivables.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after ninety (90) days from invoice date. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. We review our receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Intangible assets

Our intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs, platform system, and land-use right. We amortize our intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. We typically amortize our intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives.

Capitalized development costs

We follow the provisions of ASC 350-40, “Internal Use Software”, to capitalize certain direct development costs associated with internal-used software. ASC 350-40 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We expense all costs incurred during the preliminary project stage of its development, and capitalizes costs incurred during the application development stage. Costs incurred relating to upgrades and enhancements to the application are capitalized if it is determined that these upgrades or enhancements add additional functionality to the application. The capitalized development cost is amortized on a straight-line basis over the estimated useful life, which is generally five years. We evaluate the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. We present deferred tax assets and liabilities as noncurrent in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2019 are subject to examination by any applicable tax authorities.

Recent Accounting Pronouncements

See Note 2 of our notes to consolidated financial statements for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. The fluctuation of interest rates may affect the demand for loan services on our platform. We do not expect that the fluctuation of interest rates will have a material impact on our financial condition.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is risk that it we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the Business Combination Agreement, Pubco’s board of directors following the Business Combination will be comprised of seven directors.

Pubco’s Amended and Restated Memorandum and Articles of Association will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an ordinary resolution as a matter of British Virgin Islands law. Pubco’s Amended and Restated Memorandum and Articles of Association further provides that Pubco’s board of directors will be divided into two classes, namely Class I and Class II. Class I shall consist of three directors, and Class II shall consist of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our articles upon completion of this offering, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date.

The following sets forth certain information concerning the persons who are expected to serve as Pubco’s directors and executive officers following the consummation of the Business Combination:

Directors and Executive Officers	Age	Position/Title
Yingkui LIU (刘英魁)	44	Chairman of the Board (Class II)
Hua MAO (毛华)	43	Director, Chief Executive Officer (Class II)
Qiang WANG (汪强)	43	Director, Chief Financial Officer (Class I)
Michael CASHEL	58	Independent Director (Class I)
Jasmine GEFFNER	48	Independent Director (Class II)
Jianhua ZENG (曾俭华)	62	Independent Director (Class I)
Xiaoma (Sherman) LU (陆肖马)	54	Independent Director (Class II)
Shaoyong FU (付韶勇)	46	Chief Technology Officer
Dachuan ZHAO (赵大川)	45	Vice President

Biographical information concerning the directors and executive officers listed above is set forth below.

Directors to the Board of Directors

Yingkui Liu — Mr. Liu is the founder and chairman of the board of Ufin since its inception in November 2014, where he serves as chairman to the board since its inception to present and served as chief executive officer since its inception to March 2020. Prior to Ufin, Mr. Liu founded Beijing Sinowel Insurance Agency Co., Ltd. in October 2013, a licensed insurance agent in the life insurance and P&C insurance in China, where he served as chief executive officer since its inception to present. Before Ufin and Beijing Sinowel Insurance Agency Co., Ltd., Mr. Liu founded Beijing Sinowel Information Technology Co. Ltd (“Sinowel Info”) in July 2000 and served as chairman to the board and chief executive office to Sinowel Info from July 2000 to July 2018 when ZJBC Information Technology (SH.0889) acquired Sinowel Info in July 2018. Mr. Liu received a bachelor’s degree in computer science and application from Northeastern University in July 1999 and a master’s degree in computer science and application from Northeastern University in March 2002 and has been an EMBA candidate of Tsinghua University since September 2018.

Hua Mao — Mr. Mao joined Ufin as the CEO and co-founder since March 2020. Mr. Prior to Ufin, Mr. Mao founded Hangzhou Mole Software Co., Ltd., a company provided software management for Android phones, in September 2009. In August 2011, Hangzhou Mole Software Co., Ltd. was acquired by Tencent (HK0700) and renamed as MyApp. Mr. Mao joined Tencent upon the acquisition and served several roles from November 2011 to September 2019. Mr. Mao was the head of MyApp Tencent. Before joining Ufin, Mr. Mao most recently served as the VP of Tencent Cloud in charge of Industrial Cloud, AI Voice, and QQ IOT. From September 2000 to November 2011, Mr. Mao was a teacher at Zhejiang University of Science & Technology. Mr. Mao received a bachelor’s degree in machinery design & manufacture from Zhejiang University of Science & Technology in July 2000 and has been an EMBA candidate of Tsinghua University since September 2018.

Qiang Wang — Mr. Wang joined Ufin as the CFO and co-founder in October 2020. Prior to joining Ufin, Mr. Wang served as the CFO of AliHealth (HK0241) since September 2017 to October 2020 and was responsible for the financial management, capital markets, internal controls, procurement and the pharmaceutical & healthcare product sales business. Mr. Wang was appointed as the executive director of AliHealth on July 20, 2018 to October 2020. Mr. Wang served as the Vice President of Intime Retail (Group) Company Limited (“Intime”, HK1833) from January 2014 to September 2017 and the Chief Financial Officer of Intime from July 2014 to September 2017. Mr. Wang served as assistant to the president of Intime from February 2012 to January 2014 and as general manager of the financial management department of Intime from March 2008 to February 2012. Before joining Intime, Mr. Wang took various financial management positions in Veolia Water from July 2006 to January 2008, Asia Pacific and ABB China from January 2001 to June 2006. Mr. Wang received a bachelor’s degree in economics from Renmin University of China in July 1999.

Michael Cashel — Mr. Cashel has been serving as a director to East Stone Acquisition Corporation since February 2020. He currently runs a management consulting practice called CapMarketsIQ LLC. Prior to it, he has served the Chief Operating Officer and Chief Compliance Officer of Open Door Securities LLC from September 2019 to July 31, 2020. Prior to that, he was a business consultant for State Street from September 2018 to September 2019, and Senior Vice President of Fidelity Trading Ventures from 2012 to 2017, where he led the development of various trading technologies and analytics. Prior to that, he served as Senior Vice President and Head of Equities with Fidelity’s Capital Market Services from 2008 to 2012. Mr. Cashel has previously served in managerial positions at Bear Steans, Harborside Securities, ABN AMRO and Morgan Stanley. Mr. Cashel earned his bachelor’s degree from Saint Lawrence University and is actively licensed in Series 7, 9, 10, 24, 55, 63 and 99. Mr. Cashel is well qualified to serve as a director due to his extensive experience in finance and investment.

Jasmine Geffner — Ms. Geffner is Chief Financial Officer of Dorsett Hospitality International Services Limited (part of HKSE: 0035.HK) since February 2019. She led the successful IPO of GreenTree Hospitality Group Limited on New York Stock Exchange (NYSE: GHG) in March 2018 and served as Chief Financial Officer from October 2017 to December 2018. She served as vice president in charge of corporate finance and development in LeEco Asia Pacific from October 2016 to August 2017. She was an independent director of AG Semiconductor (Hong Kong) Ltd. from April 2013 to April 2017. From August 2014 to March 2016, she served as Chief Financial Officer of Carnival Group International Holdings Limited (HKSE: 0996.HK). From November 2008 to January 2011, she served as a director of corporate and institutional banking in ANZ Hong Kong. From March 2005 to February 2008, she worked for HSBC as head of China business development and as a vice president of the consumer and retail group in New York. Ms. Geffner received a bachelor’s degree in international marketing and finance from the City University of New York in February 1994 and an MBA degree from the Stern School of Business in New York University in September 1997. She is a Certified Public Accountant (CPA) in Washington State, USA and qualifies as a CFA. Ms. Geffner is well qualified to serve as our director and audit committee chairman, due to her extensive experience in finance, accounting, banking and capital markets.

Jianhua Zeng — Mr. Zeng served as chairman to the board of Kong Sun Holdings Limited (HK.00295) from March 2017 to August 2019. During his professional service at China Construction Bank (“CCB”), Mr. Zeng served as chief risk officer from September 2013 to March 2017 and chief financial officer from March 2011 to September 2013, provincial chief branch officer at CCB’s Guangdong office from July 2007 to February 2011 and city chief branch officer at CCB’s Shenzhen office from October 2004 to July 2007. Mr. Zeng received his bachelor degree in finance from Zhongnan University of Economics and Law in 1982, his master’s degree from Central South University in December 1998 and a master’s degree from Wuhan University in September 2000. Mr. Zeng is a PhD from Hunan University in July 2005.

Xiaoma (Sherman) Lu — Mr. Lu has served as chief executive officer and director to East Stone Acquisition Corporation since February 2020. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the executive vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the chief executive officer of Wanda Investment Company and vice president of Wanda Financial Group, the investment and financial arms of Wanda Group, a China multinational conglomerate in the real estate, hospitality, retailing, entertainment and health care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the executive vice president of China Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance and securities offering from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2005 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent director on the boards of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in the development and sale of real estate, Forgame Holdings Limited (HK: 0484), a fintech and gaming company, from October 2020, Sailing Henan Investment, a private investment company, and BOC International (China) Co, Ltd., a private company providing securities brokerage and investment services in China. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College. Mr. Lu is well qualified to serve as a director due to his extensive experience in finance and investment management across various industries.

Executive Officers

Mr. Shaoyong Fu — is the CTO and co-founder of Ufin since April 2020. Mr. Fu was the co-founder of Beijing Sinowel Information Technology Co., Ltd. (“Sinowel Info”) and served as the CTO from May 2002 to April 2020. Mr. Fu has 20 years of experience in software development and project management. Mr. Fu received a bachelor’s degree in computer science and application from Northeastern University in July 1995 and a master’s degree in computer science and application from Northeastern University in March 1998.

Mr. Dachuan Zhao — is vice president and the general manager of AI and Data Technology Division of Ufin since October 2019. Prior to joining Ufin, Mr. Zhao was the vice general manager of consumer electronics product division of Beijing GoerTek Technology Ltd., Co. from June 2016 to September 2019. From September 2000 to June 2016, Mr. Zhao worked as the technical director of B2B Technology Division, the technical director of Strategy of Standards Division, senior manager of Open O/S Equipment Division in Samsung Communication Technology Research Co., Ltd. Mr. Zhao was a software engineer at Lenovo Computer Server Network Division from July 1999 to September 2000. Mr. Zhao received a bachelor’s degree in communication engineering from Changchun University of Posts and Telecommunications in July 1997, a master’s degree in Communication and Information System from Harbin Institute of Technology in July 1999 and a MBA from Tsinghua University in July 2008.

Family Relationships

There are no family relationships between any of the executive officers and directors.

Independence of Directors

As a result of its Pubco ADSs being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the Business Combination, Yingkui Liu will be appointed as Chairman of the Board and Hua Mao as Chief Executive Officer of Pubco. Pubco has determined that this structure, with separate Chairman and Chief Executive Officer roles, is in the best interests of Pubco at this time. A number of factors support this leadership structure, including, among others:

•        The planned separation of the Chairman and Chief Executive Officer roles will allow the Chief Executive Officer to focus his time and energy on operating and managing Pubco and Ufin and leverage the experience and perspectives of the Chairman.

•        The Chairman serves as a liaison between the board and senior management but having an independent chairman also enables non-management directors to raise issues and concerns for board consideration without immediately involving management.

•        The Chairman sets the agenda for, and presides over, board meetings and independent sessions and coordinates the work of the committees of our Board, providing independent oversight and streamlining the Chief Executive Officer’s duties.

Pubco also believes in the importance of independent oversight. Pubco will look to ensure that this oversight is truly independent and effective through a variety of means.

Meetings and Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee Information

Effective upon consummation of the Business Combination, Pubco will establish an audit committee comprised of Mrs. Heffner, Mr. Cashel and Mr. Lu, and is chaired by Ms. Geffner. All of the directors satisfy the “independence” requirement of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Pubco’s independent accountants, review the results and scope of the audit and other accounting related services and review Pubco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pubco will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Mrs. Geffner will serve as a financial expert on the audit committee.

Compensation Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a compensation committee. It is expected that the compensation committee will initially consist of Yingkui Liu, Hua Mao and Jianhua Zeng, and will be chaired by Yingkui Liu. Mr. Zeng satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, Pubco has elected to not have its compensation committee consist of entirely independent directors. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Pubco’s officers and directors and to administer Pubco’s incentive compensation plans, including authority to make and modify awards under such plans.

The compensation committee assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

The Compensation Committee Charter will provide that the compensation committee should consist of at least three members.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a nominating and corporate governance committee. It is expected that the compensation committee will initially consist of Yingkiu Liu, Qiang Wang and Xiaoma Lu, and will be chaired by Yingkui Liu. Xiaoma Lu satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, Pubco has elected to not have its nominating and corporate governance committee consist of entirely independent directors. The nominating and corporate governance committee will have a written charter. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

Code of Ethics

Upon consummation of the Business Combination, the board of directors will adopt a code of ethics and business conduct that applies to all of our executive officers, directors and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of Pubco’s business.

Corporate Governance Practices

As a foreign private issuer, Pubco may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of the Nasdaq Listing Rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

Pubco intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

•        Executive Sessions.    We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules requiring Pubco’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Pubco will follow British Virgin Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors.    Pubco will follow British Virgin Islands practice which does not require director nominations to be made or recommended solely by independent directors. Further, Pubco will not have a formal written charter or board resolution addressing the director nominations process. Pubco will follow British Virgin Islands practice which does not require Pubco to have a formal written charter or board resolution addressing the director nominations process.

•        Composition of Board.    Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding having a majority of its board consisting of independent directors.

•        Composition of Committees.    Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding having a compensation committee consisting entirely of independent directors.

•        Proxy Statements.    Pubco will not be required to and, in reliance on home country practice, Pubco may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Pubco will follow British Virgin Islands practice which does not impose a regulatory regime for the solicitation of proxies.

•        Shareholder Approval.    Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of Pubco’s Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is authorized to issue securities, including ordinary shares, warrants and convertible notes.

Employment Agreements and Indemnification Agreements

Pubco will enter into employment agreements with each of its executive officers. Each executive officers is employed for a continuous term, or a specified time period which will be automatically extended, unless either Pubco or the executive officer gives prior notice to terminate such employment. Pubco may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including the commitment of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three- to six-month prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets which they made, discover, conceive, develop or reduce to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world which the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that are either related to our business, actual or demonstrably anticipated research or development or any of our products or services being developed, manufactured, marketed, sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our customer, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.

Pubco has entered into indemnification agreements with its directors and executive officers, pursuant to which Pubco will agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

EXECUTIVE COMPENSATION

East Stone Executive Officer and Director Compensation

East Stone is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. East Stone pays no compensation to its executives other than expense reimbursement. As of June 30, 2020 and November 9, 2020, there were no unpaid reimbursable expenses or advances to any of East Stone’s officers or directors.

Ufin Executive Officer and Director Compensation

The aggregate cash compensation paid to Ufin’s executive officers who were employed for fiscal year ended June 30, 2020 was $0.2 million, and Ufin did not pay any cash compensation to its directors.

Pubco Executive Officer and Director Compensation Following the Business Combination

The policies of Pubco with respect to the compensation of its executive officers and following the Business Combination will be administered by Pubco’s board in consultation with its compensation committee (as described above). The compensation policies followed by Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Ufin and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Pubco believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Pubco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the Business Combination, Pubco will adopt a long-term incentive plan which will reflect what Pubco believes is a focus on performance- and equity-based compensation. Since Pubco will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Pubco intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination. The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations. Since Pubco’s compensation committee will not be formed until consummation of the Business Combination, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary.    Upon consummation of the Business Combination, Pubco intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.    Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards.    Pubco intends to establish an equity incentive plan to incentivize its employees.

Severance Benefit.    Pubco currently has no severance benefits plan. Pubco may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation.    Pubco currently does not have a definitive compensation plan for its future directors. Pubco, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

Compensation and Transaction Bonus

Within 60 days from the Closing, up to an aggregate of $2.0 million may be payable to certain of Ufin’s management, consultants and third parties involved in the Closing to acknowledge the time and effort expended in the preparation for the Closing. The bonus compensation is subject to consent and approval by the board post business combination following the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of East Stone

The following table sets forth information regarding the beneficial ownership of ordinary shares of East Stone as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•        each person known by East Stone to be the beneficial owner of more than 5% of East Stone outstanding ordinary shares;

•        each of East Stone’s executive officers and directors that beneficially owns ordinary shares of East Stone; and

•        all East Stone’s executive officers and directors as a group.

Unless otherwise indicated, East Stone believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 17,703,500 ordinary shares outstanding. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class. The following table does not reflect beneficial ownership of the Warrants or Rights included in the Units sold in East Stone’s Initial Public Offering or warrants sold in the private placement.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares
Double Ventures Holdings Limited(2)	1,667,000	9.4%
Fan Yu(2)	1,667,000	9.4%
Hudson Bay Capital Management LP(6)	1,651,900	9.3%
Glazer Capital, LLC(7)	1,500,537	8.5%
Chunyi (Charlie) Hao(2)(3)(4)	3,443,000	19.4%
Xiaoma (Sherman) Lu(3)(5)	870,000	4.9%
Sanjay Prasad	18,000	*
Michael S. Cashel	18,000	*
William Zielke	18,000	*
All directors and officers as a group (5 individuals)	4,292,000	24.2%

____________

*        Less than one percent

(1)      Unless otherwise indicated, the business address of each of the individuals is 25 Mall Road, Suite 330, Burlington, MA 01803.

(2)     Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, our sponsor. Mr. Hao owns 33.3% of our sponsor, and Fan Yu owns 66.7% of our sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by our sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares held directly by our sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)     Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited. Navy Sail International Limited is indirectly owned by our directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of our ordinary shares. However, each such individual has a pecuniary interest in our ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(4)      Includes 1,500,000 shares held by our sponsor (plus an additional 167,000 private units held by our sponsor and/or its designees following our initial offering), 750,000 shares held by Navy Sail International Limited, and 1,026,000 shares held directly by Chunyi (Charlie) Hao.

(5)      Includes 750,000 shares held by Navy Sail International Limited and 120,000 shares held directly by Xiaoma (Sherman) Lu.

(6)      Based on a Form 3 filed on May 8, 2020. The securities are held by Strategic Bio Partners LLC Fund, of which Hudson Bay Capital Management LP serves as the investment manager. As such, Hudson Bay Capital Management LP may be deemed to have beneficial ownership of the securities held by Strategic Bio Partners LLC Fund. As the managing member of the general partner of Hudson Bay Capital Management LP, Mr. Sander Gerber may be deemed to have beneficial ownership of the securities held by Strategic Bio Partners LLC Fund. Each of Strategic Bio Partners LLC Fund, Hudson Bay Capital Management LP and Sander Gerber disclaims beneficial ownership of the securities held by Strategic Bio Partners LLC Fund, except to the extent of its or his pecuniary interest therein. The business address of each of them is 777 Third Ave., 30th Floor, New York, NY 10017.

(7)      Based on a Schedule 13G filed on March 30, 2020. The securities reported herein are held by certain funds and accounts to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, LLC. Each of Glazer Capital, LLC and Mr. Paul J. Glazer disclaims beneficial ownership of the securities reported herein except to the extent of such Reporting Person’s pecuniary interest therein. The business address of each of Glazer Capital, LLC and Mr. Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

Security Ownership of Ufin

There is one (1) ordinary share of Ufin issued and outstanding, which is held by one shareholder, and such share is not publicly traded.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by, assuming a $[    ] Redemption Price:

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination;

•        each of East Stone’s current executive officers and directors;

•        all of East Stone’s current executive officers and directors as a group;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination; and

•        all of Pubco’s executive officers and directors as a group upon the consummation of the Business Combination.

Name and Address of Beneficial Owner (1)	Pre-Business Combination		Post-Business Combination
	Number of Ordinary Shares Beneficially Owned	% of Class	Number of Ordinary Shares Beneficially Owned	% of Voting Power – No Redemption(9)	% of Voting Power – Maximum Redemption(10)
Directors and Executive Officers of East Stone
Chunyi (Charlie) Hao(2)(3)	3,443,000	19.4%	3,443,000	5.5%	6.6%
Xiaoma (Sherman) Lu(4)	870,000	4.9%	870,000	1.4%	1.7%
Sanjay Prasad	18,000	*	18,000	*	*
Michael S. Cashel	18,000	*	18,000	*	*
William Zielke	18,000	*	18,000	*	*
All directors and executive officers as a group (5 individuals)	4,292,000	24.2%	4,292,000	6.9%	8.3%
Directors and Executive Officers of Pubco Pre-Business Combination
Yingkui Liu(5)	45,000,000	100.0%
Hua Mao(6)(7)	60,000	*
Five Percent Holders of Pubco Pre-Business Combination
Ufin Investment Limited(5)	45,000,000	100%	—	—	—
Directors and Executive Officers of Pubco Post-Business Combination
Yingkui Liu			35,466,000	59.6%	72.8%
Hua Mao(6)(7)			3,555,000	6.0%	7.3%
Qiang Wang(8)			600,000	1.0%	1.2%
Michael Cashel			18,000	*	*
Jasmine Geffner				—	—
Jianhua Zeng				—	—
Xiaoma (Sherman) Lu(4)			870,000	1.4%	1.7%
Shaoyong Fu				—	—
Dachuan Zhao				—	—
All executive officers and directors as a group (9 individuals)			40,509,000	68.1%	83.1%

____________

*        less than 1%.

(1)      Ufin Holdings Limited, #417, Lippo Centre Tower 2, 89 Queensway, Admiralty, Hong Kong.

(2)      Chunyi (Charlie) Hao is the sole officer and director of Double Ventures Holdings Limited, our sponsor. Mr. Hao owns 33.3% of our sponsor, and Fan Yu owns 66.7% of our sponsor. As a result, Mr. Hao and Ms. Yu may be deemed to share voting and investment discretion with respect to the ordinary shares held by our sponsor. Each may thus be deemed to have beneficial ownership of the ordinary shares held directly by our sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Chunyi (Charlie) Hao is the sole officer and director of Navy Sail International Limited, which is a shareholder of East Stone. Navy Sail International Limited is indirectly owned by our directors Chunyi (Charlie) Hao, Xiaoma (Sherman) Lu, along with certain other individuals, namely Yuning Yao, Yanan Zhao, Richard Hong Yan, Daniel Hao Zhao, Garrett Barclay Lu, Tianlei Han, and Ting Li. Such individuals do not directly own any of our ordinary shares. However, each such individual has a pecuniary interest in our ordinary shares through his or her respective indirect ownership of the equity interests of Navy Sail International Limited. As a result, each such individual may be deemed to share voting and investment discretion with respect to the ordinary shares held directly by Navy Sail International Limited. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Daniel Hao Zhao is the son of Chunyi (Charlie) Hao, and Garret Barclay Lu is the son of Xiaoma (Sherman) Lu.

(4)      Includes 750,000 shares held by Navy Sail International Limited and 120,000 shares held directly by Xiaoma (Sherman) Lu.

(5)      Represents shares of Pubco to be issued to Ufin Investment Limited and its designees in connection with the Business Combination. Prior to the Business Combination, Ufin is wholly owned by Ufin Investment Limited. Yingkui Liu is the sole officer and director of Ufin Investment Limited and may be deemed to beneficially own shares held by Ufin Investment Limited and has sole voting and dispositive control over such securities. Upon the consummation of the Business Combination, Ufin will become a wholly-owned subsidiary of Pubco.

(6)      Includes 60,000 units of East Stone purchased by Hua Mao in the private placement that closed concurrently with East Stone’s initial public offering.

(7)      Hua Mao is the sole officer and director of M&J Worldwide Investment Limited. M&J Worldwide Investment Limited is a shareholder of Pubco post-business combination holding 3,495,000 shares.

(8)      Qiang Wang is the sole officer and director of Apex Sharp Holding Limited. Apex Sharp Holding Limited is a shareholder of Pubco post-business combination.

(9)      Based on 59,464,000 Ordinary Shares outstanding immediately after the Closing, which reflects: (i) the issuance of 1,415,000 Ordinary Shares underlying the Rights contained in the Units, and (ii) the issuance of 45,000,000 Ordinary Shares to the Sellers. Does not reflect the Ordinary Shares issuable upon exercise of the warrants contained in the Units, Private Placement Units, Underwriter’s Representative Warrants and warrants issued to Seller as part of the consideration.

(10)    Based on 48,679,312 Ordinary Shares outstanding immediately after the Closing, which reflects: (i) the redemption of 10,784,688 East Stone ordinary shares (the maximum number of shares of East Stone ordinary shares that can be redeemed while still maintaining a minimum of $30,000,000 cash at Closing, including $5,000,001 in net tangible assets and approximately $2.4 million to be used to pay expenses in connection with the Business Combination), (ii) the issuance of 1,415,000 Ordinary Shares underlying the Rights contained in the Units, and (iii) the issuance of 45,000,000 Ordinary Shares to the Sellers. Does not reflect Ordinary Shares issuable upon exercise of the warrants contained in the Units, Private Placement Units, Underwriter’s Representative Warrants and warrants issued to Seller as part of the consideration.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, the East Stone Initial Shareholders, officers and directors as well as Ufin and/or their affiliates, may enter into a written plan to purchase East Stone securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding East Stone or its securities, the East Stone Initial Shareholders, officers and directors as well as Ufin or Ufin’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of East Stone or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of East Stone approve the Business Combination Proposal, that East Stone will have at least $5,000,001 of net tangible assets upon the consummation of the Business Combination after taking into account holders of Public Shares that properly demanded Redemption of their Public Shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the East Stone Initial Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on the ordinary shares of East Stone. For example, as a result of these arrangements, an investor or holder may have East Stone, Ufin or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. East Stonewill file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

East Stone

Founder Shares

By February 2020, East Stone had issued 3,450,000 ordinary shares for an aggregate of $25,000 in cash.

Private Placement Units

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Placement Units, of which 275,000 were purchased by the Company’s Sponsor and anchor investors and 75,000 were purchased by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Placement Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Placement Units and all underlying securities will expire worthless.

Related Party Extension Loans

East Stone may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for East Stone to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If East Stone completes a Business Combination, Pubco would repay such loaned amounts out of the proceeds of the Trust Account released to Pubco. If East Stone does not complete a Business Combination, it will not repay such loans.

Registration Rights

Pursuant to a registration rights agreement entered into by and among East Stone, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Placement Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, East Stone’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If East Stone’s completes a Business Combination, Pubco would repay the Working Capital Loans. In the event that a Business Combination does not close, East Stone’s may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Placement Units at a price of $10.00 per Unit (the “Working Capital Units”). As of June 30, 2020, no Working Capital Loans have been issued.

Administrative Support Arrangement

East Stone entered into an administrative support agreement with East Stone Capital Limited, an affiliate of East Stone’s officers, pursuant to which, commencing on February 19, 2020, East Stone agreed to pay East Stone Capital Limited up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fees shall be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of East Stone’s Business Combination or liquidation. At June 30, 2020, the Company had paid East Stone Capital Limited an aggregate of $43,334 pursuant to such agreement. East Stone Capital Limited’s executive officers are Chunyi (Charlie) Hao and Xiaoma (Sherman) Lu, who are also East Stone’s executive officers.

Business Combination Marketing Agreement

East Stone has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist it in holding meetings with East Stone’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce East Stone to potential investors that are interested in purchasing East Stone’s securities in connection with the Business Combination, assist East Stone in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to East Stone’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred Offering Commission

The deferred offering commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of East Stone’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the Business Combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Ufin

Related Party Balances and Transactions Prior to Divestment of Ufin Insurance Agency

Pursuant to a shareholders’ resolution dated July 31, 2020, Ufin divested its insurance agency operations. As a result, as of July 31, 2020, Ufin has terminated and exited from its licensed insurance agency business. Since July 31, 2020, Ufin’s sole business is the operation of its technology driven SaaS powered services in loan facilitation and in the operation of digital sales platform/APP. The following related party balances and transactions are represented as if the divestment of insurance agency operation did not occur as of July 31, 2020.

(a)     Other receivables — related parties represents short term cash or business expenses advance to the Company’s related parties for cash flow purpose. These advances are short term in nature, due on demand and non-interest bearing.

Name of Related Party	Relationship	Nature	Maturity	June 30, 2020	June 30, 2019
Liu, Ying Kui *	Principal shareholder of the Company	Short term advance or business expenses paid on behalf of Mr. Liu	Due on demand	$235,370	$1,029,385
Sun, Xiao Feng	Legal representative of Beijing Sinowel	Business expense advance	Due on demand	10,210	—
Total				$245,580	$1,029,385

____________

*        This advance was fully repaid in July and October 2020.

(b)    Other payables — related parties represents short term cash advances for expenses paid for on behalf of the Company.

Name of Related Party	Relationship	Nature	June 30, 2020	June 30, 2019
Sun, Xiao Feng	Legal representative of Beijing Sinowel	Reimbursement payable	$—	$1,251
Wang, Yang	Legal representative of Beijing Ufin	Reimbursement payable	247	990
Total			$247	$2,241

Ufin also borrows funds from employees and executives for operational purpose. See Note 10 — Short term loans to Ufin’s audited financial statements for the fiscal year ended June 30, 2020 for further details.

(c)     General and administrative expenses — related party

During fiscal year 2019, Beijing Ufin entered into a management consulting advisory agreement with Beijing Sinowel Management Consulting Co., Ltd. (“Sinowel Management”), a related party. The consulting agreement has a term of one year and the services include business, management and strategic consultation and trainings. Ufin incurred total of $162,715 consulting expenses for the year ended June 30, 2019 which was included in Ufin’s general and administrative expenses. Such agreement expired on March 31, 2020.

Ufin leased office space from Sinowel Management on a month to month basis. Rent expenses amounted to $61,927 and $31,916 for the years ended June 30, 2020 and 2019, respectively.

For more information of Ufin’s related party transactions in fiscal ended June 30, 2019 and 2020, see “Index to Financial Statements — Ufin Holdings Limited and Subsidiaries Notes to Consolidated Financial Statements-Note 12 — Related Party Balances and Transactions.” Ufin does not have a formal policy on related party transactions, but it conducts a review of all transactions for potential conflicts of interest.

Related Party Balances and Transactions After Divestment of Ufin Insurance Agency

Pursuant to a shareholders’ resolution dated July 31, 2020, Ufin divested its insurance agency operation. As a result, as of July 31, 2020, Ufin has terminated and exited from its licensed insurance agency business. Since July 31, 2020, Ufin’s sole business is the operation of its technology driven SaaS powered services in loan facilitation and in the operation of digital sales platform/APP.

We consider divested VIEs (Beijing Jiayibao and Beijing Sinowel) would be a related party and Ufin transaction with VIE would be considered related party transactions assuming the divestment took place on July 1, 2018 on a pro forma basis.

For the purpose to reflect transactions between Ufin and its divested insurance agency, we have highlighted the transactions between Ufin and VIEs and its ending balance as of June 30, 2020 and 2019, respectively.

(1)    Revenue generated by Ufin for services sold to its VIEs

In the year from July 1, 2019 to June 30, 2020, Ufin generated approximately $1.2 million in revenue for digital platform/APP services sold to Beijing Sinowel. There was no such service being sold in the prior year.

Service sold to	Nature of service sold	For the year ended June 30, 2020	For the year ended June 30, 2019
Beijing Sinowel	Digital platform/APP services	$1,213,151	$—

(2)    Expenses incurred by Ufin for services purchased from its VIEs:

For the year ended June 30, 2020, Ufin contracted VIEs for technology development and marketing services, respectively, of approximately $1.0 million, to Beijing Jiayibao and Beijing Sinowel, respectively. There were no such service being contracted in the prior year.

Service purchased from	Nature of service purchased	For the year ended June 30, 2020	For the year ended June 30, 2019
Beijing Jiayibao	Consulting service	519,134	—
Beijing Sinowel	Consulting service	497,800	—
Total		$1,016,934	$—

(3)    Other payables — cash advances or expenses paid for on behalf of Ufin by its VIEs.

In the year ended June 30, 2020, Ufin has a pro forma other payable at $1.342 million to our VIEs, Beijing Jiayibao and Beijing Sinowel.

Payables to	Nature of payables	Year Ended June 30, 2020	Year Ended June 30, 2019
Beijing Jiayibao	Cash advances or expenses paid for	$307,001	$633,999
Beijing Sinowel	Cash advances or expenses paid for	1,033,056	297,531
Total		$1,342,057	$931,530

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds certificated shares of Pubco or is recorded as a beneficial owner of shares of Pubco with a depository pursuant to the Depositories Act, 1996, as amended from time to time. Investors who acquire the ADSs will not be Pubco’s shareholders and therefore will not be directly entitled to the rights conferred on Pubco’s shareholders by the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions or the rights conferred on shareholders of a British Virgin Islands company by British Virgin Islands law. Holders of ADSs are entitled to receive dividends and to exercise the right to vote only in accordance with the deposit agreement. For additional information on the ADSs, see “Description of Pubco American Depositary Shares.”

Holders of Ordinary Shares of Pubco may, subject to the limitations contained in the Deposit Agreement and applicable law, deposit their Ordinary Shares with the Depositary in exchange for the corresponding ADSs. The ability to deposit Ordinary Shares in exchange for ADSs is subject, inter alia, to the books of the Depositary being open for Ordinary Share deposits, the effectiveness of the applicable F-6 Registration Statement(s) for the ADSs, and the restrictions on transfer that may apply to the Ordinary Shares (e.g., under applicable contractual arrangements and/or the U.S. Securities laws).

HOLDERS OF PUBCO ADSs SHOULD REFER TO “DESCRIPTION OF PUBCO AMERICAN DEPOSITARY SHARES” FOR INFORMATION WITH RESPECT TO THEIR RIGHTS TO DIVIDENDS AND THE EXERCISE OF VOTING RIGHTS ATTACHING TO THE ORDINARY SHARES REPRESENTED BY THEIR ADSs AND FOR OTHER RIGHTS ARISING IN RESPECT OF THE ORDINARY SHARES UNDER THE DEPOSIT AGREEMENT.

General

The memorandum and articles of association of Pubco will provide for the issuance of an unlimited number of shares with no par value, comprising (a) an unlimited number of Ordinary Shares; and (b) an unlimited number of preferred shares divided into 5 separate classes (Class A through Class E).

In the Merger, Pubco will issue its Ordinary Shares in exchange for the outstanding securities of East Stone as follows:

•        each ordinary share of East Stone will be exchanged for one Ordinary Share, except for Public Shares that have been converted into a pro rata portion of East Stone’s Trust Account;

•        each East Stone Warrant will remain outstanding but will be deemed converted into one warrant of Pubco; and

•        each East Stone Right shall be automatically converted into the number of Ordinary Shares as if the Right has been converted into its underlying ordinary shares of East Stone immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of 13,042,000 Ordinary Shares, 17,795,000 warrants, 17,795,000 Ordinary Shares issuable upon exercise of warrants, all of which will be issued by Pubco as a result of the Merger in exchange for the outstanding securities of East Stone. Ordinary Shares under this proxy statement/prospectus will be represented by ADSs, with each ADS representing one Ordinary Share.

In the Share Exchange, certain Ufin shareholders currently owning approximately 75% of the issued and outstanding ordinary shares of Ufin will receive approximately 9,283,260 Ordinary Shares and the remaining issued and outstanding ordinary shares of Ufin will be exchanged into approximately 2,989,691 Ordinary Shares.

Ordinary Shares

The holders of Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes for the election of directors can elect all of the directors.

Holders of Pubco’s Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or Redemption provisions applicable to the ordinary shares.

Preferred Shares

The amended and restated memorandum and articles of association of Pubco, as amended, will authorize the issuance of an unlimited number of preferred shares, divided into five classes (Class A through Class E) with such designations, rights and preferences as may be determined from time to time by Pubco’s board of directors. Accordingly, Pubco’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Pubco.

Warrants

Upon the Closing, each outstanding Warrant of East Stone shall automatically represent the right to purchase one-half (1/2) of one Ordinary Share (which may be exchanged for ADSs, subject to certain conditions) in lieu of one ordinary share of East Stone at a price of $11.50 per share, subject to adjustment as discussed below. However, no Pubco warrants to be issued in exchange for Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if we called the warrants for Redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares traded in the form of Pubco ADSs for the ten (10) trading days ending on the trading day prior to the date of exercise. The Pubco warrants will become exercisable on the later of the Closing and 12 months from February 19, 2020 and will expire on the fifth anniversary of the Closing.

The Pubco warrants to be issued in exchange for private warrants are identical to warrants to be issued in exchange for the Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for Redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of Redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Pubco ADSs equals or exceeds $18.00 per ADS, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of Redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of Redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of Redemption. On and after the Redemption date, a record holder of a warrant will have no further rights except to receive the Redemption price for such holder’s warrant upon surrender of such warrant.

The Redemption criteria for Pubco’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for Redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the Ordinary Shares traded in the form of Pubco ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of Redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Ordinary Shares at the time the warrants are called for Redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (or such other amount specified by the holder) of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

Dividends

East Stone has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Business Combination.

Holders

As of the date of this proxy statement/prospectus, excluding the securities underlying outstanding Units, there were [    ] holders of record of ordinary shares of East Stone, [    ] holders of record of East Stone’s Warrants, [    ] holder of record of East Stone’s Rights, and [    ] holder of record of East Stone’s Units.

DESCRIPTION OF PUBCO AMERICAN DEPOSITARY SHARES

References in this section to “we”, “us” and “our” refer to Pubco.

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. — Hong Kong Branch, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong. We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-[    ] when retrieving such copy. We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, [ratio] ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the Deposit Agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the British Virgin Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the British Virgin Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•        We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•        We fail to deliver satisfactory documents to the depositary bank; or

•        It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the British Virgin Islands would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•        We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•        We do not deliver satisfactory documents to the depositary bank; or

•        The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the Deposit Agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of the offering, the ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the ordinary shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and British Virgin Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•        The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•        All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•        You are duly authorized to deposit the ordinary shares.

•        The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•        The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•        ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•        provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•        provide any transfer stamps required by the State of New York or the United States; and

•        pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and British Virgin Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•        Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•        Obligations to pay fees, taxes and similar charges.

•        Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Pubco Securities”.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

•        In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•        In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the Deposit Agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares

Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•        taxes (including applicable interest and penalties) and other governmental charges;

•        the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•        certain cable, telex and facsimile transmission and delivery expenses;

•        the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•        the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•        the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the Deposit Agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the Deposit Agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•        We and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•        The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•        The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•        We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•        We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•        We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•        We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•        We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the Deposit Agreement, made available to you.

•        We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•        We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

•        No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

•        Nothing in the Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•        Nothing in the Deposit Agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the Deposit Agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•        Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•        Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•        Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The Deposit Agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the British Virgin Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the Deposit Agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

APPRAISAL RIGHTS

East Stone shareholders (including the Initial Shareholders) and holders of other East Stone securities do not have appraisal rights in connection with the Business Combination.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2021 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Pubco’s 2021 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with East Stone board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803. Following the Business Combination, such communications should be sent in care of Ufin Tek Limited at Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and its telephone number is +862586522590. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of Ufin as of and for the year ended June 30, 2020 and 2019, appearing in this proxy statement/prospectus and registration statement have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The financial statements of East Stone for year ended June 30, 2020 and for the period from August 8, 2018 (inception) through June 30, 2019, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph relating to substantial doubt about the ability of East Stone Acquisition Corporation to continue as a going concern, as described in Note 1 to the financial statements, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Pubco as of November 6, 2020 and for the period from October 28, 2020 (inception) to November 6, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph relating to substantial doubt about the ability of Ufin Tek Limited to continue as a going concern, as described in Note 1 to the financial statements, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco by Ogier.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, East Stone and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of East Stone’s annual report to shareholders and East Stone’s proxy statement. Upon written or oral request, East Stone will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that East Stone deliver single copies of such documents in the future. Shareholders may notify East Stone of their requests by calling or writing East Stone at its principal executive offices at East Stone Acquisition Corporation, 25 Mall Road, Suite 330, Burlington, MA 01803. Following the Business Combination, such requests should be made by calling or writing Ufin Tek Limited at Floor 7, Unit 2, Building B4, Innovation Complex, Xincheng Science and Technology Park, No.8 Jialing River East Street, Jianye District, Nanjing, China, and its telephone number is +862586522590.

WHERE YOU CAN FIND MORE INFORMATION

Pubco has filed with the SEC a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act to register the underlying Ordinary Shares represented by the ADSs to be issued in connection with the Business Combination. A related registration statement on Form F-6 will be filed with the SEC to register the ADSs.

East Stone files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about East Stone at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to East Stone has been supplied by East Stone, and all such information relating to Ufin has been supplied by Ufin. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

East Stone Acquisition Corporation
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Chunyi (Charlie) Hao
(781) 202-9128

INDEX TO FINANCIAL STATEMENTS

EAST STONE ACQUISITION CORPORATION

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

UFIN TEK LIMITED

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

East Stone Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of East Stone Acquisition Corporation (the “Company”) as of June 30, 2020 and 2019, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended June 30, 2020 and the period from August 9, 2018 (inception) through June 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the year ended June 30, 2020 and the period from August 9, 2018 (inception) through June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by May 24, 2021, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York
September 18, 2020

EAST STONE ACQUISITION CORPORATION
BALANCE SHEETS

	June 30, 2020	June 30, 2019
ASSETS
Current Assets
Cash	$389,361	$47,722
Deferred offering costs associated with initial public offering	—	97,500
Prepaid expenses and other current assets	202,485	—
Total current assets	591,846	145,222
Cash and investments held in Trust Account	138,826,973	—
Total assets	$139,418,819	$145,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Advances from related party	$—	$25,050
Accrued offering cost	—	10,000
Accrued expenses	38,356	—
Promissory note payable – related party	—	100,000
Total current liabilities	38,356	135,050
Deferred underwriting commission	402,500	—
Total liabilities	440,856	135,050

Commitments and Contingencies
Ordinary shares subject to possible redemption, 13,397,796 shares at redemption value $10.00 per share	133,977,960	—
Shareholders’ Equity
Preferred shares in class A, B, C, D, and E, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 4,305,704 and 3,450,000 shares issued and outstanding (excluding 13,397,796 and -0- shares subject to redemption) at June 30, 2020 and June 30, 2019, respectively	4,463,785	25,000
Retained earnings (accumulated deficit)	536,218	(14,828)
Total Shareholders’ Equity	5,000,003	10,172
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$139,418,819	$145,222

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	For the Year Ended June 30, 2020		For the Period from August 9, 2018 (inception) through June 30, 2019
Operating costs	$275,927		$14,828
Loss from operations	(275,927)		(14,828)
Interest earned on investments held in Trust Account	826,973		—
Net income (loss)	$551,046		$(14,828)
Weighted average shares outstanding of redeemable ordinary shares	13,800,000	(1)	—
Basic and diluted net income per ordinary share	$0.04		$(0.00)
Weighted average shares outstanding of non-redeemable ordinary shares	3,903,500	(3)	3,000,000 (2)
Basic and diluted net loss per ordinary share	$(0.07)		$(0.00)

____________

(1)      Includes an aggregate of up to 13,397,796 shares subject to possible redemption on June 30, 2020

(2)      Excludes an aggregate of up to 450,000 shares held by the initial shareholders that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in part or in full (see Note 5).

(3)      Non-redeemable ordinary share includes 3,450,000 ordinary shares issued to initial shareholders, 350,000 private units and 103,500 ordinary shares (Representative Shares) issued to underwriters as part of the underwriting compensation.

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount
Balance – August 9, 2018 (inception)	—	$—	$—	$—
Ordinary shares issued to initial shareholders	3,450,000	25,000	—	25,000
Net (loss)		—	(14,828)	(14,828)
Balance – June 30, 2019	3,450,000	25,000	(14,828)	10,172
Sales of 13,800,000 Units, net of underwriting discount and offering expenses	13,800,000	134,916,745	—	134,916,745
Sales of 350,000 Private Placement Units	350,000	3,500,000	—	3,500,000
Issuance of Representative Shares and Warrants in connection with the sale of units	103,500	—	—	—
Ordinary shares subject to possible redemption	(13,397,796)	(133,977,960)	—	(133,977,960)
Net income	—	—	551,046	551,046
Balance – June 30, 2020	4,305,704	$4,463,785	$536,218	$5,000,003

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2020	For the Period from August 9, 2018 (inception) through June 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$551,046	$(14,828)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(826,973)	—
Changes in operating assets and liabilities
Advance from related party	(25,050)	50
Accrued expenses	38,356	—
Prepaid expense	(202,485)	—
Net cash used in operating activities	(465,106)	(14,778)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(138,000,000)	—
Net cash used in investing activities	(138,000,000)	—
Cash Flows from Financing Activities:
Proceeds from promissory note payable – related party	—	100,000
Repayment of promissory note payable – related party	(100,000)	—
Proceeds from sale of ordinary shares to initial shareholders	—	25,000
Proceeds from sale of 350,000 private placement units	3,500,000	—
Proceeds from sale of 13,800,000 units, net of underwriting discount paid	135,987,500	—
Offering costs	(580,755)	(62,500)
Net cash (used in) provided by financing activities	138,806,745	62,500
Net Change in Cash	341,639	47,722
Cash – Beginning of period	47,722	—
Cash – End of period	$389,361	$47,722

Non-cash investing and Financing Activities
Initial classification of ordinary shares subject to possible redemption	$133,416,830	$—
Change in value of ordinary shares subject to possible redemption	$561,130	$—
Payment and advances of offering costs by related party	$—	$25,000
Deferred offering costs included in accrued offering costs	$—	$10,000
Deferred underwriting commissions charged to equity	$402,500	$—

The accompanying notes are an integral part of these financial statements.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

East Stone Acquisition Corporation (the “Company”) is a blank check company incorporated in the British Virgin Islands on August 9, 2018 (“inception”). The Company was incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses primarily operating in the financial services industry or businesses providing technological services to the financial industry, commonly known as “fintech businesses” in the region of North America and Asia-Pacific. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not yet commenced any operations. All activity through June 30, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and since the closing of IPO, the search for a target for its Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates income in the form of interest income from the proceeds derived from the IPO and placed in Trust Account (as defined below) as described below.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on February 19, 2020 (“Effective Date”). On February 24, 2020, the Company consummated the IPO of 13,800,000 units (the “Units” and, with respect to the ordinary shares underlying the Units sold, the “Public Shares”), which included the underwriters’ full exercise of over-allotment option, generating gross proceeds to the Company of $138,000,000.

Simultaneously with the closing of the IPO, the Company consummated the private placement of an aggregate of 350,000 Units (“Private Units”) at $10.00 per Unit, generating gross proceeds of $3,500,000. Pursuant to the unit subscription agreements entered into in connection with the private placement, 167,000 Private Units were purchased by the Double Ventures Holdings Limited (“Sponsor”), 108,000 Private Units were purchased by Hua Mao and Cheng Zhao (“anchor investors”) separately and not together, and 75,000 Private Units were purchased by I-Bankers Securities, Inc. (“I-Bankers”).

In connection to the Company’s IPO, the Company consummated the issuance an aggregate of 103,500 ordinary shares of the Company (“Representative’s Shares”) to the underwriters, of which 90,562 Representative’s Shares were issued to I-Bankers and 12,938 Representative’s Shares were issued to EarlyBirdCapital, Inc. (“EarlyBird”), respectively (Note 6).

Related to the closing of the IPO, the Company additionally granted to underwriters a total of 690,000 warrants, exercisable at $12.00 per share (or an aggregate exercise price of $8,280,000) (“Representative’s Warrants”), of which 601,500 Representative’s Warrants were granted to I-Bankers and 88,500 Representative’s Warrants were granted to EarlyBird (Note 6).

Offering costs, including the fair value of the Representative’s Shares and Representative’s Warrants, amounted to $5,758,283, consisting of $2,415,000 of underwriting fees which includes $402,500 of deferred underwriting fees, and $668,255 of other offering costs. The fair value of 103,500 Representative’s Shares, at approximately $1,035,000, and 690,000 Representative’s Warrants, at approximately $1,640,028, was charged to the equity of the Company.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the IPO, a total of $138,000,000 of the net proceeds from the IPO and the Private Units was placed in a trust account (“Trust Account”) which will be invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and which invest solely in U.S. Treasuries. Except for all interest income that may be released to the Company to pay taxes, and up to $50,000 to pay dissolution expenses, none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) the Company’s redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination in the required time period; and (3) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer to redeem the Public Shares pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to consummating a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the other initial shareholders (collectively, “initial shareholders”) have agreed (A) to vote their Founder Shares (as defined in Note 5), shares underlying the Private Units (“private shares”) and any Public Shares held by them in favor of any proposed initial Business Combination, (B) not to propose any amendment to the Company’s memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within 15 months (or up to 21 months) from the closing of the IPO or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its public shareholders with the opportunity

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, (C) not to redeem any shares (including the Founder Shares) and Private Units (and underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve the proposed initial Business Combination (or to sell any shares in a tender offer in connection with a proposed Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Company’s memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Founder Shares and Private Units (and underlying securities) shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).

The Company has 15 months (May 24, 2021) from the closing of the IPO to consummate a Business Combination (“Business Combination Date”). However, if the Company is not able to consummate a Business Combination on or before the Business Combination Date, the Company, by resolutions of the board of the Company, at the request of the initial shareholders, may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination) (the “Combination Period”), subject to the Company’s initial shareholders depositing additional funds into the Trust Account as set out below. Pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate a Business Combination to be extended, the Company’s initial shareholders and their affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account up to $1,380,000 ($0.10 per share), up to an aggregate of $2,760,000 or approximately $0.20 per share, on or prior to the date of the applicable deadline, for each three month extension. In the event that the Company receives notice from the initial shareholders five days prior to the applicable deadline to affect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. However, the Company’s initial shareholders and their affiliates or designees are not obligated to fund the Trust Account to extend the time to consummate a Business Combination.

If the Company is unable to complete a Business Combination by the Business Combination Date and if the Company fails to receive an extension requested by the Company’s initial shareholders by or before the Business Combination Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable and less up to $50,000 of interest to pay liquidation expenses).

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor and its officers has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor and the officers of the Company will have to indemnify the Trust Account due to claims of creditors by endeavoring to vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its initial shareholders prior to the IPO and such amount of proceeds from the sale of the Placement Units and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2020, the Company had $389,361 in its operating bank account, $138,826,973 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary share in connection therewith and working capital of approximately $553,000.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial Business Combination. To the extent necessary, the company’s Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”) (see Note 5).

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for identifying and evaluating target businesses, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses or their representatives, reviewing corporate documents and material agreements of prospective target businesses, structuring, negotiating and completing a Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The liquidity condition and date for mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through May 24, 2021, the scheduled liquidation date of the Company. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at redemption value.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2020 and June 30, 2019, 13,397,796 ordinary shares and zero ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering costs

Total offering costs amounted to $5,758,283, including fair value placed on the Representative’s Shares and Representative’s Warrants, at $1,035,000 and $1,640,028, respectively. Of the total $5,758,283 transaction cost, the cash transaction costs amounted to $3,083,255, of which $2,415,000 was underwriting fees and $668,255 of other offering costs of legal, accounting and other expenses incurred through the IPO that are directly related to the IPO. All of the transaction costs were charged to the equity of the Company.

Income taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and June 30, 2019 respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the British Virgin Islands. In accordance with British Virgin Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per ordinary share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) private placement units, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. The warrants derived from the public units are exercisable to purchase 6,900,000 ordinary shares and warrants derived from the private placement units are exercisable to purchase 175,000 ordinary shares, together 7,075,000 in the aggregate.  The Company has not considered the effect of the rights sold in the Initial Public Offering and Private Placement that convert into 1,415,000 ordinary shares, in the calculation of diluted income per share, since the conversion of the rights into ordinary shares is contingent upon the occurrence of future events and would be anti-dilutive under the treasury stock method.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted for redeemable ordinary shares, is calculated by dividing the interest income earned on the Trust Account, of $826,973 at June 30, 2020, by the weighted average number of 13,800,000 redeemable ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for non-redeemable ordinary shares, is calculated by dividing the net income (loss), less income attributable to redeemable ordinary shares of $826,973, by the weighted average number of 3,903,500 non-redeemable ordinary shares outstanding for the period. Net loss per ordinary share for the period from August 9, 2018 (inception) through June 30, 2019 is calculated by dividing the net loss from operations of $14,828 by the weighted average number of 3,000,000 non-redeemable shares outstanding for the period.

Non-redeemable ordinary shares include the Founder Shares, Representative Shares, ordinary shares issued to underwriters as part of the underwriting compensation, and Private Placement Units, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and 2019, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INTIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 13,800,000 Units at a purchase price of $10.00 per Unit, which includes the underwriters’ full exercise of the over-allotment option in the amount of 1,800,000 Units. Each Unit consists of one ordinary share, no par value, one right, and one redeemable warrant (each whole warrant, a “Public Warrant”). Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each Public Warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share (subject to certain adjustments) (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor, anchor investors and I-Bankers purchased an aggregate of 350,000 Private Units, of which 275,000 were purchased by the Company’s Sponsor and the anchor investors and 75,000 by I-Bankers, for an aggregate purchase price of $3,500,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (“Private Right”) and one warrant (“Private Warrant”). Each Private Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of the Business Combination. Each warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at an exercise price of $11.50 per full share. The net proceeds from the private placement was added to the proceeds from the IPO being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the net proceeds from the sale of the private placement will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and Private Units and all underlying securities will expire worthless.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2018, the Company issued 1,437,500 ordinary shares to its initial shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. In January and February 2020, the Company effected 2 for 1 and 1.2 for 1 share dividends, respectively, for each ordinary share outstanding, resulting in the initial shareholders owning an aggregate of 3,450,000 Founder Shares. The share dividends are retroactively restated in the accompanying financial statements.

Of the 3,450,000 Founder Shares, 450,000 shares were subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part. As a result of the underwriters’ election to fully exercise their over-allotment option, 450,000 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Founder Shares, excluding any Units or shares comprising Units acquired by the initial shareholders in the offering or in the open market: (i) with respect to 50% of the Founder Shares for a period ending on the earlier of the six month anniversary of the Business Combination or the date on which the closing price of the ordinary shares exceeds $12.50 for any 20 trading days within a 30-trading day period following the closing of the Business Combination and (ii) with respect to the other 50% of the Founder Shares for a period ending on the six month anniversary of the closing of the Business Combination, unless approved by the Company’s public shareholders. However, if, after a Business Combination, there is a transaction whereby all the outstanding shares are exchanged or converted into cash (as they would be in a post-asset sale liquidation) or another issuer’s shares, then the Founder Shares (or any ordinary shares thereunder) shall be permitted to come out of escrow to participate. In addition, all initial shareholders have agreed to escrow (and not transfer any ownership interest in) their Private Units (or any securities comprising the Private Units), excluding any Units acquired by initial shareholders in the Proposed Offering or in the open market, until thirty (30) days following the closing of the Business Combination.

Promissory Note — Related Party

The Company’s initial shareholders has signed a promissory note (the “Note”) to loan the Company up to $300,000 to be used for the IPO. The Note was non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the IPO. On February 24, 2020, the total outstanding balance of $182,500 of the Note was repaid. The outstanding balance at June 30, 2020 and 2019 was $0 and $100,000, respectively.

Advance from Related Party

As of February 24, 2020, the initial shareholders had advanced an aggregate of $103,171 to the Company, of which $78,121 was advanced by Mr. Chunyi (Charlie) Hao, the Company’s Chairman, Chief Financial Offer and director, and $25,050 was advanced by an affiliate of one of the initial shareholders of the Company. At June 30, 2020, the Company has repaid all advances from related parties. At June 30, 2020 and June 30, 2019, there was no advance from related parties outstanding.

Administrative Support Arrangement

The Company entered into an administrative support agreement with an affiliate of the Company’s officers (“Service Party”), pursuant to which commencing on February 19, 2020 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an affiliate of the Company’s officers up to a maximum of $120,000 in the aggregate for office space, utilities and secretarial and administrative services. Such administrative fees shall be paid on a quarterly basis at $30,000 per quarter until the maximum fee is reached, or if earlier, until the consummation of the Company’s Business Combination or liquidation. At June 30, 2020, the Company paid Service Party $43,334.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, or converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Unit (the “Working Capital Units”). At June 30, 2020 and June 30, 2019, no Working Capital Loans were issued.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the initial shareholders and/or their affiliates or designees must deposit into the Trust Account up to an aggregate of $2,760,000 for a total of two extensions. Any such payments would be made in the form of a loan. The terms of the loan in connection with the loan have not yet been negotiated. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risk and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial positions and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential merger with us if COVID-19 materially adversely affects their business operations and, therefore, the valuation of their business. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an unexpectedly long period of time, our ability to consummate a Business Combination may be materially adversely affected. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into by and among the Company, the initial shareholders, anchor investors and I-Bankers on February 19, 2020, the holders of the Founder Shares, Private Units (and underlying securities), and Working Capital Units (and underlying securities) will be entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Marketing Agreement

The Company has engaged I-Bankers as an advisor in connection with the Company’s Business Combination to assist the Company in holding meetings with the Company’s shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the Company’s agreement with I-Bankers, (i) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is at least 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 2.75% of the cash remaining in the Trust Account, (ii) if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than 50% of the gross proceeds of the IPO, then the advisory fees payable to I-Bankers will be 1.375% of the gross proceeds of the IPO, and (iii) notwithstanding (i) and (ii) above, if the amount of cash held in the Trust Account immediately prior to the Business Combination, after redemptions, is less than $20,000,000, then the advisory fees payable to I-Bankers will be paid in a combination of cash and securities in the same proportion as the cash and securities consideration paid to the target and its shareholders in the Business Combination, provided that in no event shall the cash portion of such advisory fees be less than $1,000,000.

Deferred underwriting commission

The deferred underwriting commission of $402,500 is to be paid out of the trust account to I-Bankers and EarlyBird only on completion of the Company’s Business Combination. The deferred offering commission will be paid only upon consummation of a Business Combination. If the business combination is not consummated, such deferred offering commission will be forfeited. None of the underwriters will be entitled to any interest accrued on the deferred offering commission.

Representative’s Shares

On February 24, 2020, the Company issued an aggregate of 103,500 Representative’s Shares to the underwriters, in connection with their services as underwriters for the IPO. The underwriters have agreed not to transfer, assign or sell any of Representative’s Shares until the completion of the Company’s initial business combination. In addition, the underwriters agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within the Combination Period.  Based on the IPO price of $10.00 per Unit, the fair value of the 103,500 ordinary shares was $1,035,000, which was an expense of the IPO resulting in a charge directly to shareholders’ equity upon the completion of the IPO.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the Company in connection with the IPO, pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Representative’s Warrants

On February 24, 2020, the Company issued an aggregate of 690,000 Representative’s Warrants, exercisable at $12.00 per full share to the underwriters, in connection with their services as underwriters for the IPO. The Representative’s Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

commencing on the later of the first anniversary of the effective date of the registration statement of the Company and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The underwriters have each agreed that neither it nor its designees will be permitted to exercise the warrants after the five year anniversary of the effective date of the registration statement. The Company accounted for the 690,000 warrants as an expense of the IPO resulting in a charge directly to shareholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $1,640,028 (or $2.38 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 31.5%, (2) risk-free interest rate of 1.536%, share price at $10.00 with a strike price at $12.00 and (3) expected life of five years.

The Representative’s Warrants and such shares purchased pursuant to the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 360 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 360 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 360 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the ordinary shares issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of ordinary shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price.

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of preferred shares, no par value, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Amended and Restated Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. At June 30, 2020 and June 30, 2019, there were no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of ordinary shares, no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2020 and June 30, 2019, there were 13,397,796 and zero ordinary shares subject to redemption. At June 30, 2020 and June 30, 2019, there were 4,305,704 and 3,450,000 ordinary shares issued and outstanding.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the Business Combination, even if the holder of such right redeemed all ordinary shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO. The shares issuable upon exchange of the public rights will be freely tradable (except to the extent held by affiliates of the Company).

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

Warrants — Warrant underlying units sold in the IPO (the “Public Warrants”) may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the consummation of a Business Combination or (b) twelve (12) months from the effective date of the registration statement relating to the IPO. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The warrants underlying the Private Units (the “Private Warrants”), if any, will be identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The warrant exercise (for both Public Warrant and Private Warrant) price is adjusted, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The Company may call the warrants for redemption (excluding the Private Warrants, any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

EAST STONE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and indicates the fair value of held to maturity securities as follows.

At June 30, 2020, the entire Trust Account was invested in a Treasury securities fund.

Description	Level	June 30, 2020
Assets
Treasury securities fund	1	$138,826,973

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2020 AND 2019

AND

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ufin Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ufin Holdings Limited (the Company) as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years ended June 30, 2020 and 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ufin Holdings Limited as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years ended June 30, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020

New York, New York

November 10, 2020

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$604,450	$1,115,932
Restricted cash	719,429	740,399
Accounts receivable, net	4,198,283	2,167,694
Other receivables, net	968,156	589,644
Other receivable – related parties	245,580	1,029,385
Prepayments, net	2,090,249	1,683,902
Loan receivables, net	245,085	740,616
Total current assets	9,071,232	8,067,572

Other assets
Property and equipment, net	89,779	62,948
Intangible assets, net	1,397,296	155,489
Other non-current assets	54,286	64,929
Total other assets	1,541,361	283,366
Total assets	$10,612,593	$8,350,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,827,128	$1,916,661
Short term loans	3,099,178	3,431,464
Other payables and accrued liabilities	1,748,860	910,421
Other payables – related parties	247	2,241
Deferred revenue	178,690	200,023
Taxes payable	675,299	215,692
Total current liabilities	9,529,402	6,676,502

Long-term loan	240,619	—
Total liabilities	9,770,021	6,676,502

SHAREHOLDERS’ EQUITY
Ordinary shares,$1.0 par value, 50,000 shares authorized, 1 share issued and outstanding as of June 30, 2020 and 2019	1	1
Additional paid-in capital	1,491,310	1,491,310
Statutory reserves	133,302	45,537
Retained earnings (deficit)	(727,077)	148,933
Accumulated other comprehensive loss	(54,964)	(11,345)
Total shareholders’ equity	842,572	1,674,436
Total liabilities and shareholders’ equity	$10,612,593	$8,350,938

See notes to consolidated financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2020	2019
Revenues, net	$29,263,190	$20,472,662
Cost of revenues	24,886,399	17,478,899
Gross profit	4,376,791	2,993,763

Operating expenses
Selling	2,508,732	872,810
General and administrative	1,600,631	1,983,578
Research and development	626,523	131,377
Total operating expenses	4,735,886	2,987,765
Income (loss) from operations	(359,095)	5,998

Other income (expense)
Financial income (expense), net	(52,991)	9,806
Other income, net	83,821	133,493
	30,830	143,299
Income (loss) before income taxes	(328,265)	149,297
Provision for income taxes	(459,980)	(210,485)
Net loss	$(788,245)	$(61,188)
Foreign currency translation adjustment	(43,619)	(6,911)
Comprehensive loss	$(831,864)	$(68,099)
Weighted average number of ordinary shares
Basic and diluted	1	1
Loss per share
Basic and diluted	$(788,245)	$(61,188)

See notes to consolidated financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Deficit)		Accumulated Other Comprehensive Loss	Total
				Statutory Reserves	Unrestricted
	Shares	Par Value
Balance, July 1, 2018	1	$1	$37,779	$45,537	$210,121	$(4,434)	$289,004
Capital contribution from shareholders	—	—	1,453,531	—	—	—	1,453,531
Net loss	—	—	—	—	(61,188)	—	(61,188)
Statutory reserve	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(6,911)	(6,911)
Balance, June 30, 2019	1	1	1,491,310	45,537	148,933	(11,345)	1,674,436
Net loss	—	—	—	—	(788,245)	—	(788,245)
Statutory reserve	—	—	—	87,765	(87,765)	—	—
Foreign currency transaction adjustment	—	—	—	—	—	(43,619)	(43,619)
Balance, June 30, 2020	1	$1	$1,491,310	$133,302	$(727,077)	$(54,964)	$842,572

See notes to consolidated financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(788,245)	$(61,188)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	27,178	16,598
Amortization	53,464	35,259
Provision for doubtful accounts	8,754	16,966
Change in operating assets and liabilities
Accounts receivable	(2,119,524)	637,121
Other receivables	(399,113)	(271,218)
Prepayments	(456,247)	(1,503,294)
Other noncurrent assets	8,847	(61,197)
Accounts payable	1,974,304	(205,331)
Deferred revenue	(15,744)	190,098
Other payables and accrued liabilities	(377,620)	(160,447)
Taxes payable	467,982	46,969
Net cash used in operating activities	(1,615,964)	(1,319,664)

Cash flows from investing activities
Purchase of equipment	(55,931)	(38,131)
Costs to obtain and develop software	(59,687)	(108,110)
Repayment from related parties	5,635,152	2,331,255
Other receivables – related parties	(4,866,340)	(2,155,970)
Repayment from loan receivables	1,360,467	1,202,538
Loan receivables	(883,603)	(915,175)
Net cash provided by investing activities	1,130,058	316,407

Cash flows from financing activities
Capital contributions from shareholders	—	1,453,531
Proceeds from short-term loan	—	552,843
Repayment for short-term loan	(236,243)	(1,037,047)
Repayment to other payables – related parties	(1,991)	(4,110)
Other payables – related parties	—	5,463
Proceeds from long-term loan	241,790	—
Net cash provided by financing activities	3,556	970,680
Effect of exchange rate changes	$(50,102)	$(57,655)

Net change in cash, cash equivalent and restricted cash	(532,452)	(90,232)
Cash, cash equivalents and restricted cash, beginning of year	1,856,331	1,946,563
Cash, cash equivalents and restricted cash, end of year	$1,323,879	$1,856,331

See notes to consolidated financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)

The following table provides a reconciliation of cash and restricted cash reported within the balance sheets that sum to the total of the same amounts shown in the statements of cash flows:

	For the Years Ended June 30,
	2020	2019
Cash	$604,450	$1,115,932
Restricted cash	719,429	740,399
Total cash and restricted cash shown in the consolidated statements of cash flows	$1,323,879	$1,856,331

Supplemental cash flow disclosures
Cash paid for income tax	$68,078	$30,976
Cash paid for interest	$30,792	$53,722

Supplemental noncash investing activities
Capitalized software costs to be paid through accounts payable	$1,246,049	$—

See notes to consolidated financial statements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF BUSINESS AND ORGANIZATION

Ufin Holdings Limited (“Ufin” or the “Company”) engages in the insurance agency business throughout China. The Company provides auto, property, health and life insurances agency services to its customers through Beijing Sinowel (described below) with over 30 branch offices throughout China as of June 30, 2020.

The Company engages in providing technology driven SaaS powered services in the loan facilitation between borrowers and lenders and digital sales platform/APP to its customers servicing financial industry in China.

Ufin is a holding company incorporated on November 5, 2014 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Ufin (Hong Kong) Limited (“Ufin HK”) established under the laws of Hong Kong on June 20, 2019.

Ufin HK is also a holding company holding all of the outstanding equity of Nanjing Ufin Shuke Technology Group Limited (“Nanjing Shuke”) which was established on July 31, 2019 under the laws of the People’s Republic of China (“PRC” or “China”).

Nanjing Shuke through contractual agreements, controls a variable interest entity (“VIE”), Beijing Jiayibao Networking Technology Co., Ltd. (“Beijing Jiayibao”), a PRC limited liability company established on March 17, 2017. Beijing Jiayibao’100% subsidiary of Beijing Sinowel Insurance Agency Co., Ltd. (“Beijing Sinowel”) was established on October 16, 2013.

Nanjing Shuke owns directly Beijing Ufin Credit Technology Limited (“Beijing Ufin”), a PRC limited liability company established on May 17, 2017. Beijing Ufin was a wholly owned subsidiary of Beijing Jiayibao prior to August 31, 2019.

On August 31, 2019, Ufin completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of Ufin prior to the reorganization. Ufin and Ufin HK were established as the holding companies of Nanjing Shuke. Nanjing Shuke is the sole beneficiary of Beijing Jiayibao and its subsidiaries. Beijing Ufin is a wholly owned subsidiary of Nanjing Shuke. All of these entities are under common control which results in the consolidation of Beijing Jiayibao and subsidiaries and Beijing Ufin have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of Ufin. Nanjing Shuke established two subsidiaries, Nanjing Ufin Data Technology Limited (“Ufin Data”), a PRC limited liability company on October 22, 2019, and Nanjing Ufin Insurance Technology Limited (“Ufin Technology”), a PRC limited liability company on October 28, 2019. Both Companies provides SaaS powered services.

The accompanying consolidated financial statements reflect the activities of Ufin and each of the following entities:

Name	Background	Ownership
Ufin (Hong Kong) Limited (“Ufin HK”)	Incorporated on June 20, 2019 a holding Company registered in Hong Kong	100% owned by Ufin
Nanjing Ufin Shuke Technology Group Limited (“Nanjing Shuke”)	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) Incorporated on July 31, 2019 Register capital of $30,000,000 a holding Company	100% owned by Ufin HK
Beijing Jiayibao Networking Technology Co., Ltd. (“Beijing Jiayibao”)	A PRC limited liability company Incorporated on March 17, 2017 Register capital of $7,556,180 (RMB 50,000,000) Provide technology support to Beijing Sinowel	VIE of Nanjing Shuke

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF BUSINESS AND ORGANIZATION (cont.)

Name	Background	Ownership
Beijing Sinowel Insurance Agency Co., Ltd. (“Beijing Sinowel”)	A PRC limited liability company Incorporated on October 16, 2013 Register capital of $7,556,180 (RMB 50,000,000) Provide insurance agency services	100% owned by Beijing Jiayibao. Acquired by Beijing Jiayibao in August 2017.
Beijing Ufin Credit Technology Limited (“Beijing Ufin”)	A PRC limited liability company Incorporated on May 17, 2017 Register capital of $3,022,472 (RMB 20,000,000) Provide loan facilitation service and SaaS	100% owned by Nanjing Shuke
Nanjing Ufin Data Technology Limited (“Ufin Data”)	A PRC limited liability company Incorporated on October 22, 2019 Register capital of $1,511,236 (RMB 10,000,000) Provide SaaS	100% owned by Nanjing Shuke
Nanjing Ufin Insurance Technology Limited (“Ufin Technology”)	A PRC limited liability company Incorporated on October 28, 2019 Register capital of $1,511,236 (RMB 10,000,000) Provide SaaS	100% owned by Nanjing Shuke

Contractual Arrangements

The Company controls 100% of Beijing Jiayibao by contractual arrangement, rather than by direct equity ownership. The contractual arrangement is governed by a series of three agreements, along with shareholders’ powers of attorney (“POAs”) (collectively the “Contractual Arrangements”, which were signed on August 30, 2019). The contractual arrangement was established due to PRC legal restrictions on foreign direct ownership and investment in, among other areas, the development and operation of insurance agency in PRC, therefore the Company operates its insurance agency indirectly via such contractual arrangement in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies by Contractual Agreements.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Management and Operation Agreement

Pursuant to the exclusive management and operation agreement amongst Nanjing Shuke, Beijing Jiayibao, Nanjing Shuke and the shareholders who collectively owned all of Beijing Jiayibao, Nanjing Shuke has the exclusive right to provide Beijing Jiayibao with operating and investment planning; organization and human resources management; annual financial and budget planning; management and internal control implementation; marketing and business development; strategic business planning and project management consultation; technological support, intellectual property rights, product development and system maintenance; financial management and financing services and other services relating to management and operations. In exchange, Nanjing Shuke is entitled to a service fee that equals to all of the consolidated net income. This agreement will remain effective until the date when it is terminated by Nanjing Shuke.

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Nanjing Shuke, Beijing Jiayibao and the shareholders who collectively owned all of Beijing Jiayibao, such shareholders jointly and severally grant Nanjing Shuke an option to purchase their equity interests in Beijing Jiayibao. The purchase price shall be the lowest price then permitted under applicable PRC laws. Nanjing Shuke or its designated person may exercise such option at any time to purchase all or part of the equity interests in Beijing Jiayibao until it has acquired all equity interests of Beijing Jiayibao, which is irrevocable during the term of the agreements.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF BUSINESS AND ORGANIZATION (cont.)

The exclusive option agreements remains in effect until Nanjing Shuke elected to terminate the agreement or until all equity interest held by shareholders in Beijing Jiayibao has been transferred or assigned to Nanjing Shuke and/or any other person designated by the Nanjing Shuke.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Nanjing Shuke, Beijing Jiayibao, and the shareholders who collectively owned all of Beijing Jiayibao, such shareholders pledge all of the equity interests in Beijing Jiayibao to Nanjing Shuke as collateral to secure the obligations of Beijing Jiayibao under the exclusive management and operation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Nanjing Shuke unless transferring the equity interests to Nanjing Shuke or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements are not registered with the competent Administration for Market Regulation of Beijing.

Shareholder Power of Attorney (“POA”)

Pursuant to the shareholders’ POAs, the shareholders of Beijing Jiayibao give Nanjing Shuke an irrevocable proxy to act on their behalf on all matters pertaining to Beijing Jiayibao and to exercise all of their rights as shareholders of Beijing Jiayibao, including the right to attend shareholders meeting; to exercise voting rights without prior consent of shareholders of Beijing Jiayibao and other rights such as designate and appoint the directors, supervisors of Beijing Jiayibao; to sign transfer documents and any other documents in relation to the equity interest of Beijing Jiayibao and other shareholder rights to in accordance with the Company’s bylaw and China’s governing laws to participate in major company decisions and selection of senior management. The shareholders’ POAs shall remain in effect until the equity interests of Beijing Jiayibao is acquired by Nanjing Shuke or until Nanjing Shuke terminated the POA.

Based on the foregoing contractual arrangements, which grant Nanjing Shuke effective control of Beijing Jiayibao and subsidiaries and enable Nanjing Shuke to receive all of their expected residual returns, the Company accounts for Beijing Jiayibao as a VIE. Accordingly, the Company consolidates the accounts of Beijing Jiayibao and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Pursuant to a shareholder resolution dated July 31, 2020, the shareholders approved to divest Beijing Jiayibao. On July 31, 2020, Nanjing Shuke, Beijing Jiayibao and its original shareholders entered into a VIE Termination Agreement. Nanjing Shuke approved to sign the VIE Termination Agreement by a written resolution. As a result, the ownership structure of Nanjing Shuke and Beijing Jiayibao have been legally terminated on July 31, 2020. (See Note 19 — Subsequent events for more details).

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity

Historically, the Company finances its operations through internally generated cash, loans and payables from related parties. As of June 30, 2020, the Company had approximately $0.6 million in cash which primarily consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use and are deposited with banks in China. The Company’s working capital deficit was approximately $0.5 million as of June 30, 2020.

Since the Company divested it’s VIE on July 31, 2020 due to a strategic change, the Company has analyzed its liquidity position without the VIE for the coming twelve months. As of June 30, 2020, the Company’s cash on hand without the cash of the VIEs was $0.3 million and working capital deficit was $0.2 million.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company have considered supplementing its available sources of funds through the following sources:

•        other available sources of financing from PRC banks and other financial institutions; and

•        financial support from the Company’s related parties and shareholders, the Company’s principal shareholder, Mr. Liu, Ying Kui advanced the Company’s continuing entities $380,000 in the first fiscal quarter 2021.

Based on the above considerations, the Company’s management is of the opinion that it will have sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months from the date of this report.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and a consolidated VIE, including the VIE’s subsidiaries, for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or one of its subsidiaries is the primary beneficiary of the entity.

All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment and intangible assets, capitalized research and development costs, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, and allowance for deferred tax assets. The inputs into management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

Foreign Currency Translation and Transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York at the end of the period. The statement of income accounts are translated at the average translation rates and

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Translation adjustments included in accumulated other comprehensive loss amounted to $54,964 and $11,345 as of June 30, 2020 and 2019, respectively. The balance sheet amounts, with the exception of equity at June 30, 2020 and 2019 were translated at 7.07 RMB and 6.87 RMB to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the years ended June 30, 2020 and 2019 were 7.03 RMB and 6.82 RMB to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand, deposits placed with banks and have original maturities of less than three (3) months.

Restricted Cash

As of June 30, 2020, and 2019, restricted cash consisted of $719,429 and $740,399, respectively, deposited in a separate restricted bank account as a security deposit for the Company’s insurance agency business based on the requirement of the Banking and Insurance Regulatory Commission.

Accounts Receivable, Net

Accounts receivables, net, are recognized and carried at the original invoiced amount less an allowance for any uncollectible accounts. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts determined by management are based on historical experience as well as the current economic climate and are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. Accounts are considered overdue after ninety (90) days from invoice date. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Allowance for the doubtful accounts of accounts receivable amounted to $157,256 and $144,055 as of June 30, 2020 and 2019, respectively.

Other Receivables, Net

Other receivables primarily include advances to employees, deposit to lenders and other deposits. They also consist of funds which were held in third party platform fund accounts which the Company can withdraw with no restrictions. Management regularly reviews the aging of these receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. Allowance for the doubtful accounts of other receivable amounted to $6,569 and $15,580 as of June 30, 2020 and 2019, respectively.

Other Receivables — Related Parties

Other receivables related parties mainly consist of funds or business expenses advanced to the Company’s related parties for short term cash flow purposes. The funds are usually unsecured, non-interest bearing and due on demand. Management regularly reviews the aging of these receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. No allowance was deemed necessary for both years ended June 30, 2020 and 2019.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Loan Receivables, Net

The Company made consumer loans to its customers directly amounted to $57,915 and $436,475, net of allowance of $26,013 and $26,771 as of June 30, 2020 and 2019. The loan terms are from one to twenty months and interest on these loans ranges from 16% to 22%. The Company also made loans to its employees amounted to $213,183 and $330,912 and no allowance was provided for these loans as of June 30, 2020 and 2019. These loans to employees are short term in nature and are due on demand with no interest bearing. Loan receivables are recorded at the cash amount disbursed to originate the loans, net of allowance that reflects the Company’s best estimate of the amounts that will not be collected. Allowance for doubtful accounts is estimated on a quarterly basis based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions. No allowance was written off for the years ended June 30, 2020 and 2019. Interest income amounted to $3,001 and $115,012 for the years ended June 30, 2020 and 2019, respectively.

Prepayments, Net

Prepayments are cash deposited or advanced to suppliers for future services. A majority of the prepayment relates to the Company’s insurance agency segment where the Company prepays channel costs for client referrals. The amounts are refundable and bear no interest. For any advances to suppliers determined by management that such advances will not be in receipts or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of June 30, 2020 and 2019, allowance for prepayments amounted to $30,509 and $31,398, respectively.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

	Useful Life	Residual Value %
Electronic equipment	3 years	5%
Office equipment, fixtures and furniture	5 years	5%
Vehicles	5 years	5%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible Assets

The Company’s intangible assets with definite useful lives primarily consist of licensed software and capitalized development costs for the platform system. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives with no residual value.

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Intangible assets are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Useful Life
Licensed software	3 – 5 years
Capitalized development costs for platform system	5 years

Capitalized Development Costs

The Company follows the provisions of ASC 350-40, “Internal Use Software”, to capitalize certain direct development costs associated with internal-used software. ASC 350-40 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company expenses all costs incurred during the preliminary project stage of its development, and capitalizes costs incurred during the application development stage. Costs incurred relating to upgrades and enhancements to the application are capitalized if it is determined that these upgrades or enhancements add additional functionality to the application. Development costs cease capitalization upon completion of all substantial testing when the software is substantially complete and ready for its intended use and are amortized on a straight-line basis over the estimated useful life, which is generally five years. Amortization of internal-use software begins when the software is ready for its intended use. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Impairment for Long-Lived Assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2020 and 2019, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The Company adopted Topic 606 on July 1, 2018 using the modified retrospective transition method, and the adoption did not have a material impact on the Company’s consolidated financial statements.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. The Company’s revenue are recognized at a point in time for all of the Company service revenues when the Company has satisfied all of its performance obligations.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

Practical Expedient adopted:

The Company applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price. The Company also elected practical expedients to expense any incremental costs in obtaining contracts if the amortization period is less than one year and whether a significant financing component exists if the period between payment and the transfer of the promised goods or services is one year or less.

Revenue recognition policies for each type of revenue stream are as follow:

Insurance Agency Services:

The Company, through its variable interest entities, facilitates the arrangement between insurance carriers and individuals or businesses by providing insurance placement services to insureds, and is compensated in the form of commissions from the respective insurance carriers through the Company’s sales offices. The Company primarily facilitates the placement of auto, property, life and health insurance policies. The Company determines that insurance carriers are the customers. The primary source of revenues is commissions and the Company’s performance obligation is to facilitate the placement of an effective policy. The commission fee rate, which is paid by the insurance carriers, is based on the terms specified in the service contract which agreed between the Company and the insurance carriers for each policy facilitated through the Company. The Company’s performance obligations is considered met and revenue is recognized at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound. For certain insurance policies with free look periods, typically 10 days, the Company’s obligation is considered complete only after the free look period expired per contract terms.

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In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with its channels and independent contractors in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s controls services prior to transferring it. Control is evidenced by the Company is primarily responsible for fulling the provision of services through the Company’s insurance broker license to provide agency services. The commission from insurance carriers are record on a gross basis and commission paid to independent contractors or channel costs are recorded as cost of revenue.

For certain insurance policies such as life insurance, the Company may receive a performance bonus from insurance carriers as agreed per contract provisions, typically a certain sales volume or renewal bonus. Once the Company achieves its performance obligation, the bonus will become due. The bonus amount is computed based on the insurance premium amount multiplied by an agreed-upon percentage. Performance bonus represent a form of variable consideration associated with certain sales volume. The Company estimates the amount of consideration using either the expected value or the most likely amount depending on which method the Company expects to better predict the amount of consideration to which it will receive with a constraint applied such that a significant reversal of revenue is not probable. The Company has applied a constraint to performance bonus that limits revenue recognized to the receipt of periodic cash, when a risk of significant reversals exists based on: (i) insufficient history; and (ii) the influence of external factors outside of the Company’s control such as policyholder discretion over plans, insurance carrier relationship and regulatory changes.

Commissions revenue is recorded net of an allowance for estimated policy cancellations, which is determined based on an evaluation of historical and current cancellation data. The historical cancellation was less than 0.1% for both years ended June 30, 2020 and 2019, given a hypothetical 0.1% increase in the policy cancellation rate, the annual allowance for estimated policy cancellations would have increased by $25,000 for the year ended June 30, 2020. As such, no allowance for cancellation has been recognized for agency as the Company estimates, based on the past experience that the cancellation of policies rarely occurs. Any subsequent commission adjustments in connection with policy cancellations which have been de minimis to date are recognized upon notification from the insurance company.

Revenue from technology driven SaaS powered services:

(1)     Loan facilitation services:

The Company engages in the operation of a SaaS powered online consumer finance platform/app which matches the needs of the borrowers with institutional funding partners (lenders). The Company cooperates with many adult educational and learning institutes where the students from these institutions could apply loans for their tuitions. The Company determines that it is not the legal lender and legal borrower in the above process. Therefore, the Company does not record loan receivable and payable arising from the loans between lenders and borrowers on its consolidated balance sheets.

The Company typically entered into contracts with lending institutions with performance period of one to two years. The Company is to receive a commission from lenders for loans facilitated by the Company based on terms and fixed fees specified in the contracts. The total transaction price is reduced by an estimated fee reduction as a result of early loan repayment from students based on historical experience. The average terms of loans are typically 12-24 months. The Company’s performance obligation is to provide loan facilitation services which include operating a platform/app that enables borrowers and lenders to exchange information, the Company collects information from borrowers, conduct credit assessment and match borrowers with lenders. The services are considered one performance obligation as the customers do not benefit from each distinct service. The performance obligation is considered complete when borrowers received the funds from lenders upon execution of loan agreements between lenders and borrowers.

The Company also entered into certain contracts with the learning institutes where the Company is paid a fee based on terms specified in the contract, usually a fixed fee based on the amount of tuition the learning institutes

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

received from students through loan facilitated by the Company. The Company’s performance obligation is considered complete when the learning institutes received tuition fees from lenders upon approval of loans from students.

Under contracts with lenders, the Company is required to put a deposit based on a certain percentage of total outstanding loan the Company facilitated. The deposit is adjusted on weekly basis based on the loan performance. If the loans the Company facilitated exceed certain default rate as specified in the contract, the lender will realize a portion of the deposit, and if amount of deposits exceed the stated percentage of outstanding loan balance, the excess amount will be returned to the Company. The Company in turn requests the learning institutes to deposit funds with the Company to compensate any funds the Company paid to the lenders. All learning institutes provides guarantee to the Company to ensure the loans are paid on time by borrowers. Guarantee deposit from learning institutes in the amount of $1.0 million and $0.6 million was recorded in the Company’s other liabilities for the years ended June 30, 2020 and 2019, respectively. As such the Company does not account for the fee paid to lenders as a reduction of transaction price.

(2)     Revenue from digital platform/APP (Ucall Platform):

The Company also provides cloud-based, artificial intelligence enabled, digital sales platform/APP for customers who operates in customer services call centers to enable the customers to make sales calls to their clients in the insurance, banking, internet and educational industries. The Company charges a fee based on the predetermined rates specified in the contract for each product sold by the customers over digital sales platform/APP.

The Company derives its platform/APP revenues from providing Company’s SaaS to its customers and stand ready technical support. The Company’s performance obligation is a single performance obligation to provide integrated cloud-based SaaS. The provision of SaaS and real time technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customer can only obtain benefit when the services are provided together during the service period. In addition, the Company’s performance obligation is considered complete when the customers made successful sales transactions. The Company’s revenue is recognized at a point when the customer completed a transaction utilizing the Company’s SaaS. Related fees are generally billed monthly, based on a per transaction basis.

Contract Balances

The Company’s contract asset is mainly accounts receivable. The balances of accounts receivable as of June 30, 2020 and 2019 are all derived from contracts with customers.

Contract liability mainly is deferred revenue which is the timing between the recognition of revenue and the receipt of payment. The balances of deferred revenue were $178,690 and $200,023 as of June 30, 2020 and 2019, respectively.

The Company’s disaggregated revenue streams are summarized as follows.

	June 30, 2020	June 30, 2019
Insurance agency services	$25,988,062	$19,249,231
Technology driven SaaS powered services
Loan facilitation services	1,151,150	1,108,419
Interest income	3,001	115,012
Digital sales platform/APP	2,120,977	—
Total revenues	$29,263,190	$20,472,662

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues consists primarily channel costs and commission for the Company’s agents for the Company’s insurance agency services. In addition, cost of revenue also includes salary and benefits for employees and payments to third party service fee including cloud and data usage, hosting fees and amortization expenses associated with software and system. Cost of revenue also include interest paid for the Company’s loan receivables.

Advertising Costs

Advertising costs amounted to $880,228 and $80,953 for the years ended June 30, 2020 and 2019, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Research and Development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, as well as office rental, depreciation, amortization and related expenses for the Company’s research and product development team. The Company recognizes software development costs in accordance with ASC 350-40 “Software—internal use software”. The Company expenses all costs that are incurred in connection with the planning and implementation phases of development, and costs that are associated with maintenance of the existing websites or software for internal use. Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development.

Operating Leases

The Company leases office space at various locations. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records the total expenses on a straight-line basis over the lease term.

Value Added Taxes

Revenue represents the invoiced value of service, net of value added tax (“VAT”). The VAT is based on gross sales price and VAT rates range up to 6%, depending on the type of service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payable. All of the VAT returns filed by the Company’s subsidiaries in China have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

deferred tax assets will not be realized. The valuation allowance were $926,396 and $435,790 as of June 30, 2020 and 2019, respectively. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The Company presents deferred tax assets and liabilities as noncurrent in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under US GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings/(Loss) Per Share

The Company computes earnings/(loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended June 30, 2020 and 2019, there were no dilutive shares.

Employee Benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are PRC government mandated defined contribution plans. The Company is required to accrue for these benefits based on a certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Expenses for the plans were $338,651 and $303,078 for the years ended June 30, 2020 and 2019, respectively.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. FASB delayed the effective date for non-public companies (including smaller reporting companies and emerging growth companies as defined by the SEC) with ASU 2020-05 to be effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company believes it will qualify as either smaller reporting company or emerging growth company. The Company plans to adopt the ASU on July 1, 2022 and is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement — Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (i) for public business entities for reporting periods for which financial statements have not yet been issued and (ii) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update

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should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company adopted Topic 220 on July 1, 2018 and believes the adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement — Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The update improves the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, policies for timing of transfers between different levels for fair value measurements, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company plans to adopt the ASU on July 1, 2020 and believes the adoption does not have a material impact on the Company’s consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning for fiscal years beginning after December 15, 2022 including interim periods within those fiscal years after FASB delayed the effective date for non-public companies with ASU 2019-10. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (i) public business entities for periods for which financial statements have not yet been issued and (ii) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — VARIABLE INTEREST ENTITY (“VIE”)

On August 31, 2019, Nanjing Shuke entered into the Contractual Arrangements with Beijing Jiayibao. The significant terms of these Contractual Arrangements are summarized in “Note 1 — Nature of business and organization” above. As a result, the Company classifies Beijing Jiayibao as a VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Nanjing Shuke is deemed to have a controlling financial interest and be the primary beneficiary of Beijing Jiayibao because it has both of the following characteristics:

(1)    The power to direct activities at Beijing Jiayibao that most significantly impact such entity’s economic performance, and

(2)    The right to receive benefits from Beijing Jiayibao that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Beijing Jiayibao pays service fees equal to all of its net income to Nanjing Shuke. The Contractual Arrangements are designed so that Beijing Jiayibao operates for the benefit of Nanjing Shuke and ultimately, the Company.

Under the Contractual Arrangements, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the VIEs, except for restricted cash, registered capital and PRC statutory reserves, if any. As the VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

Accordingly, the accounts of Beijing Jiayibao are consolidated in the accompanying consolidated financial statements. In addition, its financial positions and results of operations are included in the Company’s consolidated financial statements for the years ended June 30, 2020 and 2019.

Pursuant to a shareholder resolution dated July 31, 2020, the shareholders approved to divest Beijing Jiayibao. On July 31, 2020, Nanjing Shuke, Beijing Jiayibao and its original shareholders entered into a VIE Termination Agreement. Nanjing Shuke approved to sign the VIE Termination Agreement by a written resolution. As a result, the ownership structure of Nanjing Shuke and Beijing Jiayibao have been legally terminated on July 31, 2020. (See Note 19 — Subsequent events for more details).

The carrying amount of the VIE’s consolidated assets and liabilities for the years ended June 30, 2020 and 2019 are as follows:

	June 30, 2020	June 30, 2019
Current assets	$5,757,577	$6,482,461
Other assets	1,645,539	1,178,647
Total assets	7,403,116	7,661,108
Total liabilities	(6,273,501)	(5,784,154)
Net assets	$1,129,615	$1,876,954

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — VARIABLE INTEREST ENTITY (“VIE”) (cont.)

	June 30, 2020	June 30, 2019
Current liabilities:
Accounts payable	$1,813,258	$1,916,596
Short term loans	3,099,178	2,913,328
Other payables and accrued liabilities	631,638	545,296
Other payables – related parties	—	1,288
Deferred revenue	178,690	200,023
Taxes payable	310,118	207,623
Total current liabilities	6,032,882	5,784,154
Long term loan	240,619	—
Total liabilities	$6,273,501	$5,784,154

The summarized operating results of the VIE are as follows:

	Year Ended June 30, 2020	Year Ended June 30, 2019
Revenues	$27,003,858	$19,242,878
Gross profit	2,434,561	1,843,013
(Loss) income from operations	(563,524)	19,113
Net loss	$(697,550)	$(47,739)

4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	June 30, 2020	June 30, 2019
Accounts receivable	$4,355,539	$2,311,749
Allowance for doubtful accounts	(157,256)	(144,055)
Total accounts receivable, net	$4,198,283	$2,167,694

Movements of allowance for doubtful accounts are as follows:

	June 30, 2020	June 30, 2019
Beginning balance	$144,055	$148,724
Addition	17,365	706
Exchange rate effect	(4,164)	(5,375)
Ending balance	$157,256	$144,055

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5 — OTHER RECEIVABLE, NET

The Company’s other receivables, net are as follows:

	June 30, 2020	June 30, 2019
Employee advance	$19,715	$43,391
Deposit on third party platform*	33,526	40,771
Deposit for rent and utilities and other services	267,412	192,517
Deposit to lenders**	627,370	311,715
Others	26,702	16,830
Allowance for doubtful accounts	(6,569)	(15,580)
Total	$968,156	$589,644

____________

*        Deposit on platform represent funds which were held in third party platform fund accounts which the Company can withdraw with no restrictions.

**      For the Company’s loan facilitation services, the Company is required to make certain deposits with lending institutions to cover loan defaults. The deposits paid are based on a certain percentage of loan balance outstanding. Upon exceeding a certain default rate, the Company will be required to pay additional payment to cover the defaults (see Note 2 — Revenue recognition for details).

As the loans facilitated by the Company are guaranteed by the learning institutes, the learning institutes are under the obligation to collect repayment to the loans from students or the learning institutes are obligated to pay the loan if students default on the loan repayment. As the Company required the learning institutes to submit guarantee deposits to the Company to ensure the loans are paid to lenders and guarantee deposit from learning institutes amounted to $1.0 million and $0.6 million which was recorded in the Company’s other liabilities for the years ended June 30, 2020 and 2019, respectively. (see Note 9 — Other payables and accrued liabilities for details). The Company deemed there is no risk of loss for the Company’s deposit to lenders.

Movements of allowance for doubtful accounts are as follows:

	June 30, 2020	June 30, 2019
Beginning balance	$15,580	$—
Addition	—	15,681
Write off/recovery	(8,611)	—
Exchange rate effect	(400)	(101)
Ending balance	$6,569	$15,580

6 — PREPAYMENTS, NET

The Company’s prepayments, net are as follows:

	June 30, 2020	June 30, 2019
Prepaid channel cost and prepaid commission for insurance agency segment	$1,538,649	$1,214,357
Prepaid promotion expenses	323,322	351,682
Prepaid rental fees	77,833	56,081
Prepaid VAT	76,176	—
Other prepaid services costs	104,778	93,180
Allowance for doubtful accounts	(30,509)	(31,398)
Total prepayment, net	$2,090,249	$1,683,902

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 — PREPAYMENTS, NET (cont.)

Movements of allowance for doubtful accounts are as follows:

	June 30, 2020	June 30, 2019
Beginning balance	$31,398	$32,574
Addition	—	—
Write off	—	—
Exchange rate effect	(889)	(1,176)
Ending balance	$30,509	$31,398

7 — PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	June 30, 2020	June 30, 2019
Electronic equipment	$50,974	$27,258
Office equipment, fixtures and furniture	51,423	20,842
Vehicles	39,359	40,506
Subtotal	141,756	88,606
Less: accumulated depreciation and amortization	(51,977)	(25,658)
Total	$89,779	$62,948

Depreciation expense for the years ended June 30, 2020 and 2019 amounted to $27,178 and $16,598, respectively.

8 — INTANGIBLE ASSETS, NET

The Company’s intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs for platform system. The following table summarizes the components of acquired intangible asset balances as of June 30, 2020 and 2019:

	June 30, 2020	June 30, 2019
Licensed software	$117,616	$121,044
Capitalized development costs for platform system	1,403,792	107,419
Less: accumulated amortization	(124,112)	(72,974)
Intangible assets, net	$1,397,296	$155,489

Amortization expense for the years ended June 30, 2020 and 2019 amounted to $53,464 and $35,259, respectively.

Capitalized development incurred in 2019 was ready for its intended use in January 2020 and development costs incurred in 2020 was completed in August 2020. Amortization expenses amounted to $18,059 and $nil for the years ended June 30, 2020 and 2019, respectively. No impairment of capitalized development costs were recognized as of June 30, 2020 and 2019.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 — INTANGIBLE ASSETS, NET (cont.)

The estimated amortization is as follows:

Twelve Months Ending June 30,	Estimated Amortization Expense
2021	$291,851
2022	281,230
2023	280,758
2024	280,758
2025	262,699
Total	$1,397,296

9 — OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consist of the following:

	June 30, 2020	June 30, 2019
Salary, benefits and reimbursement payables	$598,013	$231,495
Interest and miscellaneous payables	123,298	57,934
Guarantee deposit payables*	1,027,549	620,992
Total other payables and accrued liabilities	$1,748,860	$910,421

____________

*        The Company requests the learning institutes to deposit certain funds to guarantee the loans facilitated by the Company. The Company received $412,246 and $613,829 from the learning institutes and returned $5,689 and nil for the years ended June 30, 2020 and 2019, respectively.

10 — SHORT TERM LOANS

Lender Name	Maturities	June 30, 2020	June 30, 2019
Chehangdao (Jinlin) Technology Co., Ltd(1)	May 28, 2021	$268,361	$291,042
Employee loan payable(2)	September 2019 to November 2019	—	227,094
Fuding Musen Equity Investment LLP(3)	May 2, 2021	2,830,817	2,913,328
Total		$3,099,178	$3,431,464

____________

(1)      On May 28, 2019, Beijing Jiayibao obtained a line of credit from Chehangdao (Jinlin) Technology Co., Ltd, an unrelated party, under which the Company could borrow up to RMB3,000,000 (approximately $0.4 million) for operation purposes. The loan bears no interest and has no collateral. The loan has no fixed repayment term but not to exceed two years.

(2)      From November 2017 to April 2019, the Company borrowed unsecured funds from employees to fund loan receivables the Company originated. The loan terms are from six to nineteen months and interest on these loans ranges from 9% to12%. For the year ended June 30, 2020 and 2019, the Company borrowed $0 and $259,928 and repaid $$227,094 and $1,037,047. Interest expense amounted to $30,792 and 53,722 the year then ended and is included in the cost of revenue.

(3)      On April 27, 2018, Beijing Jiayibao obtained a two-year loan (with an option to renew for additional year) from Fuding Musen Equity Investment LLP, an unrelated party, of RMB 20,000,000 (approximately $2.8 million) for operation purposes. The loan bears no interest and has no collateral. The loan was renewed in 2020 and is due in May 2021.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — LONG TERM LOAN

Lender Name	Maturities	June 30, 2020	June 30, 2019
Beijing Feiliu Data Network Technology Co., Ltd(1)	March 16, 2023	$240,619	$—

____________

(1)      On March 17, 2020, Beijing Jiayibao signed a loan agreement with Beijing Feiliu Data Network Technology Co., Ltd to borrow up to RMB1,700,000 (approximately $0.2 million) for operation purposes. The loan bears no interest and has no collateral and is due in thirty six months.

The maturities schedule is as follows:

Year Ending June 30,	Repayment
2021	$—
2022	—
2023	240,619
Total	$240,619

12 — RELATED PARTY BALANCES AND TRANSACTIONS

Other receivables — related parties represents short term cash or business expenses advance to the Company’s related parties for cash flow purpose. These advances are short term in nature, due on demand and non-interest bearing.

Name of Related Party	Relationship	Nature	Maturity	June 30, 2020	June 30, 2019
Liu, Ying Kui*	Principal shareholder of the Company	Short term advance or business expenses paid on behalf of Mr. Liu	Due on demand	$235,370	$1,029,385
Sun, Xiao Feng	Legal representative of Beijing Sinowel	Business expense advance	Due on demand	10,210	—
Total				$245,580	$1,029,385

____________

*        This advance was fully repaid in July and October 2020.

Other payables — related parties represents short term cash advances for expenses paid for on behalf of the Company.

Name of Related Party	Relationship	Nature	June 30, 2020	June 30, 2019
Sun, Xiao Feng	Legal representative of Beijing Sinowel	Reimbursement payable	$—	$1,251
Wang, Yang	Legal representative of Beijing Ufin	Reimbursement payable	247	990
Total			$247	$2,241

The Company also borrows fund from employees and executives for operation purpose, see Note 10 — Short term loans for further details.

General and administrative expenses — related party

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

During fiscal year 2019, Beijing Ufin entered into a management consulting advisory agreement with Beijing Sinowel Management Consulting Co., Ltd. (“Sinowel Management”), a related party. The consulting agreement has a term of one year and the services include business, management and strategic consultation and trainings. The Company incurred total of $162,715 consulting expenses for the year ended June 30, 2019 which was included in the Company’s general and administrative expenses.

The Company leased office space from Sinowel Management on a month to month basis. Rent expenses amounted to $61,927 and $31,916 for the years ended June 30, 2020 and 2019, respectively.

13 — TAXES

Income Tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Ufin HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong Profit Tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Ufin HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Nanjing Shuke, Beijing Jiayibao, Beijing Sinowel, Beijing Ufin, Ufin Data and Ufin Technology are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Beijing Jiayibao and Beijing Ufin, obtained the “high-tech enterprise” tax status in December 2019, which reduced their statutory income tax rate to 15% for a three year period starting January 1, 2019.

In addition, 75% of research and development expenses are subject to additional deduction from pre-tax income while such deduction cannot exceed the total amount of pre-tax income.

Tax savings for the years ended June 30, 2020 and 2019 amounted to $nil and $83,310, respectively, with the additional deduction of 75% of research and development expenses.

Significant components of the provision for income taxes are as follows:

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019
Current	$459,980	$210,485
Deferred	—	—
Provision for income taxes	$459,980	$210,485

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — TAXES (cont.)

The following table reconciles China statutory rates to the Company’s effective tax rate:

	For the Year Ended June 30, 2020	For the Year Ended June 30, 2019
China statutory income tax rate	25.0%	25.0%
Preferential tax rate reduction	—%	(55.8)%
Change in valuation allowance	(154.8)%	163.5%
Permanent difference*	(10.3)%	8.3%
Effective tax rate	(140.1)%	141.0%

____________

*        Permanent difference consisted of meal and entertainment expenses and promotion expense which are in partially non-deductible under PRC income tax law.

Deferred Tax Assets and Liabilities — China

Significant components of deferred tax assets were as follows:

	June 30, 2020	June 30, 2019
Deferred tax assets:
Net operating loss carryforward	$926,396	$435,790
Less: valuation allowance	(926,396)	(435,790)
Deferred tax assets, net	$—	$—

As of June 30, 2020 and 2019, the Company had a net operating loss (NOL) carryforward of approximately $2.6 million and $2.0 million, respectively mainly from its VIE’s Beijing Jiayibao and Beijing Sinowel. The NOL will start to expire in 2023, and fully expire in 2025.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of the deferred tax assets, including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established 100% valuation allowance against the deferred tax assets balance as of June 30, 2020 and 2019.

Uncertain Tax Positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2020 and 2019, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the years ended June 30, 2020 and 2019. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve (12) months from June 30, 2020.

Value Added Tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 6% of the gross proceeds or at a rate approved by the Chinese local government.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — TAXES (cont.)

Taxes payable consisted of the following:

	June 30, 2020	June 30, 2019
Income taxes payable	$573,645	$181,743
VAT taxes payable	67,161	1,916
Other taxes payable	34,493	32,033
Total	$675,299	$215,692

14 — CONCENTRATION OF RISK

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and restricted cash in bank. As of June 30, 2020 and 2019, $1,294,308 and $1,856,331 were deposited with financial institutions located in the PRC, respectively. The deposit insurance system in China only insures each depositor at one bank for a maximum of approximately $73,000 (RMB 500,000). As of June 30, 2020 and 2019, $746,914 and $1,367,143 are over the China deposit insurance limit which is not covered by insurance.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is the RMB, and its financial statements are presented in U.S. dollars. The RMB depreciated by 2.9% in fiscal year 2020 from June 30, 2019 to June 30, 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer Concentration Risk

For the year ended June 30, 2020, two customers accounted for approximately 39% and 15% of the Company’s total revenues, respectively. For the year ended June 30, 2019, two customers accounted for approximately 35% and 16% of the Company’s total revenues, respectively.

As of June 30, 2020, three customers accounted for approximately 16%, 13% and 11% of the total balance of accounts receivable, respectively. As of June 30, 2019, no customer accounted for more than 10% of the total balance of accounts receivable.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 — CONCENTRATION OF RISK (cont.)

Vendor Concentration Risk

For the year ended June 30, 2020, two vendors accounted for approximately 13% and 10% of the Company’s total purchases, respectively. For the year ended June 30, 2019, one vendor accounted for approximately 15% of the Company’s total purchases.

As of June 30, 2020, two vendors accounted for approximately 13% and 12% of the total balance of accounts payable, respectively. As of June 30, 2019, three vendors accounted for approximately 22%, 18% and 14% of the total balance of accounts payable, respectively.

15 — SHAREHOLDERS’ EQUITY

Ordinary Shares

Ufin was established under the laws of the Cayman Islands on November 5, 2014. The authorized number of ordinary shares is 50,000 shares with a par value of $1.0 per ordinary share, and 1 ordinary share was issued as of June 30, 2020. The Company has retroactively restated all shares and per share data for all the periods presented pursuant to ASC 260.

Capital Contributions

For the years ended June 30, 2020 and 2019, the Company’s shareholders made capital contributions of nil and $1,453,531 to the Company, respectively.

Restricted Assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Nanjing Shuke, Beijing Jiayibao, Beijing Sinowel, Beijing Ufin, Ufin Data and Ufin Technology (collectively “Ufin PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Ufin PRC entities.

Ufin PRC entities are required to set aside at least 10% of the after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Ufin PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Ufin PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, Ufin PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Ufin PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of June 30, 2020 and 2019, amounts restricted are the paid-in-capital, registered capital and statutory reserves of Ufin PRC entities, which both amounted to $1,624,612 and $1,536,847, respectively.

Statutory Reserves

During the years ended June 30, 2020 and 2019, Ufin PRC entities collectively contributed $87,765 and $nil of retained earnings for the statutory reserves, respectively.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company’s VIE Beijing Sinowel and Nanjing Shuke entered into multiple non-cancellable operating lease agreements for 19 offices and 1 employee dormitory during the years ended June 30, 2020 and 2019. The Company’s commitment for its minimum lease payments under the remaining operating leases as of June 30, 2020 are as follows:

Year Ending June 30,	Minimum Lease Payment
2021	$276,824
2022	169,180
2023	95,691
Total minimum payments required	$541,695

Rent expense for the years ended June 30, 2020 and 2019 was $367,090 and $145,138, respectively.

In November 2020, Beijing Ufin entered into a new lease agreement for two years. The lease agreement will terminate on December 31, 2022 with the total minimum lease payments of RMB 2,633,840 (approximately $0.4 million).

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

In May 2019, Beijing Sinowel was named as a defendant in a breach of service contract lawsuit filed with the Beijing Chaoyang District Peoples’ Court for RMB2.57million (approximately USD0.4 million). In June 2019, a hearing was held and the case is still under review by the court.

Management assessed the pending litigation did not have a material impact on the Company’s operation or financial condition as of June 30, 2020 and 2019. Since Beijing Sinowel was divested on July 31, 2020, the pending litigation will not have any future impact on the Company’s operations or financial condition.

Variable Interest Entity Structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Nanjing Shuke and the VIEs are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Coronavirus (“COVID-19”)

In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly too many parts of China and other parts of the world, including the United States. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of the Company’s revenue is concentrated in China. Consequently, the COVID-19 pandemic had affect the Company’s

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — COMMITMENTS AND CONTINGENCIES (cont.)

business operations, financial condition and operating results for second half of fiscal year 2020, including but not limited to negative impact on the Company’s total revenues, gross profit and net income. As the coronavirus outbreak is largely under control in China, the Company’s operations had been resumed starting the April of 2020. Impacts that effected the Company are mainly (i) the closure of the Company’s operation offices throughout China beginning from February to March 2020, as mandated by operational location municipality health authority, which gradually resumed starting April 2020. The Company did not have any disruption in its operation and any loss to the workforce; (ii) slower collection from some of the Company’s customers in February to March of 2020 due to the fact COVID-19 has impacted the operation of the Company’s customers. However the payments were resumed to normal later in the month of May and June of 2020; (iii) business impacted by the pandemic is mainly in the area of life insurance and loan facilitation services of the Company’s technology driven SaaS powered services. For loan facilitation, the Company has witnessed a reduced needs in borrowing, as the borrowers are mainly students from educational or learning institutes. The temporary lockdowns in various part of China has adversely affected the Company’s ability to obtain new borrowers and the Company’s business for life insurance was also impacted due to the inability to conduct meeting with potential clients.

17 — SEGMENT INFORMATION AND REVENUE ANALYSIS

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two reportable segments: insurance agency services segment and SaaS powered services segment. These reportable segments are consistent with the way the Company manages its business and each division operates under separate management groups and produces discrete financial information. The accounting principles applied at the operating division level in determining income (loss) from operations is generally the same as those applied at the consolidated financial statement level.

The following tables present summary information by segment for the years ended June 30, 2020 and 2019, respectively:

	For the year ended June 30, 2020			For the year ended June 30, 2019
	Insurance Agency Services	Technology driven SaaS powered services	Total	Insurance Agency Services	Technology Driven Saas Powered Services	Total
Revenues	$25,988,062	$3,275,128	$29,263,190	$19,249,231	$1,223,431	$20,472,662
Cost of revenues	$24,608,220	$278,179	$24,886,399	$17,399,866	$79,033	$17,478,899
Gross profit	$1,379,842	$2,996,949	$4,376,791	$1,849,365	$1,144,398	$2,993,763
Depreciation and amortization	$49,717	$30,925	$80,642	$22,315	$29,542	$51,857
Total capital expenditures	$105,380	$10,238	$115,618	$146,241	$—	$146,241
Gross margin %	5.3%	91.5%	15.0%	9.6%	93.5%	14.6%

Total assets as of:

	June 30, 2020	June 30, 2019
Insurance agency services	$7,403,116	$7,661,108
Technology driven SaaS powered services	3,209,477	689,830
Total Assets	$10,612,593	$8,350,938

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (UNAUDITED)

The Company performed a test on the restricted net assets of the consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for Ufin Holdings Limited, the parent company. The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2020 and 2019.

UFIN HOLDINGS LIMITED BALANCE SHEETS

	June 30,
	2020	2019
ASSETS
Cash	$15,309	$—

Other assets
Investment in subsidiaries and VIEs	842,572	1,674,436

Total assets	$857,881	$1,674,436

LIABILITIES AND EQUITY
Liabilities
Other payables	$15,309	$—

Commitments and contingencies

EQUITY
Ordinary shares,$1.0 par value, 50,000 shares authorized, 1 share issued and outstanding as of June 30, 2020 and 2019	1	1
Additional paid-in capital	1,491,310	1,491,310
Statutory reserves	133,302	45,537
Retained earnings (deficit)	(727,077)	148,933
Accumulated other comprehensive loss	(54,964)	(11,345)
Total equity	842,572	1,674,436

Total liabilities and equity	$857,881	$1,674,436

UFIN HOLDINGS LIMITED OF INCOME AND COMPREHENSIVE (LOSS) INCOME

	For the Years Ended June 30,
	2020	2019
Loss of subsidiaries and VIEs	$(788,245)	$(61,188)

Net loss	$(788,245)	$(61,188)

Foreign currency translation adjustment	(43,619)	(6,911)
comprehensive loss	$(831,864)	$(68,099)

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (UNAUDITED) (cont.)

UFIN HOLDINGS LIMITED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(788,245)	$(61,188)
Adjustments to reconcile net loss to cash used in operating activities
Equity loss of subsidiaries and VIEs	788,245	61,188
Net cash used in operating activities	—	—
Cash flows from financing activities – other payable related party	15,309	—
Changes in cash	15,309	—
Cash, beginning of year	—	—
Cash, end of year	$15,309	$—

19 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of this report, and determined that there have been no events that have occurred that would require disclosures in the consolidated financial statements, except for the following:

On July 16, 2020, Nanjing Shuke established a subsidiary Hainan Ufin Digital Technology Co., Ltd (“Hainan Ufin”) in Hainan Province. The registered capital of Hainan Ufin is RMB 1million (approximately USD0.14 million) and the Company will primarily engage in software and information technology area.

Pursuant to shareholder resolution dated July 31, 2020, the shareholders approved to divest the Company’s VIE, Beijing Jiayibao and its subsidiary Beijing Sinowel. On July 31, 2020, Nanjing Shuke, Beijing Jiayibao and its original shareholders entered into a VIE Termination Agreement. Nanjing Shuke approved to sign the VIE Termination Agreement by a written resolution. As a result, the ownership structure of Nanjing Shuke and Beijing Jiayibao have been legally terminated.

The following unaudited pro forma results of operations and balance sheet presents the Company’s financial results as if the disposal of Beijing Jiayibao had been completed on July 1, 2018. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations and the balance sheet that the Company would have recognized had the Company completed the transaction on July 1, 2018. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

	Unaudited Condensed Pro Forma Consolidated Statement of Operations
	For the year ended June 30, 2020				For the year ended June 30, 2019
	Ufin(1)	Adjustment(2)	Adjustment(3)	Pro Forma	Ufin(1)	Adjustment(3)	Pro Forma
Revenue	$29,263,190	$2,230,085	$(27,003,858)	$4,489,417	$20,472,662	$(19,242,878)	$1,229,784
Cost of revenue	24,886,399		(24,569,297)	317,102	17,478,899	(17,399,865)	79,034
Gross profit	4,376,791	2,230,085	(2,434,561)	4,172,315	2,993,763	(1,843,013)	1,150,750
Total operating expenses	4,735,886	2,230,085	(2,998,085)	3,967,886	2,987,765	(1,823,900)	1,163,865
Income (loss) from operations	(359,095)	—	563,524	204,429	5,998	(19,113)	(13,115)
Other income (loss), net	30,830	—	(29,641)	1,189	143,299	(143,633)	(334)
Income (loss) before income taxes	(328,265)	—	533,883	205,618	149,297	(162,746)	(13,449)
Income tax benefit (expense)	(459,980)	—	163,667	(296,313)	(210,485)	210,485	—
Net (loss) income	$(788,245)	$—	$697,550	$(90,695)	$(61,188)	$47,739	$(13,449)

Notes to Unaudited Condensed Pro Forma Consolidated Statement of Operations

____________

(1)      Represents the Company’s Consolidated Statement of Operations as reported.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — SUBSEQUENT EVENTS (cont.)

(2)      Adds back intercompany revenues and expenses that was eliminated between Beijing Jiayibao and subsidiary and continuing operating entities.

(3)      Represents the historical results directly attributable to Beijing Jiayibao and subsidiary.

	Unaudited Condensed Pro Forma Consolidated Balance Sheets
	As of June 30, 2020				As of June 30, 2019
	Ufin(4)	Adjustments(5)	Adjustments(6)	Pro Forma	Ufin(4)	Adjustments(5)	Adjustments(6)	Pro Forma
ASSETS
Cash and cash equivalents	$604,450	$—	$(340,825)	$263,625	$1,115,932	$—	$(304,101)	$811,831
Restricted cash	719,429	—	(719,429)	—	740,399	—	(740,399)	—
Accounts receivable, net	4,198,283	—	(1,736,526)	2,461,757	2,167,694	—	(1,962,429)	205,265
Other receivables, net	968,156	—	(273,192)	694,964	589,644	—	(234,611)	355,033
Other receivable – related parties	245,580	241,030	(486,610)	—	1,029,385	211,094	(1,240,479)	—
Prepayments, net	2,090,249	—	(1,987,812)	102,437	1,683,902	—	(1,669,530)	14,372
Loan receivables, net	245,085	—	(213,183)	31,902	740,616		(330,912)	409,704
Total current assets	9,071,232	241,030	(5,757,577)	3,554,685	8,067,572	211,094	(6,482,461)	1,796,205
Property and equipment, net	89,779	—	(80,524)	9,255	62,948	—	(62,631)	317
Intangible assets, net	1,397,296	—	(168,672)	1,228,624	155,489	—	(119,557)	35,932
Other non-current assets	54,286	—	(54,286)	—	64,929	—	(64,929)	—
Intercompany balances	—	1,342,057	(1,342,057)	—	—	931,530	(931,530)	—
Total assets	$10,612,593	$1,583,087	$(7,403,116)	$4,792,564	$8,350,938	1,142,624	$(7,661,108)	$1,832,454

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$3,827,128	$—	$(1,813,258)	$2,013,870	$1,916,661	—	$(1,916,596)	$65
Loan payable	3,099,178	—	(3,099,178)	—	3,431,464	—	(2,913,329)	518,135
Other payables and accrued liabilities	1,748,860	—	(631,638)	1,117,222	910,421	—	(545,295)	365,126
Other payables – related parties	247	241,030	—	241,277	2,241	211,094	(1,288)	212,047
Deferred revenue	178,690	—	(178,690)	—	200,023	—	(200,023)	—
Taxes payable	675,299	—	(310,118)	365,181	215,692	—	(207,623)	8,069
Total current liabilities	9,529,402	241,030	(6,032,882)	3,737,550	6,676,502	211,094	(5,784,154)	1,103,442

Long term loan	240,619	—	(240,619)	—	—	—	—	—
Intercompany balances	—	1,342,057	—	1,342,057	—	931,530	—	931,530
Total liabilities	9,770,021	1,583,087	(6,273,501)	5,079,607	6,676,502	1,142,624	(5,784,154)	2,034,972

SHAREHOLDERS’ EQUITY (DEFICIT)
Ordinary shares,$1.0 par value, 50,000 shares authorized,	1	—	—	1	1	—	—	1
Additional paid-in capital	1,491,310	—	(1,491,310)	—	1,491,310	—	(1,491,310)	—
Statutory reserve	133,302	—	(45,537)	87,765	45,537	—	(45,537)	—
Retained earnings (deficit)	(727,077)	—	335,460	(391,617)	148,933	—	(362,090)	(213,157)
Accumulated other comprehensive income (loss)	(54,964)	—	71,772	16,808	(11,345)	—	21,983	10,638
Total shareholders’ equity	842,572	—	(1,129,615)	(287,043)	1,674,436	—	(1,876,954)	(202,518)
Total Liabilities and Shareholders’ Equity (Deficit)	$10,612,593	$1,583,087	$(7,403,116)	$4,792,564	$8,350,938	1,142,624	$(7,661,108)	$1,832,454

Notes to Unaudited Condensed Pro Forma Consolidated Balance Sheets

____________

(4)      Represents the Company’s Consolidated Balance Sheet as reported.

(5)      Adds back other receivable, other receivable — related parties, other payable and other payables — related parties that was eliminated between Beijing Jiayibao and subsidiary and continuing operating entities.

(6)      Represents the historical results directly attributable to Beijing Jiayibao and subsidiary.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — SUBSEQUENT EVENTS (cont.)

On September 21, 2020, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”), Ufin Tek Limited, a British Virgin Islands company (“Pubco”), Ufin Mergerco Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Sherman Xiaoma Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands limited liability company and the sole holder of the Company’s outstanding capital shares (the “Seller”). The Business Combination Agreement was subsequently amended and restated on November 9, 2020 (the “Amended and Restated Business Combination Agreement”) which superseded the original Business Combination Agreement.

Pursuant to the Amended and Restated Business Combination Agreement, at the closing of the transactions contemplated by the Amended and Restated Business Combination Agreement (the “Closing”), (a) Merger Sub will merge with and into East Stone, with East Stone continuing as the surviving entity, and with holders of East Stone securities receiving substantially equivalent number of ordinary shares in the form of American Depository Shares of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of the Company) from the Seller in exchange for ordinary shares of Pubco, with the Company becoming a wholly-owned subsidiary of Pubco.

The total consideration to be paid by Pubco to the Seller for its shares of the Company shall be a combination of Pubco ordinary shares and Pubco warrants equal to up to Four Hundred Fifty Million Dollars ($450,000,000) consisting of (a) a number of Pubco ordinary shares equal in value to: (i) $300,000,000, plus (or minus, if negative) the Company’s net working capital, and reduce by (ii) the aggregate amount of any outstanding indebtedness of the Company (in excess of RMB10,000,000), (b) 6,000,000 Pubco warrants, and (c) up to 15,000,000 Pubco ordinary shares if certain conditions are met (the “Earnout Shares”). At the Closing, Seller will allocate its shares among certain designated recipients of the shares (the “Designated Share Recipients”).

In the event that the Pubco revenue for the fiscal year ending June 30, 2022 as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of the Amended and Restated Business Combination Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited.

In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Amended and Restated Business Combination Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares (the “Second Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited.

The Amended and Restated Business Combination Agreement may be terminated at any time prior the Closing by either East Stone or the Company if the Closing has not occurred on or prior to February 15, 2021 (the “Outside Date”); provided that if East Stone, at its election, either makes a three month automatic extension (the “Automatic Extension”) or receives shareholder approval for a charter amendment to extend the term it has to consummate a business combination (“Charter Extension”), East Stone can extend the Outside Date by three months in the case of the Automatic Extension or in the case of a Charter Extension the shorter of three months and the period ending on the last day for East Stone to consummate a business combination.

UFIN HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — SUBSEQUENT EVENTS (cont.)

The Amended and Restated Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of East Stone and the Company; (ii) by either East Stone or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by the Company for East Stone’s uncured breach of the Amended and Restated Business Combination Agreement, such that the related Closing condition would not be met; (iv) by East Stone for the uncured breach of the Amended and Restated Business Combination Agreement by the Company, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (v) by East Stone if there has been a Material Adverse Effect with respect to the Company since the date of the Amended and Restated Business Combination Agreement which is uncured and continuing; (vi) by either East Stone or the Company if East Stone holds its shareholder meeting to approve the Amended and Restated Business Combination Agreement and the Transactions and such approval is not obtained; and (vii) by the Company, in the event that, after taking into consideration the Redemption, the trust account proceeds and the gross proceeds of a private placement, the amount of cash available to East Stone is less than Thirty Million Dollars ($30,000,000).

In the event the Amended and Restated Business Combination Agreement is terminated by East Stone as a result of a material breach by the Company, Pubco, Merger Sub or the Seller, the Company will pay East Stone a termination fee of $2,500,000 plus expenses, provided that the aggregate amount of the termination fee shall not exceed $3,000,000.

Simultaneously with the Closing, Seller and the executive officers of the Company will enter in a lock-up agreement providing for a lock-up period commencing on the date of the Closing and ending on the earlier of (x) fifteen months from the Closing, (y) the date Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party and (z) the date on which the closing sale price of the Pubco ordinary shares equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period. In addition, certain Designated Share Recipients will enter into an identical lock-up agreement except that the lock-up period will end on the earlier of six months and a Subsequent Transaction.

Simultaneously with the Closing, Seller and certain Designated Share Recipients will enter into non-competition and non-solicitation agreements (the “Non-Competition Agreement”), pursuant to which they shall agree not to compete with Pubco, East Stone, the Company and their respective subsidiaries on terms to be mutually agreed. The Non-Competition Agreement also contains customary non-solicit, non-disparagement and confidentiality provisions.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of
Ufin Tek Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Ufin Tek Limited (the “Company”) as of November 6, 2020, and the related consolidated statements of operations, changes in shareholder’s deficit and cash flows for the period from October 28, 2020 (inception) through November 6, 2020, and the related notes (collectively referred to as the “consolidated financial statement”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 6, 2020, and the results of its operations and its cash flows for the period from October 28, 2020 (inception) through November 6, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s ability to execute its business plan is dependent upon its completion of the proposed business combination described in Note 1. The Company has a working capital deficiency as of November 6, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

November 10, 2020

UFIN TEK LIMITED

CONSOLIDATED BALANCE SHEET

November 6, 2020
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liability – Accrued Expenses	$4,335

Shareholder’s Deficit:
Ordinary Shares, no par value, unlimited ordinary shares authorized	1
Ordinary Share Subscription Receivable	(1)
Accumulated Deficit	(4,335)
Total Shareholder’s Deficit	(4,335)
TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these consolidated financial statements.

UFIN TEK LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from October 28, 2020 (inception) through November 6, 2020
Formation expenses	$4,335
Net loss	$(4,335)

Basic and diluted weighted average ordinary shares outstanding	1

Basic and diluted net loss per ordinary share	$(4,335)

The accompanying notes are an integral part of these consolidated financial statements.

UFIN TEK LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

For the period from October 28, 2020 (inception) through November 6, 2020

	Ordinary Shares		Subscription Receivable	Accumulated Deficit	Shareholder’s Deficit
	Shares	Amount
Balance as of October 28, 2020 (inception)		$—	$—	$—	$—
Ordinary share issued	1	1	(1)	—	—
Net loss for the period	—	—	—	(4,335)	(4,335)
Balance as of November 6, 2020	1	$1	$(1)	$(4,335)	$(4,335)

The accompanying notes are an integral part of these consolidated financial statements.

UFIN TEK LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from October 28, 2020 (inception) through November 6, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,335)
Changes in operating assets and liabilities:
Accrued expenses	4,335
Net cash used in operating activities	—

NET CHANGE IN CASH	$—
Cash, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these consolidated financial statements.

UFIN TEK LIMITED

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Ufin Tek Limited (the “Company”) is a British Virgin Islands business company incorporated on October 28, 2020 (date of inception). The Company has a 100% shareholding in Ufin Mergerco Limited (the “Subsidiary”), a British Virgin Islands business company. The Company and the subsidiary are together referred to as the “Group”.

On September 21, 2020, the Group entered into a business combination agreement (the “Business Combination Agreement”) with East Stone Acquisition Corporation, a blank check company incorporated in the British Virgin Islands (“East Stone”), Ufin Holdings Limited, a Cayman Islands exempted company (“Ufin”), Sherman Xiaoma Lu, an individual, in the capacity as the Purchaser Representative thereunder, Yingkui Liu, in the capacity as the Seller Representative thereunder, and Ufin Investment Limited, a British Virgin Islands limited liability company and the sole holder of the Ufin’s outstanding capital shares (the “Seller”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the business combination agreement, East Stone will merge with theSubsidiary, with East Stone continuing as the surviving entity and with holders of East Stone securities receiving securities of the Company. East Stone will become a wholly-owned subsidiary of the Company. The Company will acquire all of the issued and outstanding ordinary shares of Ufin from the Seller in exchange for ordinary shares of the Company, with Ufin becoming a wholly-owned subsidiary of the Company.

The registered office of the Company is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

The Company has selected June 30 as its fiscal year end.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s ability to execute its business plan is dependent upon its completion of the proposed business combination described above. The Company has a working capital deficiency as of November 6, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (the “SEC”).

Functional and reporting currency

The consolidated financial statements have been presented in US Dollars (“USD”) which is the presentation currency of the Group and the functional currency of the Company.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary since their formation. All material intercompany balances and transactions have been eliminated.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies

UFIN TEK LIMITED

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 6, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding for the period, excluding ordinary shares subject to forfeiture.

At November 6, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings (loss) of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period.

UFIN TEK LIMITED

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the period from October 28, 2020 (inception) through November 6, 2020
Numerator:
Net loss	$(4,335)
Denominator:
Denominator for basic earnings per share – Weighted average common stock issued and outstanding during the period	1
Denominator for diluted earnings per share	1
Basic and diluted loss per share	$(4,335)

Subsequent events

In preparing the accompanying consolidated financial statements, the Company considered disclosures of events occurring after November 6, 2020, until the issuance of the consolidated financial statements. Based on this review, the Company determined that there have been no events that have occurred that would require disclosures in the consolidated financial statements, except for the following:

The Business Combination Agreement was subsequently amended and restated on November 9, 2020 (the “Amended and Restated Business Combination Agreement”) which superseded the original Business Combination Agreement.

Pursuant to the Amended and Restated Business Combination Agreement, at the closing of the transactions contemplated by the Amended and Restated Business Combination Agreement, (a) the Subsidiary will merge with and into East Stone, with East Stone continuing as the surviving entity, and with holders of East Stone securities receiving substantially equivalent number of ordinary shares in the form of American Depository Shares of the Company, and (b) the Company will acquire all of the issued and outstanding ordinary shares of Ufin from the Seller in exchange for ordinary shares of the Company, with Ufin becoming a wholly-owned subsidiary of the Company.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. SHARE CAPITAL

The Company is authorized to issue an unlimited number of shares of no par value divided into six classes. On October 30, 2020, the Company issued one ordinary share to its founder at a total aggregate subscription price of US$1.00. As of November 6, 2020, the Company had not yet received payment for the share. Accordingly, at November 6, 2020, the $1.00 payment due to the Company is recorded as share subscription receivable in the shareholder’s equity section of the accompanying consolidated balance sheet.

Annex A

Execution Version

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

EAST STONE ACQUISITION CORPORATION,

as Purchaser,

SHERMAN XIAOMA LU,

in the capacity as the Purchaser Representative,

UFIN TEK LIMITED

as Pubco

UFIN MERGERCO LIMITED

as Merger Sub

UFIN HOLDINGS LIMITED
as the Company,

UFIN INVESTMENT LIMITED
as the Seller,

LIU YINGKUI
in the capacity as the Seller Representative

Dated as of November 9, 2020

Annex A Page no
ARTICLE I MERGER		A-2
1.1	Merger.	A-2
1.2	Effective Time.	A-2
1.3	Effect of the Merger.	A-2
1.4	Organizational Documents of Surviving Company.	A-2
1.5	Directors and Officers of the Surviving Corporation.	A-2
1.6	Effect of Merger on Issued Securities of Purchaser.	A-3
1.7	Effect of Merger on Merger Sub and Pubco Capital Shares.	A-4
1.8	Surrender of Purchaser Certificates.	A-4
1.9	Lost, Stolen or Destroyed Purchaser Certificates.	A-4
1.10	Tax Consequences.	A-4
1.11	Taking of Necessary Action; Further Action.	A-4
1.12	Distribution of ADS.	A-5

ARTICLE II SHARE EXCHANGE		A-5
2.1	Exchange of Company Ordinary Shares.	A-5
2.2	Exchange Consideration.	A-5
2.3	Base Exchange Share Consideration Adjustment.	A-6
2.4	Escrow.	A-6
2.5	Earnout.	A-8
2.6	Surrender of Purchased Shares and Disbursement of Consideration	A-9
2.7	Company Shareholder Consent.	A-9
2.8	Termination of Certain Agreements.	A-9

ARTICLE III CLOSING		A-9
3.1	Closing.	A-9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-10
4.1	Organization and Standing.	A-10
4.2	Authorization; Binding Agreement.	A-10
4.3	Governmental Approvals.	A-10
4.4	Non-Contravention.	A-10
4.5	Capitalization.	A-11
4.6	SEC Filings; Purchaser Financials; Internal Controls.	A-11
4.7	Absence of Certain Changes.	A-13
4.8	Compliance with Laws.	A-13
4.9	Actions; Orders; Permits.	A-13
4.10	Taxes and Returns.	A-13
4.11	Employees and Employee Benefit Plans.	A-13
4.12	Properties.	A-13
4.13	Material Contracts.	A-14
4.14	Transactions with Affiliates.	A-14
4.15	Investment Company Act; JOBS Act.	A-14
4.16	Finders and Brokers.	A-14
4.17	Certain Business Practices.	A-14
4.18	Insurance.	A-15
4.19	Information Supplied.	A-15
4.20	Independent Investigation.	A-15
4.21	Trust Account.	A-15

Annex A-i

Annex A Page no
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO		A-16
5.1	Organization and Standing.	A-16
5.2	Authorization; Binding Agreement.	A-16
5.3	Governmental Approvals.	A-16
5.4	Non-Contravention.	A-17
5.5	Capitalization.	A-17
5.6	Ownership of Exchange Shares.	A-17
5.7	Pubco and Merger Sub Activities.	A-17
5.8	Finders and Brokers.	A-17
5.9	Investment Company Act.	A-17
5.10	Information Supplied.	A-17
5.11	Independent Investigation.	A-18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18
6.1	Organization and Standing.	A-18
6.2	Authorization; Binding Agreement.	A-18
6.3	Capitalization.	A-19
6.4	Subsidiaries.	A-19
6.5	Governmental Approvals.	A-20
6.6	Non-Contravention.	A-20
6.7	Financial Statements.	A-20
6.8	Absence of Certain Changes.	A-21
6.9	Compliance with Laws.	A-21
6.10	Company Permits.	A-21
6.11	Litigation.	A-22
6.12	Material Contracts.	A-22
6.13	Intellectual Property.	A-23
6.14	Taxes and Returns. Except as set forth on Schedule 6.14:	A-24
6.15	Real Property.	A-25
6.16	Personal Property.	A-26
6.17	Title to and Sufficiency of Assets.	A-26
6.18	Employee Matters.	A-26
6.19	Benefit Plans.	A-27
6.20	Environmental Matters. Except as set forth in Schedule 6.20:	A-28
6.21	Transactions with Related Persons.	A-28
6.22	Insurance.	A-29
6.23	Top Customers and Suppliers.	A-29
6.24	Certain Business Practices.	A-29
6.25	Investment Company Act.	A-30
6.26	Finders and Brokers.	A-30
6.27	Information Supplied.	A-30
6.28	Independent Investigation.	A-30

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE SELLER		A-31
7.1	Organization and Standing.	A-31
7.2	Authorization; Binding Agreement.	A-31
7.3	Ownership.	A-31
7.4	Governmental Approvals.	A-31
7.5	Non-Contravention.	A-31
7.6	No Litigation.	A-31

Annex A-ii

Annex A Page no
7.7	Investment Representations.	A-32
7.8	Finders and Brokers.	A-32
7.9	Information Supplied.	A-32
7.10	Independent Investigation.	A-33

ARTICLE VIII CONVENANTS		A-33
8.1	Access and Information.	A-33
8.2	Conduct of Business of the Company, Pubco or Merger Sub and the Seller.	A-34
8.3	Conduct of Business of Purchaser.	A-36
8.4	Annual and Interim Financial Statements.	A-37
8.5	Purchaser Public Filings.	A-38
8.6	No Solicitation.	A-38
8.7	No Trading.	A-38
8.8	Notification of Certain Matters.	A-39
8.9	Efforts.	A-39
8.10	Further Assurances.	A-40
8.11	The Registration Statement.	A-40
8.12	Public Announcements.	A-42
8.13	Confidential Information.	A-42
8.14	Post-Closing Board of Directors and Executive Officers.	A-43
8.15	Indemnification of Directors and Officers; Tail Insurance.	A-44
8.16	Trust Account Proceeds.	A-44
8.17	PIPE Investment.	A-44
8.18	Closing Cash.	A-44
8.19	Establishment of ADR.	A-45

ARTICLE IX SURVIVAL AND INDEMNIFICATION		A-45
9.1	Survival.	A-45
9.2	Indemnification.	A-45
9.3	Limitations and General Indemnification Provisions.	A-46
9.4	Indemnification Procedures.	A-46
9.5	Indemnification Payments.	A-48
9.6	Exclusive Remedy.	A-48

ARTICLE X CLOSING CONDITIONS		A-48
10.1	Conditions to Each Party’s Obligations.	A-48
10.2	Conditions to Obligations of the Company, Pubco, Merger Sub and the Seller.	A-49
10.3	Conditions to Obligations of Purchaser.	A-50
10.4	Frustration of Conditions.	A-51

ARTICLE XI TERMINATION AND EXPENSES		A-52
11.1	Termination.	A-52
11.2	Effect of Termination.	A-53
11.3	Fees and Expenses.	A-53
11.4	Termination Fee.	A-53

ARTICLE XII WAIVERS AND RELEASES		A-54
12.1	Waiver of Claims Against Trust.	A-54
12.2	Release and Covenant Not to Sue.	A-55

Annex A-iii

Annex A Page no
ARTICLE XIII MISCELLANEOUS		A-55
13.1	Notices.	A-55
13.2	Binding Effect; Assignment.	A-56
13.3	Third Parties.	A-56
13.4	Governing Law; Jurisdiction.	A-56
13.5	WAIVER OF JURY TRIAL.	A-57
13.6	Specific Performance.	A-57
13.7	Severability.	A-57
13.8	Amendment.	A-57
13.9	Waiver.	A-57
13.10	Entire Agreement.	A-58
13.11	Interpretation.	A-58
13.12	Counterparts.	A-58
13.13	No Recourse.	A-59
13.14	Seller Representative.	A-59
13.15	Purchaser Representative.	A-60
13.16	Legal Representation.	A-61

ARTICLE XIV DEFINITIONS		A-61
14.1	Certain Definitions.	A-61
14.2	Section References.	A-69

INDEX OF ANNEXES AND EXHIBITS

Annex Description
Annex I Allocation of Base Exchange Shares and Warrants
Annex II Allocation of Earnout Shares

Annex A-iv

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”) is made and entered into as of November 9, 2020 by and among: (i) East Stone Acquisition Corporation, a British Virgin Islands business company (the “Purchaser”), (ii) Sherman Xiaoma Lu, a citizen of China, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) Ufin Tek Limited, a British Virgin Islands company, (“Pubco”), (iv) Ufin Mergerco Limited, a British Virgin Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Ufin Holdings Limited, a Cayman Islands limited liability company (the “Company”), (vi) Ufin Investment Limited, a British Virgin Islands with limited liability company (the “Seller”), and (vii) Yingkui Liu, a Chinese citizen who is a controlling shareholder of the Seller, in the capacity as the representative for the Seller in accordance with the terms and conditions of this Agreement (the “Seller Representative”). Purchaser, the Purchaser Representative, Pubco, Merger Sub, the Company, the Seller and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of providing technical and financial services in China to small office and home office operating in life insurance and property insurance sales, and small businesses in digital sales of on-line education, and to individual in personal lending;

WHEREAS, Pubco is a newly incorporated British Virgin Islands company that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Merger Sub is a newly incorporated British Virgin Islands company that is wholly-owned by Pubco.

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (1) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding capital shares of the Company from the Seller in exchange for ordinary shares of Pubco (the “Share Exchange” and , together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable laws;

WHEREAS, on September 21, 2020, the Purchaser, the Purchaser Representative, the Company, the Seller and the Seller Representatives entered into that certain Business Combination Agreement, dated as of September 21, 2020 (the “Original Business Combination Agreement”), and Pubco and the Merger Sub joined as Parties to this Agreement in lieu of execution of joinder agreements to the Original Business Combination Agreement, and the Parties now desire to amend and restate the Original Business Combination Agreement to provide that each applicable securityholder of Purchaser immediately prior to the Effective Time shall receive the equivalent number of American Depositary Shares (each an “ADS”) in lieu of Pubco Ordinary Shares in the Merger (if the ADS Conditions (as defined hereinafter) have been satisfied for such securityholder of Purchaser);

WHEREAS, the Company is a holding company for (i) Ufin Hong Kong Limited, a business company incorporated in Hong Kong, the Special Administrative Region of China, which is a holding company for Nanjing Ufin Shuke Technology Group Limited (南京优飞数科科技集团有限公司), a Wholly Foreign-Owned Enterprise registered in Nanjing, PRC in accordance with the Laws of the PRC, which in turn owns 100% of the issued and outstanding equity interests in (a) Beijing Ufin Credit Technology Limited (北京优飞金信数字科技有限公司), a registered company in Beijing, China, (b) Nanjing Ufin Insurance Technology Limited (南京优飞保科信息技术有限公司), a registered company in Nanjing, China and (c) Nanjing Ufin Data Technology Limited ( 南京优数信息技术有限公司), a registered company in Nanjing, PRC;

WHEREAS, simultaneously with the closing of the Transactions, Seller and certain parties designated by Seller to receive Exchange Shares (defined as below) (each a “Designated Share Recipient”) shall each enter into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, in a form to be mutually agreed between Seller and Pubco

Annex A-1

(each, a “Lock-Up Agreement”), and (b) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, Purchaser and the Company, in a form to be mutually agreed between Seller and Pubco (each, a “Non-Competition Agreement”);

WHEREAS, the boards of directors of Purchaser and the Company have each, and the boards of Pubco and Merger Sub shall, following their respective formation and prior to execution of a joinder to this Agreement, (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree to amend and restate the Original Business Combination Agreement as follows:

ARTICLE I
MERGER

1.1      Merger. At the Effective Time, immediately following the consummation of the Share Exchange, and subject to and upon the terms and conditions of this Agreement and the plan of merger and the articles of merger to be prepared by the Parties (the “Plan of Merger” and the “Articles of Merger” respectively), and in accordance with the applicable provisions of the BVI Act, Purchaser, as a constituent party for the purpose of the BVI Act, and Merger Sub, as a constituent party for the purpose of the BVI Act, shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser with Purchaser being the surviving entity for the purpose of the BVI Act, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Corporation).

1.2      Effective Time. Purchaser and Merger Sub shall cause the Merger to be consummated by filing the Articles of Merger and any other documents required to be filed pursuant to the BVI Act and such other documents as required by the BVI Act with the Registry of Companies of the British Virgin Islands. The Merger shall become effective at the time of the Closing Date when the Plan of Merger is registered by the Registry of Companies of the British Virgin Islands (the “Effective Time”).

1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4      Organizational Documents of Surviving Company. At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association (the “Surviving Company Charter”) which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

1.5      Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers of Pubco, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

Annex A-2

1.6      Effect of Merger on Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub:

(a)       Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Warrant and one Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b)       Purchaser Ordinary Share. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(f) below) shall be converted automatically into the right to receive one Pubco Ordinary Share, to be received in the form of an ADS if the ADS Conditions have been satisfied as to such securityholder, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for the same number of Pubco Ordinary Shares, to be received in the form of ADSs if the ADS Conditions have been satisfied as to such securityholder, upon the surrender of such certificate in accordance with this Section 1.6(b) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Share (other than those described in Section 1.6(f) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares, to be received in the form of ADSs if the ADS Conditions have been satisfied as to such securityholder, in accordance with this Section 1.6(b).

(c)       Purchaser Preferred Stock. At the Effective Time, every issued and outstanding Purchaser Preferred Share (other than those described in Section 1.6(f) below), if any, shall be converted automatically into one Pubco Preferred Share, following which, all shares of Purchaser Preferred Share shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Preferred Share shall be exchanged for a certificate representing the same number of Pubco Preferred Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Preferred Shares (other those described in Section 1.6(f) below) shall thereafter represent only the right to receive the same number of Pubco Preferred Shares.

(d)       Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares, which may, at the election of the holder of the Pubco Public Warrant, be delivered in the form of ADSs if the ADS Conditions have been satisfied as to such warrantholder. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(e)       Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above (which shall be delivered in the form of ADSs if the ADS Conditions have been satisfied as to such securityholder). At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by

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Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein (which shall be delivered in the form of ADSs if the ADS Conditions have been satisfied as to such securityholder).

(f)       Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)       Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)       No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7      Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser, Pubco or Merger Sub: (a) all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8      Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9      Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10    Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as an exchange described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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1.12    Distribution of ADS.

(a)       Prior to the Effective Time, Pubco will designate a U.S. bank or trust company reasonably acceptable to Purchaser to act as agent of Pubco for the purposes of distributing the Pubco Ordinary Shares (in the form of ADSs if the ADS Conditions have been satisfied) (the “Agent”). At or substantially concurrently with the Effective Time, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank for the benefit of the ADS Recipients a number of Pubco Ordinary Shares equal to the aggregate number of ADSs to be issued to the holders of Purchaser Ordinary Shares and Purchaser Rights pursuant to this ARTICLE I, if the ADS Conditions have been satisfied as to such holders (the “ADS Recipients”), and (ii) deposit or cause to be deposited with the Agent, for the benefit of the ADS Recipients, for exchange in accordance with this ARTICLE I, such aggregate number of ADSs, and the Depositary Bank shall be authorized to issue the ADSs representing such Pubco Ordinary Shares in accordance with this Agreement. Prior to the Closing, Pubco shall enter into an agreement with the Agent, in form and substance reasonably satisfactory to Pubco and the Purchaser, to effect the applicable terms of this Agreement (the “Agent Agreement”).

(b)       Immediately after the Effective Time, the Agent shall (if the ADS Conditions have been satisfied) distribute the ADSs to the ADS Recipients. After the Effective Time, upon any exercise of Pubco Warrants by the holders thereof (the “Exercising Warrantholders”), Pubco will promptly allot and issue, or cause to be allotted and issued, to the Depositary Bank a number of Pubco Ordinary Shares underlying such exercised Pubco Warrant, at which time the Agent shall distribute to the holder of such exercised Pubco Warrant, the number of Pubco Ordinary Shares underlying such exercised Pubco Warrant (which Pubco Ordinary Shares shall, at the election of the exercising holder of the Pubco Warrant, be delivered in the form of ADSs if the ADS Conditions have been satisfied). The ADSs shall be accepted into The Depository Trust Company, and each ADS Recipient and each Exercising Warrantholder shall be entitled to receive a book-entry authorization representing the number of ADSs that such holder has the right to receive pursuant to this ARTICLE I, unless a physical ADR is required by applicable Law, in which case the Agent shall send such physical ADR to such Person promptly in accordance with the Agent Agreement. The Agent shall not be entitled to vote or exercise any rights of ownership with respect to ADSs held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of ADS holders entitled thereto.

ARTICLE II
SHARE EXCHANGE

2.1      Exchange of Company Ordinary Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Seller, all of the issued and outstanding shares and other equity interests in or of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, the Company will terminate any issued and outstanding Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2      Exchange Consideration.

(a)       Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Seller, a combination of Pubco Ordinary Shares and Pubco Warrants (the “Exchange Consideration”) equal to up to Four Hundred Fifty Million Dollars ($450,000,000) consisting of (i) an aggregate number of Pubco Ordinary Shares (the “Base Exchange Shares”) with an aggregate value equal to, without duplication, (A) base consideration of Three Hundred Million Dollars ($300,000,000), (B) plus (or minus if negative) the Net Working Capital, and minus the Closing Debt, with each Pubco Ordinary Share valued at $10.00 per share (the “Per Share Price”), subject to adjustment in accordance with Section 2.3, (ii) Six Million Pubco Warrants (the “Exchange Warrants”), and (iii) if earned in accordance with Section 1.1(b), up to Fifteen Million Pubco Ordinary Shares, with each Pubco Ordinary Share valued at the Per Share Price (the “Earnout Shares”, and together with the Base Exchange Share, the “Exchange Shares”).

(b)       The Parties acknowledge and agree that (i) at the Closing, Seller shall provide written instructions to Pubco and its transfer agent to issue and deliver the Base Exchange Shares (less the Escrow Shares) and the Exchange Warrants, otherwise issuable and deliverable to solely to Seller to the Designated Share Recipients in accordance with the percentage set forth opposite the name of each such Designated Share Recipient in Annex I

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and (ii) if a Revenue Target is met in accordance with Section 1.1(b), the Seller Representative shall provide written instructions to the Escrow agent to deliver the applicable number of Earnout Exchange Shares to the Designated Share Recipients in accordance with the percentage set forth opposite the name of each such Designated Share Recipients in Annex II.

2.3      Base Exchange Share Consideration Adjustment. No later than ten (10) Business Days after the financial closing of every fiscal quarter after the date of this Agreement (the “Quarter Closing”), but prior to the effectiveness of the Registration Statement, the Company shall deliver to the Purchaser a statement certified by the Company’s executive officer (the “Estimated Closing Statement”) setting forth (a) a consolidated balance sheet of the Target Companies as of the Quarter Closing, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Debt, and Net Working Capital, in each case, as of the Quarter Closing, along with reasonably detailed calculations, and (c) the resulting estimated number of Base Exchange Shares to be issued by the Purchaser at the Closing using the formula in Section 2.2 based on such estimates of Closing Debt, and Net Working Capital, which Estimated Closing Statement shall be subject to the review and the reasonable approval by the Purchaser. Upon delivering the Estimated Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement to make any appropriate adjustments to the Base Exchange Shares.

2.4      Escrow.

(a)       Indemnity Escrow

(i)          At or prior to the Closing, Pubco, Purchaser Representative, Seller, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser and the Company (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent ten percent (10%) of the Base Exchange Shares otherwise issuable to the Seller or the Designated Share Recipients at the Closing (such Base Exchange Shares, including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, as long as they remain in the Indemnity Escrow Account, the “Indemnity Escrow Shares”) to be held along with any other dividends, distributions and other earnings thereon (the “Indemnity Escrow Property”), to be held by the Escrow Agent in a segregated escrow account (“Indemnity Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement, served as a source of security for the Seller’s indemnification obligations under ARTICLE IX;

(ii)         Within three (3) Business Days after July 1, 2022 (the “Expiration Date”), the Purchaser Representative and Seller Representative shall give joint written instruction to the Escrow Agent directing the release the Indemnity Escrow Property to the Designated Share Recipients; and the Indemnity Escrow Property shall no longer be subject to any indemnification claim to the extent such claim is made after the Expiration Date, provided, however, with respect to any indemnification claims made in accordance with ARTICLE IX hereof on or prior to the Expiration Date that remain unresolved at the time and are still contested by an Indemnitee in good faith as of the end of the Expiration Date ( any such claim, a “Pending Claim”), an amount of the Indemnity Escrow Property with a value (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price as of the Expiration Date) equal to the aggregate amount of the Pending Claims set forth in the Claim Notice provided by the Purchaser Representative in accordance with Section 9.4(b) (as adjusted in accordance with Section 9.4(b)) shall remain in the Indemnity Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE IX.

(iii)        After the Expiration Date, to the extent that the value of the remaining Indemnity Escrow Property (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price) exceeds the aggregate amount of (a) resolved but unpaid claims in favor of an Indemnitee and (b) the Pending Claims set forth in the Claim Notice (as adjusted in accordance with Section 9.4(b)) submitted prior to the Expiration Date, an amount of Indemnity Escrow Property having a value (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price) equal to such excess shall be promptly (and no later than three (3) Business Days) disbursed by the Escrow Agent to the Designated Share Recipients (and Purchaser Representative and Seller Representatives shall promptly give joint written instructions to the Escrow Agent directing such release), with respect to each release of the Indemnity Escrow Property to the Designated Share Recipients. The Indemnity Escrow Property upon its release from Indemnity Escrow Account shall not be required to be distributed pro rata among all the Designated Share Recipients.

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Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Indemnity Escrow Property remaining in the Indemnity Escrow Account to the Designated Share Recipients, with instruction given by the Seller Representative setting forth the allocation of such Indemnity Escrow Property among the Designated Share Recipients. Each Designated Share Recipient shall have the right to vote such Designated Share Recipient’s relative holding shares of the Indemnity Escrow Property (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted) during the time held in the Indemnity Escrow Account.

(b)       Earnout Escrow

(i)          At the Closing, Pubco shall cause to be delivered to the Escrow Agent an aggregate of Fifteen Million (15,000,000) Exchange Shares (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the Earnout Escrow Account, the “Earnout Escrow Shares”, and together with the Indemnity Escrow Shares, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Earnout Escrow Shares, in each case, as long as they remain in the Earnout Escrow Account (together with the Earnout Escrow Shares, the “Earnout Escrow Property”), in a segregated escrow account (the “Earnout Escrow Account”) separate from the Indemnity Escrow Account, and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)         The Earnout Escrow Property shall be held in the Earnout Escrow Account and will only become vested and not subject to forfeiture and released to Designated Share Recipients, to the extent that an Earnout Target is met during the Earnout Period in accordance with Section 2.5 below. The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Earnout Escrow Account, and any disbursement from the Earnout Escrow Account to Pubco, shall be allocated among the Designated Share Recipient’s based on each such Designated Share Recipient’s allocated share of the Earnout Escrow Shares as set forth on Annex II. Unless otherwise required by Law, all distributions made from the Earnout Escrow Account shall be treated by the Parties as an adjustment to the Exchange Consideration received by the Seller pursuant to ARTICLE II hereof. Until and unless the Earnout Escrow Shares are forfeited in accordance with Section 2.5 below, each Designated Share Recipient shall be deemed to be the owner of such Designated Share Recipient’s allocated share of the Earnout Escrow Shares during the time such Earnout Escrow Shares are held in the Earnout Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Earnout Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Designated Share Recipient shall have the right to vote such Designated Share Recipient’s allocated share of the Earnout Escrow Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted) during the time held in the Earnout Escrow Account as Earnout Escrow Shares.

(iii)        The Earnout Escrow Property shall be held in the Earnout Escrow Account and will only become vested and not subject to forfeiture and released to the Designated Share Recipient, to the extent that one of the Earnout Targets is met during the Earnout Period in accordance with Section 2.5 below. At the end of the Earnout Period, if neither of the Earnout Targets for the Earnout Period is met, all of the Earnout Escrow Property will be forfeited by the Designated Share Recipients and distributed to Pubco from the Earnout Escrow Account, promptly (but in any event within ten (10) Business Days) after a final determination pursuant to Sections 2.5 that neither Earnout Target was met. In such case, the Purchaser Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release and surrender the applicable portion of the Earnout Escrow Property to Pubco. Pubco will cancel any Earnout Escrow Shares distributed to Pubco from the Earnout Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Earnout Escrow Shares. Seller by execution of this Agreement acknowledges, and shall advise each Designated Share Recipient, that the Designated Share Recipients’ right to receive the Earnout Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Earnout Period as set forth in Section 2.5 and the Escrow Agreement, and that if the requirements for the vesting and release of the Earnout Escrow Property to the Designated Share Recipients as set forth in Section 2.5 and the Escrow Agreement are not met in accordance with the terms hereof and the Escrow Agreement, the Earnout Escrow Property will not be paid or delivered to the Designated Share Recipients, and the Designated Share Recipients shall have no right to receive such Earnout Escrow Shares or such other Earnout Escrow Property.

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2.5      Earnout.

(a)         After the Closing, subject to the terms and conditions set forth herein, the Designated Share Recipients’ rights to receive some or all of the Earnout Escrow Property may vest and no longer become subject to potential forfeiture based on the performance of Pubco and its Subsidiaries, including the Company and the Target Companies, during the period commencing after the Closing and ending on the fiscal year ending June 30, 2022 (the “Earnout Period”) if the requirements as set forth in either Section 2.5(a)(i) or (ii) are met. Each Designated Share Recipient Share shall receive its share of the Earnout Escrow Shares based on the proportion of the Earnout Shares allocated to such Designated Share Recipient in Annex II.

(i)          In the event that the Revenue for the Earnout Period as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K (the “Earnout Revenue”) is equal to or greater than One Billion Four Hundred Million Renminbi (RMB 1,400,000,000) (the “First Tier Revenue Target”), but less than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000),while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Ten Million (10,000,000) Earnout Exchange Shares of the Earnout Escrow Property (the “First Tier Earnout Payment”) shall vest and shall no longer be subject to forfeiture and Five Million Earnout Exchange Shares will be forfeited. In all other cases, the First Tier Earnout Payment will be forfeited.

(ii)         In the event that the Earnout Revenue is equal to or greater than One Billion Seven Hundred Fifty Million Renminbi (RMB 1,750,000,000) (the “Second Tier Revenue Target”, and together with the First Tier Revenue Target, the “Earnout Target”), while maintaining a gross margin at or greater than Eighty-Five percent (85%), then, subject to the terms and conditions of this Agreement, the Designated Share Recipients’ rights to receive Fifteen Million (15,000,000) Earnout Exchange Shares of the Earnout Escrow Property (the “Second Tier Earnout Payment”, and together with the First Tier Earnout Payment, the “Earnout Payments”) shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Tier Earnout Payment will be forfeited.

For avoidance of doubt, the Earnout Targets are mutually exclusive. If the Second Tier Revenue Target is met, the Designated Share Recipients, shall receive and only receive the Second Tier Earnout Payment and shall not be entitled to also receive the First Tier Earnout Payment.

(b)         If, during the Earnout Period, the Designated Share Recipients are entitled to receive either the First Tier Earnout Payment or the Second Tier Earnout Payment, then such Earnout Payment will be due within three (3) Business Days after the filing of Pubco’s Form 20-F or Form 10-K with the SEC for the fiscal year ended June 30, 2022, and the Purchaser Representative on behalf of Pubco shall provide written instructions to the Escrow Agent to release to the Designated Share Recipients such Earnout Escrow Payment within three (3) Business Days thereafter. In the event the Designated Share Recipients are not entitled to receive some or all of the Earnout Payment, then the applicable Earnout Escrow Property will be forfeited by Seller within three (3) Business Days after the filing of Pubco’s Form 20-F or Form 10-K with the SEC for the fiscal year ended June 30, 2022, and the Purchaser Representative on behalf of Pubco will provide written instructions to the Escrow Agent within three (3) Business Days thereafter to release and surrender such forfeited Earnout Escrow Property to Pubco. Pubco will cancel any such Earnout Escrow Property distributed to Pubco.

(c)         Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Company and the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Company and the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the First Tier Revenue Target and Second Tier Revenue Target, the share price of Pubco Ordinary Shares and the ability of Seller to earn the Earnout Payment, and neither Seller nor any Designated Share Recipient will have any right to claim the loss of all or any portion of any Earnout Payment or other damages as a result of such decisions. Notwithstanding the forgoing, Pubco shall not, and shall cause it Subsidiaries not to, take any action, or omit to take any action that is primarily in bad faith and designed for, or has the primary purpose of, avoiding, reducing or preventing the achievement or attainment of the First Revenue Target and Second Revenue Target.

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2.6      Surrender of Purchased Shares and Disbursement of Consideration

(a)         At the Closing, Pubco shall cause the Exchange Shares (less the Escrow Shares) to be issued and delivered to the Designated Share Representatives as assignees of the Seller in exchange for Seller’s Purchased Shares in accordance with Section 2.2 and the Estimated Closing Statement.

(b)         At the Closing, the Seller will deliver to Pubco its Purchased Shares, including any certificates representing Company Ordinary Shares (“Company Certificate”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

(c)         Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.7      Company Shareholder Consent. Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which the Seller is a party or bound and all applicable Laws.

2.8      Termination of Certain Agreements. Without limiting the provisions of Section 12.2, the Company and the Seller hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Seller or among the Seller with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, the Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE III
CLOSING

3.1      Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Seller on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company, Pubco and the Seller, as of the date hereof and as of the Closing, as follows:

4.1      Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2      Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with BVI Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the BVI Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3      Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4      Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied,

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conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5      Capitalization.

(a)       Purchaser is authorized to issue an unlimited number of Purchaser Ordinary Shares, no par value per share, and unlimited number of preferred shares in classes A, B, C, D and E, no par value per share. As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of BVI, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)       Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units,, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b) there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)       All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)       Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6      SEC Filings; Purchaser Financials; Internal Controls.

(a)       Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for

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each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of, respectively, ESSCU, ESSC, ESSCR, ESSCW, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c)       The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)       Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)       Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f)       Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained

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disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)       Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.7      Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, not been subject to a Material Adverse Effect.

4.8      Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9      Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10    Taxes and Returns.

(a)       Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Purchaser is not, and never has been, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b)       Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11    Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12    Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

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4.13    Material Contracts.

(a)       Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)       With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14    Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15    Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16    Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Seller or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17    Certain Business Practices.

(a)       Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)       The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

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(c)       None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18    Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19    Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Seller or any of their respective Affiliates.

4.20    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Seller set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company and the Seller for the Registration Statement; and (b) none of the Company and the Seller or their respective Representatives have made any representation or warranty as to the Target Companies, the Seller, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21    Trust Account. As of June 30, 2020, Purchaser had an amount of assets in the Trust Account equal to approximately One Hundred Thirty-Eight Million Eight Hundred Twenty Six Thousand and Nine Hundred Seventy Three Dollars ($138,826,973). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and

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binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Seller, as of the date Pubco executes a joinder to this Agreement and as of the Closing, as follows:

5.1       Organization and Standing. Each of Pubco and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2      Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3      Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

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5.4      Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5      Capitalization. Pubco is authorized to issue unlimited ordinary shares at no par value and unlimited preferred shares in class A, B, C, D and E at no par value. As of the date hereof, (i) Pubco is authorized to issue an unlimited number of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by the Seller Representative, and (ii) Merger Sub is authorized to issue 1,000 shares of Merger Sub ordinary share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6      Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Seller shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares, the Seller shall have good and valid title to the Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the provisions of this Agreement and any Liens incurred by the Seller, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7      Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8      Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9      Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10    Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any

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amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Seller or any of their respective Affiliates.

5.11    Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Seller or Purchaser for the Registration Statement; and (b) none of the Company, the Seller, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Seller, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1      Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2      Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with

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the Company’s Organizational Documents, the Cayman Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3      Capitalization.

(a)       The Company is authorized to issue 50,000 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of one (1) Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. The Seller is the legal (registered) and beneficial owner of all of the issued and outstanding Company Ordinary Shares, with the Seller owning the Company Ordinary Shares set forth on Schedule 6.3(a), all of which Company Ordinary Shares are owned by the Seller free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)       No Target Company currently has and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)       Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since July 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4      Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which

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are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5      Governmental Approvals. Except as otherwise described on Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6      Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7      Financial Statements.

(a)       As used herein, the term “Company Financials” means the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated audited balance sheets of the Target Companies as June 30, 2020 (the “Balance Sheet Date”), and of June 30, 2019 and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

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(b)       Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)       As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth herein. Except as disclosed on Schedule 6.7(c),, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)       Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)       All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8      Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company: (a) since July 1 2020, to the date of this Agreement, has conducted its business only in the ordinary course of business consistent with past practice, (b) since July 1 2020, has not been subject to a Material Adverse Effect and (c) since July 1 2020, has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2 ) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9      Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or since the date of its formation, has been in conflict or non-compliance with, or in default or violation of, any applicable Laws, except as would not be material to the Target Companies taken as a whole, nor has any Target Company received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

6.10     Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

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6.11    Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12    Material Contracts.

(a)       Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)          contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii)      is with any Top Customer or Top Vendor;

(ix)        obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x)         is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Related Person, including all non-competition, severance and indemnification agreements;

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(xi)        obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)       relates to a material settlement of any Action entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xiii)      provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiv)      that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)       Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13    Intellectual Property.

(a)       Schedule 6.13(a)(i) sets forth: as of the date hereof all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a) (ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as currently conducted (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $20,000 per year, which are not required to be listed, although such licenses that are material to the Target Companies’ businesses as currently conducted are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company IP. Except as set forth on Schedule 6.13(a)(iii), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b)       Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material

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breach or material default thereunder. The continued use by the Target Companies of the material Intellectual Property that is the subject of the Company IP Licenses in the same or similar manner that it is currently being used is not prohibited by such Company IP Licenses in material respects. To the Knowledge of the Company, all registrations for material Copyrights, Patents and Trademarks that are owned by any Target Company are valid and in force.

(c)       To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies, except for any Action relating to applications for Intellectual Property. During the past three (3) years, no Target Company has received any written or to the Knowledge of the Company, oral notice or claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d)       All employees and independent contractors of a Target Company who develop material Intellectual Property for such Target Company have assigned to such Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors of a Target Company assigned the material Intellectual Property developed for a Target Company by such employees and independent contractors to such Target Company. Each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e)       To the Knowledge of the Company, during the past three (3) years, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of a Target Company and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(f)       The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14    Taxes and Returns. Except as set forth on Schedule 6.14:

(a)       Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid,

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collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)       Within the past three (3) years, no claim has ever been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)       No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)       There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)       Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)       No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business.

(g)       No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h)       No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(i)        No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(j)        No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15    Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real

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Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16    Personal Property. Except as set forth in Schedule 6.16, all items of Personal Property with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17    Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18    Employee Matters.

(a)       Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)       Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)       Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees (with names redacted) of the Target Companies showing for each as of such date (i) the employee’s staff identification number job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2020. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d)       Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Except as set forth on Schedule 6.18(d), each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

6.19    Benefit Plans.

(a)       Set forth on Schedule 6.19(a) is a true and complete list of each material Foreign Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.19(a), no Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)       With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)       To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

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(e)       The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)       Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20    Environmental Matters. Except as set forth in Schedule 6.20:

(a)       Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)       No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)       No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)       No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)       To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f)       To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

(g)       The Company has provided to Purchaser all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

6.21    Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any officer or director of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership

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of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.22    Insurance.

(a)       Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2017, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23    Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received by or paid to the Target Companies, as applicable, for the twelve (12) months ended on December 31, 2019, the ten (10) largest customers (with names redacted but with customer identification numbers provided in lieu thereof) of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Top Customers and Top Vendors are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company any written notice to cancel or otherwise terminate, any material relationships of such Person with a Target Company, and (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to (A) stop, decrease or limit materially, or modify materially its material relationships with a Target Company or (B) stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past twelve (12) months been engaged in any material dispute with any Top Vendor or Top Customer.

6.24    Certain Business Practices.

(a)       Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b)       Since its formation the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)       No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25    Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26    Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Seller, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27    Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

6.28    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) none of Purchaser or their respective Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Purchaser and Company, as of the date hereof and as of the Closing, as follows:

7.1      Organization and Standing. The Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2      Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3      Ownership. The Seller owns good, valid and marketable title to all of the Purchased Shares free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements, to which the Seller is a party or by which the Seller is bound, with respect to the voting or transfer of any of the Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4       Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Seller is required to be obtained or made in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of Seller to consummate the Transactions.

7.5      Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) if the Seller is an entity, conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or the Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.6      No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

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7.7      Investment Representations. The Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Seller’s Lock-Up Agreement; (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that unless otherwise agreed Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. The Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of the Seller’s business or financial experience, or by reason of the business or financial experience of the Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to the Seller or the Seller’s Representatives pertaining to an investment in Pubco and has consulted, as the Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Seller. The Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of the Seller. The Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. The Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that the Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8      Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

7.9      Information Supplied. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

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7.10    Independent Investigation. The Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Seller pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) none of Purchaser, or their respective Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Seller pursuant hereto.

ARTICLE VIII
CONVENANTS

8.1      Access and Information.

(a)       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or Merger Sub. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)       During the Interim Period, subject to Section 8.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco or Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company. Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its

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Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2      Conduct of Business of the Company, Pubco or Merger Sub and the Seller.

(a)       Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.2, or as required by applicable Law, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)       Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v)         increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for a material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii)       transfer or license to any Person other than the license of Intellectual Property in the ordinary course of business, or otherwise permit to lapse or fail to preserve any material Company Registered IP or other Company IP, or disclose any material Trade Secrets included in Company IP to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(viii)      terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         establish any Subsidiary or enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xiii)      waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case, except for transactions in the ordinary course of business;

(xvi)      make any capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan;

(xix)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business;

(xx)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xxi)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)     accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

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(xxiii)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)    authorize or agree to do any of the foregoing actions.

(c)       Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) the Seller shall not sell, transfer or dispose of any Company Securities owned by the Seller.

8.3      Conduct of Business of Purchaser.

(a)       Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by Purchaser with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)       Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment in accordance with Section 8.17, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v)         make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vi)        amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vii)       terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)      fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)        establish any Subsidiary or enter into any new line of business;

(x)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Purchaser’s outside auditors;

(xii)       waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)      make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $200,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)       authorize or agree to do any of the foregoing actions.

8.4      Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month completed after the date hereof and within forty-five (45) calendar days following the end of each three-month quarterly period completed after the date hereof, the Company shall deliver to Purchaser an unaudited monthly management account or an unaudited quarterly consolidated income statement and consolidated balance sheet, as applicable, of the Target Companies for the applicable calendar month or quarterly period, as applicable. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

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8.5      Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares in the form of ADSs and the Pubco Public Warrants.

8.6      No Solicitation.

(a)       For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco or Merger Sub, the Seller and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b)       During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to the Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)       Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Seller) of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7      No Trading. The Company, Pubco, Merger Sub and the Seller each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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8.8      Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Seller): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9      Efforts.

(a)       Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)       In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)       As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the

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transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, the Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)       Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.10    Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11    The Registration Statement.

(a)       As promptly as practicable after the date hereof, Purchaser and Pubco shall jointly prepare, and Pubco shall (at the sole cost and expense of Purchaser with respect to any applicable SEC filing fees and/or registration fees) file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Exchange Shares and the PIPE Shares), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq, (B) to the extent required by the Federal Securities Laws, the BVI Act, the adoption of the Amended Pubco Charter, (C) the appointment of the

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members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (D) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (D), collectively, the “Shareholder Approval Matters”, and (E) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)       Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Shareholder Approval Matters. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, BVI Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)       Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and Pubco shall (at the sole cost and expense of Purchaser) file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)       Prior to the Closing, Pubco shall, and shall use reasonable best efforts to cause the Depositary Bank to, file with the SEC a registration statement on Form F-6 for the registration under the Securities Act of the issuance of the ADSs (the “Form F-6”).

(e)       Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f)       As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the BVI Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

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(g)       Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

8.12    Public Announcements.

(a)       The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)       The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two (2) Business Days after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.13    Confidential Information.

(a)       The Company, Pubco, Merger Sub and the Seller agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub the Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub

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and the Seller shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b)       Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

(c)       For the avoidance of doubt, the obligations set forth in this Section 8.13 are in addition to and shall not supersede any continuing obligations with respect to any Purchaser Confidential Information or Company Confidential Information under any existing confidentiality agreements.

8.14    Post-Closing Board of Directors and Executive Officers.

(a)       The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals, of which four (4) directors (the “Independent Director”) shall be required to qualify as an independent director under Nasdaq rules. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) the two (2) persons that are designated by Purchaser prior to the Closing (the “Purchaser Directors”), (ii) the five (5) persons that are designated by the Seller prior to the Closing (the “Company Directors”). Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with two classes of directors, with (I) one class of directors, consisting of two Company Directors designated by the Company and one Purchaser Director designated by the Purchaser (collectively, the “Class I Directors”), initially serving a one (1) year term, such term effective from the Closing (and any subsequent Class I Directors serving a two (2) year term), and (II) a second class of directors, consisting of three Company Directors designated by the Company and one (1) Purchaser Directors (collectively, the “Class II Directors”), initially serving a two (2) year term, such term effective from the Closing (and any subsequent Class II Directors serving a two (2) year term). In accordance with the Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each Purchaser Director, Company Director and the Independent Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director, Company Director or Independent Director.

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(b)       The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

8.15    Indemnification of Directors and Officers; Tail Insurance.

(a)       The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, Merger Sub and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, Merger Sub and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)       For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16     Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO and (ii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

8.17    PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to (and if requested by Purchaser, Pubco will), enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase ordinary shares or preferred shares of Purchaser or Pubco (“PIPE Shares”) in connection with a private placement, and/or enter into backstop or redemption waiver arrangements with potential investors, or enter into convertible debt or debt financings, in each case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Pubco, Purchaser and the Company shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

8.18     Closing Cash. The Parties agree that after taking into consideration the Redemption, the Trust Account Proceeds and the gross proceeds of a PIPE Investment, the amount of cash available to Purchaser should amount to Thirty Million Dollars ($30,000,000) or more at Closing. Notwithstanding, anything to the contrary contained herein, the Seller may cease Closing or may alter the terms of Closing with the consent from Purchaser at Seller’s election.

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8.19    Establishment of ADR. Pubco shall cause one or more sponsored American depositary receipt (“ADR”) facilities (each, an “ADR Facility”) to be established with Citibank, N.A. (or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the ADSs, including entering into one or more customary deposit agreements with the Depositary Bank, in form and substance reasonably acceptable to Purchaser, establishing each ADR Facility, to be effective as of the Effective Time, and filing with the SEC the applicable Form F-6.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

9.1      Survival.

(a)       All representations and warranties of the Company and the Seller contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof), shall survive the Closing through and until and including the Expiration Date; provided, however, that the Company and Seller Fundamental Representations, shall each survive indefinitely. Additionally, Fraud Claims relating to the Company or the Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of the Company, the Seller or the Seller Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished by the Company pursuant to this Agreement shall survive the Closing and continue until fully performed in accordance with their terms.

(b)       All representations and warranties of the Purchaser contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof), shall survive the Closing through and until and including the Expiration Date; provided, however, that the Purchaser Fundamental Representations, shall each survive indefinitely. Additionally, Fraud Claims relating to the Company or the Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1(b), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of the Purchaser, or the Purchaser Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished by the Purchaser pursuant to this Agreement shall survive the Closing and continue until fully performed in accordance with their terms.

9.2      Indemnification.

(a)       Subject to the terms and conditions of this Article IX, from and after the Closing, the Main Seller and its respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Seller Indemnitor”) will indemnify, defend and hold harmless Pubco, the Purchaser Representative, their respective Affiliates and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “ Purchaser Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 9.4), costs and expenses (including reasonable court costs and reasonable attorneys’ fees and expenses (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Purchaser Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (A) the breach of any representation or warranty made by the Company or the Seller set forth in this Agreement or in any certificate executed and delivered by the Company, the Seller pursuant to this Agreement; or (B) the breach of any covenant or agreement on the part of the Company or the Seller or, after the Closing, Pubco or the Surviving Corporation set forth in this Agreement or in any certificate delivered by the Company, the Seller or the Seller Representative; or (C) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

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(b)       Subject to the terms and conditions of this Article IX, from and after the Closing, the Purchaser and their respective successors and assignees (each, with respect to any claim made pursuant to this Agreement, an “Purchaser Indemnitor”) will indemnify, defend and hold harmless Pubco, the Seller Representative, their respective Affiliates and each of their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Seller Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 9.4), Loss paid, suffered or incurred by, or imposed upon, any Seller Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (A) the breach of any representation or warranty made by the Purchaser set forth in this Agreement or in any certificate executed and delivered by the Purchaser pursuant to this Agreement; or (B) the breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement or in any certificate delivered by Purchaser.

9.3      Limitations and General Indemnification Provisions.

(a)       Except as otherwise expressly provided in this Article IX, the Indemnitees will not be entitled to receive any indemnification payments under clause (a) of Section 9.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this ARTICLE  IX exceeds Five Hundred Thousand U.S. Dollars ($500,000) (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket, subject to the other limitations herein; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Company and Seller Fundamental Representations or (ii) Fraud Claims.

(b)       The maximum aggregate amount of indemnification payments which the Indemnitors will be obligated to pay under Section 9.2 (other than (i) Fraud Claims or (ii) any indemnification claims for breaches of any Company and Seller Fundamental Representations) shall not exceed an amount equal to fifteen percent (15%) of the Exchange Consideration, provided, that any (A) Fraud Claims or (B) indemnification claims for breaches of any Company and Seller Fundamental Representations, shall be payable solely by the Main Seller, and the maximum aggregate amount of indemnification payments for such claims and all other claims in connection with this Agreement shall not exceed the Exchange Consideration.

(c)       Solely for purposes of determining the amount of Losses under this ARTICLE IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d)       No investigation or knowledge by an Indemnitee, Purchaser or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnitor shall affect the representations, warranties, covenants and agreements of the Company, the Seller or the Seller Representative or the recourse available to the Indemnitees or Purchaser under any provision of this Agreement, including this ARTICLE  IX, with respect thereto.

(e)       The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

9.4      Indemnification Procedures.

(a)       The Purchaser Representative shall have the sole right to act on behalf of the Purchaser Indemnitees and Purchaser Indemnitors with respect to any indemnification claims made pursuant to this ARTICLE  IX, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Seller Representative shall have the sole right to act on behalf of the Seller Indemnitees and Seller Indemnitors with respect to any indemnification claims made pursuant to this ARTICLE IX, including bringing, defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Seller Indemnitees and Seller Indemnitors.

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(b)       In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of a Purchaser Indemnitee or the Seller Representative on behalf of a Seller Indemnitee, as applicable (the Purchaser Representative or the Seller Representative on behalf of the applicable Indemnitee, the “Indemnitee Representative”), must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Seller Indemnitors (and, prior to the Expiration Date, to the Escrow Agent) or the Purchaser Representative on behalf of the Purchaser Indemnitors, as applicable (the Purchaser Representative or the Seller Representative on behalf of the applicable Indemnitor, the “Indemnitor Representative”), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter, but prior to the Expiration Date, in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c)       In the case of any claim for indemnification under this ARTICLE IX arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnitee Representative must, in addition to complying with Section 9.4(b) give a Claim Notice with respect to such Third Party Claim to the Indemnitor Representative promptly (but in no event later than thirty (30) days) after the Indemnitee’s receipt of notice of such Third Party Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnitor Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnitor Representative, unless (i) the Indemnitor Representative fails to acknowledge fully to the Indemnitee Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnitor Representative on behalf of the Indemnitor and the Indemnitee Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Indemnity Escrow Property in the Indemnity Escrow Account (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Indemnitor Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnitee Representative of its intent to do so, and the Indemnitee Representative and the Indemnitee will, at the request and expense of the Indemnitor Representative, cooperate in the defense of such Third Party Claim. If the Indemnitor Representative on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 9.4 to, compromise or defend such Third Party Claim, fails to notify the Indemnitee Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim.

(d)       Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Indemnitee Representative without the prior written consent of the Indemnitor Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor Representative’s right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnitee Representative on behalf of the Indemnitee (such consent to be withheld,

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conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor Representative’s right on behalf of the Indemnitor to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Indemnitee Representative on behalf of the Indemnitee; provided, however, that consent by the Indemnitee Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor Representative’s right on behalf of the Indemnitor to direct the defense.

(e)       With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnitor Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnitor Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Indemnitor Representative on behalf of the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this ARTICLE IX and will have no further right to contest the validity of such Claim Notice. If the Indemnitor Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnitee Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

9.5      Indemnification Payments. Any indemnification claims against the Indemnitors shall first be applied against the Indemnity Escrow Shares, then against any other Indemnity Escrow Property before any Indemnitor shall be required to make any out-of-pocket payment for indemnification. Any indemnification obligation of an Indemnitor under this ARTICLE IX will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 9.4 (and the Purchaser Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Pubco or its successors. With respect to any indemnification payment, the value of each Indemnity Escrow Share or any other Pubco Ordinary Shares for purposes of determining the indemnification payment shall be the Pubco Share Price on the date that the indemnification claim is finally determined in accordance with this ARTICLE IX. To the extent that Pubco Ordinary Shares are used for the payment of indemnification obligations, such shares shall be valued based on the number of Pubco Ordinary Shares (or, if applicable, the ADSs) into which such shares may then be converted. Any Indemnity Escrow Property or any other Pubco Ordinary Shares received by Pubco as an indemnification payment shall be promptly cancelled by Pubco after its receipt thereof.

9.6      Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims relating to the Company or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.6), or (iii) or claims under the Ancillary Documents, indemnification pursuant to this ARTICLE IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE X
CLOSING CONDITIONS

10.1    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Seller Representative of the following conditions:

(a)       Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Shareholder Approval”).

(b)       Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws herein shall have expired or been terminated.

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(c)       Requisite Regulatory Approvals. All Consents required to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement set forth in herein shall have been obtained or made.

(d)       No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)       Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(f)       Pubco Charter Amendment. At or prior to the Closing, the shareholder(s) of Pubco shall have amended and restated the memorandum and articles of association of Pubco in a form to be mutually agreed between Purchaser and the Company (the “Amended Pubco Charter”).

(g)       Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(h)       Registration Statements. The Registration Statement and the Form F-6 shall each have been declared effective by the SEC and shall remain effective as of the Closing.

(i)        No Litigation. There shall not be any material pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(j)        Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the Requirement of Section 8.14.

10.2    Conditions to Obligations of the Company, Pubco, Merger Sub and the Seller. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco, Merger Sub and the Seller to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)       Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)       Closing Deliveries.

(i)          Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) with respect to Purchaser.

(ii)         Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date , (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary
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Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)        Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)        Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in a form to be mutually agreed between Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v)         Seller Registration Rights Agreement. The Seller shall have received a copy of the Seller Registration Rights Agreement in in a form to be mutually agreed between Purchaser and the Company, duly executed by Pubco.

10.3    Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Seller set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, Merger Sub or the Seller pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to Pubco and Merger Sub, as of the date of their joinder to this Agreement) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company, Pubco, Merger Sub or the Seller, as applicable.

(b)       Agreements and Covenants. The Company, Pubco, Merger Sub and the Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company or Pubco since the date of this Agreement which is continuing and uncured.

(d)       Certain Ancillary Documents. Each of the Non-Competition Agreement and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)       Closing Deliveries.

(i)          Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to Pubco and Merger Sub, as applicable.

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(ii)         Seller Certificate. Purchaser shall have received a certificate from the Seller, dated as the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions specified in Sections 10.3(a) and 10.3(b) with respect to the Seller.

(iii)        Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv)        Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)         Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in a form to be mutually agreed between Purchaser and the Company, between each of the persons set forth Schedule 10.3(e)(v) hereto and the applicable Target Company or Pubco, as noted in Schedule 10.3(e)(v), each such employment agreement duly executed by the parties thereto.

(vi)        Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(vii)       Termination of Company Convertible Securities. Solely to the extent that any Company Convertible Securities is then issued and outstanding, Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor unless agreed and accepted by the Purchaser otherwise.

(viii)      Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificate, registry of directors and members and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(ix)        Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 10.3(e)(ix) involving any of the Target Companies and/or Seller or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

10.4    Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Seller, Pubco Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE XI
TERMINATION AND EXPENSES

11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)       by mutual written consent of Purchaser and the Company;

(b)       by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article X have not been satisfied or waived by February 15, 2021 (as extended pursuant to the next proviso, the “Outside Date”); provided, that if Purchaser, at its election, makes a three (3) month Extension pursuant to the Purchaser Charter (an “Automatic Extension”) or otherwise seeks and receives the approval of its shareholders for an Extension by amendment to the Purchaser Charter (a “Charter Extension”) and effects such Charter Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date (i) if pursuant to an Automatic Extension, for an additional period of three (3) months or (ii) if pursuant to a Charter Extension, for an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last date for Purchaser to consummate its initial Business Combination pursuant to such Charter Extension (but in no more than two Extensions (whether Automatic Extensions or Charter Extensions) by Purchaser in total under this proviso); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Seller, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c)       by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Seller, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)       by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time the Company, Pubco, Merger Sub or the Seller is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e)       by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach(or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement; which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

(f)       by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on any Target Company or Pubco following the date of this Agreement which is uncured and continuing; or

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(g)       by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained.

11.2    Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.3, 11.4, 12.1, ARTICLE XIII and this Section 11.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 12.1). Without limiting the foregoing, and except as provided in Sections 11.3 and this Section 11.2 (but subject to Section 12.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 11.1.

11.3    Fees and Expenses. Subject to Sections 11.4 and 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

11.4    Termination Fee. Notwithstanding Section 11.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 11.1(e); then the Company shall pay to Purchaser a termination fee equal to Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), plus the Expenses actually incurred by or on behalf of Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Transactions, including any related SEC filings, the Registration Statement, the Proxy Statement, the Redemption and any PIPE Investment (such aggregate amount, the “Termination Fee”); provided the aggregate amount of such Termination Fee and Expenses shall not exceed Three Million U.S. Dollars ($3,000,000). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser following such termination of this Agreement and within five (5) Business Days after Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company, Pubco, Merger Sub, the Seller or any of their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit (x) the Company, Pubco, Merger Sub or the Seller from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

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ARTICLE XII
WAIVERS AND RELEASES

12.1    Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco, Merger Sub, the Seller Representative and the Seller hereby represent and warrant that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within 15 months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Merger Sub, Seller and the Seller Representative hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, the Seller Representative and the Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, the Seller Representative or the Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, Merger Sub, the Seller Representative and the Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Shareholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub, the Seller Representative and the Seller each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, Merger Sub, the Seller Representative and the Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, Merger Sub, the Seller Representative or the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, Merger Sub, the Seller Representative and the Seller hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, Merger Sub, the Seller Representative or the Seller or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub, the Seller Representative and the Sellers and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 12.1 shall survive termination of this Agreement for any reason.

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12.2    Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date; including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 12.2.

ARTICLE XIII
MISCELLANEOUS

13.1    Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:
East Stone Acquisition Corp.
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Sherman Xiaoma Lu, Chief Executive Officer
Telephone No.: 781 202 9128
Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to Purchaser Representative to:
Sherman Xiaoma Lu
25 Mall Road, Suite 330
Burlington, MA 01803
Attn: Sherman Xiaoma Lu, Chief Executive Officer
Telephone No.: 781 202 9128
Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company at or prior to the Closing, to:
UFIN Holdings Limited
#417, Lippo Centre Tower 2,
89 Queensway
Admiralty, Hong Kong
Attention: Doris Wu
Telephone No.: +852 3107 0683
Email: xujunhui@sinowel.com

with a copy (which will not constitute notice) to:
Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
100022, P.R. China
Attn: Lawrence Venick, Esq.
Facsimile No.: +86.10.8517.1627
Telephone No.: +86.10.5954.3688
Email: lvenick@loeb.com

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If to Pubco or Merger Sub at or prior to the Closing, to:
UFIN Holdings Limited
#417, Lippo Centre Tower 2,
89 Queensway
Admiralty, Hong Kong
Attention: Doris Wu
Telephone No.: +852 3107 0683
Email: xujunhui@sinowel.com

with a copy (which will not constitute notice) to:
Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
100022, P.R. China
Attn: Lawrence Venick, Esq.
Facsimile No.: +86.10.8517.1627
Telephone No.: +86.10.5954.3688
Email: lvenick@loeb.com

If to the Seller at or prior to the Closing, to:
UFIN Holdings Limited
#417, Lippo Centre Tower 2,
89 Queensway
Admiralty, Hong Kong
Attention: Doris Wu
Telephone No.: +852 3107 0683
Email: xujunhui@sinowel.com

with a copy (which will not constitute notice) to:
Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
100022, P.R. China
Attn: Lawrence Venick, Esq.
Facsimile No.: +86.10.8517.1627
Telephone No.: +86.10.5954.3688
Email: lvenick@loeb.com

If to the Seller Representative or the Seller at or prior to the Closing, to:
UFIN Holdings Limited
#417, Lippo Centre Tower 2,
89 Queensway
Admiralty, Hong Kong
Attention: Doris Wu
Telephone No.: +852 3107 0683
Email: xujunhui@sinowel.com

with a copy (which will not constitute notice) to:
Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
100022, P.R. China
Attn: Lawrence Venick, Esq.
Facsimile No.: +86.10.8517.1627
Telephone No.: +86.10.5954.3688
Email: lvenick@loeb.com

If to Pubco, Purchaser, or the Company after the Closing, to:
UFIN Holdings Limited
#417, Lippo Centre Tower 2,
89 Queensway
Admiralty, Hong Kong
Attention: Doris Wu
Telephone No.: +852 3107 0683
Email: xujunhui@sinowel.com

with a copy (which will not constitute notice) to:
Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Dajie, Chaoyang District
100022, P.R. China
Attn: Lawrence Venick, Esq.
Facsimile No.: +86.10.8517.1627
Telephone No.: +86.10.5954.3688
Email: lvenick@loeb.com

13.2    Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3    Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4    Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of

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any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

13.5    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8    Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, Pubco, the Company, the Purchaser Representative and the Seller Representative.

13.9    Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and the Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Seller Representative.

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13.10  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties, including the Original Business Combination Agreement, with respect to the subject matter contained herein. This Agreement supersedes the Original Business Combination Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Business Combination Agreement shall no longer have any force or effect.

13.11  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; (l) the term “Dollars” or “$” means United States dollars; and (m) the term “the date of this Agreement” or “the date hereof” means September 21, 2020. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

13.12  Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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13.13  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.14  Seller Representative.

(a)       In addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, all of the Seller collectively and irrevocably hereby constitute and appoint the Seller Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Seller Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Seller Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Seller, Purchaser, any Indemnitee and any other Person, including giving any instructions to the Escrow Agent; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Seller, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) (A) disputing or refraining from disputing, on behalf of the Seller relative to any amounts to be received or paid by the Seller under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of the Seller in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ix) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of Finally Determined Exchange Shares, the adjustment to the Exchange Consideration under Section (b) and any disputes with respect thereto, release of the Escrow Property under Section 2.4; and (x) acting on behalf of such Person under the Escrow Agreement. For the avoidance of doubt, the Seller Representative, acting individually, shall have the authority to take the actions authorized by this Section 13.14 on behalf of the Seller.

(b)       The Purchaser Representative and Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Seller hereunder or any Ancillary Document to which the Seller Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller shall have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Seller for any allocation or distribution among the Seller and the Designated Share Recipients of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party or otherwise has rights in such capacity shall be made to the Seller Representative for the benefit of the Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Seller with respect thereto.

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(c)       The Seller Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Pubco or any Indemnitee pursuant to this Agreement. The Seller Representative shall not be personally liable to the Seller, in his or its capacity as the Seller Representative, for any personal liability of the Seller or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)       If the Seller Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of Seller, then the Seller shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Seller Representative” for purposes of this Agreement.

13.15  Purchaser Representative.

(a)       Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Mr. Sherman Xiaoma Lu in the capacity as the Purchaser Representative, as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with ARTICLE IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ii) making on behalf of Purchaser any determinations and taking all actions on their behalf relating to the determination of the Finally Determined Shares, any disputes with respect thereto, release of the Earnout Escrow Property under Section 2.5, and any disputes with respect thereto (iii) acting on behalf of Purchaser under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (v) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (viii) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)       The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and

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obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Closing and continue indefinitely.

(c)       The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.16  Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Seller, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company and/or the Seller or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIV
DEFINITIONS

14.1    Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“ADS Conditions” shall mean each of the following conditions (to be satisfied at the time of each proposed deposit of Pubco Ordinary Shares with the Depositary Bank): (i) the Depositary Bank having been duly appointed and having duly accepted such appointment, (ii) an ADS deposit agreement having been signed by Pubco and the Depositary Bank, (iii) the applicable Form F-6 for the ADSs having been duly filed with the SEC, having been declared effective by the SEC and not being subject to an actual or threatened SEC stop order, (iv) the Depositary Bank having received satisfactory evidence that the Pubco Ordinary Shares to be deposited, and the ADSs to be issued and delivered in respect thereof, will not be subject to any contractual or regulatory transfer restrictions, (v) the ADR

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program for the Pubco Ordinary Shares not having been terminated or suspended and (vi) the deposit of the Pubco Ordinary Shares, and the issuance of the corresponding ADSs, being compliant with the terms and conditions of the ADS deposit agreement and applicable law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Amended Pubco Charter” means an amended and restated the memorandum and articles of association of the Pubco in a form to be mutually agreed by the parties.

“Ancillary Documents” means each agreement, instrument or document including the Lock-Up Agreements, the Non-Competition Agreement, the Amended Pubco Charter, the Escrow Agreement, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or China are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“Cayman Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“China” means PRC, the People’s Republic of China.

“Closing Debt” means, as of the Reference Time, the aggregate Indebtedness of the Target Companies, as evidenced by the Estimated Closing Statement, reduced by Ten Million Renminbi (RMB 10,000,000); provided that if such amount is less than zero, the Closing Debt shall be equal to zero.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company and Seller Fundamental Representations” means the representations and warranties contained in Sections 6.1(Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Subsidiaries), 6.26 (Finders and Brokers), Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (ownership) and 7.8 (Finders and Brokers).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, Merger Sub or the Seller or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Seller or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

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“Company Ordinary Shares” means the ordinary shares, one dollar ($1.00) per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, and the Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 19, 2020, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

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“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of February 19, 2020, and filed with the SEC on February 21, 2020 (File No. 333-235949).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Main Seller” means Ufin Investment Limited and its sole director, Liu Yingkui.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Ordinary Shares” means the ordinary shares, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the Reference Time, (a) all current assets of the Target Companies, on a consolidated basis, minus (b) all current liabilities (excluding without duplication, the Closing Debt), on a consolidated basis, evidenced by the Estimated Closing Statement.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate

Annex A-65

materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Revenue” means the “Revenue” line item in the consolidated audited income statement of the Pubco for the applicable fiscal year.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the BVI Act.

“Pubco Ordinary Shares” means the ordinary shares, with no par value, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the ADSs, the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the ADSs over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the ADSs are then traded immediately prior to the date of determination (provided, that if the date of determination within twenty (20) Trading Days after the Closing Date, the applicable period of Trading Days for the VWAP shall be the Trading Day starting immediately after the Closing Date and ending on the Trading Day immediately prior to the date of determination), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“PRC” means the People’s Republic of China.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and in effect under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, the Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, Merger Sub, the Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“Purchaser Ordinary Shares” means the ordinary shares, with no par value, of Purchaser.

“Purchaser Preferred Shares” means the preferred class of shares of Class A, Class B, Class C, and Class D, no par value, of Purchaser.

Annex A-66

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Rights” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive one-tenth (1/10th) of a shares of Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means the Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Preferred Shares, the Purchaser Rights and the Purchaser Public Warrants, the Private Units, the Private Rights and the Private Warrants collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Ordinary Share, one (1) Purchaser Public Warrant and one (1) Purchaser Right.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Double Venture Holdings Limited, a BVI registered company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

Annex A-67

“Target Company and Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and Merger Sub).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which ADSs are actually traded on the principal securities exchange or securities market on which ADSs are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 19, 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Annex A-68

14.2    Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	8.6(a)
ADR	8.19
ADR Facility	8.19
ADS	Recitals
ADS Recipient	1.12(a)
Agent	1.12(a)
Agent Agreement	1.12(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended Pubco Charter	10.1(f)
Antitrust Laws	8.9(b)
Articles of Merger	1.1
Automatic Extension	11.1(b)
Balance Sheet Date	6.7(a)
Base Exchange Shares	2.2(a)
Basket	9.3(a)
Business Combination	12.1
Charter Extension	11.1(b)
Claim Notice	9.4(b)
Class I Directors	8.14(a)
Class II Directors	8.14(a)
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificate	2.6(b)
Company Directors	8.14(a)
Company Disclosure Schedules	ARTICLE VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Depositary Bank	8.19
Designated Share Recipient	Recitals
Earnout Escrow Account	(b)(i)
Earnout Escrow Property	(b)(i)
Earnout Escrow Shares	(b)(i)
Earnout Payments	2.5(a)(ii)
Earnout Period	2.5(a)
Earnout Revenue	2.5(a)(i)
Earnout Shares	2.2(a)

Annex A-69

Term	Section
Earnout Target	2.5(a)(ii)
Effective Time	1.2
EGS	3.1
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Escrow Agent	2.4(a)(a)(i)
Escrow Agreement	2.4(a)(a)(i)
Escrow Shares	(b)(i)
Estimated Closing Statement	2.3
Exchange Consideration	2.2(a)
Exchange Shares	2.2(a)
Exchange Warrants	2.2(a)
Exercising Warrantholders	1.12(b)
Expenses	11.3
Expiration Date	2.4(a)(a)(ii)
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Federal Securities Laws	8.7
First Tier Earnout Payment	2.5(a)(i)
First Tier Revenue Target	2.5(a)(i)
Form F-6	8.11(d)
Founder Registration Rights Agreement Amendment	10.2(d)(iv)
Seller Indemnitee	9.2(b)
Seller Indemnitor	9.2(a)
Purchaser Indemnitee	9.2(a)
Purchaser Indemnitor	9.2(b)
Indemnity Escrow Account	2.4(a)(a)(i)
Indemnity Escrow Property	2.4(a)(a)(i)
Independent Director	8.14(a)
Interim Period	8.1(a)
Joinder	8.2(c)
Lock-Up Agreement	Recitals
Loss	9.2(a)
Lost Certificate Affidavit	2.6(b)
Merger	Recitals
Merger Sub	Preamble
New Seller	8.2(c)
Non-Competition Agreement	Recitals
Non-Recourse Parties	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Party(ies)	Preamble
Pending Claim	2.4(a)(a)(ii)
Per Share Price	2.2(a)
PIPE Investment	8.17
PIPE Shares	8.17
Plan of Merger	1.1
Post-Closing Pubco Board	8.14(a)
Proxy Statement	8.11(a)
Pubco	Preamble

Annex A-70

Term	Section
Public Certifications	4.6(a)
Public Shareholders	12.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Directors	8.14(a)
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Quarter Closing	2.3
Redemption	8.11(a)
Registration Statement	8.11(a)
Related Person	6.21
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(a)
SEC Reports	4.6(a)
Second Tier Earnout Payment	2.5(a)(ii)
Second Tier Revenue Target	2.5(a)(ii)
Seller	Preamble
Seller Representative	Preamble
Share Exchange	Recitals
Shareholder Approval Matters	8.11(a)
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Special Shareholder Meeting	8.11(a)
Specified Court	13.4
Surviving Company	1.1
Surviving Company Charter	1.4
Termination Fee	11.4
Third Party Claim	9.4(c)
Top Customers	6.23
Top Vendors	6.23
Transactions	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-71

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
EAST STONE ACQUISITION CORPORATION
By:	/s/ Sherman Xiaoma Lu
Name:	Sherman Xiaoma Lu
Title:	Chief Executive Officer
Purchaser Representative:
/s/ Sherman Xiaoma Lu
Sherman Xiaoma Lu, solely in his capacity as the Purchaser Representative hereunder
Pubco:
UFIN TEK LIMITED
By:	/s/ Liu Yingkui
Name:	Liu Yingkui
Title:	Director
Merger Sub:
UFIN MERGERCO LIMITED
By:	/s/ Liu Yingkui
Name:	Liu Yingkui
Title:	Director
The Seller:
UFIN INVESTMENT LIMITED
By:	/s/ Liu Yingkui
Name:	Liu Yingkui
Title:	Director
Seller Representative:
/s/ Liu Yingkui
Liu Yingkui, solely in his capacity as the Seller Representative hereunder
The Company:
UFIN HOLINGS LIMITED
By:	/s/ Liu Yingkui
Name:	Liu Yingkui
Title:	Director

Annex A-72

ANNEX I
Allocation of Base Exchange Shares and Warrants

Name of Designated Share Recipient	Exchange Shares	Pro Rata Share	Exchange Warrants	Pro Rata Share
Ufin Investment Limited	20,466,000	68.22%	0	0
M&J Worldwide Investment Limited	3,495,000	11.65%	0	0
Hard Young Holdings Limited	750,000	2.5%	0	0
Marvel Starry Inc.	1,188,000	3.96%	0	0
Trendy Winner Inc.	1,188,000	3.96%	0	0
Dragon Rising Holdings Limited	1,188,000	3.96%	0	0
Super Starry Holdings Limited	1,125,000	3.75%	0	0
Apex Sharp Holding Limited	600,000	2%	0	0
Yingkui Liu	0	0	4,000,000	66.667%
Passion One Limited	0	0	2,000,000	33.333%
TOTAL	30,000,000	100.00%	6,000,000	100.00%

Annex A-73

ANNEX II
Allocation of Earnout Exchange Shares

Name of Designated Share Recipient	Exchange Shares	Pro Rata Share
Ufin Investment Limited	15,000,000	100.00%
TOTAL	15,000,000	100.00%

Annex A-74

Annex C

PROXY CARD

FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

EAST STONE ACQUISITION CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the ordinary shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of shareholders of East Stone Acquisition Corporation to be held on ________, 2020 at 9:00 a.m., Eastern Time via live webcast at https://_________ with the password of ________, and at any adjournments thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Annex C-1

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

EAST STONE ACQUISITION CORPORATION — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.		Please mark votes as ☒ indicated in this example

(1) The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Amended and Restated Business Combination Agreement, dated as of November 9, 2020 (as may be amended), by and among East Stone Acquisition Corporation, Ufin Holdings Limited, Ufin Mergerco Limited, Ufin Investment Limited and the other parties thereto, and the transactions contemplated thereby (the “Business Combination”);

FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) The Share Issuance Proposal — To consider and vote upon a proposal, if necessary, to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of the issued and outstanding ordinary shares of East Stone Acquisition Corporation in financing transactions in connection with the Business Combination; and

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Business Combination Proposal and the Share Issuance Proposal, as applicable.

FOR ☐	AGAINST ☐	ABSTAIN ☐
Date: , 2020

Signature

Signature (if held jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each of proposals 1, 2 and 3. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

Annex C-2

PROSPECTUS FOR UP TO 17,703,500 ORDINARY SHARES, 14,840,000 WARRANTS AND 7,765,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND 1,415,000 ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF

UFIN TEK LIMITED

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of Pubco and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Pubco has or will maintain insurance on behalf of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1†*#

Amended and Restated Business Combination Agreement, dated as of November 9, 2020, by and among East Stone Acquisition Corporation, Sherman Xiaoma Lu, in the capacity as the Purchaser Representative, Ufin Holdings Limited, Ufin Tek Limited, Ufin Mergerco Limited, Ufin Investment Limited and Yingkui Liu, in the capacity as a Seller Representative (included as Annex A to the proxy statement/prospectus).

3.1*	Memorandum and Articles of Association of Pubco
3.2**	Form of Amended and Restated Memorandum and Articles of Association of Pubco (included as Annex B to the proxy statement/prospectus).
3.3	Amended and Restated Memorandum and Articles of Association of East Stone (incorporated by reference to Exhibit 3.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.1	Specimen Unit Certificate of East Stone (incorporated by reference to Exhibit 4.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.2	Specimen Ordinary Share Certificate of Proficient (incorporated by reference to Exhibit 4.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.3	Specimen Warrant Certificate of East Stone (incorporated by reference to Exhibit 4.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.4	Specimen Right Certificate of East Stone (incorporated by reference to Exhibit 4.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).
4.5**	Specimen Ordinary Share Certificate of Pubco.
4.6**	Specimen Warrant Certificate of Pubco.
4.7

Warrant Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

4.8

Rights Agreement, dated as of February 19, 2020, by and between t East Stone and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

5.1**	Opinion of Ogier.
5.2**	Opinion of Loeb & Loeb LLP.
8.1**	Tax Opinion of Ellenoff Grossman & Schole LLP.

Exhibit No.	Description
10.1

Letter Agreement, dated February 19, 2020, by and among East Stone, its initial shareholders, anchor investors, directors and officer (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.2

Investment Management Trust Agreement, dated February 19, 2020, by and between East Stone and CST, as trustee (incorporated by reference to Exhibit 10.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.3

Administrative Support Agreement, dated February 19, 2020, by and between East Stone and East Stone Capital Limited (incorporated by reference to Exhibit 10.3 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.4

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and the Sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.5

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 10.5 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.6

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Hua Mao (incorporated by reference to Exhibit 10.6 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.7

Unit Subscription Agreement, dated as of February 24, 2020, by and between East Stone and Cheng Zhao (incorporated by reference to Exhibit 10.7 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.8

Registration Rights Agreement, dated as of February 19, 2020, by and between East Stone and certain securityholders (incorporated by reference to Exhibit 10.8 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.9

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Xiaoma (Sherman) Lu (incorporated by reference to Exhibit 10.9 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.10

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Chunyi (Charlie) Hao (incorporated by reference to Exhibit 10.10 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.11

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Michael S. Cashel (incorporated by reference to Exhibit 10.11 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.12

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and Sanjay Prasad (incorporated by reference to Exhibit 10.12 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.13

Indemnity Agreement, dated as of February 19, 2020, by and between East Stone and William Zielke (incorporated by reference to Exhibit 10.13 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.14

Share Escrow Agreement, dated as of March 4, 2020, by and among East Stone, the Initial Shareholders and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on March 4, 2020).

10.15

Business Combination Marketing Agreement, dated February 19, 2020, by and between East Stone and I-Bankers (incorporated by reference to Exhibit 1.2 of East Stone’s Form 8-K filed with the SEC on February 25, 2020).

10.16	Form of Lock-Up Agreement for Seller and Officers (incorporated by reference to Exhibit 10.1 of East Stone’s Form 8-K filed with the SEC on September 23, 2020).
10.17	Form of Lock-Up Agreement for certain Designated Share Recipients (incorporated by reference to Exhibit 10.2 of East Stone’s Form 8-K filed with the SEC on September 23, 2020).
10.18	Securities Purchase Agreement between the Registrant and sponsor (incorporated by reference to Exhibit 10.4 of East Stone’s Form S-1 filed with the SEC on January 17, 2020).
10.19	Promissory Note issued to Navy Sail International Limited by the Registrant (incorporated by reference to Exhibit 10.11 of East Stone’s Form S-1 filed with the SEC on January 17, 2020)
14**	Form of Code of Ethics

Exhibit No.	Description
21.1*	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Friedman LLP.
23.3*	Consent of WithumSmith+Brown, PC.
23.4**	Consent of Ogier (included in Exhibit 5.1).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.6**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
99.1*	Form of Proxy for Special Meeting of Shareholders of East Stone Acquisition Corporation (included as Annex C to the proxy statement/prospectus).
99.2*	Consent of Hua Mao to be Named as a Director.
99.3*	Consent of Qiang Wang to be Named as a Director.
99.4*	Consent of Michael Cashel to be Named as a Director.
99.5*	Consent of Jasmine Geffner to be Named as a Director.
99.6*	Consent of Jianhua Zeng to be Named as a Director.
99.7*	Consent of Xiaoma (Sherman) Lu to be Named as a Director.

____________

*        Filed herewith

**      To be filed by amendment

#        Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and competitive harm analyses to the Commission upon request.

†        Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purposes of responding to such requestions. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on November 10, 2020.

UFIN TEK LIMITED

By:	/s/ Yingkui Liu
Name: Yingkui Liu
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the dates indicated.

Name	Title	Date
/s/ Yingkui Liu	Chief Executive Officer, Chief Financial Officer and Director	November 10, 2020
Yingkui Liu	(Principal Executive Officer and Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Ufin Tek Limited, has signed this registration statement in Newark, Delaware on November 10, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director